As filed with the Securities and Exchange Commission on [•], 2025

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LONGEVITY HEALTH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

_______________________________

Delaware	2840	84-1645738
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

(412) 894-8248

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________________________

Rajiv Shukla

Chief Executive Officer

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

(412) 894-8248

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael A. Hedge, Esq.	Louis A. Bevilacqua, Esq.
K&L Gates LLP	Bevilacqua PLLC
1 Park Plaza, Twelfth Floor	1050 Connecticut Ave NW, Suite 500
Irvine, CA 92614	Washington, DC 20036
(949) 253-0900	(202) 869-0888

_______________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule

13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED [•], 2025

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Longevity Health Holdings, Inc.,

Longevity Health Holdings, Inc., a Delaware corporation (“Longevity”), and 20/20 Biolabs, Inc., a Delaware corporation (“Biolabs”), entered into an Agreement and Plan of Merger, dated April 11, 2025 (the “Merger Agreement”), by and among Longevity, Biolabs, Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly-owned subsidiary of Longevity (“Merger Sub”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”), pursuant to which, among other matters, Merger Sub will merge with and into Biolabs, with Biolabs surviving the merger as the surviving corporation (the “surviving corporation”) and a wholly-owned subsidiary of Longevity (such transaction, the “Merger”). Longevity following the Merger is referred to herein as the “Combined Company.”

At the effective time of the Merger (the “Effective Time”), (i) each then-outstanding share of Biolabs’ common stock, par value $0.01 per share (“Biolabs Common Stock”), will be converted into the right to receive (a) a number of shares of Longevity’s common stock, par value $0.0001 per share (“Longevity Common Stock”), based on a ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”) and (b) one contingent value right (each, a “CVR”), representing the right to receive a pro rata portion of up to 402,744 shares of Longevity Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”), if, as and when payable in accordance with the Merger Agreement and (ii) each then-outstanding share of Biolabs’ preferred stock, par value $0.01 per share (“Biolabs Preferred Stock” and together with the Biolabs Common Stock, the “Biolabs Capital Stock”), will be converted into the right to receive (a) a number of shares of Longevity Common Stock equal to the Exchange Ratio multiplied by the aggregate number of shares of Biolabs Common Stock into which such share of Biolabs Common Stock is then convertible, as described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 79 of the accompanying proxy statement/prospectus and (b) one CVR representing the right to receive a pro rata portion of the Earnout Shares if, as and when payable in accordance with the Merger Agreement. Each option to purchase Longevity Common Stock (a “Longevity Option”) that is issued and outstanding at the Effective Time will remain issued and outstanding in accordance with its terms and such options will be unaffected by the Merger; provided that, pursuant to the terms of award agreements under Longevity’s 2023 Equity Incentive Plan (the “Longevity 2023 Plan”) and the Amended and Restated 2009 Stock Incentive Plan of Carmell Therapeutics Corporation that was assumed by Longevity in the Business Combination (as defined in the section titled “The Merger” beginning on page 63 of this proxy statement/prospectus) (the “Longevity 2009 Plan”), each outstanding and unexercised Longevity Option will be accelerated in full immediately prior to the Effective Time.

In connection with the Merger, at the Effective Time, each outstanding option to purchase shares of Biolabs Common Stock (“Biolabs Option”) immediately prior to the Effective Time, whether or not vested, will automatically vest and be converted into an option to purchase Longevity Common Stock, and will be assumed by Longevity, subject to adjustment as set forth in the Merger Agreement.

In connection with the Merger, at the Effective Time, each then-outstanding warrant to purchase shares of Biolabs Capital Stock will be converted into a warrant to purchase shares of Longevity Common Stock, subject to adjustment as set forth in the Merger Agreement.

Concurrently with the entry into the Merger Agreement, Longevity entered into a sales agreement (the “ATM Sales Agreement”) with Brookline Capital Markets, a division of Arcadia Securities, LLC (the “Sales Agent”), pursuant to which Longevity may offer and sell shares of Longevity Common Stock, having an aggregate offering price of up to $2 million, from time to time, pursuant to an “at the market” offering program (the “Offering”) under which the Sales Agent will act as sales agent (the “ATM Financing”).

Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to any Concurrent Financing (as defined in the section titled “The Merger Agreement—Concurrent Financing” beginning on page 89 of this proxy statement/prospectus), Longevity securityholders as of immediately prior to the Merger are expected to own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and the former Biolabs securityholders are expected to own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares.

Shares of Longevity Common Stock are currently listed on the Nasdaq Capital Market under the symbol “XAGE”. Longevity will file an initial listing application for the Combined Company with The Nasdaq Stock Market LLC (“Nasdaq”). After completion of the Merger, it is expected that the common stock of the Combined Company will trade on the Nasdaq Capital Market under the symbol “XAGE”. It is a condition of the consummation of the Merger that Longevity receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Longevity will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties. On , 2025, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Longevity Common Stock as reported on the Nasdaq Capital Market was $ per share.

Longevity stockholders (the “Longevity Stockholders”) are cordially invited to attend the special meeting in lieu of annual meeting of Longevity Stockholders (together with any adjournment or other delay thereof, the “special meeting”). Longevity is holding the special meeting on , 2025, at Eastern Time, unless adjourned or postponed to a later date, in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The special meeting will be held entirely online. Longevity Stockholders will be able to attend and participate in the special meeting online by visiting www.virtualshareholdermeeting.com/XAGE2025SM, where they will be able to listen to the meeting live, submit questions and vote. Longevity Stockholders will need the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials in order to attend the special meeting. At the special meeting, Longevity will ask the Longevity Stockholders to:

1. Approve (i) the issuance of shares of Longevity Common Stock, which will represent more than 20% of the shares of Longevity Common Stock outstanding immediately prior to the Merger, to stockholders of Biolabs (the “Biolabs Stockholders”), pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and pursuant to Nasdaq Listing Rule 5635(a), and (ii) the change of control of Longevity resulting from the Merger pursuant to Nasdaq Listing Rule 5635(b) (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2. Elect each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II members of the board of directors of Longevity (the “Longevity Board”) to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified (the “Election of Directors Proposal” or “Proposal No. 2”);

3. Ratify the selection of Adeptus Partners, LLC (“Adeptus”) as Longevity’s independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal” or “Proposal No. 3”); and

4. Approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Issuance Proposal (the “Adjournment Proposal” or “Proposal No. 4”).

Proposal Nos. 1, 2, 3, and 4 are collectively referred to as the “Longevity Stockholder Proposals.”

As described in the accompanying proxy statement/prospectus, certain Longevity Stockholders who in the aggregate owned approximately 16% of the outstanding shares of Longevity Common Stock as of April 30, 2025, will become parties to stockholder support agreements with Longevity and Biolabs whereby such stockholders will agree to vote all of their shares in favor of the Longevity Stockholder Proposals.

After careful consideration, each of the Longevity Board and the board of directors of Biolabs (the “Biolabs Board”) have unanimously approved the Merger Agreement and have determined that it is advisable and in the best interests of their respective stockholders to consummate the Merger. The Longevity Board has approved the Longevity Stockholder Proposals described in the accompanying proxy statement/prospectus and unanimously recommends that its stockholders vote “FOR” the Longevity Stockholder Proposals.

More information about Longevity, Biolabs, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Longevity urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 18 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Longevity is excited about the opportunities the Merger brings to the Longevity Stockholders and thanks you for your consideration and continued support.

Rajiv Shukla
Chairman and Chief Executive Officer
Longevity Health Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated , 2025 and is first being mailed to the Longevity Stockholders on or about , 2025.

LONGEVITY HEALTH HOLDINGS, INC.

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania 15203

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Longevity Health Holdings, Inc.:

NOTICE IS HEREBY GIVEN that the special meeting in lieu of annual meeting of Longevity Stockholders (referred to herein as the “special meeting”) will be held on , 2025 at Eastern Time, unless adjourned to a later date. The special meeting will be held entirely online. You will be able to attend and participate in the special meeting online by visiting www.virtualshareholdermeeting.com/XAGE2025SM, where you will be able to listen to the meeting live, submit questions and vote. You will need the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials in order to attend the special meeting.

The special meeting will be held for the following purposes:

1. Approve (i) the issuance of shares of Longevity Common Stock, which will represent more than 20% of the shares of Longevity Common Stock outstanding immediately prior to the Merger, to the Biolabs Stockholders, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and pursuant to Nasdaq Listing Rule 5635(a), and (ii) the change of control of Longevity resulting from the Merger pursuant to Nasdaq Listing Rule 5635(b);

2. Elect each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II members of the Longevity Board to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

3. Ratify the selection of Adeptus as Longevity’s independent registered public accounting firm for the fiscal year ending December 31, 2025; and

4. Approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Issuance Proposal.

The Longevity Board has fixed , 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof (the “record date”). Only holders of record of shares of Longevity Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Longevity had     shares of Longevity Common Stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the votes cast by the holders of Longevity Common Stock at the special meeting, assuming a quorum is present, is required for approval of Proposal Nos. 1, 3, and 4. With respect to Proposal No. 2, directors are elected by a plurality of the votes cast by the stockholders entitled to vote on the election at the special meeting, and the nominees for director receiving the highest number of affirmative votes, up to the number of directorships subject to election, will be elected.

Even if you plan to virtually attend the special meeting, Longevity requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the special meeting if you are unable to virtually attend. You may change or revoke your proxy at any time before it is voted at the special meeting.

THE LONGEVITY BOARD HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO LONGEVITY AND THE LONGEVITY STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE LONGEVITY BOARD UNANIMOUSLY RECOMMENDS THAT LONGEVITY STOCKHOLDERS VOTE “FOR” EACH NOMINEE AND “FOR” EACH SUCH PROPOSAL.

Important Notice Regarding the Availability of Proxy Materials for the Longevity Special Meeting to Be Held on , 2025 at Eastern Time via the Internet.

The proxy statement/prospectus and Longevity’s annual report to stockholders are available at www.proxyvote.com.

By Order of Longevity’s Board of Directors,

Rajiv Shukla

Chairman and Chief Executive Officer

, 2025

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Longevity from other documents that are not included in or delivered with this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus is a part are only summaries of those documents. The full documents are available for you to review through the website of the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You can also obtain copies of this proxy statement/prospectus or of the documents incorporated by reference therein, free of charge by requesting them in writing or by telephone at the following address and telephone number:

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

(412) 894-8248

To obtain timely delivery, the Longevity Stockholders must request the materials no later than , 2025.

This proxy statement/prospectus is accompanied by Longevity’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report”). Copies of this proxy statement/prospectus and the 2024 Annual Report, additional proxy cards and other information related to the proxy solicitation may be obtained by contacting Longevity at the address and telephone number listed above or by contacting Longevity’s proxy solicitor at the address, telephone number or email address listed under the section titled “Where You Can Find More Information.” You will not be charged for any of these documents that you request.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section titled “Where You Can Find More Information.”

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Longevity, constitutes a prospectus of Longevity under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Longevity Common Stock to be issued to the Biolabs Stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Longevity under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a Notice of Special Meeting of Stockholders in Lieu of Annual Meeting of Stockholders of Longevity.

Longevity has supplied all information contained in this proxy statement/prospectus relating to Longevity, and Biolabs has supplied all such information relating to Biolabs. Longevity and Biolabs have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. Longevity and Biolabs have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated       , 2025, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the stated date. Neither the mailing of this proxy statement/prospectus to Longevity Stockholders nor the issuance by Longevity of shares of Longevity Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

On March 24, 2025, at a special meeting of stockholders of Longevity (the “Special Meeting”), the Longevity Stockholders approved a reverse stock split of the Longevity Common Stock at a ratio in the range of 1-for-15 to 1-for-30, with such ratio to be determined at the discretion of the Longevity Board. Following the Special Meeting, on April 24, 2025, the Longevity Board approved a reverse stock split of the Longevity Common Stock at a ratio of 1-for-30 (the “Reverse Stock Split”). The Reverse Stock Split is expected to become effective on May 12, 2025 at 9:00 a.m., Eastern Time, with the Longevity Common Stock to begin trading on a split-adjusted basis at market open on May 14, 2025 under the existing symbol “XAGE” and new CUSIP number 142922 129. In connection with the Reverse Stock Split, every thirty shares of the Longevity Common Stock issued and outstanding as of the effective time of the Reverse Stock Split will be automatically converted into one share of Longevity Common Stock. No fractional shares of Longevity Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the fractional share resulting from the Reverse Stock Split will be rounded up to the nearest whole share. Proportional adjustments will be made to the number of shares of Longevity Common Stock issuable upon exercise of Longevity’s outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under Longevity’s equity incentive plan and other existing agreements.

Unless otherwise set forth herein or unless the context indicates otherwise, all share and per share amounts in this proxy statement/prospectus give effect to the Reverse Stock Split.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q: What is the Merger?

A: On April 11, 2025, Longevity, Biolabs and Merger Sub entered into the Merger Agreement, a copy of which is attached as Annex A. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into Biolabs, with Biolabs surviving as a wholly owned subsidiary of Longevity. This transaction is referred to in this proxy statement/prospectus as the “Merger.” Longevity following the Merger is referred to herein as the “Combined Company.”

At the Effective Time, (a) each then-outstanding share of Biolabs Common Stock (excluding (i) any shares held as treasury stock by Biolabs or owned, directly or indirectly, by Longevity or Merger Sub immediately prior to the Effective Time (the “Excluded Shares”) and excluding (ii) any shares outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”) and has neither withdrawn nor lost such rights (the “Dissenting Shares”), but including shares of Biolabs Common Stock resulting from the conversion of the Biolabs Convertible Notes (as defined in the section titled “The Merger Agreement—Merger Consideration” beginning on page 78 of this proxy statement/prospectus) prior to the Effective Time) will be converted into the right to receive (1) a number of shares of Longevity Common Stock, based on the Exchange Ratio described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 79 of this proxy statement/prospectus and (2) one CVR, representing the right to receive a pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement, (b) each then-outstanding share of Biolabs Preferred Stock will be converted into the right to receive (1) a number of shares of Longevity Common Stock equal to the Exchange Ratio multiplied by the aggregate number of Biolabs Common Stock into which each share of Biolabs Preferred Stock is then convertible and (2) one CVR, representing the right to receive a pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement, (c) each then-outstanding Biolabs Option immediately prior to the Effective Time, whether or not vested, will automatically vest and be converted into an option to purchase Longevity Common Stock, and will be assumed by Longevity, subject to adjustment as set forth in the Merger Agreement, and (d) each then-outstanding warrant to purchase shares of Biolabs Capital Stock will be converted into a warrant to purchase shares of Longevity Common Stock, subject to adjustment as set forth in the Merger Agreement.

Under the terms of the Merger Agreement, each share of Longevity Common Stock issued and outstanding at the time of the Merger will remain issued and outstanding and will be unaffected by the Merger. Each Longevity Option that is issued and outstanding at the Effective Time will remain issued and outstanding in accordance with its terms and such options will be unaffected by the Merger; provided that, pursuant to the terms of the award agreements issued under the Longevity 2023 Plan and the Longevity 2009 Plan, each outstanding and unexercised Longevity Option will fully accelerate and vest immediately prior to the Effective Time.

Upon the closing of the Merger (the “Closing”), on a pro forma basis and based upon the number of shares of Longevity Common Stock expected to be issued in the Merger and without giving effect to any Concurrent Financing, pre-Merger Longevity Stockholders will own approximately 49.9% of the Combined Company and pre-Merger Biolabs Stockholders will own approximately 50.1% of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares.

Q: Why are the two companies proposing to merge?

A: Longevity and Biolabs believe that combining the two companies will result in a Combined Company with a robust product portfolio, growing customer base and a strong leadership team, positioning it to become a leader in providing products and services to advance healthy aging. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger—Longevity’s Reasons for the Merger” and “The Merger—Biolabs’ Reasons for the Merger” beginning on pages 66 and 10, respectively, of this proxy statement/prospectus.

Q: Did the Longevity Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Merger?

A: No. The Longevity Board determined it was not necessary to obtain a third-party valuation or fairness opinion given the due diligence it conducted in consultation with its financial and legal advisors and the expertise of its management team. The officers and directors of Longevity have substantial experience in evaluating the operating and financial merits of companies from the diagnostics and biotech industries. Consequently, the Longevity Board concluded that such experience and background enabled it to make the necessary analyses and determinations regarding the Merger and its fairness to Longevity’s stockholders.

Q: What will happen to Longevity if, for any reason, the Merger with Biolabs does not close?

A: If, for any reason, the Merger does not close, the Longevity Board may elect to, among other things, attempt to complete another strategic transaction including a transaction similar to the Merger, continue to operate the business of Longevity, sell or otherwise dispose of the various assets of Longevity, or dissolve and liquidate Longevity’s assets. Under certain circumstances, Longevity may be obligated to pay Biolabs a termination fee of $2 million, as more fully described in the section titled “The Merger Agreement - Termination and Termination Fee” on page 92 of this proxy statement/prospectus. If Longevity decides to dissolve and liquidate its assets, Longevity would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. As of December 31, 2024, Longevity had cash and cash equivalents and marketable securities totaling approximately $157,139. However, there can be no assurances as to the amount or timing of available cash, if any, left to distribute to Longevity Stockholders after paying the debts and other obligations of Longevity and setting aside funds for potential future claims. If the Longevity Board decided to continue Longevity’s business, Longevity would need substantial additional capital. There can be no assurances as to the amount or timing of such financing, if any.

Further, on August 30, 2024, Longevity received notice from Nasdaq’s Listing Qualifications Department (the “Department”) that it is not in compliance with Nasdaq Listing Rule 5550(b)(2) as a result of its Market Value of Listed Securities (the “MVLS”) falling below the minimum of $35 million required for continued listing on the Nasdaq Capital Market (the “MVLS Requirement”) from July 15, 2024 to August 29, 2024. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided Longevity with 180 calendar days, or until February 26, 2025 (the “MVLS Compliance Date”), to regain compliance with the MVLS Requirement. In addition, on September 30, 2024, Longevity received notification from the Department indicating that it no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq provided Longevity with 180 calendar days, or until March 31, 2025 (the “Minimum Bid Compliance Date”), to regain compliance with the Minimum Bid Price Requirement.

On March 4, 2025, Longevity received written notice from the Department notifying Longevity that it had failed to regain compliance with the MVLS Requirement by the MVLS Compliance Date. As such, Longevity requested an appeal of Nasdaq’s delisting determination to the Nasdaq Hearings Panel (the “Nasdaq Hearings Panel”). On March 24, 2025, Longevity’s stockholders approved a reverse stock split of Longevity Common Stock at a ratio in the range of 1-for-15 to 1-for-30, with such ratio to be determined at the discretion of the Longevity Board. On April 1, 2025, Longevity received written notice from the Department notifying it that Longevity had failed to regain compliance with the Minimum Bid Price Requirement (the “Minimum Bid Price Deficiency”) and that the Nasdaq Hearings Panel would consider the Minimum Bid Price Deficiency, in addition to the MVLS Deficiency, in rendering its determination regarding Longevity’s continued listing on the Nasdaq Capital Market at the hearing.

On April 15, 2025, Longevity’s hearing with the Nasdaq Hearings Panel was held. The Nasdaq Hearings Panel conditionally granted Longevity an additional compliance period until September 2, 2025 to regain compliance with both of the MVLS Requirement and the Minimum Bid Price Requirement, subject to the provision of certain financial information with respect to the parties to the Merger and other conditions. On April 24, 2025, the Longevity Board approved the Reverse Stock Split at a ratio of 1-for-30.

Longevity believes that the Merger and the Reverse Stock Split provide a path to regaining compliance with Nasdaq’s listing requirements, but no guarantee can be provided that it will be successful in doing so and that the Merger will be consummated on or before September 2, 2025 or at all. Additionally, there can be no assurance that Longevity will be able to remain in compliance with the applicable Nasdaq listing requirements on an ongoing basis.

In the event that Longevity is ultimately delisted, the conditions to the Merger will not be met and, unless waived by Biolabs, the Merger may not close. See the section titled “The Merger Agreement - Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a Longevity Stockholder as of the record date. This document serves as:

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a proxy statement of Longevity used to solicit proxies for the special meeting in lieu of annual meeting of Longevity Stockholders (referred to herein as the “special meeting”) to vote on the matters set forth herein; and
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a prospectus of Longevity used to offer shares of Longevity Common Stock in exchange for shares of Biolabs Capital Stock in the Merger.

Q: What proposals will be voted on at the special meeting in connection with the Merger?

A: Pursuant to the terms of the Merger Agreement, the Nasdaq Issuance Proposal must be approved by the Longevity Stockholders at the special meeting in order for the Merger to be consummated. Proposal No. 1 is a condition to the completion of the Merger. The issuance of Longevity Common Stock in connection with the Merger and the change of control of Longevity resulting from the Merger will not take place unless Proposal No. 1 is approved by the majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon and the Merger is consummated.

In addition to the requirement of obtaining the approval of the majority of the votes cast for Proposal No. 1, the Closing is subject to the satisfaction or waiver of each of the closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

The presence, by accessing online or being represented by proxy, at the special meeting of the holders of a majority of the shares of Longevity Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the meeting for the approval of the Nasdaq Issuance Proposal.

Q: What proposals are to be voted on at the special meeting, other than the Nasdaq Issuance Proposal?

A: At the special meeting, the holders of Longevity Common Stock will also be asked to consider the following proposals:

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Proposal No. 2 – The “Election of Directors Proposal” to elect each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II members of the Longevity Board to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified.
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Proposal No. 3 – The “Auditor Ratification Proposal” to ratify the selection of Adeptus as Longevity’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
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Proposal No. 4 – The “Adjournment Proposal” to approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Issuance Proposal.

Longevity does not expect that any matter other than the above Proposal Nos. 1, 2, 3, and 4 will be brought before the special meeting.

The presence, by accessing online or being represented by proxy, at the special meeting of the holders of the majority of the shares of Longevity Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the meeting for the purpose of approving Proposal Nos. 2, 3, and 4.

Q: What stockholder votes are required to approve the above proposals at the special meeting?

A: A majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required for approval of each of Proposal Nos. 1, 3, and 4.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR”, “WITHOLD”, and “AGAINST” votes, as applicable, abstentions and broker non-votes, as applicable to each approval. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. For Proposal Nos. 1, 3, and 4, abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote.

With respect to Proposal No. 2, directors are elected by a plurality of the votes cast by the Longevity Stockholders entitled to vote on the election at the special meeting, and the nominees for director receiving the highest number of affirmative votes, up to the number of directorships subject to election, will be elected. For Proposal No. 2, abstentions and broker non-votes are not counted as votes cast and will have no effect on the voting on Proposal No. 2. Longevity Stockholders may vote “FOR” a nominee or elect to “WITHOLD” their vote from a nominee under Proposal No. 2.

Q: As a Longevity Stockholder, how does the Longevity Board recommend that I vote?

A: After careful consideration, the Longevity Board unanimously recommends that Longevity Stockholders vote:

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Proposal No. 1: FOR the Nasdaq Issuance Proposal
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Proposal No. 2: FOR the election of each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II directors of the Longevity Board.
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Proposal No. 3: FOR the Auditor Ratification Proposal
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Proposal No. 4: FOR the Adjournment Proposal

Q: What do I need to do now?

A: Longevity urges you to read this proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.

If you are a Longevity Stockholder of record, you may provide your proxy instruction in one of four different ways:

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By Internet. You may vote at www.proxyvote.com 24 hours a day, seven days a week. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on , 2025. You will need the control number included on your proxy card.
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During the special meeting. You may vote during special meeting by going to www.virtualshareholdermeeting.com/XAGE2025SM. You will need the control number included on your proxy card.
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By Telephone: You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on , 2025. You will need the control number included on your proxy card.
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By Mail. You may vote by completing and mailing your proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope provided. To vote by mail, please allow sufficient time for delivery for your vote to be counted.

Even if you plan to participate in the virtual special meeting, it is recommended that you also vote by proxy so that your vote will be counted if you later decide not to participate in the special meeting.

If you hold your shares in “street name” (as described below), will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee on how to vote your shares.

Longevity Stockholders holding their shares in “street name” should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. If you hold your shares in “street name,” you may not vote your shares on your own behalf at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the special meeting.

Q: What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?

A: If you are a Longevity Stockholder, the failure to return your proxy card or otherwise vote or provide proxy instructions will reduce the aggregate number of votes required to approve Proposal Nos. 1, 2, 3, and 4.

Q: May I attend the special meeting and vote in person?

A: Longevity Stockholders of record as of , 2025 will be able to attend and participate in the special meeting online by accessing www.virtualshareholdermeeting.com/XAGE2025SM. There will be no physical location for Longevity Stockholders to attend. To join the special meeting and vote online, you will need to have your 16-digit control number which is included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of Longevity Common Stock at the special meeting or to vote by proxy prior to the special meeting. If you attend the special meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted.

If your shares are held in “street name,” you should contact your bank, broker or other nominee if you did not receive a control number. If your shares are held in “street name” you will also need to provide a legal proxy to vote during the meeting.

Please note that even if you plan to attend the special meeting, it is recommended that you vote in advance to ensure that your shares will be represented.

Q: Who counts the votes?

A: Votes will be counted by the inspector of elections appointed for the special meeting. If you are a Longevity Stockholder of record, your executed proxy card is returned directly to such inspector of elections for tabulation. If you hold your shares through a broker, your broker returns one proxy card to the inspector of elections on behalf of all its clients.

Q: If my Longevity shares are held in “street name” by my broker, will my broker vote my shares for me?

A: If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute a “broker non-vote.” A “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote in the matter and has not received voting instructions from its clients. These matters are referred to as “non-routine” matters. Each of Proposals Nos. 1, 2, and 4 are considered “non-routine” matters, and thus your broker, bank, or other agent may not vote your shares on these proposals in the absence of such holders’ voting instructions. Accordingly, if you hold your shares beneficially in street name, please be sure to instruct your broker or other agent how to vote to ensure that your vote is counted on each of the proposals.

Q: What are broker non-votes and do they count for determining a quorum?

A: Generally, a “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its client.

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as “votes cast” and will therefore have no effect on Proposal Nos. 1, 2, 3, and 4. Proposal No. 3 currently scheduled to be voted on at the special meeting is a “routine” matters for which brokers have discretionary authority to vote. Accordingly, it is not expected that there will be any broker non-votes for Proposal No. 3. However, Proposal Nos. 1, 2, and 4 are considered “non-routine” matters and there may be broker-non votes for those proposals.

Q: May I change my vote after I have submitted a proxy or provided proxy instruction?

A: Longevity Stockholders of record, unless such stockholders’ vote is subject to a support agreement, may change or revoke their vote at any time before their proxy is voted at the special meeting in one of four ways:

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You may submit another properly completed proxy with a later date by mail or via the Internet.
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You can provide your proxy instructions via telephone at a later date.
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You may send a notice that you are revoking your proxy over the Internet, following the instructions provided on the proxy card.
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You may attend the special meeting online. Upon entry of your 16-digit control number which is included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of Longevity Common Stock at the special meeting or to vote by proxy prior to the special meeting. If you attend the special meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted. Simply attending the special meeting will not, by itself, revoke your proxy.

If a Longevity Stockholder who owns shares of Longevity Common Stock in “street name” has instructed a broker to vote its shares of Longevity Common Stock, the stockholder must follow directions received from its broker to change those instructions.

Q: Who is paying for this proxy solicitation?

A: Longevity is paying for the cost of printing and filing of this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of Longevity Common Stock for the forwarding of solicitation materials to the beneficial owners of Longevity Common Stock. Longevity will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Longevity has retained Alliance Advisors, LLC (“Alliance Advisors”), to assist it in soliciting proxies using the means referred to above. Longevity will pay the fees of Alliance Advisors, which Longevity expects to be approximately $15,000, plus reimbursement of out-of-pocket expenses.

Q: Who can help answer my questions?

A: If you are a Longevity Stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact:

Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

(412) 894-8248

Email: bcassaday@healthxage.com

PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the special meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement, and the documents incorporated by reference herein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

The Companies

Longevity

Longevity is a bio-aesthetics company focused on longevity and healthy aging, encompassing the latest scientific advances in regenerative bio-aesthetics. Longevity’s products are aimed at helping people look and feel their best at any age.

Longevity currently has two cosmetic product lines, Carmell SecretomeTM and Elevai ExosomesTM, that support skin and hair health. All of Longevity’s cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Longevity’s product pipeline also includes innovative regenerative bone and tissue healing products on which it has paused further research and development.

Longevity’s principal executive offices are located at 2403 Sidney Street, Suite 300, Pittsburgh, PA 15293, and its telephone number is (412) 894-8248. Longevity’s website address is www.healthxage.com.

Biolabs

Biolabs develops and commercializes AI-powered, laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases.

Biolabs offers two families of lab tests, both under its OneTest brand: (i) OneTest for Cancer, a multi-cancer early detection (“MCED”) blood test which has been its primary commercial focus and source of revenues since it wound down its COVID-19 testing business, and (ii) OneTest for Longevity, which measures inflammatory biomarkers, that Biolabs expects to launch in the first half of 2025. Both tests are run in Biolabs’ CAP (College of American Pathologists) accredited, CLIA (Clinical Laboratory Improvement Amendments) licensed laboratory in Gaithersburg, MD. That laboratory also hosts its Clinical Laboratory Innovation Accelerator (“CLIAx”), which Biolabs believes is the country’s first shared CLIA laboratory for overseas diagnostics start-ups seeking to launch novel lab tests in the U.S. without the expense of establishing and operating their own, independent lab.

As noted above, during the COVID-19 pandemic, Biolabs also provided COVID-19 viral testing using polymerase chain reaction (“PCR”) analytical equipment in its clinical laboratory. Biolabs’ legacy business also includes a pioneering field test kit for screening suspicious powders for bioterror agents known as BioCheck.

As of the date of this proxy statement/prospectus, Biolabs generates revenue from three sources: OneTest for Cancer (primarily as a lab test in the U.S. but Biolabs also licenses its algorithms to overseas labs), BioCheck and from the CLIAx. For the years ended December 31, 2024 and 2023, sales of OneTest for Cancer accounted for approximately 85% and 65% of Biolabs’ revenues, respectively, sales of BioCheck accounted for approximately 10% and 13% of Biolabs’ revenues, respectively, the CLIAx accounted for approximately 5% and 4% of Biolabs’ revenues, respectively, and COVID-19 testing accounted for approximately 0% and 18% of Biolabs’ revenues, respectively.

Biolabs’ principal executive offices are located at 15810 Gaither Road, Suite 235, Gaithersburg, MD 20877, and its telephone number is (240) 453-6339. Biolabs’ website address is www.2020biolabs.com.

Merger Sub

Merger Sub is a direct, wholly owned subsidiary of Longevity and was formed solely for the purpose of carrying out the Merger.

Merger Sub’s principal executive offices are located at 2403 Sidney Street, Suite 300, Pittsburgh, PA 15203; and its telephone number is (412) 894-8248.

Longevity Reverse Stock Split

On March 24, 2025, at the Special Meeting, the Longevity Stockholders approved a reverse stock split of the Longevity Common Stock at a ratio in the range of 1-for-15 to 1-for-30, with such ratio to be determined at the discretion of the Longevity Board. Following the Special Meeting, on April 24, 2025, the Longevity Board approved the Reverse Stock Split at a ratio of 1-for-30. The Reverse Stock Split is expected to become effective on May 12, 2025 at 9:00 a.m., Eastern Time, with the Longevity Common Stock to begin trading on a split-adjusted basis at market open on May 14, 2025 under the existing symbol “XAGE” and new CUSIP number 142922 129. In connection with the Reverse Stock Split, every thirty shares of the Longevity Common Stock issued and outstanding as of the effective time of the Reverse Stock Split will be automatically converted into one share of Longevity Common Stock. No fractional shares of Longevity Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the fractional share resulting from the Reverse Stock Split will be rounded up to the nearest whole share. Proportional adjustments will be made to the number of shares of Longevity Common Stock issuable upon exercise of Longevity’s outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under Longevity’s equity incentive plan and other existing agreements.

Unless otherwise set forth herein or unless the context indicates otherwise, all share and per share amounts in this proxy statement/prospectus give effect to the Reverse Stock Split.

The Merger (see page 63)

On April 11, 2025, Longevity, Merger Sub, and Biolabs entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Biolabs, with Biolabs surviving as a wholly owned subsidiary of Longevity.

Longevity and Biolabs expect the Merger to be consummated during the third quarter of 2025, subject to the satisfaction or waiver of certain conditions to the Closing, including, among other things, approval by the Longevity stockholders of the Nasdaq Stock Issuance Proposal.

Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described in the accompanying proxy statement/prospectus, and without giving effect to any Concurrent Financing, Longevity securityholders as of immediately prior to the Merger are expected to own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and the former Biolabs securityholders are expected to own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares. Following the issuance of the maximum number of Earnout Shares, the Longevity Stockholders as of immediately prior to the Merger are expected to own approximately 44.2% of the outstanding shares of capital stock of the Combined Company on a fully diluted basis and former Biolabs Stockholders are expected to own approximately 55.8% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis.

For a more complete description of the Merger and the Exchange Ratio, please see the sections titled “The Merger” and “The Merger Agreement—Exchange Ratio” beginning on pages 63 and 79, respectively, of this proxy statement/prospectus.

Longevity’s Reasons for the Merger (see page 66)

In reaching its decision that the Merger Agreement and the Merger are fair and in the best interests of Longevity and its stockholders and to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Longevity Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including, among other factors identified on page 66, the factors listed below, which are not listed in any order of significance:

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the Longevity Board’s conclusion that the Merger would provide Longevity’s existing stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger, which will focus on Longevity’s existing product lines (Carmell SecretomeTM and Elevai ExosomesTM) as well as Biolabs’ AI-powered, laboratory-based blood tests;
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the financial condition and prospects of Longevity and the risks associated with continuing to operate Longevity on a stand-alone basis versus the revenue and cost synergies that would result from a merger with Biolabs;
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the Longevity Board’s view that no alternatives to the Merger (including remaining a standalone company, a liquidation and dissolution of Longevity and the distribution of any available cash, a cash tender offer at a discount to net cash value, and alternative M&A transactions) were reasonably likely to create greater value for the Longevity Stockholders;

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the Longevity Board’s belief, after a thorough review of strategic alternatives, such as remaining a standalone company, attempting to further advance the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and pursuing a liquidation and dissolution of Longevity and the distribution of any available cash or a cash tender offer at a discount to net cash value, and discussions with Longevity’s management and legal counsel, that the Merger is more favorable to Longevity Stockholders than the potential value that might have resulted from other strategic alternatives available to Longevity;
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the Longevity Board’s belief, after thorough discussions with Longevity’s management and Longevity’s outside counsel, that a potential liquidation and dissolution was not reasonably likely to create greater value for the Longevity Stockholders than a strategic transaction based on, among other things, the need to hold back a meaningful amount of Longevity’s current cash balance to cover current and potential future liabilities, including those triggered by a liquidation strategy; and
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the Longevity Board’s belief that the $49.8 million enterprise value ascribed to Longevity would provide the existing Longevity Stockholders significant value for Longevity’s public listing and afford Longevity Stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger at the negotiated Exchange Ratio.

In addition, the Longevity Board was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of the Longevity Stockholders generally when approving the Merger Agreement and the Merger, and to recommend that the Longevity Stockholders approve the proposals to be presented to the Longevity Stockholders for recommendation at the special meeting as contemplated by this proxy statement/prospectus. For more information, see section titled “Interests of Longevity’s Directors and Executive Officers in the Merger.”

Biolabs’ Reasons for the Merger (see page 69)

In its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Biolabs Board consulted with Biolabs’ management and its legal and financial advisors and considered a number of factors, including the following (which are not necessarily in order of relative importance):

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Biolabs believes that the Merger will advance its mission of helping Americans reduce their risk of deadly cancers and chronic diseases through lifestyle improvements (diet, exercise, etc.) as there is substantial evidence that lowering chronic inflammation, which can be measured with Biolabs’ blood tests, improves skin appearance, making Longevity’s med spa clients, in particular, a compelling and untapped channel for Biolabs’ blood tests;
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the Merger provides Biolabs with an ability to become a public company with less expense and in a more expedient process than with a traditional initial public offering, which will provide Biolabs’ significant stockholder base with a market to sell their shares;
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Biolabs believes that being a public company will give it greater access to capital than it previously had access to as a private company;
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Biolabs believes that the Combined Company could save up to $1 million per year through consolidations, economies of scale, and moving some or all of Longevity’s manufacturing to Biolabs’ laboratory facilities;
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Biolabs also believes that the Combined Company’s operations in both the diagnostics and bio-aesthetics markets will allow it to attract other companies to acquire to advance Biolabs’ mission and grow revenues, market share, and market cap; and
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Longevity’s management and directors, a majority of whom will remain following the Merger, have public company experience.

In evaluating the potential Merger, Biolabs’ management and the Biolabs Board considered several potential negative factors, most specifically the fact that Longevity would have to raise additional funds to expand its operations. In evaluating those factors, the Biolabs Board took into consideration the fact that Longevity had successfully raised funds in the past and was, in fact, in the process of evaluating the possible ATM Financing. Moreover, the Biolabs Board reached the determination that the positives of the Merger outweighed the negatives. The Merger offers Biolabs the opportunity to align itself with a larger organization and experienced management team which was expected to, in turn, place Biolabs’ stockholders in a better position following the Merger to realize improvements in the business that would potentially lead to a better realization of their investment.

Recommendation of the Longevity Board (see page 59)

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The Longevity Board has determined and declared the Merger Agreement and the transactions contemplated therein, including the issuance of shares of Longevity Common Stock to the Biolabs Stockholders pursuant to the Merger Agreement, are fair to, advisable and in the best interests of Longevity and its stockholders. The Longevity Board unanimously recommends that Longevity Stockholders vote “FOR” the Nasdaq Stock Issuance Proposal as described in this proxy statement/prospectus.
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The Longevity Board has determined and declared that it is advisable and in the best interests of Longevity and its stockholders to elect each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II members of the Longevity Board to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified. The Longevity Board recommends that the Longevity Stockholders vote “FOR” each of the nominees named in the Election of Directors Proposal as described in this proxy statement/prospectus.
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The Longevity Board recommends that the Longevity Stockholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.
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The Longevity Board recommends that the Longevity Stockholders vote “FOR” the Adjournment Proposal as described in this proxy statement/prospectus.

Interests of Longevity’s Directors and Executive Officers in the Merger (see page 69)

In considering the recommendation of the Longevity Board with respect to issuing shares of Longevity Common Stock in the Merger and other matters to be acted upon by the Longevity Stockholders at the special meeting, the Longevity Stockholders should be aware that Longevity’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Longevity Stockholders generally. These interests include the following:

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Certain of Longevity’s directors are expected to become directors of the Combined Company after the Effective Time and, following the Closing, will be compensated as non-employee directors of the Combined Company pursuant to a new non-employee director compensation policy that is expected to be adopted in connection with the Closing;
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Under the Merger Agreement, Longevity’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage;
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In connection with the Merger, pursuant to the terms of the award agreements issued under the Longevity 2023 Plan and the Longevity 2009 Plan, all outstanding Longevity Options held by Longevity’s directors and executive officers will fully accelerate and vest;
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Rajiv Shukla is party to an employment agreement that provides for severance benefits upon termination of his employment by Longevity without “cause” or by Mr. Shukla for “good reason” in connection with the Merger; and
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Bryan Cassaday is party to an employment agreement that provides for severance benefits upon termination of his employment by Longevity without “cause” or by Mr. Cassaday for “good reason” in connection with the Merger.

The Longevity Board was aware of these potential conflicts of interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Longevity Stockholders approve the Longevity Stockholder Proposals to be presented to the Longevity Stockholders for recommendation at the special meeting as contemplated by this proxy statement/prospectus.

The Merger Agreement (see page 78)

Merger Consideration (page 78)

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (a) each then-outstanding share of Biolabs Common Stock (excluding Excluded Shares and any Dissenting Shares, but including shares of Biolabs Common Stock resulting from the conversion of the Biolabs Convertible Notes prior to the Effective Time) will be converted into the right to receive (i) a number of shares of Longevity Common Stock, based on the Exchange Ratio described below and (ii) one CVR, representing the right to receive a pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement, and (b) each then-outstanding share of Biolabs Preferred Stock will be converted into the right to receive (i) a number of shares of Longevity Common Stock equal to the Exchange Ratio multiplied by the aggregate number of Biolabs Common Stock into which each such share of Biolabs preferred stock is then convertible and (ii) one CVR, representing the right to receive a pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement.

The Earnout Shares will become issuable in accordance with the achievement of the earnout milestones to be mutually agreed to by Longevity and Biolabs on or before May 26, 2025. The parties intend to amend the Merger Agreement to include the agreed upon earnout milestones as well as the form of CVR Agreement (as defined in the section titled “The Merger Agreement—CVR Agreement” beginning on page 89 of this proxy statement/prospectus).

Exchange Ratio (page 79)

The Exchange Ratio is calculated using a formula intended to allocate existing Longevity and Biolabs stockholders a percentage of the Combined Company. Based on Longevity’s and Biolabs’ capitalization as of April 30, 2025, the Exchange Ratio is estimated to be equal to approximately 0.12421. This estimate does not give effect to the issuance of any Earnout Shares pursuant to the Merger Agreement.

Treatment of Biolabs Options (page 79)

Under the terms of the Merger Agreement, at the Effective Time, each Biolabs Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will automatically vest and be converted into an option to purchase Longevity Common Stock. The number of shares of Biolabs Common Stock underlying such Biolabs Options will be adjusted appropriately to reflect the Exchange Ratio. Longevity will assume sponsorship of Biolabs’ 2022 Stock Incentive Plan.

Treatment of Biolabs Warrants (page 80)

Under the terms of the Merger Agreement, at the Effective Time, each then-outstanding warrant to purchase shares of Biolabs Capital Stock will be converted into a warrant to purchase shares of Longevity Common Stock. The number of shares of Biolabs Common Stock underlying such warrants will be adjusted appropriately to reflect the Exchange Ratio.

Treatment of Longevity Common Stock and Longevity Options (page 80)

Each share of Longevity Common Stock issued and outstanding at the Effective Time will remain issued and outstanding.

Each Longevity Option that is issued and outstanding at the Effective Time will remain issued and outstanding in accordance with its terms and such options will be unaffected by the Merger; provided that, pursuant to the terms of the award agreements issued under the Longevity 2023 Plan and the Longevity 2009 Plan, each outstanding and unexercised Longevity Option will fully accelerate and vest immediately prior to the Effective Time.

Conditions to the Completion of the Merger (page 89)

To complete the Merger, Longevity stockholders must approve the Longevity Stockholder Proposals and Biolabs Stockholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. Additionally, each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of various closing conditions set forth in the Merger Agreement.

Non-Solicitation (page 84)

The Merger Agreement contains non-solicitation provisions prohibiting Longevity and Biolabs from inquiring about or seeking a competing transaction. Each of Longevity and Biolabs have agreed that, subject to certain exceptions, neither it nor any of its subsidiaries shall, nor will either party or any of its subsidiaries authorize any of its representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (as each is defined in the section titled “The Merger Agreement—Non-Solicitation” beginning on page 84 of this proxy statement/prospectus) or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information with respect to its or any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to certain exceptions), (v) execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction, (vi) take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, or (vii) publicly propose to do any of the foregoing.

Board Recommendation Change (page 85)

Under the Merger Agreement, subject to certain exceptions described below, Longevity agreed that the Longevity Board may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of the Longevity Board in a manner adverse to Biolabs (each, a “Longevity board recommendation change”).

However, notwithstanding the foregoing, and subject to certain circumstances, the Longevity Board may make a Longevity board recommendation change, at any time prior to the approval of the proposals to be considered at the Longevity special meeting by the necessary vote of Longevity Stockholders, if (x) Longevity has received a bona fide written Superior Offer (as defined in the section titled “The Merger Agreement—Non-Solicitation” beginning on page 84 of this proxy statement/prospectus) or (y) there is a Longevity intervening event (as defined in the section titled “The Merger Agreement—Board Recommendation Change” beginning on page 85 of this proxy statement/prospectus).

Termination of the Merger Agreement (page 92)

Either party may terminate the Merger Agreement in certain circumstances, which would prevent the Merger from being consummated.

Termination Fee (page 92)

The Merger Agreement provides for the payment of a termination fee of $2 million by Longevity to Biolabs upon termination of the Merger Agreement under specified circumstances.

Management Following the Merger (see page 140)

Effective as of the Closing, the Combined Company’s executive officers are expected to be the following members of Longevity’s and Biolabs’ executive management teams prior to the Merger:

Name	Position(s)
Rajiv Shukla	Chairman
Jonathan Cohen	Chief Executive Officer
Bryan Cassaday	Chief Financial Officer

Material U.S. Federal Income Tax Considerations (see page 76)

Regardless of whether the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to Longevity, Biolabs or any Longevity Stockholder in his, her or its capacity as a Longevity Stockholder. For a discussion summarizing U.S. federal income tax considerations of the Merger for Longevity Stockholders, see the section titled “The Merger—Material U.S. Federal Income Tax Considerations.”

Risk Factors (see page 18)

Both Longevity and Biolabs are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Merger

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Failure to complete, or delays in completing, the Merger could materially and adversely affect Longevity’s results of operations, business, financial results and/or the price of the Longevity Common Stock.
•
The Exchange Ratio will not change or otherwise be adjusted based on the market price of Longevity Common Stock, so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.
•
Failure to complete the Merger may result in Longevity paying a termination fee to Biolabs and could harm the price of Longevity Common Stock and future business and operations.
•
If the conditions to the Merger are not satisfied or waived, the Merger may not occur.
•
Some Longevity and Biolabs directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
•
Longevity Stockholders and Biolabs Stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the conversion shares of common stock issued in the ATM Financing.

Risks Related to Longevity

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Longevity has limited experience as a commercial company, and the marketing and sale of Longevity’s cosmetic products may be unsuccessful.
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Longevity will need substantial additional funding. If Longevity is unable to raise capital when needed, it could be forced to delay, reduce, or eliminate its product development programs or commercialization efforts.
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New laws, regulations, enforcement trends, or changes in existing regulations governing the introduction, marketing, and sale of Longevity’s products to consumers could harm its business.
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Product liability lawsuits could divert Longevity’s resources, result in substantial liabilities, and reduce the commercial potential of its products.
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Longevity may not be able to protect its proprietary technology, which could harm Longevity’s ability to operate profitably.
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Longevity may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, as well as costs associated with lawsuits.
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Management has concluded that there is substantial doubt about Longevity’s ability to continue as a going concern.
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Longevity has a history of net losses, and it may not be able to achieve or maintain profitability in the future.
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If Longevity were to be delisted from Nasdaq, it could reduce the visibility, liquidity, and price of Longevity Common Stock.

Risks Related to Biolabs

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Prior to the establishment of its COVID-19 testing business, Biolabs incurred losses, and expects to continue to generate losses now that COVID-19 testing has ceased.
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Biolabs will need to attract additional capital to scale its business but have no assurance that it can do so successfully.
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Biolabs will spend a substantial amount of capital on test validation, biomarker and data acquisitions, data analytics and algorithm development, but its products might not succeed in gaining widespread market acceptance.
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There are a limited number of manufacturers of molecular diagnostic equipment and related chemical reagents necessary for the provision of Biolabs’ diagnostic tests.
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If Biolabs is unable to obtain and enforce patents and to protect its trade secrets, others could use its technology to compete with it, which could create undue competition and pricing pressures. There is no certainty that Biolabs’

pending or future patent applications will result in the issuance of patents or that its issued patents will be deemed enforceable.
•
Biolabs’ business is subject to various complex laws and regulations. It could be subject to significant fines and penalties if it or its partners fail to comply with these laws and regulations.

Risks Related to the Combined Company

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If any of the events described in “Risks Related to Longevity” or “Risks Related to Biolabs” occur, those events could cause potential benefits of the Merger not to be realized.
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The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
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The Combined Company may incur losses for the foreseeable future and might never achieve profitability.
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Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Longevity and Biolabs and realize the anticipated benefits of the Merger.
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Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.
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Longevity and Biolabs may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Regulatory Approvals (see page 76)

In the United States, Longevity must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Longevity Common Stock to Biolabs Stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. For a further discussion summarizing regulatory approval considerations of the Merger, see the section titled “The Merger—Regulatory Approvals.”

Nasdaq Stock Market Listing (see page 76)

Longevity will file an initial listing application for the Combined Company’s common stock with Nasdaq. If such application is accepted, Longevity anticipates that the common stock of the Combined Company will be listed on Nasdaq following the Closing under the trading symbol “XAGE”. It is a condition of the consummation of the Merger that Longevity receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Longevity will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

Anticipated Accounting Treatment (see page 76)

The Merger is expected to be treated by Longevity as a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). For financial reporting, Biolabs is considered to be the accounting acquirer, based on the expectation that, immediately following the merger: (i) Biolabs’ equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Biolabs will designate half of the initial members of the board of directors of the Combined Company (the “Combined Company Board”); and (iii) Biolabs’ senior management will hold all key positions in senior management of the Combined Company. Accordingly, the Merger is expected to be treated as the equivalent of Biolabs issuing stock to acquire the net assets of Longevity. As a result of the Merger, Biolabs’ assets and liabilities will be recorded at their pre-combination carrying amounts and Longevity’s assets and liabilities will be measured and recognized at their fair values as of the Effective Time. Upon consummation of the Merger, the historical financial statements of Biolabs will become the historical consolidated financial statements of the Combined Company. See the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights (see page 76)

Holders of Longevity common stock are not entitled to appraisal rights in connection with the Merger under Delaware law.

Comparison of Stockholder Rights (see page 164)

Both Longevity and Biolabs are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Biolabs Stockholders will become Longevity Stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Longevity (the “Longevity Bylaws”) and the third amended and restated certificate of incorporation of Longevity (as amended, the “Longevity Certificate of Incorporation”). The rights of Longevity Stockholders contained in the Longevity Bylaws and the Longevity Certificate of Incorporation (each, as amended in connection with the Merger) differ from the rights of Biolabs Stockholders under the amended and restated certificate of incorporation and bylaws of Biolabs, as more fully described under the section titled “Comparison of Rights of Holders of Longevity Common Stock and Biolabs Common Stock” beginning on page 164 of this proxy statement/prospectus.

MARKET PRICE AND DIVIDEND INFORMATION

The Longevity Common Stock is currently listed on The Nasdaq Capital Market under the symbol “XAGE”.

The closing price of the Longevity Common Stock on April 10, 2025, the last day of trading prior to the announcement of the Merger, as reported on The Nasdaq Capital Market, was $0.13 per share, which does not give effect to the Reverse Stock Split. Because the market price of the Longevity Common Stock is subject to fluctuation, the market value of the shares of the Longevity Common Stock that the Biolabs Stockholders will be entitled to receive in the Merger may increase or decrease.

Biolabs is a private company and its securities are not publicly traded.

Assuming approval of Proposal No. 1 and successful application for initial listing with Nasdaq, following the consummation of the Merger, the Longevity Common Stock will continue to trade under the symbol “XAGE”.

As of April 30, 2025, there were approximately 214 registered holders of record of the Longevity Common Stock. As of April 30, 2025, Biolabs had 510 holders of record of Biolabs Common Stock and 4,455 holders of record of Biolabs Preferred Stock. For detailed information regarding the beneficial ownership of certain Longevity Stockholders, see Part III, Item 12, “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in Longevity’s 2024 Annual Report, and for detailed information regarding the beneficial ownership of certain Biolabs Stockholders, see the section titled “Principal Stockholders of Biolabs” beginning on page 173 of this proxy statement/prospectus.

Dividends

Longevity has never declared or paid any cash dividends on the Longevity Common Stock and does not anticipate paying cash dividends on the Longevity Common Stock for the foreseeable future.

Biolabs has never paid or declared any cash dividends on the Biolabs Capital Stock. If the Merger does not occur, Biolabs does not anticipate paying any cash dividends on the Biolabs Capital Stock in the foreseeable future, and Biolabs intends to retain all available funds and any future earnings, if any, to finance the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Biolabs Board and will depend upon a number of factors, including its results of operations, financial condition, current and anticipated cash needs, future prospects, contractual restrictions, restrictions imposed by applicable laws and other factors the Biolabs Board deems relevant.

RISK FACTORS

The Combined Company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Longevity Common Stock. You should also read and consider the other information in this proxy statement/prospectus and additional information about Longevity set forth in its 2024 Annual Report, which is filed with the SEC, as such risks may be updated or supplemented in its subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, each of which is incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page of this proxy statement/prospectus for further information regarding the documents incorporated by reference into this proxy statement/prospectus.

Risks Related to the Merger

Failure to complete, or delays in completing, the Merger could materially and adversely affect Longevity’s results of operations, business, financial results and/or common stock price.

On April 11, 2025, Longevity entered into the Merger Agreement with Biolabs, pursuant to which, if all of the conditions to the Closing are satisfied or waived, Merger Sub will merge with and into Biolabs, with Biolabs surviving as Longevity’s wholly owned subsidiary. Consummation of the Merger is subject to certain closing conditions, a number of which are not within Longevity’s control. Any failure to satisfy these required conditions to the Closing may prevent, delay or otherwise materially adversely affect the completion of the transaction. Longevity cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that Longevity will be able to successfully consummate the Merger as currently contemplated under the Merger Agreement or at all.

Longevity’s efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, Longevity’s business, which may materially adversely affect Longevity’s results of operations and Longevity’s business. Uncertainty as to whether the Merger will be completed may affect Longevity’s ability to recruit prospective employees or to retain and motivate existing employees. Employee retention may be particularly challenging while the transaction is pending because employees may experience uncertainty about their roles following the transaction. Uncertainty as to whether the Merger will be completed could adversely affect Longevity’s business and Longevity’s relationship with collaborators, suppliers, vendors, regulators and other business partners. For example, vendors, collaborators and other counterparties may defer their decisions to work with Longevity or seek to change their existing business relationships with Longevity. Changes to, or termination of, existing business relationships could adversely affect Longevity’s results of operations and financial condition, as well as the market price of Longevity Common Stock. The adverse effects of the pendency of the transaction could be exacerbated by any delays in completion of the Merger or termination of the Merger Agreement.

The Exchange Ratio will not change or otherwise be adjusted based on the market price of Longevity Common Stock, so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

Any changes in the market price of Longevity stock before the completion of the Merger will not affect the Exchange Ratio or the number of shares Biolabs Stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of Longevity Common Stock increases from the market price on the date of the Merger Agreement, then Biolabs Stockholders could receive Merger consideration with substantially higher value for their shares of Biolabs Capital Stock than the parties had negotiated when they established the Exchange Ratio. Similarly, if before the completion of the Merger the market price of Longevity Common Stock decreases from the market price on the date of the Merger Agreement, then Biolabs Stockholders could receive Merger consideration with substantially lower value than the parties had negotiated when they established the Exchange Ratio. The Merger Agreement does not include a price-based termination right.

Failure to complete the Merger may result in Longevity paying a termination fee to Biolabs and could harm the price of Longevity Common Stock and future business and operations.

If the Merger is not completed, Longevity is subject to the following risks:

•
if the Merger Agreement is terminated under specified circumstances, Longevity could be required to pay Biolabs a termination fee of $2 million;

•
the price of Longevity Common Stock may decrease and could fluctuate significantly; and
•
Longevity will incur substantial costs related to the Merger, such as financial advisor, legal and accounting fees, a majority of which must be paid even if the Merger is not completed.

If the Merger Agreement is terminated, there can be no assurance that Longevity will be able to find another third party with whom to transact a business combination that would yield comparable or greater benefits.

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Even if the Merger is approved by the Biolabs Stockholders and Proposal No. 1 as described in this proxy statement/prospectus is approved by the Longevity Stockholders, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and each material condition to the completion of the Merger is described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus. Longevity and Biolabs cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the Closing may be delayed.

The Merger may be completed even though a material adverse effect may result from the public announcement of the Merger, industry-wide changes or other causes.

In general, neither Longevity or Biolabs is obligated to complete the Merger if there is a material adverse effect affecting the other party between April 11, 2025 (the date of the Merger Agreement) and the Closing. However, certain types of events are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic conditions, industry-wide changes, changes resulting from the public announcement of the Merger, natural disasters, pandemics, public health events, other force majeure events, acts or threat of terrorism or war and changes in Law or GAAP. Therefore, if any of these events were to occur and adversely affect Longevity or Biolabs, the other party would still be required to consummate the Merger notwithstanding such material adverse effects. If any such adverse effects occur and Longevity or Biolabs consummates the Closing, the common stock price of the Combined Company may suffer. This, in turn, may reduce the value of the Merger to the stockholders of Longevity, Biolabs, or both. For a more complete discussion of what constitutes a material adverse effect for Longevity or Biolabs, see the section titled “The Merger Agreement—Representations and Warranties” beginning on page 80 of this proxy statement/prospectus.

If Longevity and Biolabs complete the Merger, the Combined Company may need to raise additional capital by issuing equity securities or additional debt, which may cause significant dilution to the Combined Company’s stockholders or restrict the Combined Company’s operations.

Pursuant to the Merger Agreement, on or before to the Closing, Longevity is obligated to complete the Concurrent Financing. On April 14, 2025, Longevity entered into the ATM Sales Agreement to offer and sell shares of Longevity Common Stock pursuant to the ATM Financing. The shares of Longevity Common Stock issued in the ATM Financing will result in dilution to all securityholders of the Combined Company (i.e., both Longevity Stockholders and former Biolabs Stockholders).

Even if Longevity consummates the Concurrent Financing, the Combined Company may need to raise additional capital in the future. Additional financing may not be available to the Combined Company when it is needed or may not be available on favorable terms. To the extent that the Combined Company raises additional capital by issuing equity securities, such financing will cause additional dilution to all stockholders of the Combined Company, including Longevity Stockholders and former Biolabs Stockholders. It is also possible that the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing into which the Combined Company enters may involve covenants that restrict its operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the Combined Company’s assets, as well as prohibitions on its ability to grant liens, pay dividends, redeem its stock or make investments. In addition, if the Combined Company raises additional funds through licensing arrangements, the terms of such arrangements may not be favorable to the Combined Company.

Some Longevity directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Directors and executive officers of Longevity may have interests in the Merger that are different from, or in addition to, the interests of other Longevity Stockholders generally. These interests with respect to Longevity’s directors and executive officers may include, among others, acceleration of stock option vesting, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage. One or more members of the Longevity Board may continue as directors of the Combined Company after the Effective Time, and, following the Closing, may therefore be eligible to be compensated as non-employee directors of the Combined Company.

In addition, certain members of the Longevity Board will continue as directors of the Combined Company after the Effective Time, and, following the Closing, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to a non-employee director compensation policy that is expected to be adopted in connection with the Closing and take effect at the Effective Time.

The Longevity Board was aware of and considered those interests, among other matters, in reaching its decision to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to Longevity Stockholders. These interests, among other factors, may have influenced the directors and executive officers of Longevity to support or approve the Merger.

For more information regarding the interests of Longevity directors and executive officers in the Merger, please see the section titled “The Merger—Interests of Longevity’s Directors and Executive Officers in the Merger” beginning on page 69 of this proxy statement/prospectus.

Longevity Stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Longevity Stockholders will have experienced substantial dilution of their ownership interests, including as a result of the Concurrent Financing, without receiving any commensurate benefit, or will have only received part of the commensurate benefit resulting from the extent to which the Combined Company is able to realize the strategic and financial benefits currently anticipated from the Merger.

If the Merger is not completed, Longevity’s stock price may decrease significantly.

The market price of Longevity Common Stock is subject to significant fluctuations. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Longevity Common Stock will likely be volatile based on whether stockholders and other investors believe that Longevity can complete the Merger or otherwise raise additional capital to support Longevity’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Longevity Common Stock may be exacerbated by low trading volume. Additional factors that may cause the market price of Longevity Common Stock to fluctuate include:

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the entry into, or termination of, Longevity’s key agreements, including commercial partner agreements;
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announcements by Longevity’s commercial partners or competitors of new commercial products, significant contracts, commercial relationships or capital commitments;
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the loss of Longevity’s key employees;
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future sales of Longevity’s Common Stock;
•
general and industry-specific economic conditions that may affect its research and development expenditures;
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Longevity’s failure to meet industry analyst expectations; and
•
period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Longevity Common Stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

Longevity Stockholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, the current Longevity Stockholders will generally own a smaller percentage of the Combined Company than their ownership of their respective companies prior to the Merger. Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described elsewhere in this proxy statement/prospectus, and without giving effect to an Concurrent Financing, Longevity securityholders as of immediately prior to the Merger are expected to own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and the former Biolabs Stockholders are expected to own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares.

During the pendency of the Merger, neither Longevity nor Biolabs will be able to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.

Covenants in the Merger Agreement impede the ability of Longevity and Biolabs to make acquisitions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage with respect to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, seeking, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or taking any action that could reasonably be expected to lead to certain transactions involving a third party, including a Merger, sale of assets or other business combination, subject to specified exceptions. Even if such a transaction would be favorable to such party’s stockholders, such party would be unable to pursue it. For more information, see the section titled “The Merger Agreement—Non-Solicitation” beginning on page 84 of this proxy statement/prospectus.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Longevity and Biolabs from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals except in limited circumstances as described in further detail in the section titled “The Merger Agreement—Non-Solicitation” beginning on page 84 of this proxy statement/prospectus. In addition, if Longevity terminates the Merger Agreement under specified circumstances, Longevity will be required to pay Biolabs a termination fee of $2 million. This termination fee may discourage third parties from submitting competing proposals to Longevity or its stockholders and may cause the Longevity Board to be less inclined to recommend a competing proposal.

Because the lack of a public market for Biolabs Capital Stock makes it difficult to evaluate the fair market value of its capital stock, the value of the Longevity Common Stock to be issued to Biolabs Stockholders may be more or less than the fair market value of Biolabs Capital Stock.

The outstanding capital stock of Biolabs is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of Biolabs capital stock. Because the percentage of Longevity equity to be issued to Biolabs Stockholders was determined based on negotiations between the parties, it is possible that the value of the Longevity Common Stock to be issued to Biolabs Stockholders will be more or less than the fair market value of Biolabs capital stock.

Lawsuits may be filed against Longevity, Biolabs, or any of the members of their respective Boards arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Longevity, the Longevity Board, Biolabs, the Biolabs Board and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Longevity or Biolabs may not be successful in defending against any such future claims. Lawsuits that may be filed against Longevity, the Longevity Board, Biolabs, or the Biolabs Board could delay or prevent the Merger, divert the attention of Longevity’s and Biolabs’ management and employees from their day-to-day business and otherwise adversely affect Longevity and Biolabs financially.

Longevity is substantially dependent on Longevity’s remaining employees to facilitate the consummation of the Merger.

As of April 30, 2025, Longevity had only thirteen full-time employees. Longevity’s ability to successfully complete the Merger depends in large part on Longevity’s ability to retain certain remaining personnel. Despite Longevity’s efforts to retain these employees, one or more employees may terminate their employment with Longevity on short notice. The loss of the services of certain employees could potentially harm Longevity’s ability to consummate the Merger and run Longevity’s day-to-day business operations, as well as fulfill Longevity’s reporting obligations as a public company.

Financial projections regarding Longevity and Biolabs may not prove accurate.

In connection with the Merger, Longevity and Biolabs prepared and considered internal financial forecasts for Longevity and Biolabs. These financial projections are based on several assumptions, including regarding future operating cash flows, expenditures and income of Longevity and Biolabs, including benefits to be realized from the Merger. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, within projected timeframes or at all. The failure of Longevity and Biolabs to achieve projected results could have a material adverse effect on the price of each company’s common stock prior to consummation the Merger and the Combined Company’s financial position after the consummation of the Merger.

Risks Related to Longevity

Risks Related to Longevity’s Business and Operations

Longevity has limited experience as a commercial company, and the marketing and sale of Longevity’s cosmetic products may be unsuccessful.

Due to Longevity’s limited history and experience as a commercial company, Longevity faces significant risks and uncertainties relating to the commercialization of its cosmetic products. In order to successfully commercialize Longevity’s products, Longevity must continue to build on its marketing, sales, distribution, managerial, and other capabilities or make arrangements with third parties to perform these services. Longevity may face challenges that will inhibit its efforts, including:

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Longevity’s inability to recruit, train, and retain adequate numbers of effective sales and marketing personnel;
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Longevity’s inability to supply the market with its products, including manufacturing or distribution challenges; and
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unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If Longevity is unable to accomplish its commercialization objectives and manage these challenges, Longevity will not be able to generate operating revenue from its cosmetic products.

The cosmetics industry is highly competitive, and if Longevity is unable to compete effectively, its results will suffer.

Longevity faces vigorous competition from companies throughout the world, including large multinational consumer products companies that have many cosmetics brands under ownership and standalone beauty and skincare brands, including those that may target the latest trends or specific distribution channels. Competition in the cosmetics industry is based on the introduction of new products, pricing of products, quality of products and packaging, brand awareness, perceived value and quality, innovation, in-store presence and visibility, promotional activities, advertising, editorials, e-commerce and mobile-commerce initiatives, and other activities. Longevity must compete with a high volume of new product introductions as well as existing products by diverse companies across several different distribution channels. Many of the multinational consumer companies with which Longevity competes have greater financial, technical, or marketing resources, longer operating histories, greater brand recognition, or larger customer bases than Longevity does and may be able to respond more effectively to changing business and economic conditions than Longevity can. Longevity also expects to encounter increased competition as it enters new markets and as it attempts to penetrate existing markets with new products. Longevity’s competitors may attempt to gain market share by offering products at prices at or below the prices at which its products are typically offered, including through the use of large percentage discounts. Competitive pricing may require Longevity to reduce its prices, which would decrease Longevity’s profitability or result in lost sales. Longevity’s competitors may be better able to withstand these price reductions and lost sales. In addition, Longevity’s competitors may develop products that are safer, more effective, and more widely used, and may be more successful than Longevity in manufacturing and marketing their products.

It is difficult to predict the timing and scale of Longevity’s competitors’ activities or whether new competitors will emerge in the cosmetics industry. Technological breakthroughs, including new and enhanced technologies that increase competition in the online retail market, new product offerings by competitors, and the strength and success of Longevity’s competitors’ marketing programs, may further impede Longevity’s growth and the implementation of Longevity’s business strategy. Longevity’s ability to compete depends on the continued strength of Longevity’s brands and products, the success of marketing, innovation and execution strategies, the continued diversity of product offerings, the successful management of new product introductions and innovations, strong operational execution, including in order fulfillment, and success in entering new markets and expanding Longevity’s business in existing geographies. If Longevity is unable to continue to compete effectively, it could have a material adverse effect on its business, financial condition, and results of operations.

Longevity’s new product introductions may not be as successful as it anticipates.

The cosmetics industry is driven in part by skincare and haircare trends, which may shift quickly. Longevity’s continued success depends on its ability to anticipate, gauge, and react in a timely and cost-effective manner to changes in consumer preferences for skincare and haircare products, consumer attitudes toward Longevity’s industry and brands, and where and how consumers shop for and use these products. With the launch of Longevity’s first seven skincare products in 2024, Longevity’s acquisition of the Elevai ExosomesTM products in January 2025, and the anticipated launch of its remaining five skincare products during the first half of 2025, Longevity must continually establish and enhance the recognition of its brands, maintain a favorable mix of products that are acceptable to the market, continue to develop its approach as to how and where it markets and sells its products and work to develop, produce and market new products. Longevity has an established process for the development, evaluation, and validation of its new product concepts. Nonetheless, each new product launch involves risks, as well as the possibility of unexpected results. For example, the acceptance of new product launches and sales to its consumers may not be as high as Longevity anticipates, due to a lack of acceptance of the products themselves or their price, or the limited effectiveness of Longevity’s marketing strategies. In addition, Longevity’s ability to launch new products may be limited by its ability to timely manufacture, distribute, and ship new products. In the future, Longevity may also experience a decrease in sales of its existing products as a result of newly launched products. Any of these occurrences could delay or impede Longevity’s ability to achieve its sales objectives, which could have a material adverse effect on Longevity’s business, financial condition, and results of operations.

Acceptance of Longevity’s formulations or products in the marketplace is uncertain, and failure to achieve market acceptance will prevent or delay Longevity’s ability to generate revenue.

Longevity’s future financial performance will depend, at least in part, upon the introduction and consumer acceptance of its products. Even if approved for marketing by the necessary regulatory authorities, Longevity’s formulations or products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

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receipt of any necessary regulatory approval of marketing claims for the uses that Longevity is developing;
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establishment and demonstration of the advantages, safety, and efficacy of Longevity’s formulations, products, and technologies;
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Longevity’s ability to attract corporate partners to assist in commercializing its proposed products; and
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Longevity’s ability to market its products.

Further, any loss of confidence on the part of consumers in Longevity’s products or in the ingredients used in or with such products could materially harm the image of Longevity’s brands and cause consumers to choose other products. Allegations regarding any of the above, even if untrue, may require Longevity to expend significant time and resources investigating and responding to such allegations and could, from time to time, result in a recall or market withdrawal of a product from any or all of the markets in which the affected product was distributed. See “Longevity’s products may cause or contribute to undesirable side effects that it is required to report to the U.S. Food and Drug Administration (the “FDA”), and if Longevity fails to do so, it would be subject to sanctions that could harm its reputation, business, financial condition, and results of operations” below.

Consumers or those within the medical community in general may be unwilling to accept, utilize, or recommend any of Longevity’s products or proposed formulations. If Longevity is unable to obtain or maintain the confidence of consumers or those who may otherwise utilize or recommend its products, or if required, obtain regulatory approval for, or commercialize and market, Longevity’s proposed formulations or products when planned, Longevity may not achieve market acceptance or generate any revenue.

Certain of the products Longevity processes are derived from human tissue and therefore have the potential for disease transmission.

The utilization of human tissue creates the potential for transmission of communicable disease, including, without limitation, human immunodeficiency virus, viral hepatitis, syphilis, and other viral, fungal, or bacterial pathogens. Longevity is required to comply with federal and state regulations intended to prevent communicable disease transmission.

Longevity maintains strict quality controls designed in accordance with Good Manufacturing Practices (“GMPs”) to ensure the safe procurement and processing of tissue, including terminal sterilization of its certain of its products. These controls are intended to prevent the transmission of communicable disease. However, risks exist with the use of any human derived products. In addition, negative publicity concerning disease transmission from other companies’ improperly processed donated tissue could have a negative impact on the demand for Longevity’s products and adversely affect Longevity’s business, financial condition, and results of operations.

If Longevity cannot successfully address quality issues that may arise with its products, Longevity’s brand reputation could suffer, and its business, financial condition, and results of operations could be adversely impacted.

In the course of conducting business, Longevity must adequately address quality issues that may arise with its products, as well as defects in third-party components included in its products, as any quality issues or defects may negatively impact consumer use of Longevity’s products. Although Longevity has established internal procedures to minimize risks that may arise from quality issues, Longevity may not be able to eliminate or mitigate occurrences of these issues and associated liabilities. If the quality of Longevity’s products does not meet the expectations of its consumers or the cosmetics market generally, then Longevity’s brand reputation could suffer, and its business could be adversely impacted. Longevity must also ensure that any promotional claims made for its products conform with government regulations.

Longevity’s success depends largely upon consumer satisfaction with the aesthetic results of its products.

In order to generate repeat business from consumers, Longevity’s consumers must be satisfied with the aesthetic results of its cosmetic products. Longevity’s products are cosmetic in nature, and the success of the results is highly subjective. Accordingly, cosmetics consumers’ perception of their aesthetic results may greatly vary even if Longevity’s products and systems associated therewith are shown to be objectively successful. If cosmetics consumers are not satisfied with the aesthetic benefits of Longevity’s products or feel that they are too expensive for the aesthetic results obtained, Longevity’s reputation and future sales could suffer.

Longevity may fail to retain or recruit necessary personnel, and it may be unable to secure the services of consultants.

Losing key personnel or failing to recruit necessary additional personnel would impede Longevity’s ability to attain its development objectives. There is intense competition for qualified personnel in the aesthetics and biomedical field, and Longevity may not be able to attract and retain the qualified personnel it needs to develop business. Longevity relies on organizations and individuals for the marketing and sales of its products. Longevity expects that this will continue to be the case. Such services may not always be available to Longevity on a timely basis, which may limit or delay its ability to develop or commercialize its products.

Certain of Longevity’s directors and scientific advisors serve as officers, directors, scientific advisors, or consultants of other companies that might be developing competitive products. None of Longevity’s directors are obligated under any agreement or understanding with Longevity to make any additional products or technologies available to it. Similarly, Longevity can give no assurances, and it does not expect, and investors should not expect, that any biomedical or pharmaceutical product or technology identified by any of Longevity’s directors or affiliates in the future would be made available to Longevity other than corporate opportunities. We can give no assurances that any such other companies will not have interests that are in conflict with their interests.

Longevity relies on third parties to supply certain raw materials and packaging components and to manufacture and package its products, and, if its third-party vendors do not timely supply these products or perform these services, it may delay or impair Longevity’s ability to develop, manufacture, market, and deliver its products.

Longevity purchases the raw materials and packaging components that are designed to its specifications for all of its cosmetic products from various third parties. In addition, Longevity relies on a third-party manufacturer to formulate and package certain of its products. Longevity collaborates with these vendors to meet Longevity’s stringent design and creative criteria. While Longevity believes that it currently has adequate sources of supply and services for all of its products, Longevity and its vendors may, in the future, not be able to (i) perform under any definitive manufacturing, supply or service agreements or (ii) remain in business for a sufficient time to successfully produce and market Longevity’s cosmetic products. If Longevity does not maintain important vendor relationships, it may fail to find a replacement vendor, which could delay or impair its ability to commercialize, produce, and distribute its cosmetic products and substantially increase Longevity’s costs or deplete profit margins, if any. If Longevity does find replacement vendors, it may not be able to enter into agreements with vendors on favorable terms and conditions

In addition, Longevity does not have complete control over the ability of its third-party manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Although Longevity requires its third-party manufacturers to supply it with components and products that meet Longevity’s specifications and comply with applicable legal and regulatory requirements in its agreements, and Longevity performs incoming inspection, testing or other acceptance activities to ensure the components and products meet its requirements, there is a risk that Longevity’s manufacturers will not always act consistent with Longevity’s best interests, and may not always supply components and products that meet Longevity’s requirements or supply components and products in a timely manner. If any of Longevity’s manufacturers fail to meet expectations or to comply with applicable legal or regulatory requirements, Longevity may need to find an alternative manufacturer, which could significantly impact Longevity’s ability to develop and market its products. Any failure on the part of Longevity’s manufacturers to comply with applicable regulations could result in sanctions being imposed on Longevity, including fines, injunctions, civil penalties, delays, recalls, criminal prosecutions or damage to Longevity’s reputation, any of which could significantly and adversely harm Longevity’s business and results of operations.

To be commercially successful, Longevity must educate physicians, where appropriate, on how and when its products are proper alternatives to existing treatments and that Longevity’s products should be used in their procedures.

Longevity believes physicians will only use Longevity’s products if they determine, based on their independent medical judgment and experience, clinical data, and published peer-reviewed journal articles, that the use of Longevity’s products in a particular procedure is a favorable alternative to other treatments. Physicians may be hesitant to change their existing medical treatment practices for the following reasons, among others:

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their lack of experience with advanced bio-aesthetic products, such as Longevity’s products;
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lack of evidence supporting additional patient benefits of advanced pre and post-treatment cosmetic products, such as Longevity’s products, over other proven alternatives;
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perceived liability risks generally associated with the use of new products; and
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limited availability of reimbursement from third-party payers.

If Longevity does not manage inventory in an effective and efficient manner, it could adversely affect its results of operations.

Many factors affect the efficient use and planning of inventory of certain components and other materials used in Longevity’s manufacturing processes to manufacture its marketed products, such as the effectiveness of predicting demand, the effectiveness of preparing manufacturing to meet demand, efficiently meeting product demand requirements, and the expiration of materials in inventory. Longevity may be unable to manage its inventory efficiently, keep inventory within expected budget goals, keep inventory on hand or manage it efficiently, control expired inventory, or keep sufficient inventory of materials to meet product demand due to its dependence on third-party suppliers. Finally, Longevity cannot provide assurances that it can keep inventory costs within its target levels. Failure to do so may harm its long-term growth prospects.

Longevity will need substantial additional funding. If Longevity is unable to raise capital when needed, it could be forced to delay, reduce, or eliminate its product development programs or commercialization efforts.

Longevity expects to devote substantial financial resources to its ongoing and planned activities, particularly in order to develop and commercialize its cosmetic products going forward and to make significant investments to support its business growth. Longevity expects its expenses to increase substantially in connection with its ongoing activities, particularly as it launches its additional skincare products throughout 2025. Longevity also expects to incur significant commercialization expenses related to product manufacturing, sales, marketing, and distribution. Accordingly, Longevity will need to obtain substantial additional funding in connection with its continuing operations. To obtain such funding, Longevity may need to engage in equity, equity-linked, or debt financings, including for possible use in acquisitions. If Longevity raises additional funds through future issuances of equity, equity-linked, or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities it issues could have rights, preferences, and privileges superior to those of holders of Longevity Common Stock. Given current uncertainty in the capital markets and other factors, such funding may not be available on terms favorable to Longevity or at all.

Any additional debt financing that Longevity secures in the future could involve offering additional security interests and undertaking restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Longevity to obtain additional capital and to pursue business opportunities, including potential acquisitions. Additionally, if Longevity seeks to access additional capital or increase its borrowing, there can be no assurance that debt or equity financing may be available to Longevity on favorable terms, if at all. If Longevity is unable to obtain adequate financing or financing on terms satisfactory to it when Longevity requires it, Longevity’s ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business, results of operations, and financial condition may be harmed.

In addition, disputes may also arise between Longevity and its investors or lenders. For example, the Holders (as defined in Note 9 to the accompanying consolidated financial statements) have alleged that, among other claims, Longevity owes additional payment of principal and interest on the Convertible Notes (as defined in Note 9 to the accompanying consolidated financial statements) and that, under the terms of the Convertible Note Warrants (as defined in Note 9 to the accompanying consolidated financial statements), Longevity is required to repurchase such Convertible Note Warrants at a purchase price equal to the Black-Scholes Value of the unexercised portion of such Convertible Note Warrants as of the closing of the Business Combination. One of the Holders has filed suit seeking to recover such amounts allegedly owed. See Notes 9 and 11 to the accompanying consolidated financial statements for additional details. There can be no assurance that these or similar matters will not result in expensive arbitration, litigation, or other dispute resolution, including, but not limited to, the litigation filed by one of the Holders, which may not be resolved in Longevity’s favor and may adversely impact its financial condition.

Longevity may engage in strategic transactions that could impact its liquidity, increase its expenses, and present significant distractions to Longevity’s management.

From time to time, Longevity may consider strategic transactions, such as acquisitions of companies, business combinations, asset purchases, and out-licensing or in-licensing of products, product candidates, or technologies. Additional potential transactions that Longevity may consider include a variety of different business arrangements, including strategic partnerships, joint ventures, restructurings, divestitures, business combinations, and investments. Any such transaction may require Longevity to incur non-recurring or other charges, may increase its near- and long-term expenditures, and may pose significant integration challenges or disrupt Longevity’s management or business, which could adversely affect its business, financial condition, and results of operations. These transactions may entail numerous operational and financial risks, including:

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exposure to unknown liabilities;
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disruption of Longevity’s business and diversion of its management’s time and attention in order to develop acquired products, product candidates, or technologies;
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incurrence of substantial debt or dilutive issuances of equity securities to pay for such transactions;
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higher-than-expected transaction and integration costs;
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write-downs of assets or goodwill or impairment charges;
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increased amortization expenses;
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difficulty and cost in combining the operations and personnel of any acquired businesses or product lines with its operations and personnel;
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impairment of relationships with key suppliers or customers of any acquired businesses or product lines due to changes in management and ownership; and
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inability to retain key employees of any acquired businesses.

Accordingly, although there can be no assurance that Longevity will undertake or successfully complete any transactions of the nature described above, any transactions that Longevity does complete may be subject to the foregoing or other risks and could have a material adverse effect on Longevity’s business, financial condition, and results of operations.

Longevity’s financial condition, results of operations, and cash flow may be adversely affected by changing economic conditions, including interest rates and inflation.

In recent years, the U.S. market has experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain and volatile, as a result of current geopolitical conditions including the Israel-Hamas war, the ongoing Russia-Ukraine war and conflict geopolitical tensions between the United States and China, proposed tariffs and other trade restrictions by the U.S. government and foreign governments, instability in the U.S. and global banking systems, high levels of inflation, high interest rates, the downgrading of the U.S.’s credit rating and the possibility of a recession. A decline in economic conditions, such as recession, economic downturn, and/or inflationary conditions in the U.S., could adversely and negatively impact Longevity’s financial condition, results of operations, and cash flow.

Longevity’s Risks Related to Legal and Regulatory Matters

New laws, regulations, enforcement trends, or changes in existing regulations governing the introduction, marketing, and sale of Longevity’s products to consumers could harm its business.

There has been an increase in regulatory activity in the United States related to cosmetic products and consumer protections, and the regulatory landscape is becoming more complex with increasingly strict requirements. If this trend continues, Longevity may find it necessary to alter some of the ways it has traditionally manufactured and marketed its products in order to stay in compliance with a changing regulatory landscape, and this could add to the costs of its operations and have an adverse impact on its business. To the extent federal, state, and local regulatory changes regarding consumer protection, or the ingredients, claims or safety of Longevity’s products occur in the future, they could require Longevity to reformulate or discontinue certain of its products, revise the product packaging or labeling, or adjust operations and systems, any of which could result in, among other things, increased costs, delays in product launches, product returns or recalls and lower net sales, and therefore could have a material adverse effect on its business, financial condition and results of operations. Noncompliance with applicable regulations could result in enforcement action by the FDA or other regulatory authorities within or outside the United States, including but not limited to product seizures, injunctions, product recalls and criminal or civil monetary penalties, all of which could have a material adverse effect on Longevity’s business, financial condition and results of operations.

In the United States, with the exception of color additives, the FDA does not currently require pre-market approval for products intended to be sold as cosmetics. However, the FDA may in the future require pre-market authorization for certain cosmetic products, establishments, or manufacturing facilities. Moreover, such products could also be regulated as both drugs and cosmetics simultaneously, as the categories are not mutually exclusive. The statutory and regulatory requirements applicable to drugs are extensive and require significant resources and time to ensure compliance. For example, if any of Longevity’s products intended to be sold as cosmetics were to be regulated as drugs, Longevity might be required to conduct, among other things, clinical trials to demonstrate the safety and efficacy of these products. Longevity may not have sufficient resources to conduct any required clinical trials or to ensure compliance with the manufacturing requirements applicable to drugs. If the FDA determines that any of Longevity’s products intended to be sold as cosmetics should be classified and regulated as drug products, and Longevity is unable to comply with applicable drug requirements, Longevity may be unable to continue to market those products. Any inquiry into the regulatory status of Longevity’s cosmetics and any related interruption in the marketing and sale of these products could damage its reputation and image in the marketplace.

In recent years, the FDA has issued warning letters to several cosmetic companies alleging improper claims regarding their cosmetic products. If the FDA determines that Longevity has disseminated inappropriate drug claims for its products intended to be sold as cosmetics, Longevity could receive a warning or untitled letter, be required to modify its product claims, or take other actions to satisfy the FDA. In addition, plaintiffs’ lawyers have filed class action lawsuits against cosmetic companies after receipt of these types of FDA warning letters. There can be no assurance that Longevity will not be subject to state and federal government actions or class action lawsuits, which could harm Longevity’s business, financial condition, and results of operations.

Additional state and federal requirements may be imposed on consumer products as well as cosmetics, cosmetic ingredients, or the labeling and packaging of products intended for use as cosmetics. For example, on December 29, 2022, Congress enacted the Modernization of Cosmetic Regulation Act of 2022 (“MoCRA”). MoCRA created new compliance requirements for manufacturers of cosmetic products in the United States and also significantly expanded the FDA's authority to oversee and regulate cosmetics. Under MoCRA, companies must comply with new requirements for cosmetics, such as new labeling requirements for certain products, safety substantiation, facility registration, product listing, adverse event reporting, good manufacturing practice requirements, and mandatory recalls. In addition, MoCRA provided the FDA with new enforcement authorities over cosmetics, such as the ability to initiate mandatory recalls and to obtain access to certain product records. Many of the requirements become applicable on December 29, 2023, with some of the requirements, such as those relating to labeling, scheduled to become applicable later in 2024 and 2025.

The FDA was required under MoCRA to propose mandatory GMPs for cosmetics by December 29, 2024, which was subsequently delayed until October 2025, and parties that operate facilities engaged in the manufacturing or processing of cosmetic products are required to register such facilities and submit product listing information to FDA by the same deadline. While Longevity expects to meet the registration and GMP requirements, it is unable to ascertain at this time the full impact that complying with any new MoCRA requirements will have on Longevity’s business. Compliance with the new requirements may further increase the cost of manufacturing certain of Longevity’s products and could have a material adverse effect on Longevity’s business, financial condition, and results of operations.

Longevity’s products are also subject to state laws and regulations, such as the California Safe Drinking Water and Toxic Enforcement Act, also known as “Prop 65,” and various state PFAS regulations, and failure to comply with such laws may also result in lawsuits and regulatory enforcement that could have a material adverse effect on Longevity’s business, financial condition and results of operations. Longevity is, and may in the future be, involved in litigation related to such state laws and regulations.

Government regulations and private party actions relating to the marketing and advertising of Longevity’s products and services may restrict, inhibit, or delay Longevity’s ability to sell its products and harm its business, financial condition, and results of operations.

Government authorities regulate advertising and product claims regarding the performance and benefits of Longevity’s products. These regulatory authorities typically require a reasonable basis to support any marketing claims. What constitutes a reasonable basis for substantiation can vary widely from market to market, and there is no assurance that the efforts that Longevity undertakes to support its claims will be deemed adequate for any particular product or claim. A significant area of risk for such activities relates to improper or unsubstantiated claims about its products and their use or safety. If Longevity is unable to show adequate substantiation for Longevity’s product claims, or its promotional materials make claims that exceed the scope of allowed claims for the classification of the specific product, whether cosmetics, over-the-counter drug products, or other consumer products that Longevity offers, the FDA, the Federal Trade Commission (the “FTC”) or other regulatory authorities could take enforcement action or impose penalties, such as monetary consumer redress, requiring Longevity to revise its marketing materials, amend its claims or stop selling certain products, all of which could harm Longevity’s business, financial condition and results of operations. Any regulatory action or penalty could lead to private party actions, or private parties could seek to challenge Longevity’s claims even in the absence of formal regulatory actions, which could harm Longevity’s business, financial condition, and results of operations.

Longevity’s products may cause or contribute to undesirable side effects that it is required to report to the FDA, and if Longevity fails to do so, it would be subject to sanctions that could harm its reputation, business, financial condition, and results of operations.

The discovery of serious safety issues with Longevity’s products, or a recall of its products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on Longevity. The FDA regulates Longevity’s cosmetic products. In the United States, the FDA regulations govern, among other things, the activities that Longevity performs, including product development, product testing, product labeling, product storage, manufacturing, advertising, promotion, product sales, reporting of certain product adverse events and failures, and distribution. The FDA has the authority to require the recall or recommend the market withdrawal, as applicable, of commercialized products in the event that a product has a reasonable probability of causing a serious adverse health risk due to adulteration or misbranding. Companies may also choose to voluntarily recall a product if any material deficiency or regulatory violation is discovered. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects, or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future. Depending on the corrective action Longevity takes to redress a product’s deficiencies or defects, the FDA may require, or Longevity may decide, that it will need to obtain new approvals, clearances, or certifications for the product before Longevity may market or distribute the corrected product. Seeking such approvals, clearances, or certifications may delay Longevity’s ability to replace the recalled products in a timely manner. Moreover, if Longevity does not adequately address problems associated with its products, Longevity may face additional regulatory enforcement action, including warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals or clearances; seizures or recalls of products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for products; clinical holds; refusal to permit the import or export of products; and criminal prosecution. Companies are required to maintain certain records of recalls and corrective actions, even if they are not reportable to the FDA. Longevity may initiate voluntary withdrawals or corrections for its products in the future that it determines does not require notification to the FDA. If the FDA disagrees with Longevity’s determinations, it could require that Longevity reports those actions as recalls, and Longevity may be subject to enforcement action. A future recall announcement could harm Longevity’s reputation, potentially lead to product liability claims against it, and negatively affect its sales.

Product liability lawsuits could divert Longevity’s resources, result in substantial liabilities, and reduce the commercial potential of its products.

Longevity’s business exposes it to the risk of product liability claims that are inherent to the development, clinical validation studies, and testing to demonstrate aesthetic improvement and marketing of aesthetic, skincare, and haircare products. These lawsuits may divert Longevity’s management from pursuing its business strategy and may be costly to defend. In addition, if Longevity is held liable in any of these lawsuits, Longevity may incur substantial costs and may be forced to limit or forgo further commercialization of those products. Although Longevity maintains general liability insurance in an amount that Longevity believes is reasonably adequate to insulate it from potential claims, this insurance may not fully cover potential liabilities. In addition, Longevity’s inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercial production and sale of Longevity’s products, which could adversely affect its business.

In addition, Longevity’s business exposes it to the risk of product liability claims that are inherent in the manufacturing, processing, and marketing of human tissue products. Longevity may be subject to such claims if its products cause, or appear to have caused, an injury. Claims may be made by consumers, healthcare providers, patients, or others buying or selling Longevity’s products. Product liability claims can be expensive to defend (regardless of merit), divert Longevity’s management’s attention, result in substantial damage awards against Longevity, harm its reputation, and generate adverse publicity, which could result in the withdrawal of, or reduced acceptance of, Longevity’s products in the market.

Longevity may be subject to damages resulting from claims that Longevity or its employees have wrongfully used or disclosed alleged trade secrets of its competitors or are in breach of non-competition or non-solicitation agreements with its competitors.

Longevity may employ individuals who were previously employed at universities or pharmaceutical or cosmetics companies, including its competitors or potential competitors. Although Longevity tries to ensure that its employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for Longevity, and Longevity is not currently subject to any claims that its employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties, Longevity may in the future be subject to such claims. Litigation may be necessary to defend against these claims. If Longevity fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if Longevity is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Business interruptions could adversely affect future operations and financial conditions, and may increase Longevity’s costs and expenses.

Longevity’s operations, and those of its directors, employees, advisors, contractors, consultants, and collaborators, could be adversely affected by earthquakes, floods, hurricanes, typhoons, other extreme weather conditions, fires, water shortages, power failures, business systems failures, medical epidemics or pandemics, such as the COVID-19 pandemic, and other natural and man-made disaster or business interruptions, many of which are beyond Longevity’s and such third parties’ control. Longevity’s phones, electronic devices, and computer systems, and those of its directors, employees, advisors, contractors, consultants, and collaborators, are vulnerable to damages, theft and accidental loss, negligence, unauthorized access, terrorism, war, electronic and telecommunications failures, and other natural and man-made disasters. These locations may be subject to additional security and other risk factors due to the limited control of Longevity employees. If such an event as described above were to occur in the future, it may cause interruptions in Longevity’s operations, delay research and development programs, clinical validation, regulatory compliance activities, manufacturing and quality assurance activities, sales and marketing activities, hiring, training of employees and persons within associated third parties, and other business activities.

Likewise, Longevity relies and will continue to rely on third parties to conduct clinical trials, and similar events as those described in the prior paragraph relating to their business systems, equipment, and facilities could also have a material adverse effect on its business. To the extent that any disruption or security breach were to result in a loss of, or damage to, Longevity’s data or applications, or inappropriate disclosure of confidential or proprietary information, Longevity could incur liability and the further development, commercialization, marketing, and sales of its products could be delayed or altogether terminated.

Longevity’s employees or others acting on its behalf may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for Longevity and harm its reputation.

Longevity may be exposed to the risk that its employees, independent contractors, consultants, distributors and vendors, and other individuals or entities with whom it has arrangements to act on its behalf may engage in unethical, fraudulent, or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to Longevity that violates: (i) the laws and regulations of the FDA, including those laws requiring the reporting of true, complete and accurate information to the FDA; (ii) manufacturing standards; or (iii) laws that require the true, complete and accurate reporting of financial information or data. Misconduct by employees or others acting on Longevity’s behalf could also involve the improper use of information obtained in the course of clinical validation studies or other testing of Longevity’s cosmetic products, which could result in regulatory sanctions and serious harm to Longevity’s reputation. It is not always possible to identify and deter such misconduct, and the precautions Longevity takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting it from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions or investigations are instituted against Longevity, and Longevity is not successful in defending itself or asserting its rights, those actions or investigations could result in government investigations, legal proceedings, the imposition of significant fines or other sanctions, including the imposition of monetary penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect Longevity’s ability to operate its business and its results of operations. Whether or not Longevity is successful in defending against such actions or investigations, Longevity could incur substantial costs, including legal fees, and divert the attention of management in defending ourselves against any of these claims or investigations, which could have a material adverse effect on Longevity’s business, financial condition, and results of operations.

Risks Related to Longevity’s Intellectual Property

Longevity may not be able to protect its proprietary technology, which could harm Longevity’s ability to operate profitably.

The patent positions of biologics and cosmetics companies are uncertain and involve complex legal and factual questions. These industries place considerable importance on obtaining patent and trade secret protection for new technologies, cosmetic products, and processes. Longevity may incur significant expenses in protecting its intellectual property and defending or assessing claims with respect to intellectual property owned by others. Any patent or other infringement litigation by or against Longevity could cause Longevity to incur significant expenses and divert the attention of its management.

Others may file patent applications or obtain patents on similar technologies that compete with Longevity’s products. Longevity cannot predict how broad the claims in any such patents or applications will be and whether they will be allowed. Once claims have been issued, Longevity cannot predict how they will be construed or enforced. Longevity may infringe upon the intellectual property rights of others without being aware of it. If another party claims Longevity is infringing their technology, Longevity could have to defend an expensive and time-consuming lawsuit, pay a large sum if Longevity is found to be infringing, or be prohibited from selling or licensing Longevity’s products unless Longevity obtains a license or redesign its products, which may not be possible.

Longevity also relies on trade secrets and proprietary know-how to develop and maintain its competitive position. Some of Longevity’s current or former employees, consultants, scientific advisors, contractors, current or prospective corporate collaborators may unintentionally or willfully disclose Longevity’s confidential information to competitors or use Longevity’s proprietary technology for their own benefit. Furthermore, enforcing a claim alleging the infringement of Longevity’s trade secrets would be expensive and difficult to prove, making the outcome uncertain. Longevity’s competitors may also independently develop similar knowledge, methods, and know-how or gain access to Longevity’s proprietary information through some other means.

Longevity may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights, as well as costs associated with lawsuits.

If any other person filed patent applications, or is issued patents, claiming technology also claimed by Longevity, Longevity may be required to participate in interference or derivation proceedings in the U.S. Patent and Trademark Office

(the “USPTO”) to determine priority and/or ownership of the invention. Longevity’s licensors or Longevity may also need to participate in interference proceedings involving issued patents and pending applications of another entity.

The intellectual property environment in Longevity’s industry is particularly complex, constantly evolving, and highly fragmented. Other companies and institutions have issued patents and have filed or will file patent applications that may issue into patents that cover or attempt to cover products, processes, or technologies similar to Longevity’s. Longevity has not conducted freedom-to-use patent searches on all aspects of Longevity’s cosmetic products, and may be unaware of relevant patents and patent applications of third parties. In addition, the freedom-to-use patent searches that have been conducted may not have identified all relevant issued patents or pending patent applications. Longevity cannot provide assurance that its cosmetic products or proposed products will not ultimately be held to infringe one or more valid claims owned by third parties, which may exist or come to exist in the future, or that in such case Longevity will be able to obtain a license from such parties on acceptable terms.

Longevity cannot guarantee that its technologies will not conflict with the rights of others. Longevity may also face frivolous litigation or lawsuits from various competitors or from litigious securities attorneys. The cost of any litigation or other proceeding relating to these areas, even if deemed frivolous or resolved in Longevity’s favor, could be substantial and could distract management from its business. Uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on Longevity’s ability to continue its operations.

If Longevity infringes the rights of others, Longevity could be prevented from selling products or forced to pay damages.

Longevity’s research, development, and commercialization activities may infringe or otherwise violate or be alleged to infringe or otherwise violate patents owned or controlled by other parties. Competitors in the field of aesthetics and cosmetics have developed large portfolios of patents and patent applications in fields relating to Longevity’s business. Additionally, there may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against Longevity. These third parties could bring claims against Longevity that would cause it to incur substantial expenses and, if successful against us, could cause Longevity to pay substantial damages and/or Longevity could be forced to stop or delay research, development, manufacturing, or sales of the product that is the subject of the suit. Further, if a patent infringement suit were brought against Longevity, during the pendency of the litigation, Longevity could be forced to stop or delay research, development, manufacturing, or sales of the product that is the subject of the suit. If Longevity’s products, methods, processes, and other technologies are found to infringe the rights of other parties, Longevity could be required to pay damages, or may be required to cease using the technology or to license rights from the prevailing party. Any prevailing party may be unwilling to offer Longevity a license on commercially acceptable terms.

Longevity cannot be certain it will be able to obtain and maintain patent protection to protect its products and technology.

Longevity cannot be certain that all patents applied for will be issued or that its existing patents can be maintained. If a third party has also filed a patent application relating to an invention claimed by Longevity or one or more of its licensors, Longevity may be required to participate in an interference or derivation proceeding declared or instituted by the USPTO, which could result in substantial uncertainties and cost for Longevity, even if the eventual outcome is favorable to Longevity. The degree of future patent protection for Longevity’s cosmetic products and technology is uncertain. For example:

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Longevity or its licensors might not have been the first to make the inventions covered by Longevity’s issued patents, or pending or future patent applications;
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Longevity or its licensors might not have been the first to file patent applications for the inventions;
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others may independently develop duplicative, similar, or alternative technologies;
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it is possible that Longevity’s patent applications will not result in an issued patent or patents, or that the scope of protection granted by any patents arising from Longevity’s patent applications will be significantly narrower than expected;
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any patents under which Longevity holds ultimate rights may not provide Longevity with a basis for commercially-viable products, may not provide Longevity with any competitive advantages, or may be challenged by third parties as not infringed, invalid, or unenforceable under U.S. or foreign laws;
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any patent issued to Longevity in the future or under which Longevity holds rights may not be valid or enforceable; or

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Longevity may develop additional technologies that are not patentable and which may not be adequately protected through trade secrets; for example, if a competitor independently develops duplicative, similar, or alternative technologies.

Longevity may infringe the intellectual property rights of others, which may prevent or delay Longevity’s product development efforts and stop Longevity from commercializing or increase the costs of commercializing its cosmetic products.

Longevity’s success will depend in part on its ability to operate without infringing, misappropriating, or otherwise violating the trademarks, patents, copyrights, trade secrets, and other proprietary rights of others. Longevity cannot guarantee that its cosmetic products, or the manufacture or use of its cosmetic products, will not infringe, misappropriate, or otherwise violate such third-party rights. From time to time, Longevity may receive allegations of trademark or patent infringement, and third parties have filed claims against Longevity with allegations of intellectual property infringement. In addition, third parties may involve Longevity in intellectual property disputes as part of a business model or strategy to gain competitive advantage.

Defending against such allegations and litigation could be costly, affect Longevity’s results of operations, divert the attention of managerial and scientific personnel, and have an adverse impact on Longevity’s ability to bring products to market. Some of these third parties may be better capitalized and have more resources than Longevity. In the event Longevity is to infringe or violate a third party’s intellectual property rights, it may need to halt commercialization of the relevant cosmetic product(s), obtain a license, which may not be available to Longevity on commercially reasonable terms, and redesign or rebrand its marketing strategy or cosmetic products, which may not be possible or may be costly. In addition, there is a risk that a court will order Longevity to pay the other party damages for having violated or infringed upon the other party’s intellectual property rights.

Some of Longevity’s competitors may be able to sustain the costs of complex intellectual property litigation more effectively than Longevity can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any such litigation could have a material adverse effect on Longevity’s ability to raise the funds necessary to continue its operations.

If Longevity fails to protect or enforce its intellectual property or confidential proprietary information relating to cosmetic products, it may not be able to compete effectively, which may negatively affect Longevity’s business as well as limit its partnership or acquisition appeal.

Longevity’s success depends in part on its ability to protect its intellectual property rights. Longevity relies on a combination of trademarks, trade secrets, confidential proprietary information, domains, licensed patent rights, and other intellectual property rights to protect its intellectual property. Longevity may be subject to competition despite the existence of intellectual property it licenses or own. Longevity can give no assurances that its intellectual property will be sufficient to prevent third parties from designing around the patents it owns or licenses and developing and commercializing competitive products. The existence of competitive products that avoid Longevity’s intellectual property could materially adversely affect Longevity’s operating results and financial condition. Furthermore, limitations, or perceived limitations, in Longevity’s intellectual property may limit the interest of third parties to partner, collaborate, or otherwise transact with Longevity, if third parties perceive a higher than acceptable risk to the commercialization of Longevity’s products or future products.

Longevity may elect to sue a third party, or otherwise make a claim, alleging infringement or other violation of patents, trademarks, trade dress, copyrights, trade secrets, domain names, or other intellectual property rights that Longevity either owns or licenses. If Longevity does not prevail in enforcing its intellectual property rights in this type of litigation, Longevity may be subject to:

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paying monetary damages related to the legal expenses of the third party;
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facing additional competition that may have a significant adverse effect on Longevity’s product pricing, market share, business operations, financial condition, and the commercial viability of Longevity’s products; and
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restructuring Longevity’s company or delaying or terminating select business opportunities, including, but not limited to, research and development, clinical validation, and commercialization activities, due to a potential deterioration of Longevity’s financial condition or market competitiveness.

A third party may also challenge the validity, enforceability, or scope of the intellectual property rights that Longevity licenses or owns, and the result of these challenges may narrow the claim scope of or invalidate intellectual property rights that are integral to Longevity’s cosmetic products in the future. There can be no assurance that Longevity will be able to successfully defend its intellectual property rights in an action against third parties due to the unpredictability of litigation and the high costs associated with intellectual property litigation, among other factors.

Changes to patent law, for example the Leahy-Smith America Invests Act of 2011 and the Patent Reform Act of 2009 and other future article of legislation in the U.S., may substantially change the regulations and procedures surrounding patent applications, issuance of patents, prosecution of patents, challenges to patent validity, and patent enforcement. Longevity can give no assurances that its patents and those of its licensor(s) can be defended or will protect Longevity against future intellectual property challenges, particularly as they pertain to changes in patent law and future patent law interpretations.

In addition, enforcing and maintaining Longevity’s intellectual property protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by the USPTO and courts, and protection of its intellectual property rights could be reduced or eliminated for non-compliance with these requirements.

If Longevity is not able to protect and control its unpatented trade secrets, know-how, and other proprietary technology, Longevity may suffer competitive harm.

Longevity also relies on proprietary trade secrets and unpatented know-how to protect its research and development activities, particularly when Longevity does not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. Longevity will attempt to protect its trade secrets and unpatented know-how by requiring its employees, consultants, collaborators, and advisors to execute a confidentiality and non-use agreement. Longevity cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that Longevity will have an adequate remedy for any such breach, or that Longevity’s trade secrets will not otherwise become known or independently developed by a third party. Longevity’s trade secrets, and those of its present or future collaborators with which Longevity has agreements authorizing its use or access to such trade secrets, may become known or may be independently discovered by others, which could adversely affect the competitive position of its products.

If Longevity’s trademarks and trade names are not adequately protected, then Longevity may not be able to build name recognition in its target markets, and Longevity’s business may be adversely affected.

Longevity’s registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic, or determined to be infringing on other marks. Longevity may not be able to protect its rights in these trademarks and trade names, which Longevity needs in order to build name recognition with potential partners or consumers in its target markets. If Longevity is unable to establish name recognition based on its trademarks and trade names, then Longevity may not be able to compete effectively, and its business may be adversely affected.

Risks Related to Longevity’s Financial Condition

Longevity’s future success is dependent, in part, on the performance and continued service of its officers and directors.

Longevity is presently dependent largely upon the experience, abilities, and continued services of its senior management, including its Chief Executive Officer, Rajiv Shukla. The loss of services of Mr. Shukla could have a material adverse effect on Longevity’s business, financial condition, or results of operation. Other key executives are important to Longevity’s ongoing capability to develop, commercialize, and, if necessary, obtain regulatory approval for its cosmetic products. The competition for executive talent may make it difficult to replace any of these key positions in a timely manner. Longevity does not maintain “key employee” insurance policies on any of its executive officers that would compensate Longevity for the loss of their services. The time and cost required to replace a key employee may have a material adverse effect on Longevity’s results of operations and financial condition.

Management has concluded that there is substantial doubt about Longevity’s ability to continue as a going concern.

The accompanying financial statements have been prepared on the basis that Longevity will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of December 31, 2024, Longevity had negative net working capital of $4,921,151, a net loss from continuing operations of $10,650,464, and negative net cash flow from operations of $4,388,948. Longevity has historically relied on raising capital to fund its operations. Based on its working capital balance as of December 31, 2024 and projected cash needs for the next twelve months, Longevity’s management estimates that it will need to raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through issuing additional shares of Longevity Common Stock or other equity securities or obtaining debt financing. There can be no assurance that any required future financing can be successfully completed on a timely basis or on terms acceptable to Longevity. Based on these circumstances, management has determined there is substantial doubt about Longevity’s ability to continue as a going concern.

The accompanying consolidated financial statements do not include any adjustments that may be necessary should Longevity be unable to continue as a going concern.

Longevity may become involved in litigation that may materially adversely affect it.

From time to time, Longevity may become involved in various legal proceedings relating to matters incidental to the ordinary course of business, including intellectual property, commercial, product liability, employment, class action, whistleblower, shareholder derivative suits, and other litigation and claims, and governmental and other regulatory investigations and proceedings. The Holders of the Convertible Notes have alleged that Longevity owes additional principal and interest thereon and is required to repurchase the Convertible Note Warrants. One of the Holders has filed suit seeking to recover such amounts allegedly owed. Longevity’s management believes that its obligations under the Convertible Notes have been satisfied and that no additional payments are due to the Holders, and Longevity has conveyed its position to the Holders. Nevertheless, Longevity cannot assure you that it will prevail. Such matters can be time-consuming, divert management’s attention and resources, cause Longevity to incur significant expenses or liability, or require Longevity to change its business practices. Because of the potential risks, expenses, and uncertainties of litigation, Longevity may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, Longevity cannot assure you that the results of any of these actions will not have a material adverse effect on its business.

Longevity has a history of net losses, and it may not be able to achieve or maintain profitability in the future.

Longevity has incurred net losses each year since its inception, and it may not be able to achieve or maintain profitability in the future. For the years ended December 31, 2024 and 2023, Longevity had a loss from continuing operations of $10,650,464 and $16,205,252, respectively, and negative cash flows from operations of $4,388,948 and $8,348,208, respectively. To date, Longevity has financed its operations primarily through the sale of equity securities and convertible debt. Longevity has devoted substantially all of its financial resources and efforts to research and development, including preclinical studies and clinical trials, and Longevity anticipates that its expenses will continue to increase over the next several years as Longevity continues to develop and launch its cosmetic products, expand into new markets and increase its sales and marketing efforts. These efforts may be more costly than Longevity expects and may not result in increased revenue or growth in its business. Accordingly, Longevity expects to continue to incur substantial operating losses for the foreseeable future, which may fluctuate significantly from quarter to quarter and year to year.

Any failure to increase revenue sufficiently to keep pace with Longevity’s investments and other expenses could prevent Longevity from achieving or maintaining profitability or positive cash flow on a consistent basis. If Longevity is unable to successfully address these risks and challenges as it encounters them, Longevity’s business, financial condition, results of operations, and prospects could be adversely affected. If Longevity is unable to generate adequate revenue and manage its expenses, it may continue to incur significant losses in the future and may not be able to achieve or maintain profitability. In addition, even if Longevity does achieve profitability, it may not be able to sustain or increase profitability. Longevity’s failure to become and remain profitable would depress the value of its company and could impair its ability to maintain research and development efforts, expand Longevity’s business, diversify its product offerings, or even continue its operations. A decline in the value of Longevity could also cause you to lose all or part of your investment.

An economic downturn may harm Longevity’s business and the results of its operations.

Longevity’s overall performance depends, in part, on worldwide economic conditions. The U.S. and global markets have experienced cyclical or episodic downturns, and worldwide economic conditions remain uncertain and volatile, as a result of current geopolitical conditions including the Israel-Hamas war, the ongoing Russia-Ukraine war and geopolitical tensions between China and the U.S., proposed tariffs and other trade restrictions by the U.S. government and foreign governments, instability in the U.S. and global banking systems, high levels of inflation, high interest rates, the downgrading of the U.S.’s credit rating and the possibility of a recession. Impacts of such economic weakness include:

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falling overall demand for goods and services, leading to reduced profitability;
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reduced credit availability;
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higher borrowing costs;
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reduced liquidity;

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volatility in credit, equity, and foreign exchange markets; and
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bankruptcies.

These developments could lead to supply chain disruptions, decreased consumer spending, and uncertainty about business continuity, which may adversely affect Longevity’s business and its results of operations.

Future increases in interest rates may increase Longevity’s borrowing costs and may also affect its ability to obtain working capital through borrowings such as bank credit lines and public or private sales of debt securities, which may result in lower liquidity, reduced working capital, and other adverse impacts on its business.

Any continued increases in interest rates in the future will increase the cost of new indebtedness/servicing Longevity’s outstanding indebtedness/refinancing its outstanding indebtedness, and could materially and adversely affect its results of operations, financial condition, liquidity, and cash flows.

Significant disruptions of information technology systems, computer system failures, or breaches of information security could adversely affect Longevity’s business.

Longevity relies to a large extent upon information technology systems to operate its business. In the ordinary course of business, Longevity collects, stores, and transmits large amounts of confidential information (including, but not limited to, personal information and intellectual property). The size and complexity of Longevity’s information technology and information security systems, and those of its third-party vendors with whom it may contract, make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by its employees or vendors, or from malicious attacks by third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives (including, but not limited to, industrial espionage and market manipulation) and expertise. While Longevity intends to invest in the protection of data and information technology, there can be no assurance that its efforts will prevent service interruptions or security breaches.

Longevity’s internal computer systems, and those of its business vendors on which it may rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war, and telecommunication and electrical failures. Longevity exercises little or no control over these third parties, which increases Longevity’s vulnerability to problems with their systems. If such an event were to occur and cause interruptions in Longevity’s operations, it could result in a material disruption of its development programs. Any interruption or breach in Longevity’s systems could adversely affect Longevity’s business operations or result in the loss of critical or sensitive confidential information or intellectual property, and could result in financial, legal, business and reputational harm to Longevity or allow third parties to gain material, inside information that they use to trade in Longevity’s securities. To the extent that any disruption or security breach results in a loss of or damage to Longevity’s data or applications, or inappropriate disclosure of confidential or proprietary information, Longevity could incur liability, the further development of Longevity’s cosmetic products could be delayed, and Longevity’s business could be otherwise adversely affected.

Longevity will need to grow the size of its organization in the future, and it may experience difficulties in managing this growth.

Longevity will need to grow the size of its organization in order to support its continued development and commercialization of its cosmetic products. As Longevity’s development and commercialization plans and strategies continue to develop, Longevity’s need for additional managerial, operational, manufacturing, sales, marketing, financial, and other resources will increase. Longevity’s management, personnel, and systems currently in place will not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

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Managing Longevity’s clinical validation effectively;
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identifying, recruiting, maintaining, motivating, and integrating additional employees;
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managing Longevity’s internal development efforts effectively while complying with its contractual obligations to licensors, licensees, contractors, and other third parties; and
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improving Longevity’s managerial, development, operational, information technology, and finance systems; and expanding its facilities.

If Longevity’s operations expand, it will also need to manage additional relationships with various strategic partners, suppliers, and other third parties. Longevity’s future financial performance and its ability to commercialize its cosmetic products and to compete effectively will depend, in part, on Longevity’s ability to manage any future growth effectively, as well as its ability to develop a sales and marketing force when appropriate for Longevity. To that end, Longevity must be able to manage its development efforts effectively and hire, train, and integrate additional management, research and development, manufacturing, administrative, and sales and marketing personnel. The failure to accomplish any of these tasks could prevent Longevity from successfully growing.

Risks Related to Longevity Common Stock

If Longevity were to be delisted from Nasdaq, it could reduce the visibility, liquidity, and price of Longevity Common Stock.

On September 30, 2024, Longevity received notification from the Department indicating that it no longer met the Minimum Bid Price Requirement. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq provided Longevity with 180 calendar days, or until the Minimum Bid Compliance Date, to regain compliance with the Minimum Bid Price Requirement.

On March 24, 2025, at the Special Meeting, the Longevity Stockholders approved a reverse stock split of Longevity Common Stock at a ratio in the range of 1-for-15 to 1-for-30, with such ratio to be determined at the discretion of the Longevity Board. Following the Special Meeting, on April 24, 2025, the Longevity Board approved the Reverse Stock Split at a ratio of 1-for-30. The Reverse Stock Split is expected to become effective on May 12, 2025 at 9:00 a.m., Eastern Time, with the Longevity Common Stock to begin trading on a split-adjusted basis at market open on May 14, 2025. Although the Longevity Board has decided to implement the Reverse Stock Split, the effect of the Reverse Stock Split upon the market price of the Longevity Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in like circumstances is varied. It is possible that (i) the per share price of Longevity Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of Longevity Common Stock outstanding resulting from the Reverse Stock Split, (ii) the market price per post-reverse stock split share may not exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time or (iii) the Reverse Stock Split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. Even after effectiveness of the Reverse Stock Split, the market price of Longevity Common Stock may decrease due to factors unrelated to the Reverse Stock Split. In any case, the market price of Longevity Common Stock will be based on other factors that may be unrelated to the number of shares outstanding, including Longevity’s future performance. If the Reverse Stock Split is consummated and the trading price of Longevity Common Stock declines, the percentage decline as an absolute number and as a percentage of Longevity’s overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.

Even if the market price per post-Reverse Stock Split share of Longevity Common Stock remains in excess of $1.00 per share, Longevity may be delisted due to a failure to meet other continued listing requirements, including Nasdaq requirements related to the minimum number of shares that must be in the public float and the minimum market value of the public float. On August 30, 2024, Longevity received notice from the Department that it is not in compliance with Nasdaq Listing Rule 5550(b)(2) as a result of its MVLS falling below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to the MVLS Requirement from July 15, 2024 to August 29, 2024. In accordance with Nasdaq Listing Rule 5810(c)(3)(C), Nasdaq provided Longevity with 180 calendar days, or until the MVLS Compliance Date, to regain compliance with the MVLS Requirement. To regain compliance during the 180-day period, Longevity’s MVLS must be at least $35 million for a minimum of ten consecutive business days at any time during this period, after which Nasdaq will provide written confirmation of compliance to Longevity, and the matter will be closed. Longevity did not regain compliance with the MVLS Requirement by the MVLS Compliance Date. Accordingly, on March 4, 2025, Longevity received written notice from the Department notifying Longevity that it had failed to regain compliance with the MVLS Requirement by the MVLS Compliance Date. As such, Longevity requested a hearing to appeal Nasdaq’s delisting determination to the Nasdaq Hearings Panel. On April 15, 2025, Longevity’s hearing with the Nasdaq Hearings Panel was held. The Nasdaq Hearings Panel conditionally granted Longevity an additional compliance period until September 2, 2025 to regain compliance with both of the MVLS Requirement and the Minimum Bid Price Requirement, subject to the provision of certain financial information with respect to the parties to the Merger and other conditions.

Longevity believes that the Merger and the Reverse Stock Split provide a path to regaining compliance with Nasdaq’s listing requirements, but no guarantee can be provided that it will be successful in doing so and that the Merger will be consummated on or before September 2, 2025, or at all. Additionally, there can be no assurance that Longevity will be able to remain in compliance with the applicable Nasdaq listing requirements on an ongoing basis. If the Longevity Common Stock is delisted from Nasdaq, its liquidity would reduce materially and result in a corresponding material reduction in the price of Longevity Common Stock. In addition, delisting could harm Longevity’s ability to raise capital through alternative financing sources on terms acceptable to Longevity, or at all, and may result in the potential loss of confidence by investors, employees and business development opportunities. Such a delisting likely would impair your ability to sell or purchase Longevity

Common Stock when you wish to do so. Further, if Longevity were to be delisted from Nasdaq, the Longevity Common Stock may no longer be recognized as a “covered security” and Longevity would be subject to regulation in each state in which it offers securities. Thus, delisting from Nasdaq could adversely affect Longevity’s ability to raise additional financing through the public or private sale of equity securities, would significantly impact the ability of investors to trade Longevity securities and would negatively impact the value and liquidity of Longevity Common Stock.

Longevity expects the price of Longevity Common Stock may be volatile and may fluctuate substantially.

The stock market in general and the market for cosmetics companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for Longevity Common Stock may be influenced by many factors, including:

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commercialization and sales of its products;
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the results of its efforts to discover, develop, acquire, or in-license products, if any;
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failure or discontinuation of any of its research programs;
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actual or anticipated results from, and any delays in, any future clinical validation;
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the level of expenses related to any products that Longevity may choose to develop or clinical development programs Longevity may choose to pursue;
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disputes or other developments relating to proprietary rights, including patents, litigation matters, and Longevity’s ability to obtain patent protection for its technologies;
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announcements by Longevity or its competitors of significant acquisitions, strategic partnerships, joint ventures, and capital commitments;
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additions or departures of key scientific or management personnel;
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variations in Longevity’s financial results or those of companies that are perceived to be similar to it;
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new products or new uses for existing products introduced or announced by its competitors, and the timing of these introductions or announcements;
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results of clinical validation, testing, or clinical trials of products or product candidates of Longevity’s competitors;
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general economic and market conditions and other factors that may be unrelated to its operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;
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regulatory or legal developments in the U.S. and other countries;
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changes in the structure of healthcare payment systems;
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conditions or trends in the cosmetics industry;
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actual or anticipated changes in earnings estimates, development timelines, or recommendations by securities analysts;
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announcement or expectation of additional financing efforts;
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sales of Longevity Common Stock by Longevity or its stockholders in the future, as well as the overall trading volume of Longevity Common Stock; and
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the other factors described in this “Risk Factors” section.

In the past, following periods of volatility in companies’ stock prices, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted against Longevity, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect Longevity’s business and financial condition.

Future resales of Longevity Common Stock may cause the market price of Longevity securities to drop significantly, even if Longevity’s business is doing well.

Sales of a substantial number of shares of Longevity Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Longevity Common Stock.

As restrictions on resale end and registration statements for the sale of the shares held by parties who have contractual registration rights are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Longevity Common Stock or decreasing the market price itself. As a result of any such decreases in the price of Longevity Common Stock, purchasers who acquire shares of Longevity Common Stock may lose some or all of their investment.

Any significant downward pressure on the price of Longevity Common Stock as the selling stockholders sell the shares of Longevity Common Stock, or the prospect of such shares, could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of Longevity Common Stock.

Longevity is required to register the issuance of the shares underlying the warrants issued in the IPO (as defined below). Longevity may incur substantial costs in connection with such registration statement, and the issuance of such shares may result in dilution to holders of Longevity Common Stock, and the issuance of any such shares upon a cashless exercise of the warrants would not result in the receipt by Longevity of any cash proceeds thereof.

Pursuant to the warrant agreement entered into upon closing of the IPO, Longevity agreed to file a registration statement with the SEC to register the issuance of the shares of Longevity Common Stock upon exercise of the warrants issued in the IPO. Longevity prepared and filed such registration statement on August 7, 2023. The registration statement was not declared effective by the 60th business day following the closing of the Business Combination. As a result, until such registration statement is declared effective by the SEC, such warrants may be exercised by the holders thereof on a cashless basis.

Longevity has incurred substantial costs in connection with the filing of the registration statement. Longevity will be required to amend the registration statement to include certain financial statements of AxoBio (as defined below) and to update certain financial and other information since the date of the original filing of the registration statement. Longevity may incur substantial costs in connection with such amendment and completion of the SEC review process. In addition, for as long as the warrants remain exercisable on a cashless basis until the effectiveness of the registration statement, Longevity would not be able to receive any cash proceeds from the exercise thereof, preventing such potential proceeds from improving its liquidity position. Any shares issuable upon exercise of the warrants, for cash or on a cashless basis, would also increase the number of shares outstanding and available for sale, which could result in downward pressure on the price of Longevity Common Stock.

Longevity is an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make Longevity Common Stock less attractive to investors.

Longevity is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For so long as Longevity remains an emerging growth company, it will be permitted to and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

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not being required to comply with the auditor attestation requirements in the assessment of its internal control over financial reporting;
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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
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reduced disclosure obligations regarding executive compensation; and
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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Longevity may choose to take advantage of some, but not all, of the available exemptions. Longevity cannot predict whether investors will find Longevity Common Stock less attractive if Longevity relies on these exemptions. If some investors find Longevity Common Stock less attractive as a result, there may be a less active trading market for Longevity Common Stock, and the price of Longevity Common Stock may be more volatile.

Longevity does not anticipate paying any cash dividends on Longevity Common Stock in the foreseeable future; capital appreciation, if any, will be your sole source of gain as a holder of Longevity Common Stock.

Longevity has never declared or paid cash dividends on shares of Longevity Common Stock. Longevity currently plans to retain all of its future earnings, if any, and any cash received as a result of future financings to finance the growth and development of its business. Accordingly, capital appreciation, if any, of Longevity Common Stock will be the sole source of gain for holders of Longevity Common Stock for the foreseeable future.

Provisions in the Longevity Certificate of Incorporation and Delaware law may inhibit a takeover of Longevity, which could limit the price investors might be willing to pay in the future for Longevity Common Stock and could entrench management.

The Longevity Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Longevity securities.

Longevity is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Longevity securities.

Risks Related to Biolabs

Risks Related to Biolabs’ Business and Industry

Prior to the establishment of its COVID-19 testing business, Biolabs incurred losses, and expects to continue to generate losses now that COVID-19 testing has ceased.

While Biolabs achieved profitability in 2021 and 2022, such profitability was mainly a result of COVID-19 testing, which ceased in the second quarter of 2023. Prior to 2021, Biolabs incurred losses since inception. Biolabs has financed its operations through the sale of its securities, product revenues and government research grants and contracts. There is no assurance that Biolabs will be able to obtain adequate financing that it may need, or that any such financing that may become available will be on terms that are favorable to Biolabs and its stockholders. Ultimately, Biolabs’ ability to generate sufficient operating revenue to earn a profit depends upon its success in developing and marketing or licensing its diagnostic tests and technology. Any failure to do so could result in the possible closure of Biolabs’ business or force it to seek additional capital through loans or additional sales of equity securities to continue business operations, which could dilute the value of any securities you hold, or could result in the loss of your entire investment.

Now that the pandemic emergency has ended, Biolabs’ success will depend heavily on its cancer screening and longevity tests.

Now that the pandemic emergency has ended, the bulk of Biolabs’ revenues depends almost entirely on the commercial success of its cancer tests unless it can also develop or acquire new tests to other diseases or chronic conditions. The commercial success and Biolabs’ ability to generate revenues will depend on a variety of factors, including the following:

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competitive advantages
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patient acceptance of and demand for its tests;
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acceptance in the medical community;
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successful sales, marketing, and educational programs, including successful direct-to-patient marketing such as online advertising;
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the amount and nature of competition from other multi- cancer screening products and procedures;
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the ease of use of its ordering process for physicians;
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maintaining and defending patent protection of its intellectual property; and
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its ability to establish and maintain adequate commercial manufacturing, distribution, sales and CLIA laboratory testing capabilities.

If Biolabs is unable to develop and maintain substantial sales of its tests or if it is significantly delayed or limited in doing so, its business prospects, financial condition and results of operation will be adversely affected.

Biolabs will need to attract additional capital to scale its business but have no assurance that it can do so successfully.

Biolabs will be incurring significant sales and marketing costs as it commercializes its diagnostic test products. Biolabs will need to raise additional capital to pay operating expenses until it is able to generate sufficient revenues from diagnostic test sales, royalties, and license fees, and it will need to sell additional equity or debt securities to meet those capital needs. Biolabs’ ability to raise additional equity or debt capital will depend not only on progress made marketing and selling its diagnostic tests, but also will depend on access to capital and conditions in the capital markets. There is no assurance that Biolabs will be able to raise capital at times and in amounts needed to finance the development and commercialization of its diagnostic tests, maintenance of its CLIA certified diagnostic laboratory, and general operations. Even if capital is available, it may not be available on terms that Biolabs or its stockholders would consider favorable. Furthermore, sales of additional equity securities could result in the dilution of the interests of stockholders.

Biolabs will spend a substantial amount of capital on test validation, biomarker and data acquisitions, data analytics and algorithm development, but its products might not succeed in gaining widespread market acceptance.

Biolabs has developed and will continually refine new biomarker test panels and associated algorithms. The main focus of these products is on early detection of cancer. Biolabs’ technologies may not prove to be sufficiently efficacious or medically useful to gain widespread adoption or market share. The diagnostics tests and software that Biolabs has introduced to the market to date have not yet generated significant revenues. Without diagnostic test sales or licensing fee revenues, Biolabs will not be able to operate at a profit, and it will not be able to cover its operating expenses without raising additional capital.

Medical organizations, physicians and employers may be reluctant to try a new diagnostic test due to the high degree of risk associated with the application of new technologies and diagnostic tests in the field of human medicine, especially if the new test differs from the current standard of care for detecting cancer in patients. Competing tests for the screening or initial diagnosis of cancer are being developed by more established and significantly better-financed diagnostics or biotech companies, and academic laboratories.

There also is a risk that competitors may succeed in developing more accurate or more cost-effective diagnostic tests that could render Biolabs’ diagnostic tests and technologies obsolete or noncompetitive. Even if its tests are technically superior, Biolabs may not be able to differentiate its products sufficiently from its competition.

The success of Biolabs’ diagnostic tests depends on the degree of market acceptance by physicians, patients, government agencies and others who influence medical decision making.

The value of Biolabs’ diagnostic products is thus far proven mainly with real world evidence, rather than traditional clinical trials; and there is no assurance that real world evidence will gain wide acceptance by the medical establishment or regulators in the countries in which Biolabs conducts business. Also, there is no assurance that data derived from East Asia will be accepted in Western nations and generating data from Western populations could be time consuming and expensive. The value of machine learning and AI in Biolabs’ algorithms is novel, not entirely proven, and might not be widely embraced by the medical establishment or regulators in the countries in which Biolabs conducts business.

Biolabs’ diagnostics tests may not gain market acceptance by physicians and others in the medical community. The degree of market acceptance of Biolabs’ tests will depend on a number of factors, including:

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demonstrated sensitivity and specificity for detecting cancers;
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price;
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the availability and attractiveness of alternative screening methods;
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the willingness of physicians to recommend or prescribe Biolabs’ tests;
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the ease of use of Biolabs’ ordering process for physicians; and
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evidence that Biolabs’ tests confer a mortality benefit rather than merely shifting the stage of cancer at time of diagnosis.

If its diagnostics tests do not achieve an adequate level of acceptance, Biolabs may not generate the substantial revenues it needs to generate to remain profitable.

Biolabs is expecting patient self-pay to constitute a significant portion of its revenues for the foreseeable future and this revenue growth is contingent upon individuals’ willingness to pay out of pocket for diagnostic tests.

Biolabs expects that a substantial portion of the patients for whom it will perform diagnostic tests will have Medicare as their primary medical insurance. Medicare coverage is not expected for several years. Patients who are not covered by Medicare will generally rely on health insurance provided by private health insurance companies. If Biolabs is considered a “non-contracted provider” by a third-party payer, that payer may not reimburse patients for diagnostic tests performed by Biolabs or doctors within the payer’s network of covered physicians may not use Biolabs’ services to perform diagnostic tests for their patients. As a result, Biolabs may need to enter into contracts with health insurance companies or other private payers to provide diagnostic tests to their insured patients at specified rates of reimbursement which may be lower than the rates Biolabs might otherwise collect.

Until its diagnostic tests are covered by Medicare or private insurance, Biolabs expect that self-pay will constitute a significant portion of its revenues for the foreseeable future. This revenue growth will be contingent on individuals’ willingness to pay out of pocket for Biolabs’ diagnostic tests.

The commercial potential of Biolabs’ longevity test is unknown and unproven.

While OneTest for Cancer has been on the market for several years, OneTest for Longevity is in development and has not yet been offered for sale. Biolabs does not know the costs of customer acquisition or whether the test will be embraced by the market. Despite the emphasis on chronic disease mitigation by the Secretary of HHS, Biolabs has no evidence that its test would ever be reimbursed or otherwise recommended by the Centers for Medicare & Medicaid Services (the “CMS”), or any of the agencies that make up HHS. Biolabs’ plans to introduce a subscription model may fail to be embraced by the marketplace and, if it is, Biolabs does not yet know what monthly or quarterly fee most consumers would be willing to pay.

The interface between the DII and Biolabs’ laboratory information system has not yet been implemented.

An important feature of OneTest for Longevity is the interface between the DII and Biolabs’ laboratory reports. A laboratory version of the DII for this purpose remains in development by the team from Connecting Health Innovations. Biolabs cannot guarantee that it will be ready in time for its product launch or that it will function through its portal and laboratory information system without technical issues.

The viability of offering automated, tailored coupons for grocery purchases is untested and unproven by Biolabs.

Part of Biolabs’ value proposition to consumers and revenue model for OneTest for Longevity includes automated coupons delivered to the customers’ mobile app for the foods recommended for them to lower inflammation. This concept remains mere conjecture at this stage, and Biolabs does not know whether food suppliers would be willing to share revenues with it when their coupons are redeemed, nor does Biolabs know how consumers will view this feature and what percentage will redeem the coupons.

Biolabs’ CLIAx and CLIAx fund might not contribute to its growth.

Part of Biolabs’ growth strategy is to create a fund associated with its CLIAx. This would enable Biolabs to invest in, acquire, or transact with companies that have tests that could add to its menu or technologies, products, testing components or intellectual property that strengthen its core business. Biolabs has identified a few companies that could be candidates for this CLIAx fund but has no agreements or letters of intent with any of them. Thus, there is no guarantee that Biolabs can identify or reach agreement in the near term with any such companies to meaningfully contribute to inorganic growth.

Biolabs faces substantial competition.

The development and commercialization of diagnostics tests, especially MCEDs, is highly competitive and subject to rapid technological advances. Biolabs faces competition with respect to its current products and any product candidates it may seek to develop or commercialize in the future. Biolabs competitors may develop comparable tests that are safer, more effective, more convenient or less costly than any products that it may develop or market or may obtain marketing approval for their products from the FDA or equivalent foreign regulatory bodies more rapidly than Biolabs may obtain approval for its product candidates. Biolabs’ competitors may devote greater resources to market or sell their tests, research and development capabilities, adapt more quickly to new technologies, scientific advances or patient preferences and needs, initiate or withstand substantial price competition more successfully, or more effectively negotiate third-party licensing and collaborative arrangements. As a result, physicians and other key healthcare decision makers may choose other products over Biolabs’ products, switch from Biolabs’ products to new products or choose to use Biolabs’ products only in limited circumstances, which could adversely affect Biolabs’ business, financial condition, and results of operations.

Regarding its longevity test, Biolabs faces many competitors that assess pathways of aging other than inflammation such as telomere length, methylation, microbiome, and others. Furthermore, many labs can test for C-reactive protein, the most important biomarker of inflammation. If consumers do not value the proprietary DII or grocery coupon components of Biolabs’ test, they may seek out alternative testing providers.

If its diagnostics tests do not perform as expected, are misused or misinterpreted, or the reliability of the technology is questioned, Biolabs could experience delayed or reduced market acceptance of the tests, increased costs and damage to its reputation. False positives or false negatives could cause harm to patients and could result in action taken against Biolabs.

Biolabs’ success depends on the market’s confidence that it can provide a reliable, high-quality diagnostic tests. Biolabs believes that customers are likely to be particularly sensitive to product defects and errors. Biolabs’ reputation and the public image of its diagnostic tests may be impaired if they fail to perform as expected or are perceived as difficult to use. Despite clinical verification studies, quality control and quality assurance testing, defects or errors could occur with tests.

In the future, if Biolabs’ diagnostic tests experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm Biolabs’ business. Such defects or errors could also prompt Biolabs to amend certain warning labels or narrow the scope of the use of its diagnostic tests, either of which could hinder its success in the market. Even after any underlying concerns or problems are resolved, any widespread concerns regarding Biolabs’ technology or any manufacturing defects or performance errors in the test could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against Biolabs.

Biolabs’ inability to manage growth could harm its business.

Biolabs has added, and expects to continue to add, additional personnel in the areas of sales and marketing, laboratory operations, billing and collections, quality assurance and compliance. As Biolabs build its commercialization efforts and expands research and development activities, the scope and complexity of its operations is increasing significantly. As a result of its growth, Biolabs’ operating expenses and capital requirements have also increased, and Biolabs expects that they will continue to increase, significantly. Biolabs’ ability to manage growth effectively requires it to forecast expenses accurately, and to properly forecast and expand operational and testing facilities, if necessary, to expend funds to improve operational, financial and management controls, reporting systems and procedures. As Biolabs move forward in commercializing its tests, it will also need to effectively manage its growing manufacturing, laboratory operations and sales and marketing needs. If Biolabs is unable to manage its anticipated growth effectively, its business could be harmed.

Biolabs currently manufactures its tests predominantly in one facility and performs its testing in one laboratory facility. As demand for its tests grow, Biolabs may lack adequate facility space and capabilities to meet increased processing requirements. Moreover, if these or any future facilities or Biolabs’ equipment were damaged or destroyed, or if it experiences a significant disruption in its operations for any reason, Biolabs’ ability to continue to operate its business could be materially harmed.

Biolabs currently performs testing in a single laboratory facility in Gaithersburg, Maryland. Biolabs’ headquarters and manufacturing facilities are also located in Maryland. As it expands sales and increase the number of tests processed by its laboratory facility, Biolabs may need to expand or modify its existing laboratory facility or acquire new laboratory facilities to increase its processing capacity. Any failure to do so on terms acceptable to Biolabs, if at all, may significantly delay Biolabs’ processing times and capabilities, which may adversely affect its business, financial condition, and results of operation.

If these, or any future facilities, were to be damaged, destroyed or otherwise unable to operate, whether due to fire, floods, storms, tornadoes, other inclement weather events or natural disasters, employee malfeasance, terrorist acts, power outages, or otherwise, Biolabs’ business could be severely disrupted. If its laboratory is disrupted, Biolabs may not be able to perform testing or generate test reports as promptly as patients and healthcare providers require or expect, or possibly not at all. If Biolabs is unable to perform testing or generate test reports within a timeframe that meets patient and healthcare provider expectations, its business, financial results, and reputation could be materially harmed.

Biolabs currently maintains insurance against damage to its property and equipment and against business interruption and research and development restoration expenses, subject to deductibles and other limitations. If Biolabs has underestimated its insurance needs with respect to an interruption, or if an interruption is not subject to coverage under its insurance policies, Biolabs may not be able to cover its losses.

There are a limited number of manufacturers of molecular diagnostic equipment and related chemical reagents necessary for the provision of Biolabs’ diagnostic tests.

The test panels and algorithms that Biolabs has developed and will continue to develop rely on certain analytic equipment. There are only a few manufacturers of the equipment Biolabs will need and the chemical reagents that are required for use with a particular manufacturer’s equipment will be available only from that equipment manufacturer. If the manufacturer of the equipment Biolabs acquires discontinues operation or if Biolabs and other testing laboratories experience supply or quality issues with their equipment or reagents, it may become necessary for Biolabs to adjust its products for different analytic equipment, which would require additional experiments to ensure reproducibility of Biolabs’ test results using the new equipment. As a result, Biolabs may be unable to provide its diagnostic products for a period of time.

Biolabs suppliers may experience development or manufacturing problems or delays that could limit the growth of its revenue or increase its losses.

Biolabs may encounter unforeseen situations in the manufacturing of its diagnostic tests that could result in delays or shortfalls in production. Suppliers may also face similar delays or shortfalls. In addition, suppliers’ production processes may have to change to accommodate any significant future expansion of manufacturing capacity, which may increase suppliers’ manufacturing costs, delay production of diagnostic tests, reduce product gross margin and adversely impact Biolabs’ business. If Biolabs is unable to keep up with demand for tests by successfully securing supply and shipping its diagnostic tests in a timely manner, its revenue could be impaired, market acceptance for the tests could be adversely affected and its customers might instead purchase competitors’ diagnostic tests.

To achieve widespread use of Biolabs’ diagnostic test and commercial scale, some individual consumers may need convenient access to blood draw services, but Biolabs cannot guarantee that these service providers will be willing to perform them.

Currently, some of those who use Biolabs’ tests prefer traditional venous blood collected by a licensed phlebotomist. While Biolabs’ business customers, such as employers, typically have little difficulty finding phlebotomists, this can be a challenge for many of its individual consumers. To address this need, Biolabs has about 1,000 retail establishments that can draw blood for its test customers. These establishments perform these services based on contracts Biolabs has with the companies Any Lab Test Now and My One Medical Source. If those contracts were to terminate or expire or if they are unable to maintain their franchisees or networks of clinics willing to draw blood, this could limit Biolabs’ ability to serve its customers and grow.

Biolabs capillary blood collection devices are manufactured by other companies, and it cannot guarantee that it will have a continued supply of these devices or that the costs for them will not rise significantly.

Since Biolabs began validating and offering capillary (upper arm) blood collection, about two-thirds of its customers have elected that approach over traditional venipuncture with high success and satisfaction rates. Currently, there are only three or four manufacturers with FDA cleared upper arm collection devices and not all reliably collect the required 0.5mL of whole blood needed for Biolabs’ cancer test. Thus, if these collection device suppliers go out of business, experience supply chain disruptions, or substantially raise their prices, this could significantly disrupt Biolabs’ business operations.

Biolabs has limited sales and marketing resources and few distribution resources for the commercialization of any diagnostic tests that it has developed.

Biolabs currently has limited sales and marketing resources. If it is successful in developing marketable diagnostic tests, Biolabs will need to build its own marketing and sales capability, which would require the investment of significant financial and management resources to recruit, train, and manage a sales force.

The sizes of the markets for Biolabs’ diagnostic tests and services and any future diagnostic tests and services may be smaller than Biolabs estimates and may decline.

Biolabs’ estimates of the annual total addressable market for its diagnostic tests and services are based on a number of internal and third-party estimates and assumptions, including, without limitation, the assumed prices at which Biolabs can sell its diagnostic tests and services in the market. While Biolabs believes its assumptions and the data underlying its estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting its assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, Biolabs’ estimates of the annual total addressable market for its diagnostic tests and services in different market segments may prove to be incorrect. If the actual number of patients who would benefit from Biolabs’ diagnostic tests, the price at which Biolabs can sell them or the annual total addressable market for them is smaller than Biolabs has estimated, it may impair Biolabs’ sales growth and negatively affect its business, financial condition and results of operations.

If Biolabs fails to enter into and maintain successful strategic alliances for diagnostic tests that it elect to co-develop, co-market, or out-license, Biolabs may have to reduce or delay its diagnostic test development or increase its expenditures.

To facilitate the development, manufacture, and commercialization of its diagnostic tests, Biolabs may enter into strategic alliances with hospitals and biomedical research institutes, biotechnology and diagnostics companies, clinical testing reference laboratories, and marketing firms in many of the countries in which Biolabs does business. Biolabs will face significant competition in seeking appropriate alliances. Biolabs may not be able to negotiate alliances on acceptable terms, if at all. If Biolabs fails to create and maintain suitable alliances, it may have to limit the size or scope of, or delay, one or more of its product development or research programs, or it may have to increase its expenditures and may need to obtain additional funding, which may be unavailable or available only on unfavorable terms.

In some countries Biolabs may license marketing rights to diagnostics or clinical laboratory companies or to a joint venture company formed with those companies. Under such arrangements, Biolabs might receive only a royalty on sales of the diagnostic tests developed or an equity interest in a joint venture company that develops the diagnostic test. As a result, Biolabs’ revenues from the sale of those diagnostic tests may be substantially less than the amount of revenues and gross profits that Biolabs might receive if it were to market and run the diagnostic tests itself.

Biolabs may become dependent on possible future collaborations to develop and commercialize many of its diagnostic test candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of its business.

Biolabs may enter into various kinds of collaborative research and development, manufacturing, and diagnostic test marketing agreements to develop and commercialize its diagnostic tests. There is a risk that Biolabs could become dependent upon one or more collaborative arrangements. A collaborative arrangement, upon which Biolabs might depend might be terminated by its collaboration partner or they might determine not to actively pursue the co-development of its diagnostic tests. A collaboration partner also may not be precluded from independently pursuing competing diagnostic tests or technologies.

The success of Biolabs’ business is substantially dependent upon the efforts of its senior management team and its ability to attract additional personnel.

Biolabs’ success depends largely on the skills, experience, and performance of key members of its senior management team who are critical to directing and managing its growth and development in the future. Biolabs’ success is substantially dependent upon its senior management’s ability to lead it, implement successful corporate strategies and initiatives, develop key relationships, including relationships with collaborators and business partners, and successfully commercialize products and services. While its management team has significant experience developing diagnostic products, Biolabs has considerably less experience in commercializing these products or services. The efforts of Biolabs’ management team will be critical to it as it develops technologies and seeks to commercialize its tests and other products and services.

Biolabs’ success also depends in large part on its ability to attract and retain managerial personnel. Competition for desirable personnel is intense, and there can be no assurance that Biolabs will be able to attract and retain the necessary staff. The failure to maintain management or to attract sales personnel could materially adversely affect Biolabs’ business, financial condition, and results of operations.

Certain jurisdictions in which Biolabs may do business may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States.

Biolabs may conduct business in China and other foreign jurisdictions. In order to do business in these countries, Biolabs will be required to comply with the laws of those countries, including restrictions on exporting currency, requirements for local partners, tax laws and other legal requirements. Doing business in such foreign jurisdictions also entails political risk over which Biolabs has no control and for which it is unable to obtain insurance on acceptable terms. These countries also have different judicial systems, which may not provide the same level of legal protections and enforcement of contract and intellectual property rights to which investors are accustomed in the United States. Biolabs can provide no assurance that the applicable laws of such foreign jurisdictions will not be changed in ways unfavorable to it, or that applicable laws will be adequately enforced in order to provide the same levels of protection accorded to it in the United States.

Adverse U.S. and global market, economic and political conditions, including the ongoing conflict between Ukraine and Russia, recent events in the Middle East, recent trade disputes and other events or circumstances beyond Biolabs’ control could have a material adverse effect on it.

Another economic or financial crisis or rapid decline of the consumer economy, significant concerns over energy costs, geopolitical issues, including the ongoing conflict between Ukraine and Russia, recent events in the Middle East, recent trade disputes between the U.S. and other countries resulting in the imposition of increased tariffs on products imported into the U.S., the availability and cost of credit, the U.S. mortgage market, or a declining real estate market in the U.S. can contribute to increased volatility, diminished expectations for the economy and the markets, and high levels of structural unemployment by historical standards. Market, political and economic challenges, including dislocations and volatility in the credit markets, general global economic uncertainty, uncertainty or volatility from matters such as the implementation of the governing agenda of President Donald J. Trump, and changes in governmental policy on a variety of matters such as trade, tariffs and manufacturing policies may adversely affect the economy and financial markets, Biolabs’ financial condition, results of operations, cash flows.

Risks Related to Biolabs’ Intellectual Property

If Biolabs is unable to obtain and enforce patents and to protect its trade secrets, others could use its technology to compete with it, which could create undue competition and pricing pressures. There is no certainty that Biolabs’ pending or future patent applications will result in the issuance of patents or that its issued patents will be deemed enforceable.

The success of Biolabs’ business depends significantly on its ability to operate without infringing patents and other proprietary rights of others. If the technology that Biolabs uses infringes a patent held by others, it could be sued for monetary damages by the patent holder or its licensee, or it could be prevented from continuing research, development, and commercialization of diagnostic tests that rely on that technology, unless it is able to obtain a license to use the patent. The cost and availability of a license to a patent cannot be predicted, and the likelihood of obtaining a license at an acceptable cost would be lower if the patent holder or any of its licensees is using the patent to develop or market a diagnostic test with which Biolabs’ diagnostic test would compete. If Biolabs could not obtain a necessary license, it would need to develop or obtain rights to alternative technologies, which could prove costly and could cause delays in diagnostic test development, or Biolabs could be forced to discontinue the development or marketing of any diagnostic tests that were developed using the technology covered by the patent.

Biolabs has issued patents and patent applications pending worldwide that are owned by or exclusively licensed to it. Biolabs and its collaborators expect to continue to file and prosecute patent applications covering the products and technology that Biolabs commercializes. However, there is no assurance that any of Biolabs’ licensed patent applications, or any patent applications that it has filed or that may file in the future in the United States or abroad, will result in the issuance of patents.

Biolabs’ success will depend in part on its ability to obtain and enforce patents and maintain trade secrets in the United States and in other countries. If Biolabs is unsuccessful in obtaining and enforcing patents, its competitors could use its technology and create diagnostic tests that compete with its diagnostic tests, without paying license fees or royalties to it.

The relatively recent Supreme Court decisions in Mayo Collaborative Services v. Prometheus Laboratories, Inc. and Alice Corp. v. CLS Bank Int'l may adversely impact Biolabs’ ability to obtain strong patent protection for some or all of its diagnostic tests and associated algorithms.

The preparation, filing, and prosecution of patent applications can be costly and time consuming.

The preparation and filing of patent applications, and the maintenance of patents that are issued, may require substantial time and money. A patent interference proceeding may be instituted with the USPTO when more than one-person files a patent application covering the same technology, or if someone wishes to challenge the validity of an issued patent. Furthermore, Biolabs’ limited financial resources may not permit it to pursue patent protection of all of its technology and diagnostic tests throughout the world, even where it has legally binding patent protection and trade secret rights. Even if it is able to obtain issued patents covering its technology or diagnostic tests, Biolabs may have to incur substantial legal fees and other expenses to enforce its patent rights in order to protect its technology and diagnostic tests from infringing uses. Biolabs may not have the financial resources to finance the litigation required to preserve its patent and trade secret rights.

Biolabs’ patents may not protect its diagnostic tests from competition.

Biolabs might not be able to obtain any patents beyond those that have been issued by the USPTO, and any patents that it do obtains might not be comprehensive enough to provide it with meaningful patent protection. There will always be a risk that Biolabs’ competitors might be able to successfully challenge the validity or enforceability of any patent issued to Biolabs.

If Biolabs fails to meet its obligations under various license, license option, and technology transfer agreements, it may lose its rights to key technologies or data sources on which its business depends.

Biolabs’ business will depend on several critical technologies and data sources that have licenses from various domestic and overseas companies and research centers. Importantly, if Biolabs fails to meet its obligations under its technology access agreement with BioInfra Life Science, Inc. (“BioInfra”), this would adversely impact its ability to introduce an enhanced or premium version of its MCED test. These and other license agreements typically impose obligations on Biolabs, including payment obligations and obligations to pursue development and commercialization of diagnostic tests under the licensed patents and technology. If licensors believe that Biolabs has failed to meet its obligations under a license agreement, they could seek to limit or terminate its license rights, which could lead to costly and time-consuming dispute resolution and, potentially, a loss of the licensed rights. During the period of any such litigation, Biolabs’ ability to carry out the development and commercialization of potential diagnostic tests, and its ability to raise any capital that it might then need, could be significantly and negatively affected. If its license rights were restricted or ultimately lost, Biolabs would not be able to continue to use the licensed patents and technology in its business.

Risks Related to Healthcare Government Regulation, Reimbursement, Product Safety and Effectiveness

Biolabs has relied and expects to continue to rely on third parties to conduct studies of its diagnostics tests that will be required to meet its obligations under CLIA, CAP and/or other regulatory authorities and those third parties may not perform satisfactorily.

Biolabs relies on third parties, such as academic, medical and commercial entities, to conduct studies for its diagnostics tests. These include, among others, the Chang Gung Memorial Hospital in Taiwan and BioInfra. Biolabs’ reliance on these third parties will reduce its control over these activities. These third-party contractors may not complete activities on schedule or conduct studies in accordance with regulatory requirements or Biolabs’ study design. Biolabs cannot control whether they devote sufficient time, skill, and resources to its studies. Biolabs’ reliance on third parties that it does not control will not relieve it of any applicable requirement to prepare, and ensure compliance with, various procedures required under good scientific and clinical practices. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if the third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to their failure to adhere to Biolabs’ clinical protocols or regulatory requirements under the CLIA or the CAP, or for other reasons, Biolabs’ studies may be extended, delayed, suspended or terminated, and it may not be able to obtain regulatory approval for additional diagnostic tests.

Biolabs must successfully maintain and/or upgrade its information technology systems, and its failure to do so could have a material adverse effect on its business, financial condition or results of operations.

Biolabs relies on various information technology systems to manage its operations. Recently, Biolabs has implemented, and it continues to implement, modifications and upgrades to such systems and acquired new systems with new functionality. These types of activities subject Biolabs to inherent costs and risks associated with replacing and changing these systems, including impairment of its ability to fulfill customer orders, potential disruption of its internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to or integrating new systems into its current systems. These implementations, modifications and upgrades may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in Biolabs’ business operations and have a material adverse effect on its business, financial condition or results of operations.

Biolabs’ business and operations could suffer in the event of system failures.

Despite the implementation of security measures, Biolabs’ internal computer systems and those of its contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such events could cause interruption of Biolabs’ operations. For example, the loss of data for Biolabs’ diagnostic test candidates could result in delays in regulatory filings and development efforts and significantly increase Biolabs’ costs. To the extent that any disruption or security breach was to result in a loss of or damage to Biolabs’ data, or inappropriate disclosure of confidential or proprietary information, Biolabs could incur liability and the development of its diagnostic test candidates could be delayed.

International operations could subject Biolabs to risks and expenses that could adversely impact its business and results of operations.

To date, Biolabs has not undertaken substantial commercial activities outside the United States. Biolabs has evaluated commercialization in Asian countries. If Biolabs seeks to expand internationally, or launch other products or services internationally, in the future, those efforts would expose it to risks from the failure to comply with foreign laws and regulations that differ from those under which Biolabs operates in the U.S., as well as U.S. rules and regulations that govern foreign activities such as the Foreign Corrupt Practices Act of 1977 (the “FCPA”). In addition, Biolabs could be adversely affected by other risks associated with operating in foreign countries. Economic uncertainty in some of the geographic regions in which Biolabs might operate, including developing regions, could result in the disruption of commerce and negatively impact cash flows from Biolabs’ operations in those areas.

These and other factors may have a material adverse effect on any international operations Biolabs may seek to undertake and, consequently, on its financial condition and results of operations.

Biolabs’ business is subject to various complex laws and regulations. It could be subject to significant fines and penalties if it or its partners fail to comply with these laws and regulations.

As a provider of clinical diagnostic products and services, Biolabs and its partners are subject to extensive and frequently changing federal, state, and local laws and regulations governing various aspects of its business. In particular, the clinical laboratory industry is subject to significant governmental certification and licensing regulations, as well as federal and state laws regarding:

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test ordering and billing practices;
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marketing, sales and pricing practices;
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the Eliminating Kickbacks in Recovery Act of 2018;
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health information privacy and security, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and comparable state laws;
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anti-markup legislation; and
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consumer protection.

Biolabs is also required to comply with FDA regulations, including with respect to labeling and promotion activities. In addition, advertising of Biolabs’ tests is subject to regulation by the FTC. Violation of any FDA requirement could result in enforcement actions, such as seizures, injunctions, civil penalties and criminal prosecutions, and violation of any FTC requirement could result in injunctions and other associated remedies, all of which could have a material adverse effect on Biolabs’ business. Most states also have similar regulatory and enforcement authority for devices. Additionally, most foreign countries have authorities comparable to the FDA and processes for obtaining marketing approvals. Obtaining and maintaining these approvals, and complying with all laws and regulations, may subject Biolabs to similar risks and delays as those it could experience under FDA and FTC regulation. Biolabs incurs various costs in complying and overseeing compliance with these laws and regulations.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments and healthcare laws and regulations are subject to change. Development of the existing commercialization strategy for Biolabs’ tests have been based on existing healthcare policies. Biolabs cannot predict what additional changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on its business, financial condition and results of operations.

If Biolabs or its partners, including independent sales representatives, fail to comply with these laws and regulations, Biolabs could incur significant fines and penalties and its reputation and prospects could suffer. Additionally, Biolabs’ partners could be forced to cease offering its products and services in certain jurisdictions, which could materially disrupt its business.

New FDA regulations of lab tests could significantly impact Biolabs’ commercial operations.

Most of Biolabs’ products have the regulatory status of laboratory developed tests (“LDTs”), which for several decades have been regulated federally by the CMS under the CLIA statute rather than by FDA. On April 29, 2024, the FDA issued a final regulation under which they would begin to regulate LDTs starting in late 2027. The rule provides an exemption from premarket review for “currently marketed” LDTs that were “first marketed prior to the date of issuance of the final rule.” On March 31, 2025, the final rule was struck down by a federal court in Texas in response to a summary judgment motion in a case brought by the American Clinical Laboratory Association and the Association of Molecular Pathologists. The U.S. government has 60 days to file a notice of appeal. Biolabs cannot be sure of the outcome of this litigation. Congress might also reintroduce legislation granting FDA statutory authority to regulate LDTs as they have in prior years. However, if the rule survives, or is mandated by legislation, it could significantly increase the costs and burdens on Biolabs’ ability to market or improve new tests not yet on the market or substantial modification to its existing LDTs.

If Biolabs unexpectedly is required to obtain regulatory approval of its diagnostic test products, it may take two years or more to conduct the clinical studies and trials necessary to obtain pre-market approval from the FDA. Even if its clinical trials are completed as planned, Biolabs cannot be certain that the results will support its test claims or that the FDA will agree with its conclusions regarding its test results. Success in early clinical trials does not ensure that later clinical trials will be successful, and Biolabs cannot be sure that the later trials will replicate the results of prior clinical trials and studies. If Biolabs is required to conduct pre-market clinical trials, delays in the commencement or completion of clinical testing could significantly increase its test development costs and delay commercialization. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The clinical trial process may fail to demonstrate that Biolabs’ tests are effective for the proposed indicated uses, which could cause Biolabs to abandon a test candidate and may delay development of other tests.

Biolabs is required to comply with federal and state laws governing the privacy of health information, and any failure to comply with these laws could result in material criminal and civil penalties.

HIPAA sets forth security regulations that establish administrative, physical, and technical standards for maintaining the confidentiality, integrity and availability of protected health information in electronic form. Biolabs also may be required to comply with state laws that are more stringent than HIPAA or that provide individuals with greater rights with respect to the privacy or security of, and access to, their health care records. HITECH established certain health information security breach notification obligations that require covered entities to notify each individual whose protected health information is breached.

Biolabs may incur significant compliance costs related to HIPAA and HITECH privacy regulations and varying state privacy regulations and varying state privacy and security laws. Given the complexity of HIPAA and HITECH and their overlap with state privacy and security laws, and the fact that these laws are rapidly evolving and are subject to changing and potentially conflicting interpretation, Biolabs’ ability to comply with the HIPAA, HITECH and state privacy requirements is uncertain and the costs of compliance are significant. The costs of complying with any changes to the HIPAA, HITECH and state privacy restrictions may have a negative impact on Biolabs’ operations. Noncompliance could subject Biolabs to criminal penalties, civil sanctions and significant monetary penalties as well as reputational damage.

Biolabs is subject to federal and state healthcare fraud and abuse laws and regulations and could face substantial penalties if it is unable to fully comply with such laws.

Biolabs is subject to healthcare fraud and abuse regulation and enforcement by both the federal government and the states in which it conducts its business. These health care laws and regulations include the following:

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The Eliminating Kickbacks in Recovery Act of 2018;
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The federal Anti-Kickback Statute;
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The federal physician self-referral prohibition, commonly known as the Stark Law;
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The federal false claims and civil monetary penalties laws;
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The federal Physician Payment Sunshine Act requirements under the Affordable Care Act; and

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State law equivalents of each of the federal laws enumerated above.

Any action brought against Biolabs for violation of these laws or regulations, even if it is in compliance and successfully defend against it, could cause Biolabs to incur significant legal expenses and divert management’s attention from the operation of its business. If its operations are found to be in violation of any of these laws and regulations, Biolabs may be subject to applicable penalties associated with the violation, including, among others, administrative, civil and criminal penalties, damages and fines, and/or exclusion from participation in Medicare, Medicaid programs, including the California Medical Assistance Program (Medi-Cal—the California version of the Medicaid program) or other state or federal health care programs. Additionally, Biolabs could be required to refund payments received by it, and it could be required to curtail or cease its operations.

If Biolabs becomes subject to claims relating to the receipt and handling of bio-hazardous materials (including infected blood), it could incur significant cost and liability.

Biolabs’ quality control quality assurance process might involve the receipt and handling of whole blood, serum, or plasma from one or more individuals. Biolabs is subject to Federal, state and local regulations governing the use, manufacture, storage, handling and disposal of biological materials and waste products. Biolabs may incur significant costs complying with both existing and future environmental laws and regulations. In particular, Biolabs is subject to regulation by the Maryland Department of Health, the CLIA, Occupational Safety and Health Administration (“OSHA”), and the Environmental Protection Agency (the “EPA”), and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act in the United States. OSHA or the EPA may adopt additional regulations in the future that may affect Biolabs’ research and development programs. The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, Biolabs could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of Biolabs’ workers’ compensation insurance. Biolabs may not be able to maintain insurance on acceptable terms, if at all.

In the event that one or more lawsuits are filed against Biolabs, it could be subject to reputational risk.

Biolabs’ diagnostic tests are intended for use only as screening devices, which trigger more in-depth diagnostic procedures. If Biolabs’ tests failed and the patient sued it, Biolabs could incur reputational damage if doctors or patients were dissuaded from using its tests. Repeated lawsuits could also precipitate regulatory scrutiny that could negatively impact Biolabs’ ability to sell its products.

Risks Related to the Combined Company

If any of the events described in “Risks Related to Longevity” or “Risks Related to Biolabs” occur, those events could cause potential benefits of the Merger not to be realized.

Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Longevity” and “Risks Related to Biolabs.” To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the results of operations and financial condition of the Combined Company could be adversely affected in a material way. This could cause the market price of the Combined Company’s common stock to decline.

The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

The market price of the Combined Company’s common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the Combined Company’s common stock to fluctuate include:

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price and volume fluctuations in the overall stock market from time to time;
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commencement or termination of collaborations for its product development and research programs;
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failure to achieve development, regulatory or commercialization milestones under its collaborations;
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failure or discontinuation of any of its product development and research programs;
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announcements about new development programs or products of its competitors;

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the level of expenses related to any of its research and development programs;
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the results of its efforts to develop additional products;
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regulatory actions with respect to its products or those of its competitors;
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developments or disputes concerning patent applications, issued patents or other proprietary rights;
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announced or completed acquisitions of businesses, products or intellectual property by the Combined Company or its competitors;
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actual or anticipated changes in the financial projections or development timelines it may provide to the public or its failure to meet those projections or timelines;
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market conditions in the biotechnology, clinical laboratory and cosmetics sectors;
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changes in the structure of healthcare payment systems;
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sales of shares of its common stock by the Combined Company or its stockholders, or expectations that such sales may occur, and the expiration of market stand-off or lock-up agreements;
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the recruitment or departure of key personnel;
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the public’s reaction to the Combined Company’s press releases, other public announcements and filings with the SEC;
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rumors and market speculation involving the Combined Company or other companies in its industry;
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fluctuations in the trading volume of the Combined Company’s shares or the size of its public float;
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actual or anticipated changes or fluctuations in its results of operations;
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actual or anticipated developments in the Combined Company’s business, its competitors’ businesses or changes in the market valuations of similar companies and the competitive landscape generally;
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changes in the market valuations of similar companies;
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failure of securities analysts to maintain coverage of the Combined Company, changes in actual or future expectations of investors or securities analysts or its failure to meet these estimates or the expectations of investors;
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litigation involving the Combined Company, its industry or both;
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governmental or regulatory actions or audits;
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regulatory or legal developments in the United States and other countries;
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general economic conditions and trends;
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announcement or expectation of additional financing efforts;
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sales of securities by the Combined Company or its securityholders in the future;
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if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts; and
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changes in accounting standards, policies, guidelines, interpretations or principles.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Combined Company’s common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect the Combined Company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of the Combined Company Board could have an adverse effect on its operating results, financial condition and cash flows.

The Combined Company may incur losses for the foreseeable future and might never achieve profitability.

The Combined Company may never become profitable. The Combined Company will need to successfully commercialize and market its products and services, which activities, together with projected general and administrative expenses, are expected to result in substantial increased operating expenses for at least the next several years. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Longevity and Biolabs and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies which currently operate as independent companies. Following the Merger, the Combined Company will be required to devote significant management attention and resources to integrating its business practices and operations. The Combined Company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the Combined Company may encounter in the integration process include the following:

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the inability to successfully combine the businesses of Longevity and Biolabs in a manner that permits the Combined Company to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;
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creation of uniform standards, controls, procedures, policies and information systems; and
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potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, Longevity and Biolabs have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the Combined Company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product pipeline or otherwise implement its business plan.

The Combined Company’s ability to compete in the highly competitive longevity market depends on its ability to attract and retain highly qualified managerial, scientific, legal, sales and marketing and other personnel. The Combined Company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of the Combined Company’s product pipeline, completion of its clinical validation and testing, commercialization of its products or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among aesthetics and biomedical businesses.

The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting and other expenses as a public company that Biolabs did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The Combined Company’s management team will partially consist of the executive officers of Biolabs prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all of these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

Upon completion of the Merger, Longevity will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Longevity agreed to use its commercially reasonable efforts to cause the shares of Longevity Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective Time. Based on information currently available to Longevity, Longevity anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the Closing unless it effects the Reverse Stock Split. On April 24, 2025, the Longevity Board approved the Reverse Stock Split at a ratio of 1-for-30. However, the effect of the Reverse Stock Split upon the market price of the Longevity Common Stock cannot be predicted with any certainty (see “If Longevity were to be delisted from Nasdaq, it could reduce the visibility, liquidity, and price of Longevity Common Stock” above). In addition, often times a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the common stock of the Combined Company is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.

The Combined Company will continue to be an emerging growth company and a smaller reporting company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its common stock less attractive to investors.

Upon completion of the Merger, it is expected that the Combined Company will continue to be an emerging growth company, as defined in the JOBS Act enacted in April 2012. For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the Combined Company’s periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of its initial public offering, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which the Combined Company is deemed to be a large accelerated filer, which requires, among other things, that the market value of the Combined Company’s common stock that is held by non-affiliates to exceed $700 million as of the prior June 30th, and (2) the date on which the Combined Company has issued more than $1 billion in non-convertible debt during the prior three-year period.

Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow the Combined Company to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (if the Combined Company is also a non-accelerated filer at that time) and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. It cannot be predicted if investors will find the Combined Company’s common stock less attractive because it may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. It is expected that the Combined Company will elect to use this extended transition period under the JOBS Act. As a result, its financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make comparison of the Combined Company’s financials to those of other public companies more difficult. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance, or the application of existing guidance to changes in the Combined Company’s business could significantly affect its financial position and results of operations.

Once the Combined Company is no longer an emerging growth company, a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as an emerging growth company, the Combined Company may take advantage of exemptions from various requirements such as an exemption from the requirement to have the Combined Company’s independent auditors attest to the Combined Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 as well as an exemption from the “say on pay” voting requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Combined Company will no longer qualify as an emerging growth company after December 31, 2026 (or upon such earlier time as it no longer meets the other applicable requirements). After the Combined Company no longer qualifies as an emerging growth company, the Combined Company may still qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, which may allow the Combined Company to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. Once the Combined Company is no longer an emerging growth company or a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company’s common stock may be harmed.

For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses, the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company’s stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Biolabs has never been required to test its internal controls within a specified period. This will require that the Combined Company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.

In addition to the matters described above in the context of Biolabs being a private company, the Combined Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

If the Combined Company is unable to maintain effective disclosure controls and procedures, its business, financial position and results of operations could be adversely affected.

If the Merger is completed, the Combined Company will continue to be subject to the periodic reporting requirements of the Exchange Act. The Combined Company will need to design its disclosure controls and procedures to reasonably assure that information the Combined Company’s must disclose in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Any disclosure controls and procedures or other internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the Combined Company’s control system, misstatements due to error or fraud may occur and not be detected.

The unaudited pro forma condensed combined financial information for Longevity and Biolabs included in this proxy statement/prospectus are preliminary, and the Combined Company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information for Longevity and Biolabs included in this proxy statement/prospectus are presented for illustrative purposes only and is not necessarily indicative of the Combined Company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the period presented. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial information included in this proxy statement/prospectus. The Exchange Ratio reflected in this proxy statement/prospectus is preliminary. The final Exchange Ratio could differ materially from the preliminary Exchange Ratio used to prepare the pro forma adjustments. For more information see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 145 of this proxy statement/prospectus.

The Combined Company’s certificate of incorporation and bylaws and provisions under Delaware law could make an acquisition of the Combined Company more difficult and may prevent attempts by its stockholders to replace or remove its management.

If the Merger is completed, the Longevity Certificate of Incorporation and Longevity Bylaws will become the Combined Company’s bylaws and certificate of incorporation. Provisions that will be included in the Combined Company’s certificate of incorporation and bylaws may discourage, delay or prevent a Merger, acquisition or other change in control of the Combined Company that stockholders may consider favorable, including transactions in which its common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Combined Company’s common stock, thereby depressing the market price of its common stock. In addition, because the Combined Company Board will be responsible for appointing the members of the Combined Company’s management team, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove its current management by making it more difficult for stockholders to replace members of the Combined Company Board. These provisions include a staggered board of directors and the ability of the Combined Company Board to designate the terms of and issue new series of preferred shares, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Longevity securities. These provisions also include anti-takeover provisions under Delaware law, which could delay or prevent a change of control.

Moreover, because the Combined Company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding Combined Company voting stock from merging or combining with the Combined Company. Although Longevity and Biolabs believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the Combined Company Board, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the Combined Company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the Combined Company Board, which is responsible for appointing the members of management.

Claims for indemnification by the Combined Company’s directors and officers may reduce its available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to it.

The Combined Company’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Combined Company’s bylaws and the indemnification agreements that it plans to enter into with its directors and officers provide that:

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the Combined Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;
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the Combined Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification; and
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the rights conferred in the Combined Company’s bylaws are not exclusive, and it is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Combined Company will indemnify its directors and officers for serving it in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

To the extent that a claim for indemnification is brought by any of the Combined Company’s directors or officers, it would reduce the amount of funds available for use in its business.

Longevity and Biolabs do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the Combined Company will be your sole source of gain, if any, for the foreseeable future.

An active trading market for the Combined Company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of Biolabs capital stock. An active trading market for the Combined Company’s shares of common stock may never develop or be sustained. If an active market for the Combined Company’s common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

Longevity and Biolabs may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.

Conditions to Longevity’s and Biolabs’ obligations to complete the Merger may be waived, in whole or in part, to the extent permitted by law, either unilaterally or by agreement of Longevity, Biolabs and Merger Sub. In the event of a waiver of a condition, the Longevity Board will evaluate the materiality of any such waiver to determine whether an amendment to this proxy statement/prospectus and resolicitation of stockholder approval is necessary.

In the event that the Longevity Board, in its own reasonable discretion, determines any such waiver is not significant enough to require recirculation of this proxy statement/prospectus and resolicitation of its stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval, which decision may have a material adverse effect on the Longevity Stockholders. For example, if Longevity and Biolabs agree to waive the requirement that the shares of

Longevity Common Stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing, and their respective boards of directors elect to proceed with the Closing, Nasdaq may notify the Combined Company of its determination to delist the Combined Company’s securities based on the failure to satisfy the initial inclusion criteria in the Nasdaq application. The Combined Company may appeal the determination to a hearings panel, which will stay the delisting action pending a panel decision. If the Combined Company does not appeal the determination, its common stock will be delisted.

For more information about the conditions to the completion of the Merger, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger.”

After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval.

Upon the completion of the Merger, it is anticipated that the Combined Company’s executive officers, directors and principal stockholders will, in the aggregate, beneficially own approximately 15% of the outstanding shares of the Combined Company’s common stock, including shares of Common Stock that may be acquired pursuant to the exercise of stock options within 60 days of April 30, 2025. As a result, if these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval, as well as the Combined Company’s management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from any Concurrent Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company and the proceeds from any Concurrent Financing. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company may be subject to adverse legislative or regulatory tax changes that could negatively impact its financial condition.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect the Combined Company or its stockholders. For example, the United States enacted the Inflation Reduction Act of 2022, which implements, among other changes, a 1% excise tax on certain stock buybacks. In addition, beginning in 2022, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) eliminated the option to deduct research and development expenditures and required taxpayers to amortize them generally over five or fifteen years. The Combined Company will assess the impact of various tax reform proposals and modifications to existing tax treaties in all jurisdictions where the Combined Company has operations to determine the potential effect on its business and any assumptions the Combined Company will make about its future taxable income. It cannot predict whether any specific proposals will be enacted, the terms of any such proposals or what effect, if any, such proposals would have on its business if they were to be enacted. Such changes, among others, may adversely affect its effective tax rate, results of operation and general business condition.

The Combined Company’s ability to use net operating loss carryforwards and other tax attributes may be limited, including as a result of the Merger.

As of December 31, 2024, Longevity had approximately $29.5 million of federal and $43.3 million of state net operating loss carryforwards. Federal and state net operating loss carryforwards were approximately $31.3 million and $30.9 million, respectively, for the year ended December 31, 2023. Longevity’s federal net operating loss carryforwards consist of approximately $7.3 million of pre-2018 net operating loss carryforwards, which expire after twenty years and begin to expire starting in 2028. Longevity had approximately $22.2 million of post-2017 net operating losses that carry forward indefinitely. Future utilization of the net operating loss carryforwards is subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, Longevity has approximately $57,000 of federal research and development credit carryovers, which expire after twenty years and begin to expire starting in 2041. Longevity utilized approximately none of such credits for tax year 2024. Future realization of the credit carryforwards is subject to certain limitations under Section 383 of the Code. Longevity has not undertaken any formal research and development credit study to calculate its credits.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income for taxable periods beginning after December 31, 2020. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points (by value) over their lowest ownership percentage within a rolling three-year period. Longevity may have experienced such ownership changes in the past, and Longevity may experience an ownership change in connection with the Merger. In addition, the Combined Company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger, or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including weakened demand for the Combined Company’s products and the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its products and services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions about Longevity or Biolabs that may cause Longevity’s or Biolabs’ actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “should,” “could,” “will,” “would,” “expect,” “intend,” “plan,” “possible,” “potential,” “predict,” “project,” “anticipate,” “believe,” “estimate,” “continue,” “future,” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such statements include, but are not limited to, the timing for completion of the Merger, the anticipated benefits of the
Merger, the anticipated impact of the Merger on the Combined Company’s business and future financial and operating results, the timing for the effectiveness of the Reverse Stock Split, the anticipated benefits of the Reverse
Stock Split, statements and expectations regarding Longevity’s or Biolabs’ expected future growth and ability to manage such growth, the ability to maintain the listing of the Longevity Common Stock and Longevity’s redeemable warrants on the Nasdaq Capital Market, Longevity’s or Biolabs’ estimates regarding anticipated operating losses, future revenue, capital requirements and each of their needs for, and ability to raise, financing in the future, Longevity or Biolabs’ success in retaining or recruiting officers, key employees or directors, factors relating to Longevity’s or Biolabs’ business, operations and financial performance, including Longevity or Biolabs’ ability to commercialize products, market acceptance of products, ability to compete effectively, market conditions within their industry, ability to respond and adapt to change in technology or customer behavior as well as all other statements other than statements of historical fact included in this proxy statement/prospectus.

The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on Longevity and Biolabs. There can be no assurance that future developments affecting Longevity or Biolabs will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties, and other assumptions that may cause actual results or performance to be materially different than those expressed or implied by these forward-looking statements. These risks and uncertainties include but are not limited to, those listed under “Risk Factors” beginning on page 18 of this proxy statement/prospectus, Part I, Item 1A, “Risk Factors” of Longevity’s 2024 Annual Report, and Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Longevity’s 2024 Annual Report, and elsewhere in this proxy statement/prospectus and those risks described in Longevity’s other filings with the SEC. Given these risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. The forward-looking statements contained in this proxy statement/prospectus are made as of the date of this proxy statement/prospectus. Longevity and Biolabs do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws. Any public statements or disclosures by Longevity or Biolabs following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in it will be deemed to modify or supersede such statements in this proxy statement/prospectus.

THE SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF LONGEVITY STOCKHOLDERS

Date, Time and Place

The special meeting will be held on , 2025, commencing at , Eastern Time, unless adjourned or postponed to a later date. The special meeting will be held entirely online. Longevity is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Longevity Board for use at the special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to Longevity Stockholders on or about , 2025.

Purposes of the Special Meeting

The purposes of the special meeting are:

1.
Approve (i) the issuance of shares of Longevity Common Stock, which represent more than 20% of the shares of Longevity Common Stock outstanding immediately prior to the Merger, to Biolabs Stockholders pursuant to the terms of the Merger Agreement and pursuant to Nasdaq Listing Rule 5635(a) and (ii) the change of control of Longevity resulting from the Merger pursuant to Nasdaq Listing Rule 5635(b);
2.
Elect three directors as Class II members of the Longevity Board to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified.
3.
Ratify the selection of Adeptus as Longevity’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
4.
Approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Issuance Proposal.

Proposal No. 1 is a condition to completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal No. 1.

Recommendation of the Longevity Board

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The Longevity Board has determined and declared the Merger Agreement and the transactions contemplated therein, including the issuance of shares of Longevity’s Common Stock to the Biolabs Stockholders pursuant to the Merger Agreement, as fair to, advisable, and in the best interests of Longevity and its stockholders. The Longevity Board unanimously recommends that Longevity Stockholders vote “FOR” the Nasdaq Issuance Proposal as described in this proxy statement/prospectus.
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The Longevity Board has determined and declared that it is advisable and in the best interests of Longevity and its stockholders to elect each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as Class II members of the Longevity Board to serve until Longevity’s 2028 annual meeting of stockholders and until their successors are duly elected and qualified. The Longevity Board recommends that the Longevity Stockholders vote “FOR” each of the nominees named in the Election of Directors Proposal as described in this proxy statement/prospectus.
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The Longevity Board recommends that the Longevity Stockholders vote “FOR” the Auditor Ratification Proposal as described in this proxy statement/prospectus.
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The Longevity Board recommends that the Longevity Stockholders vote “FOR” the Adjournment Proposal as described in this proxy statement/prospectus.

Record Date and Voting Power

Only holders of record of Longevity Common Stock at the close of business on the record date of , 2025 are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were registered holders of record of Longevity Common Stock and there were shares of Longevity Common Stock issued and outstanding. Each share of Longevity Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement/prospectus is solicited on behalf of the Longevity Board for use at the special meeting.

If, as of the record date referred to above, your shares were registered directly in your name with the transfer agent for Longevity Common Stock, Continental Stock Transfer & Trust Company, then you are a stockholder of record.

Whether or not you plan to attend the special meeting online, Longevity urges you to fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

If you are a stockholder of record, you may vote at the special meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone. Whether or not you plan to attend the special meeting, Longevity encourages you to vote by proxy to ensure your vote is counted.

Even if you have submitted a proxy before the special meeting, you may still attend the special meeting and vote. In such case, your previously submitted proxy will be disregarded.

If you are a Longevity Stockholder of record, you may provide your proxy instruction in one of four different ways:

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You can vote using the proxy card. Simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the special meeting, Longevity will vote your shares in accordance with the proxy card.
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You can vote by proxy over the Internet by following the instructions provided on the proxy card.
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You can vote by proxy over the telephone by calling the toll-free number found on the proxy card.
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You may attend the special meeting online. Upon entry of your 16-digit control number which is included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of Longevity Common Stock at the special meeting or to vote by proxy prior to the special meeting. If you attend the special meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted. Simply attending the special meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from Longevity. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Longevity provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” A “broker non-vote” occurs when shares held by a broker that are represented at the meeting are not voted with respect to a particular “non-routine” proposal because the broker has not received voting instructions from its client(s) with respect to such shares on how to vote and does not have or did not exercise discretionary authority to vote on the matter. Broker non-votes, if any, will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists but, assuming a quorum is present, will not have any effect for the purpose of voting on for Proposal Nos. 1, 3, and 4. If a Longevity Stockholder does not return voting instructions to their broker on how to vote their shares of Longevity Common Stock, such broker may be prevented from voting, or may otherwise choose not to vote, such shares held by such broker, resulting in broker non-votes with respect to such shares. To make sure that your vote is counted for Proposal Nos. 1, 3, and 4, you should instruct your broker to vote your shares of Longevity Common Stock, following the procedures provided by your broker. Proposal No. 3 is a “routine” matters for which brokers have discretionary authority to vote. Accordingly, it is not expected that there will be any broker non-votes with respect to Proposal No. 3.

All properly executed proxies that are not revoked will be voted at the special meeting and at any adjournments or postponements of the special meeting in accordance with the instructions contained in the proxy. If a holder of Longevity

Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all the proposals in accordance with the recommendation of Longevity Board.

You may change your vote at any time before your proxy is voted at the special meeting in any one of the following ways:

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You may submit another properly completed proxy card with a later date by mail or via the Internet.
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You can provide a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility at 11:59 p.m. Eastern Time on , 2025.
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You may send a written statement to that effect to the attention of our Chief Financial Officer in writing at Longevity Health Holdings, Inc., 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, provided such statement is received no later than , 2025.
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You may attend the special meeting online and vote during the special meeting by visiting www.virtualshareholdermeeting.com/XAGE2025SM and entering the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials. Simply attending the special meeting will not, by itself, revoke your proxy and/or change your vote.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Required Vote

The presence at the special meeting of the holders of a majority of the shares of Longevity Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be counted towards the presence of a quorum.

A majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required for approval of each of Proposal Nos. 1, 3, and 4. A plurality of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required for the election of each director nominee listed under Proposal No. 2.

Proposal No. 1 is a condition to completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal No. 1. The issuance of shares of Longevity Common Stock in connection with the Merger and the change of control of Longevity resulting from the Merger will not take place unless Proposal No. 1 is approved by Longevity Stockholders and the Merger is consummated.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR”, “WITHOLD”, and “AGAINST” votes, abstentions and broker non-votes, as applicable to each approval. Abstentions and broker non-votes will also be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. For Proposal Nos. 1, 3, and 4, abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of the vote. Longevity Stockholders may elect to “WITHOLD” their vote for an individual up for election in Proposal No. 2.

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the special meeting. Broker non-votes will not be counted as “votes cast” and will therefore have no effect on Proposal Nos. 1, 2, 3, and 4. Proposal No. 3 currently scheduled to be voted on at the special meeting is a “routine” matter for which brokers have discretionary authority to vote. Accordingly, it is not expected that there will be any broker non-votes for Proposal No. 3. However, Proposal Nos. 1, 2, and 4 are considered “non-routine” matters and there may be broker-non votes for those proposals.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, the directors, officers, employees and agents of Longevity may solicit proxies from Longevity Stockholders by personal interview, telephone, email, fax or otherwise. Longevity will pay the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries who are record holders of Longevity Common Stock for the forwarding of solicitation materials to the beneficial owners of Longevity Common Stock. Longevity will reimburse these brokers, custodians, nominees, and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials. Longevity has retained Alliance Advisors to assist it in soliciting proxies using the means referred to above.

Longevity will pay the fees of Alliance Advisors, which Longevity expects to be approximately $15,000 plus reimbursement of out-of-pocket expenses.

Important Notice Regarding Delivery of Stockholder Documents

Longevity has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Longevity delivers a single copy of its proxy materials to multiple stockholders who share the same address, unless we have received contrary instructions from one or more of such stockholders. This procedure reduces Longevity’s printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Longevity will deliver promptly a separate copy of Longevity’s proxy materials to any stockholder at a shared address to which Longevity delivered a single copy of any of these materials. This request may be submitted by contacting Longevity Health Holdings, Inc., 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, (412) 894-8248, Attention: Chief Financial Officer. Longevity will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Longevity’s Chief Financial Officer using the above contact information if he or she would like to receive separate proxy statements and annual reports in the future. If you are receiving multiple copies of Longevity’s annual reports and proxy statements, you may request householding in the future by contacting Longevity’s Chief Financial Officer.

Other Matters

As of the date of this proxy statement/prospectus, the Longevity Board does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

THE MERGER

This section and the section titled “The Merger Agreement” beginning on page 78 of this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. While Longevity and Biolabs believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Longevity Board or committees thereof or the representatives of Longevity and other parties.

In the ordinary course of business, the Longevity Board, assisted by Longevity’s senior management and outside legal counsel and financial advisors, regularly considers and reviews the strategy, performance, and prospects of Longevity with a view toward maximizing stockholder value. These reviews have included, from time to time, discussions of opportunities and risks associated with Longevity’s products, current and anticipated business and industry trends, the competitive landscape, the financial markets and the macroeconomic environment, with a view toward strategic alternatives, financing opportunities, business collaborations and licensing opportunities potentially available to Longevity.

Prior to July 2023, Longevity was a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On July 14, 2023, Longevity completed a business combination with Carmell Therapeutics Corporation, a regenerative medicine biotech company focused on leveraging its core platform technology, plasma-based bioactive material, to stimulate tissue repair or growth after severe injury, disease or aging (“Legacy Carmell”), pursuant to which a wholly owned subsidiary of Longevity merged with and into Legacy Carmell with Legacy Carmell surviving as a wholly owned subsidiary of Longevity (the “Business Combination”).

Following the Business Combination in July 2023, Longevity reprioritized product development to accelerate its momentum towards commercial operations instead of remaining a non-revenue producing biotech company for the additional 5-6 years that would have been necessary to complete clinical development and receive FDA approval for its Biologics License Application (“BLA”) therapeutic candidates. Longevity ceased clinical studies of its therapeutic BLA product pipeline and instead focused on developing cosmetic skincare and haircare products that would be potentially ready for commercial launch within a year. In alignment with this strategy, Longevity launched its first seven Carmell SecretomeTM skincare products in summer 2024.

In alignment with this strategy, at the beginning of 2025, Longevity announced that it had entered into an asset purchase agreement to acquire substantially all of the assets of PMGC Holdings Inc. (formerly Elevai Labs Inc.) and its wholly owned subsidiary, Elevai, related to Elevai’s skincare and haircare business, including the Elevai ExosomesTM product line (the “Elevai Acquisition”). The Elevai Acquisition subsequently closed on January 16, 2025 and scaled up Longevity’s commercial operations and product portfolio. On March 10, 2025, Longevity rebranded and announced the change of its name to “Longevity Health Holdings, Inc.”

During the period between January 10 and March 24, 2025, Longevity evaluated a number of additional potential acquisition targets. In connection with such evaluations, Longevity submitted a non-binding letter of intent to acquire a company focused on hair and scalp health. Discussions with this potential target concluded on February 16, 2025 when the parties could not arrive at a mutual agreement on commercial terms.

During the week of February 24, 2025, William Buchanan, Managing Partner of Brookline Capital Markets, a division of Arcadia Securities, LLC (“Brookline”), discussed a number of potential acquisition targets, including Biolabs, with Rajiv Shukla, the Chairman and Chief Executive Officer of Longevity. On March 4, 2025, Mr. Shukla received a presentation from Mr. Jonathan Cohen, Chief Executive Officer of Biolabs, outlining its products and commercialization strategy. On March 4, 2025, Mr. Shukla received a presentation from Mr. Jonathan Cohen, the Chief Executive Officer of Biolabs, outlining its products and commercialization strategy. On March 5, 2025, to facilitate confidential discussions, Longevity and Biolabs executed a mutual confidentiality agreement that contained a customary “standstill” provision, including a “don’t ask, don’t waive” provision preventing each party from making any requests to amend or waive the standstill.

After the execution of the mutual confidentiality agreement, on March 5, 2025, Longevity, Biolabs, and Brookline conducted detailed confidential discussions regarding the respective businesses of Longevity and Biolabs. Participants in these discussions included Rajiv Shukla, Bryan Cassaday, the Chief Financial Officer of Longevity, Jonathan Cohen, Anne Shiflett, the Acting Chief Financial Officer of Biolabs, William Buchanan, a Managing Partner of Brookline, and Michael Fontaine, a Managing Partner of Brookline.

On March 9, 2025, Longevity provided Biolabs with a draft non-binding term sheet with respect to a possible business combination between the parties. The draft term sheet was shared with Longevity Board Members, Scott Frisch, Richard Upton and Patrick Sturgeon for their input and comments. On March 13, 2025, Rajiv Shukla, Bryan Cassaday, Jonathan Cohen, Louis Bevilacqua of Bevilacqua PLLC (“BPLLC”), outside counsel to Biolabs, William Buchanan, and Michael Fontaine participated in a discussion of the proposed terms of the possible business combination outlined in the foregoing draft non-binding term sheet. The parties also discussed certain due diligence items relating to their respective product portfolios and financial performance.

On March 11, 2025, Jonathan Cohen, Gilles Spenlehauer, a member of Longevity’s Board, having previously spent 17 years at L’Oreal (the world’s largest cosmetics company) in various leadership roles, and Rajiv Shukla held a video conference call to review the science underlying Longevity’s products and their potential synergies with Biolabs’ new test for inflammatory markers.

On March 12, 2025, Scott Frisch, a member of Longevity’s Board, who currently serves as Chief Operating Officer of AARP, met with Jonathan Cohen and Ron Baker, a member of Biolabs’ Board, in person to discuss Biolabs' multi-cancer OneTest and its new longevity test.

On March 13, 2025, Rajiv Shukla, Bryan Cassaday, Patrick Sturgeon, a member of the Longevity Board, Jonathan Cohen, Louis Bevilacqua, William Buchanan, Michael Fontaine, Marc Ross, Board member of Biolabs, Jonathan Ross, financial advisor to Biolabs, and representatives of Brookline held a video conference to discuss commercial terms, project timelines and key next steps with respect to the proposed engagement letter between Brookline and Biolabs. Later the same day, Brookline provided revised language addressing fees payable for the potential Merger as well as a concurrent financing for the Combined Company in connection with the Merger. The parties began discussing the appropriate size of such concurrent financing and arrived at mutual agreement on April 4, 2025.

From March 24 to March 28, 2025, Longevity management and Biolabs management negotiated and finalized the terms of the non-binding term sheet. On March 28, 2025, Longevity and Biolabs entered into a non-binding term sheet providing for a traditional reverse merger transaction. Based on the enterprise value of $70.4 million for Biolabs in its Regulation A financing round in February, 2025, the parties agreed to a valuation of $50 million for Biolabs, plus earnout consideration of up to $20 million based on the achievement of financial milestones to be determined between the parties. The parties also agreed on a valuation of $50 million for Longevity based on comparatively similar fiscal year 2024 revenue and anticipated fiscal year 2025 growth. The non-binding term sheet included an exclusivity period of 45 days following execution of the term sheet for both parties.

On March 28, 2025, Biolabs decided to pause its planned IPO with Brookline as its lead banker.

On April 2, 2025, the commercial and product development teams of Longevity and Biolabs, in addition to Bryan Cassaday, Jonathan Cohen, Jiming Zhou, Michael Lebowitz, Chief Scientific Officer of Biolabs, and Ronald Baker, Chief Business Officer of Biolabs, conducted a review of Longevity’s sales footprint and product pipeline to identify potential synergies with their own biomarker tests, specifically their newly developed Longevity test, which is a test for blood-based inflammatory biomarkers that correlate with accelerated aging and provides artificial intelligence based recommendations for managing the impact of aging.

On April 3 through 4, 2025, Rajiv Shukla and Bryan Cassaday met with Jonathan Cohen and several employees of Biolabs at their headquarters in Gaithersburg, Maryland for full-day meetings. During these two days, the parties developed a joint financial model including cost and revenue synergies, conducted deep dives into Biolabs’ products and a walk through Biolabs’ CAP/CLIA laboratory, review of Biolabs’ sales performance and team organization, review of potential partnerships and acquisitions, including a video conference with a Korean company, that could deliver synergies with both Longevity and Biolabs, and reviewed the regulatory environment for Biolabs’ products, including potential Government budget for funding health checkups for firefighters (which constitutes a large portion of Biolabs’ sales).

On April 6, 2025, Longevity delivered an initial draft Merger Agreement to Biolabs and BPLLC. The initial draft included the following terms, among others, (i) a traditional reverse merger structure pursuant to which Biolabs’ stockholders would own 50.1% of the outstanding common stock of the Combined Company before any proposed concurrent financing, (ii) a mechanism for contingent earnout payments to Biolabs’ stockholders via a contingent value rights agreement, (ii) a concurrent financing by Longevity of at least $4 million prior to the Closing, and (iii) typical reciprocal representations and warranties and interim operating covenants with respect to Longevity and Biolabs. The modification of the proposed Exchange Ratio from 50% post-Closing ownership by the Biolabs’ stockholders to 51% post-Closing ownership resulted in an updated valuation of $49.8 million for Longevity, which was materially similar to the previously contemplated $50 million valuation.

On April 6, 2025, Mr. Shukla and Mr. Cohen discussed telephonically the proposed terms of the draft Merger Agreement, including (i) the timeline for negotiations, (ii) the need for approval of Biolabs Stockholders, (iii) the minimum amount of the concurrent financing by Longevity, and (iv) the parties’ consensus to agree upon the Combined Company’s board of directors and management and the revenue milestones for the earnout consideration following the signing of the Merger Agreement.

From April 6 through April 9, 2025, Mr. Cohen spoke with the Biolabs Board regarding the proposed terms of the business combination with Longevity and Nasdaq’s potential delisting of the Longevity Common Stock. On April 9, 2025, Mr. Cohen and Mr. Shukla negotiated the size of the concurrent financing and the nature of the interim covenants and closing conditions. On that same day, Mr. Shukla, Mr. Cohen and representatives of BPLLC and Longevity’s outside counsel K&L Gates LLP (“K&L”) met virtually to discuss these proposed terms, ultimately agreeing to the following: (i) the payment of a termination fee of $2 million by Longevity upon termination of the Merger Agreement by Longevity for any reason other than (a) a material breach of the Merger Agreement by Biolabs that would have resulted in the failure of Biolabs’ closing conditions or (b) the occurrence of a Biolabs Material Adverse Effect (as defined in the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus) that has not been cured prior to termination; (ii) a closing condition requiring the continued Nasdaq listing of the Longevity Common Stock at the Closing; and (iii) a covenant of the parties to mutually determine a budget and cash flow plan, the Combined Company’s board of directors and management and the financial milestones for the earnout consideration within a set period of time following the signing of the Merger Agreement..

On April 9, 2025, Brookline, McGuireWoods LLP, counsel to Brookline (“MW”), Longevity and K&L met virtually to discuss a potential ATM Financing. During April 9 through April 13, 2025, Brookline and Longevity continued to negotiate the terms of the proposed ATM Financing and executed an engagement letter for an ATM Financing on April 14, 2025.

On April 10, 2025, BPLLC delivered a revised draft of the Merger Agreement, which included, among other changes, (i) the addition of Mr. Cohen as the Stockholder Representative, (ii) proposed revenue milestones for the earnout consideration, consisting of a scaled portion of the earnout shares being released upon achievement of a percentage of revenue growth ranging from 20% to 200%, (iii) an additional earnout payment with respect to specified liabilities of Longevity, (iv) the addition of closing conditions on behalf of each party including, but not limited to, (a) the continued listing of the Longevity Common Stock on Nasdaq, (b) the satisfactory completion of Biolabs’ due diligence review of Longevity, (c) the delivery of Longevity’s plans to address any outstanding liabilities or pending or threatened litigation of Longevity, and (d) the parties’ mutual agreement upon a budget and cash flow plan and post-closing appointments and compensation of the officers and directors of the Combined Company, and (v) the payment of a termination fee of $2 million by Longevity upon termination of the Merger Agreement by Longevity for any reason other than (a) a material breach of the Merger Agreement by Biolabs that would have resulted in the failure of Biolabs’ closing conditions or (b) the occurrence of a Biolabs Material Adverse Effect that has not been cured prior to termination. Subsequent to the delivery of this revised draft, representatives of BPLLC and K&L met virtually to discuss the revised terms of the Merger Agreement.

On April 11, 2025, the Biolabs Board held a meeting, at which representatives of Biolabs management, Brookline and BPLLC were present. During the meeting, the CEO and COO of Biolabs, along with representatives of BPLLC, presented the Biolabs Board with the expected market and operational synergies of the proposed Merger, and summarized for the Biolabs Board the key features of the Merger Agreement that was in the final stages of negotiation and set to be signed later that day. Questions from the Biolabs Board members were also answered.

On April 11, 2025, K&L delivered a revised draft of the Merger Agreement to BPLLC and Biolabs. This revised draft proposed the following changes, among others: (i) an earnout pool of 402,744 shares of Longevity Common Stock payable to the Biolabs Stockholders in accordance with financial milestones, (ii) the addition of a separate termination right of each party if such party determines that it will not be able to complete its due diligence investigation of the other party to its satisfaction within 45 days of the signing of the Merger Agreement, and (iii) limitations on the circumstances under which the termination fee would be payable by Longevity, including that the termination fee would only be payable by Longevity upon termination by (i) Biolabs for (a) failure of the Closing to occur by September 30, 2025 or (b) failure to obtain approval of the Longevity Stockholders of the issuance of Longevity Common Stock under the Merger Agreement in accordance with Nasdaq Listing

Rule 5635 (but, in each case, only if Biolabs has the right to terminate due to a Longevity Triggering Event (as defined in the section titled “The Merger Agreement – Termination and Termination Fee” beginning on page 92 of this proxy statement/prospectus) and (ii) Longevity for failure of Biolabs to satisfy the Due Diligence Contingency (unless at the time of such termination a Biolabs Material Adverse Effect. Following delivery of the revised draft of the Merger Agreement, on April 11, 2025, representatives of K&L and BPLLC negotiated on behalf of Longevity and Biolabs, respectively, the remaining terms of the Merger Agreement, including proposed exceptions to the parties’ interim operating covenants, the proposed closing conditions, the end date that would permit termination of the Merger Agreement by either party, and the circumstances under which the termination fee would be payable by Longevity.

During the afternoon of April 11, 2025, Longevity management shared the draft Merger Agreement with the Longevity Board. The Longevity Board then unanimously (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Longevity and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of Longevity Common Stock to the Biolabs Stockholders pursuant to the Merger Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the Longevity Stockholders vote to authorize the issuance of the Longevity Common Stock in accordance with Nasdaq Listing Rule 5635.

During the evening of April 11, 2025, BPLLC circulated to both parties for signature a final version of the Merger Agreement, reflecting the parties’ agreement that the Termination Fee would be payable by Longevity upon a termination by Biolabs for a Longevity Triggering Event. Longevity and Biolabs subsequently entered into the Merger Agreement.

On April 14, 2025, before the opening of Nasdaq for trading that day, Longevity entered into a sales agreement with Brookline respect to the ATM Financing and subsequently issued a press release announcing the proposed Merger and filed a Current Report on Form 8-K with the SEC announcing, among other things, the execution of the Merger Agreement and the execution of the sales agreement with respect to the ATM Financing.

Longevity’s Reasons for the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Longevity Board and its Officers consulted with outside legal counsel, reviewed the Biolabs' virtual data room including a Draft Registration Statement that had been previously reviewed by the SEC and had been updated since then to account for recent corporate developments. In reaching its decision that the Merger Agreement and the Merger are fair and in the best interests of Longevity and its stockholders and to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Longevity Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including the factors discussed below, which are not listed in any order of significance.

In approving the Merger Agreement and the transactions contemplated by the Merger Agreement, the Longevity Board determined it was not necessary to obtain a third-party valuation or fairness opinion given the due diligence it conducted in consultation with its financial and legal advisors and the expertise of its management team. The officers and directors of Longevity have substantial experience in evaluating the operating and financial merits of companies in the healthcare industry. Consequently, the Longevity Board concluded that such experience and background enabled it to make the necessary analyses and determinations regarding the Merger and its fairness to the Longevity Stockholders.

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the Longevity Board’s conclusion that the Merger would provide Longevity’s existing stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger, which will focus on Longevity’s existing product lines (Carmell SecretomeTM and Elevai ExosomesTM) as well as Biolabs’ AI-powered, laboratory-based blood tests;
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the financial condition and prospects of Longevity and the risks associated with continuing to operate Longevity on a stand-alone basis versus the revenue and cost synergies that would result from a merger with Biolabs;
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the Longevity Board’s view that no alternatives to the Merger (including remaining a standalone company, a liquidation and dissolution of Longevity and the distribution of any available cash, a cash tender offer at a discount to net cash value, and alternative M&A transactions) were reasonably likely to create greater value for the Longevity Stockholders;
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the Longevity Board’s belief, after a thorough review of strategic alternatives, such as remaining a standalone company, attempting to further advance the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and pursuing a liquidation and dissolution of Longevity and the distribution of any available cash or a cash tender offer at a discount to net cash value, and discussions with Longevity’s management and legal counsel, that the Merger is more favorable to Longevity Stockholders than the potential value that might have resulted from other strategic alternatives available to Longevity;
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the Longevity Board’s belief, after thorough discussions with Longevity’s management and Longevity’s outside counsel, that a potential liquidation and dissolution was not reasonably likely to create greater value for the Longevity Stockholders than a strategic transaction based on, among other things, the need to hold back a meaningful amount of Longevity’s current cash balance to cover current and potential future liabilities, including those triggered by a liquidation strategy;
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the Longevity Board’s belief that the $49.8 million enterprise value ascribed to Longevity would provide the existing Longevity Stockholders significant value for Longevity’s public listing, and afford Longevity Stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger at the negotiated Exchange Ratio;
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the Longevity Board’s review of the business, strategy, financial position and prospects of Biolabs and, in that context, the opportunity for Biolabs’ cancer screening and longevity tests to generate substantial long-term value for the Combined Company and its stockholders;
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the Longevity Board’s belief that, as a result of arm’s length negotiations with Biolabs, Longevity and its representatives negotiated the most favorable Exchange Ratio which would be accepted by Biolabs and that the other terms of the Merger Agreement include the most favorable terms to Longevity in the aggregate that would be accepted by Biolabs;
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the Longevity Board’s consideration of the expected cash balances of the Combined Company as of the Closing resulting from the expected gross proceeds of no less than $4 million from the Concurrent Financing together with the cash Biolabs currently holds;
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the current financial market conditions and historical market prices, volatility and trading information with respect to Longevity Common Stock, as well as the unfavorable state of the capital raising environment for microcap companies in general which made it challenging for Longevity to raise sufficient additional capital;
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the current financial market conditions and historical market prices, volatility and trading information with respect to Longevity Common Stock; and
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the Longevity Board’s view that the Combined Company will be led by an experienced senior management team from both Biolabs and Longevity and a board of directors with representation from each of the current boards of directors of Biolabs and Longevity.

The Longevity Board also reviewed the terms of the Merger Agreement and concluded that the terms of the Merger Agreement were reasonable under the circumstances:

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the calculation of the Exchange Ratio and the estimated number of shares of Longevity Common Stock to be issued in the Merger, including an earnout pool of 402,744 shares in additional shares of Longevity Common Stock depending on achievement of certain financial milestones, which would result in a potential decrease in the ownership of the pre-merger Longevity Stockholders in the Combined Company;
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the number and nature of the conditions to Longevity’s and Biolabs’ respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, as more fully described below in the caption “The Merger Agreement–Conditions to the Completion of the Merger,” beginning on page 78 of this proxy statement/prospectus;
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the respective rights of, and limitations on, Longevity and Biolabs under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the Merger, as more fully described below under the caption “The Merger Agreement–No Solicitation,” beginning on page 84 of this proxy statement/prospectus;
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the limited circumstances under which the potential termination fee of $2 million would become payable by Longevity to Biolabs if the Merger Agreement is terminated, as more fully described below under the caption” The Merger Agreement–Termination and Termination Fee,” beginning on page 92 of this proxy statement/prospectus;
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the lock-up agreements pursuant to which certain executive officers, directors and stockholders of Biolabs and Longevity will agree, effective as of the Effective Time and subject to certain exceptions, not to transfer their shares of the Combined Company common stock during a period of to be mutually agreed upon by Biolabs and Longevity (the “Lock-up Agreements”);
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the support agreements pursuant to which certain executive officers, directors and stockholders of Biolabs and Longevity will agree to vote their shares of Biolabs Common Stock or Longevity Common Stock, respectively, in favor of the proposals submitted to them in connection with the Merger, as more fully described in “Agreements Related to the Merger–Support Agreements,” beginning on page 85 of this proxy statement/prospectus; and
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the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Longevity Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including the following:

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the substantial expenses to be incurred by Longevity in connection with the Merger;
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the likelihood of disruptive stockholder litigation following announcement of the Merger;
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the challenges of maintaining Longevity’s Nasdaq listing without completing the Merger and the transactions contemplated in the Merger Agreement;
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the Closing condition to maintain the continued Nasdaq listing of the Longevity Common Stock prior to the Closing;
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the possible volatility of the trading price of Longevity Common Stock resulting from the announcement, pendency or completion of the Merger;
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the prohibition on Longevity to solicit alternative acquisition proposals that may be more advantageous to Longevity’s stockholders during the pendency of the Merger;
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the $2 million termination fee payable by Longevity upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential parties from proposing an alternative acquisition that may be more advantageous of the Longevity Stockholders than the Merger;
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the risk that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or the failure to complete the Merger on Longevity’s reputation and business relationships;
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the regulatory and other risks and uncertainties associated with Biolabs’ cancer screening and longevity tests;
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the risk to Longevity’s business, operations and financial results in the event that the Merger is not consummated, including the diminution of Longevity’s cash and the significant challenges associated with the need to raise additional capital through the public or private sale of equity securities; and
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the various other risks associated with the Combined Company and the proposed Merger, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 18 and 58, respectively, of this proxy statement/prospectus.

In addition, the Longevity Board was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of the Longevity Stockholders generally when approving the Merger Agreement and the Merger, and to recommend that the Longevity Stockholders approve the proposals to be presented to the Longevity Stockholders for recommendation at the special meeting as contemplated by this proxy statement/prospectus. For more information, see section titled “Interests of Longevity’s Directors and Executive Officers in the Merger.”

The foregoing information and factors considered by the Longevity Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Longevity Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Longevity Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Longevity Board may have given different weight to different factors. The Longevity Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Longevity’s management and outside legal counsel, and considered the factors overall to be favorable to, and to support, its determination.

Biolabs’ Reasons for the Merger

In its evaluation of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Biolabs Board consulted with Biolabs’ management and its legal and financial advisors and considered a number of factors, including the following (which are not necessarily in order of relative importance):

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Biolabs believes that the Merger will advance its mission of helping Americans reduce their risk of deadly cancers and chronic diseases through lifestyle improvements (diet, exercise, etc.) as there is substantial evidence that lowering chronic inflammation, which can be measured with Biolabs’ blood tests, improves skin appearance, making Longevity’s med spa clients, in particular, a compelling and untapped channel for Biolabs’ blood tests;
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the Merger provides Biolabs with an ability to become a public company with less expense and in a more expedient process than with a traditional initial public offering, which will provide Biolabs’ significant stockholder base with a market to sell their shares;
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Biolabs believes that being a public company will give it greater access to capital than it previously had access to as a private company;
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Biolabs believes that the Combined Company could save up to $1 million per year through consolidations, economies of scale, and moving some or all of Longevity’s manufacturing to Biolabs’ laboratory facilities;
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Biolabs also believes that the Combined Company’s operations in both the diagnostics and bio-aesthetics markets will allow it to attract other companies to acquire to advance Biolabs’ mission and grow revenues, market share, and market cap; and
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Longevity’s management and directors, a majority of whom will remain following the Merger, have public company experience.

In evaluating the potential Merger, Biolabs’ management and the Biolabs Board considered several potential negative factors, most specifically the fact that Longevity would have to raise additional funds to expand its operations. In evaluating those factors, the Biolabs Board took into consideration the fact that Longevity had successfully raised funds in the past and was, in fact, in the process of evaluating the possible ATM Financing. Moreover, the Biolabs Board reached the determination that the positives of the Merger outweighed the negatives. The Merger offers Biolabs the opportunity to align itself with a larger organization and experienced management team which was expected to, in turn, place Biolabs’ stockholders in a better position following the Merger to realize improvements in the business that would potentially lead to a better realization of their investment.

After considering the foregoing factors, the Biolabs Board concluded that, overall, the potentially beneficial factors relating to the Merger Agreement and the Merger outweighed the risks and potentially negative factors.

The above discussion of the material factors considered by the Biolabs Board in its consideration of the Merger and the other transactions contemplated by the Merger Agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Biolabs Board. In light of the number and wide variety of factors considered in connection with the evaluation of the Merger, the Biolabs Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The Biolabs Board viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Biolabs’ reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Risk Factors” beginning on page 18 of this proxy statement/prospectus.

Interests of Longevity’s Directors and Executive Officers in the Merger

In considering the recommendation of the Longevity Board with respect to issuing shares of Longevity Common Stock in the Merger and other matters to be acted upon by the Longevity Stockholders at the special meeting, the Longevity Stockholders should be aware that Longevity’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Longevity Stockholders generally. These interests include the following:

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Certain of Longevity’s directors are expected to become directors of the Combined Company after the Effective Time, and following the Closing, will be compensated as a non-employee director of the Combined Company pursuant to a new non-employee director compensation policy that is expected to be adopted in connection with the Closing; and
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In connection with the Merger, all outstanding equity awards held by Longevity’s executive officers and directors will become fully vested.

The Longevity Board was aware of these potential conflicts of interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Longevity Stockholders approve the proposals to be presented to the Longevity Stockholders for recommendation at the special meeting as contemplated by this proxy statement/prospectus.

Ownership Interests

As of April 30, 2025, Longevity’s non-employee directors and executive officers beneficially owned, in the aggregate, approximately 18% of the shares of Longevity Common Stock, which for purposes of this subsection excludes any Longevity shares issuable upon exercise or settlement of Longevity options held by such individuals. The affirmative vote of a majority of the votes cast by the holders of Longevity Common Stock at the special meeting, assuming a quorum is present, is required for approval of the Proposal Nos. 1, 3, and 4. With respect to Proposal No. 2, directors are elected by a plurality of the votes cast by the stockholders entitled to vote on the election at the special meeting, and the nominees for director receiving the highest number of affirmative votes, up to the number of directorships subject to election, will be elected.

Certain Longevity Stockholders who, in the aggregate, owned approximately 16% of the outstanding shares of Longevity Common Stock as of April 30, 2025 will enter into stockholder support agreements with Longevity and Biolabs whereby such stockholders will agree to vote all of their shares in favor of the Longevity Stockholder Proposals. For a more detailed discussion of these support agreements, please see the section titled “The Merger Agreement—Support Agreements” beginning on page 85 of this proxy statement/prospectus.

Treatment of Longevity Warrants and Options

Each warrant to acquire shares of Longevity Common Stock that is issued and outstanding will survive the Closing and remain outstanding in accordance with its terms.

Each Longevity Option that is issued and outstanding at the Effective Time will remain issued and outstanding in accordance with its terms and such options will be unaffected by the Merger; provided that, pursuant to the terms of the award agreements issued under the Longevity 2023 Plan and the Longevity 2009 Plan, each outstanding and unexercised Longevity Option will fully accelerate and vest immediately prior to the Effective Time, including those Longevity Options held by Longevity’s executive officers and non-employee directors.

The table below sets forth information regarding the Longevity Options held as of April 30, 2025, before giving effect to any vesting acceleration provided for in award agreements under the Longevity 2023 Plan and the Longevity 2009 Plan, by

each of the individuals who are or were at any point after January 1, 2024, Longevity’s executive officers and Longevity’s non-employee directors.

Name	Number of Vested Longevity Options Held	Weighted Average Exercise Price of Vested Longevity Options	Number of Unvested Longevity Options Held	Weighted Average Exercise Price of Unvested Longevity Options
Executive Officers
Rajiv Shukla	5,929	$60.64	52,530	$28.20
Bryan Cassaday	1,778	$64.35	6,222	$36.82
Kendra Bracken-Ferguson(1)	—	$—	—	$—
Non-Employee Directors
Scott Frisch	1,068	$60.64	4,057	$38.61
Kathryn Gregory	2,434	$64.39	2,691	$13.25
Gilles Spenlehauer	1,068	$60.64	4,057	$38.61
Patrick Sturgeon	1,068	$60.64	4,057	$38.61
Richard Upton	2,402	$43.87	2.723	$9.28
David Anderson(2)	—	$—	—	$—
(1)
Longevity and Ms. Bracken-Ferguson mutually agreed that Ms. Bracken-Ferguson would no longer serve as Longevity’s Chief Executive Officer effective as of January 20, 2025. In connection with Ms. Bracken-Ferguson’s separation, all stock options granted to Ms. Bracken-Ferguson were forfeited as of the date of her separation from Longevity.
(2)
Mr. Anderson did not stand for re-election after the expiration of his term as a Class I director of Longevity at the 2024 Annual Meeting of the Longevity Stockholders.

Director Positions Following the Merger

The Longevity Board currently consists of six members. In accordance with the terms of the Longevity Certificate of Incorporation and the Longevity Bylaws, the Longevity Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•
the Class I director is Richard Upton, and his term will expire at the annual meeting of stockholders to be held in 2027;
•
the Class II directors are Scott Frisch, Kathryn Gregory and Gilles Spenlehauer, and their terms will expire at the annual meeting of stockholders to be held in 2025; and
•
the Class III directors are Rajiv Shukla and Patrick Sturgeon, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Following the Merger, the Combined Company Board will consist of eight members, consisting of (i) four directors designated by Longevity, namely Rajiv Shukla, Scott Frisch, Gilles Spenlehauer and Patrick Sturgeon, and (ii) four directors designated by Biolabs, namely Jonathan Cohen, John Compton, Prasanth Reddy and Michael Ross.

There are no family relationships among the current Longevity directors and executive officers, and there are no family relationships among any of the proposed Combined Company director and officers.

Non-Employee Director Compensation

Under Longevity’s non-employee director compensation policy, Longevity’s non-employee directors are entitled to an annual retainer of $50,000, which is paid in quarterly installments. The Longevity Board may, in its discretion, permit a non-employee director to elect to receive any portion of the annual cash retainer in the form of fully vested shares of Longevity Common Stock in lieu of cash. In addition, Longevity’s non-employee directors receive one-time option grants, which are intended to provide equity compensation for four years following the grant.

Longevity also reimburses its non-employee director for reasonable travel and out-of-pocket expenses incurred in connection with attending Longevity Board and committee meetings. Longevity employee directors receive no additional compensation for their service as a director.

Following the consummation of the Merger, it is expected that the Combined Company will provide compensation to non-employee directors pursuant to a new non-employee director compensation policy that is expected to be adopted in connection with the Closing and take effect at the Effective Time (the “Director Compensation Policy”).

Under the Director Compensation Policy, each non-employee director may receive cash and/or equity compensation for Combined Company Board services described below. The Combined Company will also reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Combined Company Board and committee meetings.

As of April 30, 2025, Longevity had $208,333 of non-employee director compensation payable to its non-employee directors related to directors' fees for the period from July 1, 2024 to April 30, 2025, which the Longevity Board agreed to defer.

Executive Employment Agreement

Rajiv Shukla

The Amended and Restated Executive Employment Agreement, dated August 13, 2024 (the “Shukla Employment Agreement”), by and between Rajiv Shukla and Longevity, provides for change of control and severance benefits to Mr. Shukla upon termination of his employment by Longevity without “cause” or by Mr. Shukla for “good reason” (each as defined in the Shukla Employment Agreement) following a “Change in Control” (as defined in the Longevity 2023 Plan).

If, during the 18-month period beginning on the date that is three months prior to the consummation of a Change in Control, Mr. Shukla is terminated by Longevity without “cause” or upon Mr. Shukla’s resignation for “good reason,” (a) Longevity will pay to him (i) the unpaid portion of any annual bonus that would have been earned with respect to the fiscal year ended immediately prior to such termination, (ii) a pro rata bonus for the year of termination, (iii) 18 months of his Base Salary, and (iv) up to 18 months of COBRA premiums to the extent they exceed the amount charged to active similarly-situated employees of Longevity for the same coverage, and (e) all outstanding time-based equity awards of Mr. Shukla will accelerate and vest upon the later of such termination and the Change in Control. The Shukla Employment Agreement provides any payments and benefits that constitute “parachute payments” subject to the excise tax imposed by Section 4999 of the Code will be reduced such that no portion of such amounts will be subject to the excise tax under Section 280G of the Code (if, and to the extent, such reduction would result in a greater after-tax return to Mr. Shukla than receiving all of the payments and benefits and paying the resulting excise tax). The Merger will be a “Change in Control” for purposes of the Shukla Employment Agreement. The Shukla Employment Agreement also provides for the grant of fully vested restricted stock units covering Longevity Common Stock upon the achievement of certain revenue milestones, subject to continued employment. The achievement of these milestones may be impacted by the Merger.

Bryan Cassaday

In 2023, Longevity entered into an employment agreement, dated June 7, 2023, with Mr. Cassaday (the “Cassaday Employment Agreement”). Pursuant to the Cassaday Employment Agreement, he is entitled to certain severance payments in connection with a termination of employment by Longevity without Cause (as defined in the Cassaday Employment Agreement) or by Mr. Cassaday for Good Reason (as defined in the Cassaday Employment Agreement) if the termination occurs within three months prior or 18 months following a Change in Control (defined as a “Protected Period” in the Cassaday Employment Agreement). Upon such termination, Mr. Cassaday would be entitled to receive monthly cash severance payments equal to one-twelfth of his annual salary for a six-month period. Mr. Cassaday would also be entitled to receive his compensation, including any bonus award already accrued, payment of the applicable monthly premium payable for COBRA continuation coverage for six months to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of Longevity for the same coverage, and a Pro Rata Bonus (as defined in the Cassaday Employment Agreement) based upon actual performance and pro-rated for the portion of the bonus period prior to termination. In addition, Mr. Cassaday would be entitled to receive his bonus at the target level, as well as accelerated vesting in full of all time-based equity awards, as more fully described in the Cassaday Employment Agreement.

All of the executive officers have entered into restrictive covenant agreements with Longevity that generally contain two-year post-employment non-competition and non-solicitation covenants.

The table below summarizes the potential cash benefits for each of Longevity’s executive officers in connection with the consummation of the Merger.

Executive	Severance
Rajiv Shukla(1)	$ 552,494
Bryan Cassaday(2)	$ 127,927
Kendra Bracken-Ferguson(3)	$ —

(1) Please see the description above for the elements of severance to Mr. Shukla. For this purpose, COBRA premiums were valued at $694 per month based on current premium rates.

(2) Please see the description above for the elements of severance to Mr. Cassaday. For this purpose, COBRA premiums were valued at $905 per month based on current premium rates.

(3) Longevity and Ms. Bracken-Ferguson mutually agreed that Ms. Bracken-Ferguson would no longer serve as Longevity’s Chief Executive Officer effective as of January 20, 2025. In connection with Ms. Bracken-Ferguson’s separation, all stock options granted to Ms. Bracken-Ferguson were unvested as of the date of her separation from Longevity and, accordingly, were forfeited as of such date.

Limitations of Liability and Indemnification

The Longevity Certificate of Incorporation contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Longevity’s directors will not be personally liable to Longevity or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any violation of their duty of loyalty to Longevity or its stockholders;
•
any act in bad faith or involving a knowing or intentional violation of law;
•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•
any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Longevity’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Longevity Bylaws provide that Longevity will indemnify, to the fullest extent permitted by law, each director and officer (including each former director and officer) of Longevity who was or is made a party to or witness in or is threatened to be made party to or a witness in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an Authorized Representative (as defined below) of Longevity against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The Longevity Bylaws define an “Authorized Representative” as a director, officer, employee or agent of Longevity or of any of its subsidiaries, or a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by Longevity or by any of its subsidiaries, or a person serving another corporation, partnership, joint venture, trust or other enterprise in any of the foregoing capacities at Longevity’s request.

The Longevity Bylaws provide that Longevity may indemnify, in the discretion of the Longevity Board, to the fullest extent permitted by law, any person who was or is a party to or a witness in or is threatened to be made a party to or a witness in, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an Authorized Representative of Longevity, against all expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties), and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. The Longevity Bylaws also provide that Longevity must advance expenses incurred by or on behalf of a director or officer, and may advance expenses by or on behalf of any other person who is permitted to be indemnified pursuant to the Longevity Bylaws in the discretion of the Longevity Board, in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Longevity has entered into and in the future plan to enter into agreements to indemnify its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by Longevity of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Longevity and its subsidiaries or, at Longevity’s request, service to other entities as officers or directors to the maximum extent permitted by applicable law.

Management Following the Merger

As described in the section captioned “Management Following the Merger” beginning on page 140 of this proxy statement/prospectus, Rajiv Shukla and Bryan Cassaday are expected to continue serving in their current positions as Chairman and Chief Financial Officer, respectively, of the Combined Company following the consummation of the Merger. Jonathan Cohen, the Chief Executive Officer of Biolabs, is expected to serve as Chief Executive Officer of the Combined Company.

Compensation Committee Interlocks and Insider Participation

In connection with the Closing, the Combined Company Board is expected to select members of the compensation committee. Each member of the compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed Combined Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the Combined Company’s board of directors or compensation committee following the completion of the Merger.

Indemnification and Insurance for Directors and Officers

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Longevity and the surviving corporation in the Merger agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Longevity or Biolabs, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Longevity or Biolabs, whether asserted or claimed prior to, at or after the Effective Time. From and after the Effective Time, Longevity and the surviving corporation in the Merger will also fulfill Longevity’s and Biolabs’ indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the Effective Time, a director or officer of Longevity or Biolabs.

The Merger Agreement also provides that the provisions of the Longevity Certificate of Incorporation and the Longevity Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Longevity that are presently set forth in the Longevity Certificate of Incorporation and the Longevity Bylaws will not be amended modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Longevity, unless such modification is required by applicable law. The amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation will contain, and Longevity will cause the amended and restated certificate of incorporation and amended and restated bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Longevity Certificate of Incorporation and the Longevity Bylaws.

From and after the Effective Time, Longevity will maintain director and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Longevity. In addition, Longevity will secure and purchase a six year “tail policy” on Longevity’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the Closing.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the Merger, Merger Sub, a wholly owned subsidiary of Longevity formed by Longevity in connection with the Merger, will merge with and into Biolabs, with Biolabs surviving as a wholly owned subsidiary of Longevity. In connection with the Merger,

Longevity will continue to be named “Longevity Health Holdings, Inc.” and will continue trading on Nasdaq under the symbol “XAGE”.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement:

•
any shares of Biolabs Common Stock held as treasury stock by Biolabs or owned, directly or indirectly, by Longevity or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist with no consideration delivered in exchange therefor (such shares are referred to herein as the Excluded Shares);
•
each then-outstanding share of Biolabs Common Stock (excluding Excluded Shares and any Dissenting Shares, but including shares of Biolabs Common Stock resulting from the conversion of the Biolabs Convertible Notes prior to the Effective Time) will be converted into the right to receive (a) a number of shares of Longevity Common Stock equal to the Exchange Ratio and (b) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement, and which will be issued pursuant to the CVR Agreement;
•
each then-outstanding share of Biolabs Preferred Stock will be converted into the right to receive (a) a number of shares of Longevity Common Stock equal to the aggregate number of Biolabs Common Stock into which each share of Biolabs Preferred Stock is then convertible multiplied by the Exchange Ratio and (b) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the Merger Agreement, and which will be issued pursuant to the CVR Agreement;
•
each then-outstanding Biolabs Option will automatically vest and be converted into and become an option to purchase Longevity Common Stock, and will be assumed by Longevity, subject to adjustment as set forth in the Merger Agreement;
•
each then-outstanding warrant to purchase shares of Biolabs Capital Stock will be converted into a warrant to purchase shares of Longevity Common Stock, subject to adjustment as set forth in the Merger Agreement; and
•
no fractional shares of Longevity Common Stock will be issuable to Biolabs Stockholders pursuant to the Merger, and no certificates or scrip for any such fractional shares shall be issued, and any fractional shares of Longevity Common Stock resulting from the conversion of shares of Biolabs Capital Stock into the right to receive a number of Longevity Common Stock equal to the Exchange Ratio or from the settlement of Biolabs Options pursuant to the Merger Agreement (after aggregating all fractional shares of Longevity Common Stock issuable to such holder) will be rounded to the nearest whole share of Longevity Common Stock, with no cash being paid for any fractional share of Longevity Common Stock eliminated by such rounding.

Procedures for Effecting the Exchange of Biolabs Capital Stock

Prior to the date of the Closing, Longevity and Biolabs will select an Exchange Agent and, immediately prior to the Effective Time, Longevity will deposit with the Exchange Agent evidence of book-entry shares representing the shares of Longevity Common Stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Biolabs Capital Stock. Promptly after the Effective Time and no more than ten (10) business days prior to the anticipated date of the Closing, the Exchange Agent will mail to each record holder of Biolabs Capital Stock converted into the right to receive the Merger Consideration instructions for use in identifying such holder’s book-entry shares of Biolabs Capital Stock in exchange for the Merger Consideration. Upon identification of such book-entry shares to the Exchange Agent in accordance with the Exchange Agent’s instructions, together with such other documents as the Exchange Agent may reasonably require, the record holder of such book-entry shares will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Longevity Common Stock issuable to such holder pursuant to the Merger Agreement. After the Effective Time, each book-entry share of Biolabs Capital Stock that has not been surrendered will represent only the right to receive shares of Longevity Common Stock issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Biolabs Stockholders and the approval by the Longevity Stockholders of the issuance of Longevity Common Stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Longevity and Biolabs and specified in the certificate of merger. Neither Longevity nor Biolabs can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Longevity must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Longevity Common Stock to Biolabs Stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC.

Material U.S. Federal Income Tax Considerations

Regardless of whether the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, the Merger will not result in any taxable gain or loss for U.S. federal income tax purposes to Longevity, Biolabs or any Longevity stockholder in his, her or its capacity as a Longevity stockholder.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

Nasdaq Stock Market Listing

Shares of Longevity Common Stock are currently listed on Nasdaq under the symbol “XAGE”. Longevity has agreed to use commercially reasonable efforts to cause the shares of Longevity Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective Time and, to the extent required by Nasdaq rules, assist Biolabs in preparing and filing an initial listing application for the Longevity Common Stock on Nasdaq and to cause such application to be conditionally approved prior to the Effective Time.

In addition, under the Merger Agreement, each of Longevity’s and Biolabs’ obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including, with respect to both parties, that the shares of Longevity Common Stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing and, with respect to Biolabs only, that the Longevity Common Stock have been continually listed on Nasdaq as of and from the date of the Merger Agreement through Nasdaq’s conditional approval of Biolabs’ initial listing application.

If the Nasdaq listing application is accepted, Longevity anticipates that the common stock of the Combined Company will be listed on Nasdaq following the Closing under the trading symbol “XAGE”. In order for the Nasdaq listing application to be accepted, among other requirements, the Combined Company must meet the minimum bid price requirement of $4.00 per share pursuant to Nasdaq Listing Rule 5505(a)(1)(A).

Anticipated Accounting Treatment

The Merger is expected to be treated by Longevity as a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. For financial reporting, Biolabs is considered to be the accounting acquirer, based on the expectation that, immediately following the Merger: (i) Biolabs’ equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Biolabs will designate half of the initial members of the board of directors of the Combined Company; and (iii) Biolabs’ senior management will hold all key positions in senior management of the Combined Company. Accordingly, the Merger is expected to be treated as the equivalent of Biolabs issuing stock to acquire the net assets of Longevity. As a result of the Merger, Biolabs’ assets and liabilities will be recorded at their pre-combination carrying amounts and Longevity’s assets and liabilities will be measured and recognized at their fair values as of the Effective Time. Upon consummation of the Merger, the historical financial statements of Biolabs will become the historical consolidated financial statements of the Combined Company. See the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus for additional information.

Appraisal Rights

Under the DGCL, Longevity Stockholders and beneficial owners of Longevity Common Stock are not entitled to appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Longevity, Biolabs or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Longevity and Merger Sub, on the one hand, and Biolabs, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules to be exchanged by the parties as set forth in the Merger Agreement. While Longevity and Biolabs do not believe that these disclosure schedules will contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules will contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Longevity or Biolabs, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Longevity, Merger Sub and Biolabs and are modified by the disclosure schedules.

Structure

Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the completion of the Merger, Merger Sub, a wholly owned subsidiary of Longevity, formed by Longevity in connection with the Merger, will merge with and into Biolabs, with Biolabs surviving as a wholly owned subsidiary of Longevity.

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Biolabs Stockholders and the approval by the Longevity Stockholders of the issuance of Longevity Common Stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Longevity and Biolabs and specified in the certificate of merger. Neither Longevity nor Biolabs can predict the exact timing of the consummation of the Merger.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, (a) each then-outstanding share of Biolabs Common Stock (excluding any Excluded Shares and any Dissenting Shares, but including shares of Biolabs Common Stock resulting from the conversion of the Convertible Promissory Note, dated January 6, 2025, issued Biolabs to David Freiman, the Convertible Promissory Note, dated January 13, 2025, issued by Biolabs to Kayle Watson, and the Convertible Promissory Note, dated January 21, 2025, issued by Biolabs to Brenda Delong (collectively, the “Biolabs Convertible Notes”) prior to the Effective Time) will be converted into the right to receive (i) a number of shares of Longevity Common Stock equal to the Exchange Ratio described in more detail below and (ii) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions the Merger Agreement, and which shall be issued pursuant to the CVR Agreement, (b) each then-outstanding share of Biolabs Preferred Stock will be converted into the right to receive (1) a number of shares of Longevity Common Stock equal to the number of shares of Biolabs Common Stock issuable upon conversion of each share of Biolabs Preferred Stock pursuant to the Biolabs Certificate of Incorporation and as set forth in the Merger Agreement multiplied by the Exchange Ratio described in more detail below and (2) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions of the Merger Agreement, and which shall be issued pursuant to the CVR Agreement, (c) each then-outstanding Biolabs Option will immediately vest and be assumed by Longevity, subject to adjustment as set forth in the Merger Agreement and (d) each then-outstanding warrant to purchase shares of Biolabs Capital Stock will be converted into a warrant to purchase shares of Longevity Common Stock, subject to adjustment as set forth in the Merger Agreement.

No fractional shares of Longevity Common Stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any fractional shares of Longevity Common Stock resulting from the conversion of shares of Biolabs Common Stock (including shares of Biolabs Common Stock issued upon conversion of Biolabs Preferred Stock) shall be rounded down to the nearest whole number, with no cash being paid for any fractional share eliminated by such rounding.

Exchange Ratio

The Exchange Ratio is calculated using a formula intended to allocate existing Longevity Stockholders and Biolabs Stockholders a percentage of the Combined Company. Based on Longevity’s and Biolabs’ capitalization as of April 30, 2025, the Exchange Ratio is estimated to be equal to approximately 0.12421

Based on the estimates set forth above, without giving effect to any Concurrent Financing and before the issuance of any Earnout Shares, existing Longevity Stockholders would own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and Biolabs Stockholders would own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis.

The Exchange Ratio formula is the quotient obtained (rounded to four decimal places) by dividing the Biolabs value per share (defined below) by the Longevity value per share (defined below), in which:

•
“Biolabs outstanding shares” means the total number of shares of Biolabs Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the conversion of each share of Biolabs Preferred Stock pursuant to the Biolabs Certificate of Incorporation and the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Biolabs capital stock which exist immediately prior to the Effective Time.
•
“Biolabs valuation” means $50,000,000.
•
“Biolabs value per share” equals the Biolabs valuation divided by the number of Biolabs outstanding shares.
•
“Longevity outstanding shares” means the total number of shares of Longevity Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Longevity Common Stock that exist immediately prior to the Effective Time. For clarity, all outstanding Longevity Options shall be included in the total number of shares of Longevity Common Stock for purposes of determining the Longevity outstanding shares, to the extent not terminated prior to the Closing, and no shares issued in connection with the Concurrent Financing shall be included in the Longevity outstanding shares.
•
“Longevity valuation” means $49,800,000.
•
“Longevity value per share” equals the Longevity valuation divided by the number of Longevity outstanding shares.

Treatment of Biolabs Options

Under the terms of the Merger Agreement, at the Effective Time, each Biolabs Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will automatically vest and be converted into an option to purchase Longevity Common Stock, and will be assumed by Longevity, subject to adjustment as set forth in the Merger Agreement.

Accordingly, from and after the Effective Time: (i) each Biolabs Options assumed by Longevity may be exercised solely for shares of Longevity Common Stock, (ii) the number of shares of Longevity Common Stock subject to each Biolabs Option assumed by Longevity shall be determined by multiplying (A) the number of shares of Biolabs Common Stock that were subject to such Biolabs Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Longevity Common Stock, (iii) the per share exercise price for the Longevity Common Stock issuable upon exercise of each Biolabs Option assumed by Longevity shall be determined by dividing (A) the per share exercise price of such Biolabs Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Biolabs Option assumed by Longevity shall continue in full force and effect and the term, exercisability and other provisions of such Biolabs Option shall otherwise remain unchanged.

However, the Longevity Board or a committee thereof will succeed to the authority and responsibility of the Biolabs Board or any committee thereof with respect to each Biolabs Option assumed by Longevity in accordance with the terms of the Merger Agreement.

Treatment of Biolabs Warrants

Under the terms of the Merger Agreement, each warrant to purchase shares of Biolabs Capital Stock that is outstanding and unexercised immediately prior to the Effective Time (that shall not terminate per its own terms upon the Effective Time) will be assumed and converted into a warrant to purchase shares of Longevity Common Stock.

Accordingly, from and after the Effective Time: (i) each outstanding Biolabs Warrant assumed by Longevity may be exercised solely for shares of Longevity Common Stock; (ii) the number of shares of Longevity Common Stock subject to each outstanding Biolabs Warrant assumed by Longevity will be determined by multiplying (A) the number of shares of Biolabs Common Stock, subject to the unexercised portion of the Biolabs Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Longevity Common Stock; and (iii) the per share exercise price for each Biolabs Warrant assumed by Longevity will be determined by dividing (A) the per share exercise price of such Biolabs Warrant as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Each Biolabs Warrant assumed by Longevity will otherwise continue in full force and effect and the term, any restriction on the exercise and other provisions of such Biolabs Warrant will otherwise remain unchanged.

However, to the extent provided under the terms of a Biolabs Warrant assumed by Longevity in accordance with the terms of the Merger Agreement, such Biolabs Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Longevity Common Stock subsequent to the Effective Time. In addition, the Longevity Board or a committee thereof will succeed to the authority and responsibility of the Biolabs Board or any committee thereof with respect to each Biolabs Warrant assumed by Longevity in accordance with the terms of the Merger Agreement.

Treatment of Longevity Common Stock and Longevity Options

Each share of Longevity Common Stock issued and outstanding at the time of the Merger will remain issued and outstanding. In addition, each Longevity Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will survive the Closing and remain outstanding in accordance with its terms.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Longevity and Biolabs for a transaction of this type relating to, among other things:

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corporate organization and power, and similar corporate matters;
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capitalization;
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subsidiaries;
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votes required for completion of the Merger and approval of the proposals that will come before the stockholders at the Longevity special meeting and that will be the subject of the Biolabs stockholder approval;
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authority to enter into the Merger Agreement;
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except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;
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financial statements and, with respect to Longevity, documents filed with the SEC and the accuracy of information contained in those documents;
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liabilities;
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material changes or events;
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legal proceedings and orders;

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regulatory compliance, permits and restrictions;
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employee and labor matters and benefit plans;
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environmental matters;
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tax matters;
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the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach of such contracts;
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insurance;
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real property and leaseholds;
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intellectual property;
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the parties’ efforts with respect to ensuring the inapplicability of Section 203 of the DGCL;
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health care regulatory matters;
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certain transactions or relationships with affiliates; and
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with respect to Longevity, the valid issuance in the Merger of Longevity Common Stock.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Longevity and Biolabs to complete the Merger.

Covenants; Conduct of Business Pending the Merger

Longevity has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Biolabs has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Longevity and its subsidiaries will use commercially reasonable efforts to conduct their business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain contracts. Longevity has also agreed that, subject to certain limited exceptions, without the consent of Biolabs, it will not, and will not cause or permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (a) shares of Longevity Common Stock from terminated employees, directors or independent contractors of Longevity in accordance with agreements in effect on the date of the Merger Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Longevity or (b) in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under Longevity’s compensation and benefit plans in accordance with the terms of such award);
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except with respect to the Concurrent Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any capital stock or other security (except for Longevity Common Stock issued upon the valid exercise or settlement of outstanding Longevity Options), any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Longevity Common Stock under Longevity’s compensation and benefit plans consistent with past practice or any instrument convertible into or exchangeable for any capital stock or other security;
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except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by the Merger Agreement;
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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

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except with respect to the Concurrent Financing, lend money to any person (other than routine advances to employees of Longevity or its subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Longevity’s compensation and benefit plans), incur or guarantee any indebtedness for borrowed money, guarantee any debt securities of others or make any capital expenditure or commitment;
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enter into any material transaction outside the ordinary course of business consistent with past practice;
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other than as required by applicable law or the terms of Longevity’s compensation and benefit plans in effect as of the date of the Merger Agreement, grant any equity-based compensation not otherwise permitted by the Merger Agreement, cause or permit any Longevity compensation and benefit plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executive officers or directors, increase the severance or change of control benefits offered to any current or new employees, directors or independent contractors, or hire any executive officer;
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acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;
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make (other than consistent with past practice), change or revoke any material tax election; file any material tax return in a manner inconsistent with past practice; file any material amendment to any tax return; settle or compromise any material tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); surrender any right to any refund, offset or other reduction in tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; enter into any tax sharing or similar agreement; or adopt or change any material accounting method in respect of taxes;
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waive, settle or compromise any pending or threatened action against Longevity or any of its subsidiaries;
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delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;
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forgive any loans to any person, including its employees, officers, directors or affiliate;
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sell, assign, transfer, license, sublicense or otherwise dispose of any material registered intellectual property (other than in the ordinary course of business and consistent with past practice);
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terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
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enter into, amend, terminate, or waive any material option or right under, any Biolabs material contract;
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enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Longevity is a party as of the date of the Merger Agreement;
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materially change pricing or royalties or other payments set or charged by Longevity or any of its subsidiaries to its customers or licensees, or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Longevity or any of its subsidiaries;
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other than as required by law or GAAP, take any action to change accounting policies or procedures; or
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agree, resolve or commit to do any of the foregoing.

Biolabs has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Longevity shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Biolabs will use commercially reasonable efforts to conduct its business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain contracts. Biolabs has also agreed that, subject to certain limited exceptions, without the consent of Longevity, it will not, and will not cause or permit its subsidiary to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (a) shares of Biolabs capital stock from terminated employees, directors or independent contractors of Biolabs in accordance with agreements in effect on the date of the Merger Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Biolabs or (b) in connection with the payment of the exercise price and/or withholding taxes incurred upon the exercise, settlement or vesting of any award granted under Biolabs’ compensation and benefit plans in accordance with the terms of such award);
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except for the sale by Biolabs, in one or more transactions, of Biolabs Common Stock or securities convertible into, or exchangeable or exercisable for, Biolabs Common Stock in an aggregate amount not to exceed 2,500,000 shares (a “Qualified Financing”), sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: any capital stock or other security (except for Biolabs Common Stock issued upon the valid exercise or settlement of outstanding Biolabs Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Biolabs Common Stock under Biolabs’ compensation and benefit plans consistent with past practice) or (C) any instrument convertible into or exchangeable for any capital stock or other security;
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except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by the Merger Agreement;
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form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
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except with respect to a Qualified Financing, lend money to any person (other than routine advances to employees of Biolabs in the ordinary course of business and consistent with past practice, pursuant to Biolabs’ compensation and benefit plans), incur or guarantee any indebtedness for borrowed money in an amount that is greater than $1,000,000, guarantee any debt securities of others or make any material capital expenditure or commitment;
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enter into any material transaction outside the ordinary course of business consistent with past practice;
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other than as required by applicable law or the terms of any Biolabs compensation and benefit plan in effect as of the date of the Merger Agreement: (A) grant any equity-based compensation not otherwise permitted pursuant to the Merger Agreement, (B) cause or permit any Biolabs compensation and benefit plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of the Merger Agreement pursuant to any Biolabs compensation and benefit plan disclosed by Biolabs in the Merger Agreement), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executive officers or directors, (D) increase the severance or change of control benefits offered to any current or new employees, directors or independent contractors, or (E) hire any officer, employee or independent contractor;
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acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;
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make (other than consistent with past practice), change or revoke any material tax election; file any material tax return in a manner inconsistent with past practice; file any material amendment to any tax return; settle or compromise any material tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); surrender any right to any refund, offset or other reduction in tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; enter into any tax sharing or similar agreement or adopt or change any material accounting method in respect of taxes;
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waive, settle or compromise any pending or threatened action against Biolabs;
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delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;
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forgive any loans to any person, including its employees, officers, directors or affiliate;

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sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property of Biolabs (other than in the ordinary course of business and consistent with past practice);
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terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
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enter into, amend, terminate, or waive any material option or right under any material contract;
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enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Biolabs is a party as of the date of the Merger Agreement;
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other than in the ordinary course of business, materially change pricing or royalties or other payments set or charged by Biolabs to its customers or licensees, or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Biolabs;
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other than as required by law or GAAP, take any action to change accounting policies or procedures; or
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agree, resolve or commit to do any of the foregoing.

Non-Solicitation

Each of Longevity and Biolabs have agreed that, except as described below, Longevity and Biolabs and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, attorneys, accountants, investment bankers, financial advisors or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

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solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;
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furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;
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engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;
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approve, endorse or recommend an Acquisition Proposal (subject to certain exceptions);
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execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction;
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take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; or
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publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Biolabs, on the one hand, or Longevity, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal, other than the Concurrent Financing.

An “Acquisition Proposal” means with respect to either Longevity or Biolabs, any proposal or offer from any person (other than Longevity or Biolabs, as applicable, or their respective representatives) providing for an Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than the Concurrent Financing) involving:

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any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approval of the Longevity Stockholders required to consummate the Merger, in the case of Longevity, and before obtaining the applicable approval of the Biolabs Stockholders required to consummate the merger, Longevity or Biolabs, as applicable, may furnish non-public information regarding itself and its subsidiaries to, and enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal by such third party, which the Longevity Board or Biolabs Board, as applicable, determines in good faith, after consultation with Longevity’s or Biolabs’ financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer (and is not withdrawn), if:

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neither, in the case of Longevity, Longevity nor any of its representative and, in the case of Biolabs, Biolabs nor any of its representatives, has breached the non-solicitation provisions of the Merger Agreement described above in any material respect;
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in the case of Longevity, the Longevity Board and in the case of Biolabs, the Biolabs Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Longevity Board’s fiduciary duties under applicable law, in the case of Longevity or Biolabs Board’s fiduciary duties under applicable law, in the case of Biolabs; and
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at least one business day prior to furnishing any non-public information or entering into discussions with a third party, Longevity or Biolabs, as applicable, receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Longevity and Biolabs and Longevity or Biolabs, as applicable, furnishes such non-public information to Biolabs or Longevity, as applicable (to the extent such information has not been previously furnished by Longevity to Biolabs or by Biolabs to Longevity, as applicable).

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) is on terms and conditions that the Longevity Board or the Biolabs Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Longevity Stockholders or Biolabs Stockholders, as applicable, than the terms of the transactions contemplated hereby.

The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

Support Agreements

Within thirty (30) days of the date of the Merger Agreement, (a) Biolabs shall have received duly executed support agreements, in form and substance reasonably satisfactory to Biolabs, from each officer and director of Longevity who owns Longevity Common Stock and from each holder of 5% or more of the outstanding Longevity Common Stock, and (b) Longevity shall have received duly executed support agreements, in form and substance reasonably satisfactory to Longevity, from each officer and director of Biolabs who owns Biolabs Common Stock and from each holder of 5% or more of the outstanding Biolabs Common Stock.

Board Recommendation Change

Under the Merger Agreement, subject to certain exceptions described below, Longevity agreed that the Longevity Board may not make a Longevity board recommendation change.

However, notwithstanding the foregoing, at any time prior to the approval of the proposals to be considered at the Longevity special meeting by the necessary vote of Longevity Stockholders, if (x) Longevity has received a bona fide written Superior Offer or (y) there is a Longevity intervening event, the Longevity Board may make a Longevity board recommendation change if, but only if,

(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer:

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the Longevity Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;
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Longevity has, and has caused its financial advisors and outside legal counsel to, during the four business days prior to the Longevity board recommendation change (the “Longevity notice period”), negotiate with Biolabs in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Biolabs desires to negotiate); and
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if after Biolabs has delivered to Longevity an irrevocable written offer to alter the terms or conditions of the Merger Agreement during the Longevity notice period, the Longevity Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Longevity board recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement); provided that (x) Biolabs receives written notice from Longevity confirming that the Longevity Board has determined to change its recommendation in compliance with the Longevity notice period, which notice shall include a description in reasonable detail of the reasons for such Longevity board recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Longevity notice period, Biolabs shall be entitled to deliver to Longevity one or more counterproposals to such Acquisition Proposal and Longevity will, and cause its representatives to, negotiate with Biolabs in good faith (to the extent Biolabs desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the Combined Company that the Longevity Stockholders would receive as a result of such potential Superior Offer), Longevity shall be required to provide Biolabs with notice of such material amendment and the Longevity notice period shall be extended, if applicable, to ensure that at least two business days remain in the Longevity notice period following such notification during which the parties shall comply again with the requirements described above, and the Longevity Board shall not make a Longevity board recommendation change prior to the end of such Longevity notice period as so extended (it being understood that there may be multiple extensions) or

(ii) in the case of a Longevity intervening event, Longevity promptly notifies Biolabs, in writing, within the Longevity notice period before making a Longevity board recommendation change, which notice shall state expressly the material facts and circumstances related to the applicable Longevity intervening event and that the Longevity Board intends to make a Longevity board recommendation change.

A “Longevity intervening event” means a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequence thereof or (B) the fact, in and of itself, that Longevity meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Longevity that occurs or arises after the date of the Merger Agreement.

Longevity’s obligation to call, give notice and hold the Longevity special meeting is not limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Longevity Board’s recommendation or any Longevity board recommendation change.

Under the Merger Agreement, subject to certain exceptions described below, Biolabs agreed that its board of directors may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of the Biolabs Board in a manner adverse to Longevity (referred to in this proxy statement/prospectus as a Biolabs board recommendation change).

However, notwithstanding the foregoing, at any time prior to the approval and adoption of the Merger Agreement by the necessary vote of Biolabs Stockholders, if (x) Biolabs has received a bona fide written Superior Offer or (y) there is a Biolabs intervening event, the Biolabs Board may make a Biolabs board recommendation change if, but only if, but only if:

(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer:

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the Biolabs Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;
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Biolabs has, and has caused its financial advisors and outside legal counsel to, during the four business days prior to the Biolabs board recommendation change (the “Biolabs notice period”), negotiate with Longevity in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Longevity desires to negotiate); and
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if after Longevity shall have delivered to Biolabs an irrevocable written offer to alter the terms or conditions of the Merger Agreement during the Biolabs notice period, the Biolabs Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Biolabs board recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of the Merger Agreement); provided that (x) Longevity receives written notice from Biolabs confirming that the Biolabs Board has determined to change its recommendation in compliance with the Biolabs notice period, which notice shall include a description in reasonable detail of the reasons for such Biolabs board recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Biolabs notice period, Longevity shall be entitled to deliver to Biolabs one or more counterproposals to such Acquisition Proposal and Biolabs will, and cause its representatives to, negotiate with Longevity in good faith (to the extent Longevity desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the Combined Company that Biolabs Stockholders would receive as a result of such potential Superior Offer), Biolabs shall be required to provide Longevity with notice of such material amendment and the Biolabs notice period shall be extended, if applicable, to ensure that at least two business days remain in the Biolabs notice period following such notification during which the parties shall comply again with the requirements described above, and the Biolabs Board shall not make a Biolabs board recommendation change prior to the end of such Biolabs notice period as so extended (it being understood that there may be multiple extensions); or

(ii) in the case of a Biolabs intervening event, Biolabs promptly notifies Longevity, in writing, within the Biolabs notice period before making a Biolabs board recommendation change, which notice shall state expressly the material facts and circumstances related to the applicable Biolabs intervening event and that the Biolabs Board intends to make a Biolabs board recommendation change.

A “Biolabs intervening event” means a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Biolabs meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Biolabs that occurs or arises after the date of the Merger Agreement.

Required Stockholder Approvals

Longevity is obligated under the Merger Agreement to take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Longevity Common Stock for the purpose of considering and voting to approve the Merger Agreement and the transactions contemplated thereby (including the Merger and the Nasdaq Stock Issuance Proposal) and such other proposals that Longevity and Biolabs may mutually agree upon. The Longevity special meeting will be held as promptly as practicable after the registration statement on Form S-4 is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of the registration statement on Form S-4.

Promptly after the Due Diligence Contingency Deadline (as defined below), Biolabs is required to call, give notice of, convene and hold a meeting of its stockholders to approve and adopt the Merger Agreement (the “Biolabs stockholder approval”).

Regulatory Approvals

Each party shall use commercially reasonable efforts to make or cause to be made, as promptly as practicable, all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement. Each party shall further (i) use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect, (ii) use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement and (iii) use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such governmental entity.

Directors and Officers of Longevity Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Longevity who will not continue as directors or officers of Longevity following the consummation of the Merger will resign effective as of the Closing. The Merger Agreement provides that, effective as of the Effective Time, the Longevity Board will consist of a total of six directors (or such number of directors as Longevity and Biolabs may mutually agree), three of whom will be designated by Longevity and three of whom will be designated by Biolabs. Per mutual agreement of the parties, Longevity has designated Rajiv Shukla, Scott Frisch, Gilles Spenlehauer and Patrick Sturgeon to serve as members of the Combined Company Board and Biolabs has designated Jonathan, John Compton, Prasanth Reddy and Michael Ross to serve as members of the Combined Company Board, for a total of eight directors to serve on the Combined Company Board.

In addition, upon the Closing, Rajiv Shukla and Bryan Cassaday will continue to serve as the Chairman and Chief Financial Officer, respectively, of the Combined Company, and Jonathan Cohen will be appointed as Chief Executive Officer of the Combined Company.

Indemnification and Insurance for Directors and Officers

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Longevity and the surviving corporation in the Merger agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Longevity or Biolabs, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Longevity or of Biolabs, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. From and after the Effective Time, Longevity and the surviving corporation in the Merger will also fulfill Longevity’s and Biolabs’ indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the Effective Time, a director or officer of Longevity or Biolabs, respectively.

The Merger Agreement also provides that the provisions of the Longevity Certificate of Incorporation and the Longevity Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Longevity that are presently set forth in the Longevity Certificate of Incorporation and the Longevity Bylaws will not be amended modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Longevity, unless such modification is required by applicable law. The certificate of incorporation and bylaws of the surviving corporation will contain, and Longevity will cause the certificate of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Longevity Certificate of Incorporation and the Longevity Bylaws.

From and after the Effective Time, Longevity will maintain director and officers’ liability insurance policies, with an effective date as of the date of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Longevity. In addition, Longevity will secure and purchase a six year “tail policy” on Longevity’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the Closing.

Additional Agreements

Each of Longevity and Biolabs has agreed to use its reasonable best efforts to cause to be taken all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:

•
make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement;
•
use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect;
•
use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement; and
•
use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

Pursuant to the Merger Agreement, Longevity and Biolabs have further agreed that:

•
each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the transactions contemplated thereby, and to submit promptly any additional information requested by any such governmental entity.
•
Longevity shall give Biolabs prompt (but no later than within two business days) written notice of any litigation threatened or in writing against Longevity and/or its directors relating to the Merger Agreement or the transactions contemplated thereby (the “transaction litigation”) (including by providing copies of all pleadings with respect thereto) and keep Biolabs reasonably informed with respect to the status thereof. Longevity will (i) give Biolabs the opportunity to participate in the defense, settlement or prosecution of any transaction litigation, (ii) consult with Biolabs with respect to the defense, settlement and prosecution of any transaction litigation, (iii) consider in good faith Biolabs’ advice with respect to such transaction litigation, and (iv) not settle or consent or agree to settle or compromise any transaction litigation without Biolabs’ prior written consent (which such consent shall not be unreasonably withheld or delayed).

Concurrent Financing

Prior to or concurrently with the Closing, Longevity shall complete one or more private placements or public offerings of Longevity’s securities to raise minimum gross proceeds of $4 million (including only up to $2 million of debt securities or a loan), on such terms as are mutually agreed to by Longevity and Biolabs (collectively, the “Concurrent Financing”).

CVR Agreement

Prior to the Closing, Longevity and the Stockholder Representative shall negotiate in good faith and execute the Contingent Value Rights Agreement in a form to be mutually agreed upon by Longevity and Biolabs, to govern the terms of the CVRs (the “CVR Agreement”). The CVR Agreement shall provide for, among other things, (a) the right of holders of CVRs to receive their pro rata portion of the Earnout Shares upon satisfaction of the earnout milestones to be mutually agreed to by Longevity and Biolabs on or before May 26, 2025, (b) administration and enforcement rights of the Stockholder Representative, and (c) customary provisions relating to non-transferability, notice, reporting, and dispute resolution. The parties intend to amend the Merger Agreement to include the agreed upon earnout milestones as well as the form of CVR Agreement.

Conditions to the Completion of the Merger

The following contains a description of all material conditions to the completion of the Merger.

Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of various conditions, which include the following:

•
the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding seeking a stop order with respect to the registration statement and has not been withdrawn;
•
no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated by the Merger Agreement shall have been issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect and there shall not be any law that has the effect of making the consummation of the transactions contemplated by the Merger Agreement illegal;
•
Biolabs shall have obtained the Biolabs stockholder approval;
•
Longevity shall have obtained the Longevity stockholder approval;
•
the persons listed on Section A of each of Longevity’s and Biolabs’ disclosure schedules shall have executed and delivered to Longevity the Lock-Up Agreements;
•
the approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq;
•
Longevity shall have completed the Concurrent Financing;
•
each of Longevity and Biolabs shall have completed, to its satisfaction (in its sole discretion) its legal, financial, and operational due diligence with respect to the other party and its subsidiaries on or before the filing of the registration statement on Form S-4, and such party shall not have identified any matter during the course of its investigation that would, in its judgment, render it inadvisable to proceed with the transactions contemplated by the Merger Agreement (the “Due Diligence Contingency”); and
•
Longevity and Biolabs shall have mutually agreed in writing on the post-Closing appointments and compensation of the officers and directors of Longevity and the Combined Company and shall have agreed on the organizational and reporting structure of such individuals.

In addition, the obligation of Longevity and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties regarding certain matters, including matters related to organization, organizational documents, authority, vote required and financial advisors of Biolabs in the Merger Agreement must be true and correct in all respects on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on such date except for (a) in respect of certain capitalization matters of Biolabs in the Merger Agreement, for such inaccuracies which are de minimis in the aggregate, and (b) those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date;
•
the remaining representations and warranties of Biolabs in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on such date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date);
•
Biolabs shall have performed or complied with in all material respects all agreement and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;
•
Longevity shall have received certain customary documentation and certifications from Biolabs;
•
since the date of the Merger Agreement, there shall have been no event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise), or results of operations of Biolabs and its subsidiaries, taken as a whole; or (ii) the ability of Biolabs to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from the following shall not be included: (1) changes or conditions generally affecting the industries in which Biolabs operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto, (3) changes in law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of the Merger Agreement, (5) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded), or (6) any specific action taken (or omitted to be taken) by Biolabs at or with the express written consent of Longevity or required by or expressly permitted by the terms of the Merger Agreement; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to Biolabs as compared to other participants in the industries in which Biolabs operates (a “Biolabs Material Adverse Effect”); and
•
the Biolabs Convertible Note shall have been automatically converted into Biolabs Common Stock prior to the Effective Time in accordance with its terms.

In addition, the obligation of Biolabs to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties regarding certain matters, including matters related to organization, organizational documents, authority, vote required and financial advisors of Longevity in the Merger Agreement must be true and correct in all respects on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on such date except for (a) in respect of certain capitalization matters of Longevity in the Merger Agreement, for such inaccuracies which are de minimis in the aggregate, and (b) those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct in all respects, subject to the qualifications as set forth in the preceding clause (a), as of such particular date;
•
the remaining representations and warranties of Longevity in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the date of the Closing with the same force and effect as if made on such date except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date);
•
Longevity shall have performed or complied with in all material respects all agreement and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;
•
since the date of the Merger Agreement, there shall have been no event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise),or results of operations of Longevity and its subsidiaries, taken as a whole; or (ii) the ability of Longevity to timely perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from the following shall not be included: (1) changes or conditions generally affecting the industries in which Longevity operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto, (3) changes in law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of the Merger Agreement, (5) any specific action taken (or omitted to be taken) by Longevity at or with the express written consent of Biolabs or required by or expressly permitted by the terms of the Merger Agreement, (6) a change in the stock price or trading volume of Longevity Common Stock or the suspension of trading in or delisting of Longevity’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Longevity, as compared to other participants in the industries in which Longevity operates;

•
Biolabs shall have received certain customary documentation and certifications from Longevity, including written resignations, dated as of the date of the Closing and effective as of the Closing executed by the officers and directors of Longevity who are not to continue as officers and directors of the Combined Company;
•
the Longevity Common Stock shall have been continually listed on Nasdaq as of and from the date of Merger Agreement through the date on which the Nasdaq initial listing application submitted in connection with the Merger is approved; and
•
during the period from the date of Merger Agreement to May 26, 2025 (the “Due Diligence Contingency Deadline”), the following conditions (the “Special Conditions”) must be satisfied to Biolabs’ satisfaction, in its sole discretion. If, by the end of the Due Diligence Contingency Deadline, Biolabs has not delivered written notice to Longevity confirming that all Special Conditions have been satisfied or waived, Biolabs shall have the right, but not the obligation, to terminate the Merger Agreement by written notice to Longevity, in which case the Merger Agreement shall be of no further force or effect and no party shall have any further liability or obligation hereunder.
o
Longevity shall have delivered to Biolabs a written, credible plan to maintain the continued listing of the shares of Longevity Common Stock on the Nasdaq Capital Market following the Effective Time, in form and substance reasonably satisfactory to Biolabs;
o
Longevity shall have delivered to Biolabs a written plan to address any outstanding liabilities or pending or threatened litigation of Longevity, in form and substance reasonably satisfactory to Biolabs and its outside counsel; and
o
Longevity and Biolabs shall have mutually agreed in writing to a budget and cash flow plan for Longevity and the Combined Company, demonstrating that the Combined Company will achieve net operating efficiencies and savings sufficient to reach break-even operations based solely on the proceeds received in the Concurrent Financing.

Termination and Termination Fee

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a) by mutual consent of Longevity and Biolabs;

(b) by either Longevity or Biolabs if the Merger shall not have been consummated by September 30, 2025 (subject to possible extension as provided in Merger Agreement, the “End Date”); provided, however, that this right to terminate the Merger Agreement shall not be available to Biolabs or Longevity if such party’s (or in the case of Longevity, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the registration statement on Form S-4, of which this proxy statement/prospectus is a part, by the date which is 60 days prior to the End Date, then either Biolabs or Longevity shall be entitled to extend the End Date for an additional 60 days;

(c) by either Longevity or Biolabs if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

(d) by Longevity if the Biolabs stockholder approval shall not have been obtained within two (2) business days of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Biolabs stockholder approval has been obtained, Longevity may not terminate the Merger Agreement;

(e) by either Longevity or Biolabs if (i) the Longevity special meeting (including any adjournments and postponements thereof) shall have been held and completed and the Longevity Stockholders shall have taken a final vote on the Longevity Stockholder Proposals and (ii) the Longevity stockholder approval shall not have been obtained at the Longevity special meeting (or any adjournment or postponement thereof); provided, however, that this right to terminate the Merger Agreement shall not be available to Longevity where the failure to obtain the

Longevity stockholder approval shall have been caused by the action or failure to act of Longevity and such action or failure to act constitutes a material breach by Longevity of the Merger Agreement;

(f) by Biolabs (at any time prior to obtaining the Longevity stockholder approval) if any of the following circumstances (each, a “Longevity Triggering Event”) shall have occurred:

•
Longevity shall have failed to include in this proxy statement/prospectus the Longevity Board’s recommendation that Longevity Stockholders approve the Longevity Stockholder Proposals;
•
the Longevity Board or any committee thereof shall have made a Longevity board recommendation change or approved, endorsed or recommended any Acquisition Proposal; or
•
Longevity shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the Merger Agreement);

(g) by Longevity (at any time prior to obtaining the Biolabs stockholder approval) if any of the following circumstances shall have occurred:

•
the Biolabs Board shall have approved, endorsed or recommended any Acquisition Proposal;
•
the Biolabs Board shall have made a Biolabs board recommendation change; or
•
Biolabs shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the Merger Agreement);

(h) by Biolabs, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Longevity or Merger Sub or if any representation or warranty of Longevity or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Biolabs is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further that if such inaccuracy in Longevity’s or Merger Sub’s representations and warranties or breach by Longevity or Merger Sub is curable by Longevity or Merger Sub, then the Merger Agreement shall not be terminated pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Biolabs to Longevity or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this paragraph and (ii) Longevity or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Biolabs to Longevity or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Longevity or Merger Sub is cured prior to such termination becoming effective);

(i) by Biolabs if Longevity fails to satisfy the Special Conditions on or before the Due Diligence Contingency Deadline;

(j) by Longevity, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Biolabs or if any representation or warranty of Longevity or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Longevity is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further that if such inaccuracy in Biolabs’ representations and warranties or breach by Biolabs is curable by Biolabs, then the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Longevity to Biolabs of such breach or inaccuracy and its intention to terminate pursuant to this paragraph and (ii) Biolabs ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Longevity to Biolabs of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Biolabs is cured prior to such termination becoming effective); or

(k) by either Biolabs or Longevity if, on or before the Due Diligence Contingency Deadline, such party determines that the Due Diligence Contingency will not be satisfied, including for the failure of the other party to deliver its disclosure schedules by the Due Diligence Contingency Deadline, and delivers written notice to the other party or parties of termination on this ground on or before the Due Diligence Contingency Deadline;

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions hereof pursuant to which such termination is made and the basis for termination described in reasonable detail.

Termination Fee

If the Merger Agreement is terminated by (i) Biolabs either (A) upon the failure of the Closing to occur by the End Date or upon the failure to obtain Longevity stockholder approval at the Longevity special meeting (or any adjournment or postponement thereof) (when in either such case at the time the Merger Agreement is terminated, Biolabs had the right to terminate the Merger Agreement for a Longevity Triggering Event), or (B) for a Longevity Triggering Event or (ii) by Longevity for failure of Biolabs to satisfy the Due Diligence Contingency (unless at the time of such termination a Biolabs Material Adverse Effect (as defined in the Merger Agreement) has occurred and is continuing), Longevity shall pay to Biolabs a termination fee in the amount of $2 million (the “Termination Fee”) within five business days of such termination.

Amendment and Waiver

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Biolabs, Merger Sub and Longevity. Such amendment requires the approval of the respective boards of directors of Biolabs, Merger Sub and Longevity at any time, except that after the Merger Agreement has been adopted and approved by the Biolabs Stockholders or Longevity Stockholders, no amendment which by law requires further approval by the Biolabs Stockholders or Longevity Stockholders, as the case may be, may be made without such further approval.

Each of Biolabs, Merger Sub and Longevity may, by action taken or authorized by their respective boards of directors, to the extent permitted by applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement; provided, however, that after the Biolabs stockholder approval or the Longevity stockholder approval has been obtained, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of Biolabs or Longevity, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties under the Merger Agreement are cumulative and are not exclusive of any rights or remedies which they would otherwise have under the Merger Agreement.

Fees and Expenses

The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except as described above in the section titled “—Termination and Termination Fee” beginning on page 92 of this proxy statement/ prospectus, and except that Biolabs shall pay any fees and expenses incurred in relation to the Nasdaq fees associated with the continued listing of Longevity’s securities on Nasdaq and the initial listing application, and Longevity shall pay any fees and expenses incurred in relation to the printing and filing with the SEC of this proxy statement/prospectus (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

BIOLABS EXECUTIVE COMPENSATION

This discussion may contain forward-looking statements that are based on the Combined Company’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that the Combined Company may adopt following the completion of the Merger may differ materially from historical and the currently planned programs summarized in this discussion. All share counts in this section are shown on a pre-Merger basis.

Following completion of the Merger, certain executive officers of Biolabs will become executive officers of the Combined Company. This section sets forth historical compensation for Biolabs’ named executive officers listed in the table below, each of whom is expected to become an executive officer of the Combined Company, except for Anne Shiflett.

Summary Compensation Table - Years Ended December 31, 2024 and 2023

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Cohen, Chief Executive Officer	2024	245,082	-	252,735	58,528	556,345
	2023	250,000	200,000	481,120	45,364	976,484
Jiming Zhou, Chief Operating Officer	2024	203,280	-	332,390	-	535,670
	2023	215,000	160,000	436,480	-	811,480
Anne Shiflett, Acting Chief Financial Officer	2024	118,302	-	101,094	-	219,396
	2023	112,500	-	130,000	61,431	303,931
(1)
The officers agreed to defer compensation in fiscal year 2024. The accumulated deferred amounts are as follows: $33,331 for Jonathan Cohen, $29,331 for Jiming Zhou and $11,219 for Anne Shiflett.
(2)
The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.
(3)
Other compensation represents fringe benefits for insurance and employer 401(k) matches.

Employment Agreements

On May 6, 2019, Biolabs entered into an employment agreement with Jonathan Cohen, its founder, Chief Executive Officer and President, with an initial term commencing as of January 1, 2019 and ending on December 31, 2019, which automatically renews for additional one (1) year periods unless either party provides written notice at least sixty (60) days prior to the expiration of the initial term or any renewal period. Pursuant to the employment agreement, Mr. Cohen is entitled to an annual base salary of $250,000. Mr. Cohen will also be entitled to a cash bonus for 2019 of up to 30% of the base salary at the discretion of the compensation committee and based on certain criteria set forth in the employment agreement, which shall be paid within 60 days after year end. Following sharp increases in revenues resulting from COVID-19 testing, the cash bonus cap was increased to 60% and 80% of base salary for 2021 and 2022. Mr. Cohen is also permitted during the term, if and to the extent eligible, to participate in all employee benefit plans, policies and practices maintained by or on behalf of Biolabs commensurate with Mr. Cohen’s position. Either party may terminate the employment agreement at any time without cause (as defined in the employment agreement) upon sixty (60) days’ written notice. In addition, Biolabs may terminate the employment agreement immediately for cause. If Biolabs terminates the employment agreement without cause, all compensation payable to Mr. Cohen under the employment agreement shall cease as of the date of termination, and Biolabs shall pay to Mr. Cohen the following sums: (i) the base salary on the termination date for twelve (12) months (the applicable period being referred to as the severance period), payable in equal installments in accordance with normal payroll procedures beginning with the termination date; (ii) benefits under group health and life insurance plans in which Mr. Cohen participated prior to termination through the severance period; (iii) all previously earned, accrued, and unpaid benefits from Biolabs and its benefit plans, including any such benefits under its pension, disability, and life insurance plans, policies, and programs; and (iv) bonus, if any, at the discretion of the compensation committee; provided that if, prior to the date on which the foregoing obligations cease, Mr. Cohen violates certain covenants set forth in the employment agreement, then Biolabs shall have no obligation to make any of the payments that remain payable by it under clauses (i), (ii) and (iv) above on or after the date of such violation. The payment of severance may be conditioned by Biolabs on the delivery by Mr. Cohen of a release of any and all claims that he may have against it. In addition, if the employment agreement is terminated by Biolabs for cause, then Mr. Cohen is only entitled to receive the amounts specified in clause (iii), and if the employment agreement is terminated by Mr. Cohen or due to his death or disability, then Mr. Cohen (or his estate or representative as applicable) shall receive only the amounts specified in clauses (iii) and (iv). In the event that the term expires and is not renewed by Biolabs, then Mr. Cohen shall receive the amounts specified in clauses (i), (ii), (iii) and (iv), provided however, that this shall not apply if Biolabs enters into a new employment agreement with Mr. Cohen. Finally, in the event that the employment agreement is terminated by Biolabs within one year following a change of control (as defined in the employment agreement), then Mr. Cohen shall receive, in addition to the amount of any accrued and unpaid salary then due Mr. Cohen, the amounts specified in clauses (i), (ii), (iii) and (iv). Mr. Cohen’s employment agreement contains restrictive covenants prohibiting him from owning or operating a business that competes with Biolabs or soliciting its customers or employees for one year following the termination of his employment.

Commencing as of April 1, 2023, Biolabs agreed to pay Jiming Zhou, its Chief Operating Officer, an annual salary of $220,000 and he is also eligible for (i) a bonus equal to 4% of Biolabs’ gross profit and (ii) a bonus equal to 20% of Biolabs’ revenues derived from China and Taiwan, each as determined by Biolabs’ independent registered public accounting firm in accordance with GAAP. He is also eligible for discretionary bonuses, as determined by the Biolabs Board, for all investments or business endeavors in China and Taiwan, for all new products launched in 2023 and based on efficiency, execution, speed, and regulatory compliance of all clinical laboratory operations. Mr. Zhou is also permitted, if and to the extent eligible, to participate in all employee benefit plans, policies and practices maintained by or on behalf of Biolabs commensurate with his position.

Commencing as of April 1, 2023, Biolabs agreed to pay Anne Shiflett, its Acting Chief Financial Officer, an annual salary of $150,000 and she is also eligible for a bonus tied to financial raises prorated based on amount raised and for discretionary bonuses, as determined by the Biolabs Board. Ms. Shiflett is also permitted, if and to the extent eligible, to participate in all employee benefit plans, policies, and practices maintained by or on behalf of Biolabs commensurate with her position. On August 1, 2024, an amendment to Ms. Shiflett’s role was put in place that reduced her 30 hours per week to 10 hours per week with a payment cap not to exceed $6,000 per month.

Retirement Benefits

Biolabs has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. Biolabs currently makes available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the executive officers named above, can make voluntary pre-tax contributions. Biolabs matches 3.5% of the first 6% of employee contributions.

Potential Payments Upon Termination or Change in Control

As described under “—Employment Agreements” above, Mr. Cohen is entitled to severance under certain circumstances described above.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended December 31, 2024.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Jonathan Cohen	388,000	-	-	$1.74	01/01/2033
Jonathan Cohen	-	125,000	-	$2.55	07/01/2034
Jiming Zhou	352,000	-	-	$1.74	01/01/2033
Jiming Zhou	-	50,000	-	$2.55	07/01/2034
Jiming Zhou	120,000	-	-	$2.55	11/01/2034
Anne Shiflett	25,000	25,000	-	$1.74	01/01/2033
Anne Shiflett	21,875	28,125	-	$1.74	04/01/2033
Anne Shiflett	-	50,000	-	$2.55	07/01/2034

Stock Incentive Plan

On January 26, 2022, the Biolabs Board adopted its 2022 Stock Incentive Plan (the “Plan”), which was approved by stockholders on June 15, 2022. Awards that may be granted include incentive stock options as described in section 422(b) of the Code, non-qualified stock options (i.e., options that are not incentive stock options) and awards of restricted stock. These awards offer employees, consultants, advisors and outside directors the possibility of future value, depending on the long-term price appreciation of Biolabs’ common stock and the award holder’s continuing service with Biolabs or one or more of its subsidiaries.

All of the permissible types of awards under the Plan are described in more detail as follows:

Purposes of Plan: The purpose of the Plan is to offer selected employees, consultants, advisors and outside directors the opportunity to acquire equity in Biolabs.

Administration of the Plan: Administration of the Plan is entrusted to the compensation committee of the board of directors. Among other things, the committee has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, restrictions and other provisions of awards.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those employees, consultants, advisors and outside directors of Biolabs and its subsidiaries who are selected by the compensation committee.

Shares Available Under the Plan: The maximum number of shares of common stock that may be delivered to participants under the Plan is 3,000,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General. Subject to the provisions of the Plan, the compensation committee has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the compensation committee may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant, as determined in good faith by the compensation committee. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of Biolabs’ voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the compensation committee at the time of the grant. The option must be exercised by notice to Biolabs, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the compensation committee, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the compensation committee at the time of grant; provided that such term cannot exceed ten years and that such term of an incentive stock option granted to a holder of more than 10% of Biolabs’ voting stock cannot exceed five years. Options will terminate before their expiration date if the holder’s service with Biolabs terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of service, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the compensation committee and reflected in the grant evidencing the award.

Stock Awards: Stock awards can also be granted under the Plan. A stock award is a grant of shares of common stock. These awards will be subject to such conditions, restrictions and contingencies as the compensation committee shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the compensation committee. In the event of various changes to the capitalization of Biolabs, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the compensation committee to the number of shares covered by outstanding awards or to the exercise price of such awards. The compensation committee is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of Biolabs, including acceleration of vesting. Except as otherwise determined by the compensation committee at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, Biolabs is permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. The board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of stockholders, increase the number of shares available under the Plan or change the persons eligible for awards under the Plan. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

Except as set forth above, Biolabs does not have any ongoing plan or arrangement for the compensation of directors and executive officers.

BIOLABS DIRECTOR COMPENSATION

Director Compensation

The table below sets forth the compensation paid to Biolabs’ independent directors during the fiscal year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
John G. Compton	24,500	60,656	85,156
Richard M. Cohen	22,500	60,656	83,156
Prasanth Reddy	17,500	60,656	78,156
John W. Rollins	22,500	60,656	83,156
Michael A. Ross	22,500	60,656	83,156
(1)
The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Effective as of January 1, 2022, Biolabs’ independent directors, except for Wei Lu, who represents an investor, are paid a cash fee of $15,000 per year, payable quarterly, with the chairman receiving an additional $5,000 per year and the committee chairs receiving an additional $2,500 per year.

On July 1, 2024, each independent director listed above was granted an option for the purchase of 30,000 shares of common stock at an exercise price of $2.55 per share. Fifty percent (50%) of the shares underlying the options vested on the grant date and the remaining shares vested monthly until December 31, 2024.

MATTERS BEING SUBMITTED TO A VOTE OF LONGEVITY STOCKHOLDERS

PROPOSAL NO. 1—THE NASDAQ STOCK ISSUANCE PROPOSAL

General

At the special meeting, Longevity Stockholders will be asked to approve (i) the issuance of shares of Longevity Common Stock to the Biolabs Stockholders pursuant to the Merger Agreement and Nasdaq Listing Rule 5635(a), which shares of Longevity Common Stock will represent more than 20% of the shares of Longevity Common Stock outstanding immediately prior to the Merger and (ii) the change of control of Longevity resulting from the Merger pursuant to Nasdaq Listing Rule 5635(b).

Immediately following the Merger, without giving effect to any Concurrent Financing, it is expected that the former Biolabs Stockholders will own approximately 49.9% of the outstanding shares of Longevity Common Stock on a fully diluted basis, and the existing Longevity Stockholders as of immediately prior to the Merger will own approximately 50.1% of the outstanding shares of Longevity Common Stock on a fully diluted basis, in each case, before the issuance of any Earnout Shares.

The terms of, reasons for, and other aspects of the Merger Agreement, the Merger, and the issuance of Longevity Common Stock in the Merger are described in detail in the other sections in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Reason for the Proposal

Under Nasdaq Listing Rule 5635(a), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if pursuant to Nasdaq Listing Rule 5635(a)(1)(B), the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Longevity Common Stock in the Merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 49.9% of the outstanding shares of the Longevity Common Stock immediately following the Merger and, taken together with the issuance in full of the Earnout Shares, is expected to represent approximately 45.9% of the outstanding shares of the Longevity Common Stock immediately following the Merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1)(B), Longevity must obtain the approval of Longevity Stockholders for the issuance of these shares of Longevity Common Stock in the Merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. It is expected that Nasdaq will determine that the Merger constitutes a “change of control” of Longevity. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Longevity must obtain the approval of Longevity Stockholders of the change of control resulting from the Merger.

Required Vote

The affirmative vote of a majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required to approve the Nasdaq Issuance Proposal. Abstentions and broker non-votes, if any, will have no effect on the Nasdaq Issuance Proposal.

The Merger is conditioned upon the approval of the Nasdaq Issuance Proposal (or the waiver thereof in accordance with the terms of the Merger Agreement). Notwithstanding the approval of the Nasdaq Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Issuance Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Issuance Proposal.

THE LONGEVITY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NASDAQ ISSUANCE PROPOSAL.

PROPOSAL NO. 2—ELECTION OF DIRECTORS

General

The Longevity Board currently consists of six members. In accordance with the terms of the Longevity Certificate of Incorporation and Longevity Bylaws, the Longevity Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•
the Class I director is Richard Upton, and his term will expire at the annual meeting of stockholders to be held in 2027;
•
the Class II directors are Scott Frisch, Kathryn Gregory and Gilles Spenlehauer, and their terms will expire at the annual meeting of stockholders to be held in 2025; and
•
the Class III directors are Rajiv Shukla and Patrick Sturgeon, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Longevity annual meeting in the year in which their term expires.

The Longevity Certificate of Incorporation and Longevity Bylaws provide that the authorized number of directors may be changed only by resolution of the Longevity Board. The Longevity Certificate of Incorporation also provides that its directors may be removed only for cause by the affirmative vote of the holders of at least sixty-six and two -thirds percent (66 2/3%) of the voting power of the then outstanding shares of Longevity capital stock entitled to vote generally in the election of directors, voting together as a single class., and that any vacancy on the Longevity Board, including a vacancy resulting from an increase in the size of the Longevity Board, may be filled only by vote of a majority of Longevity’s directors then in office.

The Longevity Board, upon the recommendation of the nominating and corporate governance committee of the Longevity Board, has nominated Scott Frisch, Kathryn Gregory and Gilles Spenlehauer for re-election as Class II directors of Longevity until the 2028 annual meeting of stockholders and until the election and qualification of his or her successor in office, subject to his or her earlier death, resignation or removal.

The Longevity Stockholders should understand, however, that if the Merger is consummated, the effect of the approval of the director nominees named in this Proposal No. 2 will be limited because the composition of the Longevity Board will be reconstituted upon completion of the Merger in accordance with the Merger Agreement. Immediately following the Merger, the Combined Company Board will be fixed at six members, consisting of three members designated by Longevity and three members designated by Biolabs. All of Longevity’s current directors, other than Rajiv Shukla, Scott Frisch, Gilles Spenlehauer and Patrick Sturgeon, are expected to resign from their positions as directors of Longevity, effective as of the Effective Time.

For more information on Longevity’s current directors and director nominees, please see the section titled “Longevity Directors, Officers and Corporate Governance” beginning on page 69 of this proxy statement/prospectus and Part III, Item 10, “Directors, Executive Officers and Corporate Governance” in Longevity’s 2024 Annual Report.

Required Vote

Longevity’s directors will be elected by a plurality of the votes properly cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. Unless you give contrary instructions, shares represented by proxies solicited by the Longevity Board will be voted FOR the election of each of Scott Frisch, Kathryn Gregory and Gilles Spenlehauer as a Class II director. We have no reason to believe that Messrs. Frisch or Spenlehauer or Ms. Gregory will be unable or unwilling to serve as a director, if elected. In the event that any of the nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Longevity Board. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement/prospectus.

THE LONGEVITY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION THE DIRECTOR NOMINEES FOR CLASS II DIRECTORS:

SCOTT FRISCH, KATHRYN GREGORY AND GILLES SPENLEHAUER

PROPOSAL NO. 3—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Longevity’s Stockholders are being asked by the audit committee of Longevity Board’s (the “Longevity Audit Committee”) to ratify appointment of Adeptus as Longevity’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Adeptus has served as Longevity’s independent registered public accounting firm since 2022. A representative of Adeptus is expected to virtually attend the special meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Longevity’s organizational documents do not require that Longevity’s Stockholders ratify the selection of Adeptus as Longevity’s independent registered public accounting firm. Longevity requests such ratification as a matter of good corporate practice.

The selection of Adeptus as Longevity’s independent registered public accounting firm will be ratified if the votes cast FOR this proposal exceed the votes cast AGAINST this proposal. Brokers, bankers, and other nominees have discretionary voting power on this routine matter. Abstentions will have no effect on the outcome of this proposal. Because this proposal is considered “routine” by the applicable stock exchange rules, if you hold your shares in street name, your broker will have discretionary authority to vote your shares with respect to this proposal, and thus, Longevity does not expect any broker non-votes with respect to this proposal. If the Longevity Stockholders do not ratify the selection, the Longevity Audit Committee will reconsider whether to retain Adeptus but still may retain this firm. Even if the selection is ratified, the Longevity Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Longevity and the Longevity Stockholders.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by Adeptus for the fiscal years ended December 31, 2024 and 2023.

Fee Category	Year ended December 31, 2024	Year ended December 31, 2023
Audit Fees(1)	$ 95,000	$ 167,000
Total	$ 95,000	$ 167,000

(1) Consists of fees for services related to the audit of Longevity’s consolidated financial statements, quarterly reviews of Longevity’s unaudited interim consolidated financial statements, and consultation on significant accounting matters.

Pre-Approval Policies and Procedures

The Longevity Audit Committee charter provides that the Longevity Audit Committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for Longevity by its independent registered public accounting firm, as required by the applicable rules promulgated pursuant to the Exchange Act, subject to exceptions described in the Exchange Act, which are approved by the Longevity Audit Committee before the completion of the audit. The Longevity Audit Committee may delegate authority to one or more members of the Longevity Audit Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such chair of the Longevity Audit Committee to grant pre-approvals are presented to the full Longevity Audit Committee at its next scheduled meeting.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Longevity specifically incorporates it by reference into a document filed under the Securities Act, or the Exchange Act.

In accordance with its written charter, the Longevity Audit Committee assists the Longevity Board by overseeing:

•
The accounting and financial reporting processes of the Longevity and the audits of Longevity’s financial statements;
•
Longevity’s compliance with legal and regulatory requirements;
•
the independent registered public accounting firm’s qualifications, independence and performance; and
•
the performance of Longevity’s internal control function.

The members of the Longevity Audit Committee meet the applicable independence and experience requirements of the SEC and Nasdaq. During fiscal year 2024, the Longevity Audit Committee met three times.

The Longevity Audit Committee reviewed and discussed the audited financial statements of Longevity as of and for the year ended December 31, 2024 with management and Adeptus, Longevity’s independent registered public accounting firm. Management is responsible for the preparation of Longevity’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures, and Adeptus is responsible for conducting an audit of such financial statements. The Longevity Audit Committee’s responsibility is to monitor and oversee these processes.

The Longevity Audit Committee has received from Adeptus the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Longevity Audit Committee concerning independence, has discussed the independence of the independent registered public accounting firm with Adeptus and has satisfied itself as to Adeptus’ independence.

The Longevity Audit Committee reviewed with Adeptus its audit plans, audit scope and identification of audit risks. The Longevity Audit Committee also discussed with management and Adeptus the quality and adequacy of Longevity’s system of internal control over financial reporting and its disclosure controls and procedures.

The Longevity Audit Committee discussed and reviewed with Adeptus all communications required by SEC regulations and by the standards of the Public Company Accounting Oversight Board and, with and without management present, discussed and reviewed the results of Adeptus’ examination of the financial statements. The Longevity Audit Committee discussed, reviewed and monitored Longevity’s plans and activities related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 on a regular basis.

Based on the above-mentioned reviews and discussions with management and Adeptus, the Longevity Audit Committee recommended to the Longevity Board that Longevity’s audited financial statements as of and for the year ended December 31, 2024 be included in its 2024 Annual Report that was filed with the SEC on March 31, 2025.

Respectfully submitted by the Longevity Audit Committee,

Scott Frisch, Chair

Patrick Sturgeon

Richard Upton

Required Vote

The affirmative vote of a majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required to approve the Auditor Ratification Proposal. Abstentions, if any, will have no effect on the Auditor Ratification Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Auditor Ratification Proposal.

THE LONGEVITY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AUDITOR RATIFICATION PROPOSAL.

PROPOSAL NO. 4—THE ADJOURNMENT PROPOSAL

General

If Longevity fails to receive a sufficient number of votes to approve the Nasdaq Issuance Proposal, Longevity may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the Nasdaq Issuance Proposal. Longevity currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve the Nasdaq Issuance Proposal.

If a quorum is not present at the special meeting, under the Longevity Bylaws, the Longevity Stockholders present in person or by proxy will have the power to adjourn the meeting.

Required Vote

The affirmative vote of a majority of the votes cast at the special meeting by the Longevity Stockholders entitled to vote thereon, assuming a quorum is present, is required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will have no effect on the Adjournment Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Adjournment Proposal

THE LONGEVITY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL, IF NECESSARY.

LONGEVITY’S BUSINESS

Longevity is focused on longevity and healthy aging, encompassing the latest scientific advances in regenerative bio-aesthetics. Longevity’s products are aimed at helping people look and feel their best at any age. Longevity currently has two cosmetic product lines, Carmell SecretomeTM and Elevai ExosomesTM, that support skin and hair health. All of Longevity’s cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Longevity’s product pipeline also includes innovative regenerative bone and tissue healing products on which Longevity has paused further research and development.

Legacy Carmell was incorporated under the laws of the State of Delaware on November 5, 2008. Upon the closing of the Business Combination on July 14, 2023, Legacy Carmell became a wholly owned subsidiary of Alpha, and Alpha subsequently changed its “Carmell Corporation” on August 1, 2023. Longevity filed an amendment to its Third Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State on March 6, 2025, to change its name from “Carmell Corporation” to “Longevity Health Holdings, Inc.”

On March 24, 2025, at the Special Meeting, the Longevity Stockholders approved a reverse stock split of the Longevity Common Stock at a ratio in the range of 1-for-15 to 1-for-30, with such ratio to be determined at the discretion of the Longevity Board. Following the Special Meeting, on April 24, 2025, the Longevity Board approved the Reverse Stock Split at a ratio of 1-for-30. The Reverse Stock Split is expected to become effective on May 12, 2025 at 9:00 a.m., Eastern Time, with the Longevity Common Stock to begin trading on a split-adjusted basis at market open on May 14, 2025 under the existing symbol “XAGE” and new CUSIP number 142922 129. In connection with the Reverse Stock Split, every thirty shares of the Longevity Common Stock issued and outstanding as of the effective time of the Reverse Stock Split will be automatically converted into one share of Longevity Common Stock. No fractional shares of Longevity Common Stock will be issued in connection with the Reverse Stock Split. If as a result of the Reverse Stock Split, a stockholder of record would otherwise hold a fractional share, the fractional share resulting from the Reverse Stock Split will be rounded up to the nearest whole share. Proportional adjustments will be made to the number of shares of Longevity Common Stock issuable upon exercise of Longevity’s outstanding stock options and warrants, as well as the applicable exercise prices, and to the number of shares issuable under Longevity’s equity incentive plan and other existing agreements.

Longevity’s principal corporate office is located at 2403 Sidney Street, Suite 300, Pittsburgh, PA 15293, and its telephone number is (412) 894-8248. Longevity’s website is www.healthxage.com. The information contained in or accessible from Longevity’s website is not incorporated by reference in this proxy statement/prospectus or in any other filings it makes with the SEC. Longevity has included its website address in this proxy statement/prospectus solely as an inactive textual reference.

Additional information about Longevity is included in the documents incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

BIOLABS’ BUSINESS

Overview

Biolabs develops and commercialize AI-powered, laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases.

Biolabs offers two families of lab tests, both under its OneTest brand: (i) OneTest for Cancer, a MCED blood test which has been its primary commercial focus and source of revenues since it wound down its COVID-19 testing business, and (ii) OneTest for Longevity, which measures inflammatory biomarkers, that it expects to launch in the first half of 2025. Both tests are run in Biolabs’ CAP accredited, CLIA licensed laboratory in Gaithersburg, MD. That laboratory also hosts its CLIAx, which Biolabs believes is the country’s first shared CLIA laboratory for overseas diagnostics start-ups seeking to launch novel lab tests in the U.S. without the expense of establishing and operating their own, independent lab.

As noted above, during the COVID-19 pandemic, Biolabs also provided COVID-19 viral testing using PCR analytical equipment in its clinical laboratory. Biolabs’ legacy business also includes a pioneering field test kit for screening suspicious powders for bioterror agents known as BioCheck.

As of the date of this proxy statement/prospectus, Biolabs generates revenue from three sources: OneTest for Cancer (primarily as a lab test in the U.S. but Biolabs also licenses its algorithms to overseas labs), BioCheck and from the CLIAx. For the years ended December 31, 2024 and 2023, sales of OneTest for Cancer accounted for approximately 85% and 65% of

Biolabs’ revenues, respectively, sales of BioCheck accounted for approximately 10% and 13% of Biolabs’ revenues, respectively, the CLIAx accounted for approximately 5% and 4% of Biolabs’ revenues, respectively, and COVID-19 testing accounted for approximately 0% and 18% of Biolabs’ revenues, respectively.

Products

OneTest for Cancer

The Problem

Of the ten deadliest cancers in the U.S., only three — breast, colon, and prostate — have widely adopted screening modalities. This is despite growing evidence that early detection saves or extends lives for cancers of the lung, liver, pancreas, esophagus, and ovaries, which are not yet the subject of widespread asymptomatic screening. The survival rate for the deadliest cancers is closely linked to the stage at the time of diagnosis. With lung cancer, for example, some studies show a five-year survival rate approaching 90% for screen-detected Stage 1 cancers (see Henschke, et al. “Survival of patient with Stage 1 Lung Cancer Detected on CT Screening,” N. Engl. J. Med. 355 (2006)). That survival plummets to under 5% for cancers first diagnosed in Stage 4.

To address this void, a few MCEDs have entered the market in recent years and are generating significant enthusiasm among many medical practitioners, policymakers, employers, and consumers. MCEDs gained significant attention in 2022 as the White House included MCEDs as a core component of its “Cancer Moonshot” program and bi-partisan legislation has been introduced in Congress to make it easier for these types of screening tests to achieve reimbursement by government payers. See H.R.842 — Nancy Gardner Sewell Medicare Multi-Cancer Early Detection Screening Coverage Act reintroduced in the current 119th Congress (February 2025). The same bill was cosponsored by 319 House Members and over 60 Senators in the 118th Congress which ended December 2024.

Additionally, on February 26, 2025, the “Firefighter Investments to Recognize Exposure to Cancer Act of 2025” was reintroduced as H.R. 1610. If enacted, the legislation would allocate $700 million in grants to American firefighters to receive MCED tests through FEMA. FEMA and several states, including Maryland, New Hampshire, Louisiana, Vermont, and New Jersey, already reimburse their firefighters for obtaining MCEDs, including OneTest (firefighters have proven higher incidence and death rates for several cancers and are a major segment of Biolabs’ customer base). Biolabs expects many more states to appropriate funding to reimburse their fire departments for MCED tests like OneTest in 2025 and 2026.

This focus on MCEDs has been further bolstered by the activities of high-profile companies offering or developing ctDNA based tests, such as Grail’s Galleri test, following technological advances in next-generation DNA sequencing and machine learning techniques. While ctDNA-based tests are newer and are seeing growing use by scientists, clinicians, and self-insured employers, they are significantly more expensive, are lacking in the level and number of analytical and clinical validation studies to support them and generally have not performed any better than protein-based technologies in terms of sensitivities for early-stage cancers in asymptomatic populations. Additionally, ctDNA tests require larger quantities of blood that require venipuncture whereas proteomic-based MCEDs work well with smaller volumes of capillary blood that can be easily collected in retail locations or at home without a phlebotomist.

Biolabs’ Solution

To address this market, Biolabs is offering what it believes to be the first MCED blood tests to enter the American market based mainly on a panel of PTMs (a/k/a tumor antigens). PTMs have been extensively validated and are widely utilized in certain regions of the world for cancer screening (the Premium version of OneTest also includes inflammatory and metabolic biomarkers). Biolabs’ patented approach improves upon the use of these biomarkers with various algorithms and is powered by AI. Biolabs believes that its test is the first and only MCED on the market in the U.S. that (i) is available at a starting price of under $200, (ii) can be accessed at home without painful needles, and (iii) has been demonstrated in studies conducted in 2024 by the NCI to correctly identify significant numbers of otherwise deadly cancers at early stages. These cancers include those of the lung, pancreas, and ovaries, which, when detected at an earlier stage, give the best chance of survival.

The OneTest algorithm combines the levels of protein biomarkers such as CEA, AFP, PSA, and others, with patient information (e.g., age, gender, smoking history, etc.). Biolabs reports the values of the biomarkers along with a proprietary score indicating the likelihood of being diagnosed with cancer within a year of the test date (a sample lab report for OneTest Standard is shown below).

OneTest (Multi-Cancer Early Detection) Report

Female OneTest Panel

Patient	Sample	Ordering Provider
Name: Jane Doe	Accession # 373537	2020 Gene Systems R&D
Patient ID: 136648	Specimen Source: serum	Name: Research Development
DOB: 1990-01-18	Collect Date: 01/20/2023 9:01AM	Phone: (240) 453-6339
Gender: Female	Received Date: 01/20/2023 10:01AM	Address: 15810 Gaither Drive Suite 235
Email:	Report Date: 01/20/2023 1:01AM	Gaithersburg, MD 20877

Your Result

Low Risk:

The tumor biomarker patterns in your blood sample showed low risk. In our database, only 0.3% of individuals with similar results were projected to have cancer within 12 months.

Tumor Marker	Result	Unit	Flag	Reference Range
AFP	1.61	ng/mL		0.0 - 8.3
CA125	9.10	U/mL		0.0 - 38.0
CA15-3	5.30	U/mL		0.0 - 25.0
CA19-9	5.00	U/mL		0.0 - 35.0
CEA	0.60	ng/mL		0.0 - 4.7
CYFRA21-1	1.42	ng/mL		0.0 - 2.37

Explanation

The OneTest algorithm analyzed your biomarkers based on a dataset of >27,000 asymptomatic individuals who were followed for at least one year after testing. Only 0.3% of individuals in our dataset with biomarker patterns similar to yours were diagnosed with cancer within one year of having their biomarkers tested. This places you in a low-risk category. You should continue to monitor your general health status under the guidance of a healthcare professional and adhere to standard cancer screening protocols as directed. According to the National Cancer Institute, the standard incidence rates of cancer range from 0.35%-2.2% from 40-85+ years of age, suggesting that your risk is not elevated over the general population.

Notes:

Reported tumor marker values were derived from Roche Elecsys chemiluminescence immunoassay kits approved by the US FDA for use in cancer prognosis or monitoring, but by regulators in several regions outside the US for use in cancer screening. OneTest is a Laboratory-Developed Test (LDT) that predicts risk of being identified as having cancer within 12-months of the test by using biomarker values together with subject age and gender. Percent risk can range, with low risk categorized as a 0.3% risk; mildly elevated risk categorized as a 2.2% risk; and moderately elevated risk categorized as a 10.2% risk. The algorithm for risk prediction was developed using data from populations outside of the US. The OneTest algorithm does NOT consider standard biomarker reference values and instead sets internal thresholds based on the training dataset. FDA does not currently clear or approve LDTs in the US, certification of the laboratory is required under CLIA to ensure quality and validity of tests. Genesys Biolabs, a division of 20/20 Genesystems, Inc. is a CAP-accredited lab to perform high complexity testing.
The National Cancer Institute data link: https://www.cancer.gov/about-cancer/causes-prevention/risk/age

Laboratory Director: Chih-Ling Zao, PhD, HCLD (ABB)
Genesys Biolabs, a division of 20/20 Genesystems, Inc., 15810 Gaither Drive, Suite 235, Gaithersburg, MD 20877
CLIA# 21D2037411, CAP# 8853535

OneTest Premium, introduced in late 2023, also includes inflammatory and metabolic biomarkers, which are essentially probing the effected individual’s immune and metabolic response to the cancer. Exclusively licensed from BioInfra of Korea, OneTest Premium calculates the likelihood of eight specific tumor types rather than a pan-cancer likelihood score as is presented with OneTest Standard.

Since all the biomarkers tested in Standard are included in Premium, consumers of Premium, which comprise more than two-thirds of all OneTest customers, also get the Standard Report page.

Biolabs has positioned OneTest as a “top of funnel” first screening test due to its relatively low cost, higher sensitivity for earlier stage cancers, and ease of access due to the small amount of blood required. Those with abnormal OneTest results should receive follow-up, which in many cases may be limited to repeat testing to establish biomarker baselines and assess changes in biomarker values over time. Significantly high values or concerning changes in these values can subsequently, under the auspices of a healthcare provider, be followed up by imaging and ctDNA based MCEDs, which can better pinpoint location and type of possible malignancies. By way of example, suspicious results on a “top of funnel” first screening test might be used to indicate a second screening test which could be a molecular (ctDNA sequencing) or imaging modality which in turn might lead to biopsy as the definitive diagnostic. This approach very much differentiates OneTest from competing tests, including other MCED tests, whether based on ctDNA, protein biomarkers or other modalities. Most of these other screening tests are placed further down in the funnel and lead directly to more expensive and more invasive definitive diagnostic tests. As such, these competing modalities focus more on achieving the highest levels of specificity in order to reduce the number of false positive results that could lead directly to an expensive and invasive test. Because OneTest is positioned at the “top of the funnel,” meaning that immediate follow-up tests are less expensive and generally not invasive (beyond a second blood draw), the performance characteristics of OneTest are more focused on sensitivity, the detection of true positives, while accepting a lower specificity, as false positives will be removed further down the funnel.

Positioning of Tumor Antigen Testing in Mass Screening

OneTest--Antigen based MCED
Repeat testing of antigens and/or low-cost imaging (e.g., LDCT; ultrasound)
ctDNA MCED (for enhanced organ specificity)
High-cost imaging (e.g., PET scan; MRI)

20/20 GeneSystems Inc.

Key Competitive Advantages

Biolabs’ patented MCED approach, based on PTMs versus ctDNA, provides the following advantages (Biolabs refers to these advantages as its Straight A’s): Affordability, Accuracy, Accessibility, Acceleration Over Time, AI Powered Algorithms from Large Data Sets, Assists Immaging, and Advisory Expertise.

Affordability. Since the instruments and reagents Biolabs utilizes in its lab are widely used around the world and adapted for automated analyzers, the costs to run these tests are quite low compared to DNA sequencing. Since its labor and reagent costs are lower, Biolabs can pass these savings on to the customer. In most cases, follow-up testing of high biomarkers is covered by insurance if prescribed by the customer’s own healthcare provider and can be run by other labs in-network with the customer’s health insurance plan. OneTest Standard is priced at under $200 versus $950 for Grail’s Galleri, the only other MCED being widely marketed in the U.S. at this time.

Accuracy. Evidence suggests that tumor antigens are more readily detectable in the blood at earlier stages than ctDNA. PTMs are produced in large quantities by living cancer cells as a part of their normal biological function. These proteins are subsequently released into the surrounding tissue and blood. On the other hand, ctDNA is derived from dying tumor cells at single copy number per cell and one would expect minimal cell death in early-stage cancers which consist of relatively few cells as the tumor is still quite small. While DNA detection methods are very sensitive, given the very low amount of ctDNA released into blood, a very large blood sample would need to be collected to expect the sample to actually contain the ctDNA. Indeed, clinical studies have demonstrated that the sensitivity of ctDNA-based MCEDs for early-stage cancers is less than 20% (see (i) Pons-Belda OD, Fernandez-Uriarte A, Diamandis EP. “Can Circulating Tumor DNA Support a Successful Screening Test for Early Cancer Detection? The Grail Paradigm.” Diagnostics (Basel). 2021 Nov 23;11(12):2171. doi: 10.3390/diagnostics11122171. PMID: 34943407; PMCID: PMC8700281; (ii) Pons-Belda OD, Fernandez-Uriarte A, Diamandis EP. “Multi Cancer Early Detection by Using Circulating Tumor DNA-The Galleri Test.” Reply to Klein et al. The Promise of Multicancer Early Detection. Comment on ‘Pons-Belda et al. Can Circulating Tumor DNA Support a Successful Screening Test for Early Cancer Detection? The Grail Paradigm. Diagnostics 2021, 11, 2171’. Diagnostics (Basel). 2022 May 17;12(5):1244. doi: 10.3390/diagnostics12051244. PMID: 35626399; PMCID: PMC9141547; and (iii) Bittla P, Kaur S, Sojitra V, Zahra A, Hutchinson J, Folawemi O, Khan S. “Exploring Circulating Tumor DNA (CtDNA) and Its Role in Early Detection of Cancer: A Systematic Review.” Cureus. 2023 Sep 22;15(9):e45784. doi: 10.7759/cureus.45784. PMID: 37745752; PMCID: PMC10516512).

BioInfra, the developer of OneTest Premium, published the following for their related test offered in Korea, iFINDER, which is only slightly different from the test Biolabs offers. This data was using case-control (retrospective) cohorts. Resulting data from these training/validation cohorts are reported in the table below:

Cancer	Stage	% Sensitivity @98% Specificity	Cancer	Stage	% Sensitivity @98% Specificity
Lung	Overall	51	Prostate	Overall	75.5
	Stage I	33.3		Stage I	100
	Stage II	61.1		Stage II	58.3
	Stage Ill	52.9		Stage III	88.9
	Stage IV	90.5
Liver	Overall	88.6	Ovary	Overall	73.7
	Stage I	85.7		Stage I	25
	Stage II	90.9		Stage II	100
	Stage Ill	100		Stage III	100
	Stage IV	100		Stage IV	80
Colorectal	Overall	72.1	Gastric	Overall	33.3
	Stage I	64.3		Stage I	27.3
	Stage II	80		Stage II	50
	Stage Ill	75.9		Stage III	80
	Stage IV	100	Breast	Overall	18.8
Pancreas	Overall	92.7		Stage I	15.4
	Stage I	85.7		Stage II	15.4
	Stage II	95.7		Stage III	57.1
	Stage Ill	100
	Stage IV	85.7

In the first quarter of 2023, BioInfra conducted a real-world analysis of their test performance based on data from Korean governmental cancer registries. It looked at results of the BioInfra test as reported in the health records of individual clients who purchased the test over several years (n=42,364) and correlated these results to health outcomes (cancer diagnoses) in the ensuing 12 months. The test performance was excellent compared to testing individual biomarkers alone, without Biolabs’ algorithms. BioInfra in their peer-reviewed publication, “Diagnostic value of combining tumor and inflammatory biomarkers in detecting common cancers in Korea” (2021) Clinica Chimica Acta, 516, 169-178, directly compared the area under the curve (“AUC”) of the receiver operating characteristic curve for the MCED to that of single tumor markers (CEA for colon cancer, Cyfra 21.1 or CEA for lung cancer, PSA for prostate cancer). Note that a higher AUC indicates better performance and that the best possible AUC is 1.0.

Cancer	MCED AUC	Single Marker AUC
Colon	0.9603	0.7183
Liver	0.9685	0.7943
Lung	0.9424	0.7609
Prostate	0.9848	0.9635

Based on the retrospective (newly diagnosed cases) and prospective (pre-diagnostic cases) data available to date, the premium version is expected to have improved sensitivity and better organ specificity to help identify the tumor of origin. The following table summarizes the data available to date.

Cancer	Sensitivity	Specificity
Liver	47.1%	98.7%
Lung	45.5%	94.9%
Pancreatic	42.9%	99.2%
Prostate	42.2%	98.3%
Colorectal	34.0%	97.8%
Ovarian	29.7%	97.5%
Breast	20.2%	96.5%
Stomach	8.6%	98.4%

Typically, data generated from a pre-diagnostic cohort (i.e. specimens collected before a diagnosis) such as that shown above is less compelling data from newly diagnosed patients. It should also be noted that reducing the specificity to around 85% would substantially boost the sensitivity in a manner that would avoid missing many cancers while not a consequential number of false positives. Biolabs believes that with the “funnel” approach described above (i.e., repeating high biomarkers and utilizing ultrasound and other low-cost imaging technologies), a specificity of around 85% would identify most early stage cancer without causing too much expense to the healthcare system.

The following table compares the performance of OneTest Premium to Grail’s Galleri test. The data for OneTest Premium is from case-control data provided by BioInfra and the data for Galleri is taken from Klein EA, et al. “Clinical validation of a targeted methylation-based multi-cancer early detection test using an independent valuation set” Ann Oncol. 2021 Sep;32(9):1167-1177. For this comparison, only OneTest Premium specificity was held at >98% and Galleri specificity was at 99.5%. Both studies utilized data from blood collected at or shortly after the time of diagnosis rather than before diagnosis. The specificity of Biolabs’ commercial test is approximately 95%, resulting in higher sensitivity than shown here. Please also note that sensitivity is for single time point testing only. The sensitivity of most biomarkers in OneTest (CEA, CA125, CA 19.9, AFP, PSA) have been shown in different studies to improve by 10-15% (absolute values) with serial (repeat) testing for cancers of the lung, ovaries, pancreas, liver and prostrate.

Sensitivity (@ >98% Specificity)
Stage	OneTest	Galleri
All	62%	52%
I	44%	17%
II	61%	40%
III	77%	77%
IV	86%	90%

The OneTest data cited above was from an East Asian population. To assess OneTest’s performance in an American cohort, in 2024, Biolabs participated in a blinded validation study of OneTest Premium conducted by the NCI to compare the performance of various MCEDs. Biolabs was informed by several NCI staff scientists that its test was among the best performers in terms of sensitivity and specificity. Using blood specimens collected 18-30 years ago in healthy individuals up to six months prior to diagnosis as part of a prostate, lung, colorectal, and ovarian clinical trial, OneTest correctly identified half of early stage pancreatic and ovarian cancers. The following graph was prepared by NCI’s new cancer screening research network team in May 2024. NCI estimated that the effective specificity of OneTest Premium was approximately 95%.

100
90
80
70
60
50
40
30
20
10
0
Sensitivity, %
All Stages
Stage I-II
Stage III-IV
N
40 40 0
76 40 36
91 51 40
17 4 13
21 6 15
80 40 40
Type
Breast
CRC
Lung
Ovary
Pancreas
Prostate

Accessibility. In 2024, Biolabs’ scientific and laboratory personnel successfully demonstrated equivalency in the performance of OneTest using capillary blood with that of venous blood. The requirement of engaging with a phlebotomist adds cost and burden to many of Biolabs’ customers, especially those who purchase OneTest online. Since Biolabs’ test requires only a fraction of the blood typically collected through venipuncture, Biolabs has shown that the test can function comparatively with capillary blood collected from fingerstick or the upper arm. Fortunately, several new devices are entering the market to improve capillary collection. Obviating the need for a phlebotomist should permit Biolabs’ test to be more easily accessed at pharmacy counters and even at home, thereby increasing uptake and adoption.

The small quantities of blood required permits capillary (upper arm) blood collection that can be easily self-administered at home, at retail outlets including pharmacies, and at workplaces (e.g., fire stations), avoiding the need for special appointments with phlebotomists and painful needles. Ease of access boosts compliance with follow-up testing which aids in the earlier detection of more cancers.

Acceleration Over Time. Many studies suggest that annual screening with PTMs boosts sensitivity for many cancer types (lung, pancreatic, liver, etc.), as described in more detail in the table below.

Tumor Antigen	Cancer Type	Evidence of Improvement in Detecting Early-Stage Cancers
CA125	Ovarian

Early-stage detection improves from 10% to 50% in high-risk women if tested quarterly and from 25% to 40% in normal risk postmenopausal women if tested yearly. See Skates et al. Skates et al. CCR 2017, Rosenthal et. al. JCO 2017, Jacobs Menon et. al. Lancet 2015.

CA19-9	Pancreatic

In a pre-diagnostic cohort (PLCO), levels of CA19-9 increased exponentially starting at 2 years prior to diagnosis with sensitivities reaching 60% at 99% specificity within 0-6 months prior to diagnosis for all cases and 50% at 99% specificity for cases diagnosed with early-stage disease. See Hanash et al. Lead-Time Trajectory of CA19-9 as an Anchor Marker for Pancreatic Cancer Early Detection - PubMed (nih.gov).

CA19-9 & CEA	Pancreatic

In a pre-diagnostic cohort (PLCO), levels of CA 19-9 and CEA demonstrated significant velocity related to time to diagnosis suggesting that serial measurements of these biomarkers may enhance panel performance. See Prediagnostic serum biomarkers as early detection tools for pancreatic cancer in a large prospective cohort study - PubMed (nih.gov).

CA-19-9	Biliary Tract

CA19-9 remained stable in patients who were cancer-free but increased early in those who developed biliary tract cancer. See Regular CA19-9 measurement might improve early detection of these malignancies. https://doi.org/10.1111/apt.15146

AFP	Liver

Most studies to date have evaluated AFP using a fixed threshold. Biolabs has found that algorithms that incorporate patient screening history increased the likelihood of earlier detection of hepatocellular carcinoma. The sensitivity of AFP alone was 59%. When Biolabs incorporated the trajectory, the sensitivity improves to 81%. See Tayob et al., Abstract #69, 11th NCI Early Detection Research Network Scientific Workshop (2019).

PSA	Prostate

The Maximum Likelihood Estimation-PSA (“MLE-PSA”) model with a 50% cut-off probability has a sensitivity of 87%, specificity of 85%, positive predictive value (“PPV”) of 89%, and negative predictive value (“NPV”) of 82%. By contrast, a single PSA value with a 4ng/ml threshold has a sensitivity of 59%, specificity of 33%, PPV of 56%, and NPV of 36% using the same population of patients used to generate the MLE-PSA model. Based on serial PSA measurements, the use of the MLE-PSA model significantly (p-value < 0.0001) improves prostate cancer detection and reduces the need for prostate biopsy. See JDS-1173.pdf (jds-online.com).

CEA	Colorectal

In a study in the United Kingdom, CEA levels increased towards diagnosis in a significant proportion (1/3) of colorectal cancer cases (half of late-stage cases), whereas longitudinal profiles were static in both benign and non-cancer controls. Combining CEA with other biomarkers (e.g. CA-19.9) further improves detection capabilities for colorectal cancer according to various studies.

See https://www.ncbi.nlm.nih.gov/pmc/articles/PMC4506388/.

Throughout East Asia, tumor antigens are routinely tested as part of yearly health checkups. Biolabs obtained real-world data from a cohort 135,236 individuals tested with at least for tumor markers (AFP, CEA, PSA, CA19-9, and CA 125) at Chongqing Hospital (CHQ) in China, of which 433 were subsequently diagnosed with cancer.

Improving risk prediction with Time Series Data

- For a small subset of patients more than one time point for certain TMs was available in the CHQ dataset. A second LSTM model was trained and tested using this data. The performance of the model in predicting cancer risk, improves with greater numbers of timepoints.

Time points	Biomarkers	AUROC	Sensitivity	Specificity
1	AFP,CEA, PSA, CA199, CA125	0.888	0.833	0.827
2	AFP,CEA, PSA, CA199, CA125	0.908	0.833	0.837
3	AFP,CEA, PSA, CA199, CA125	0.921	0.867	0.863
4	AFP,CEA, PSA, CA199, CA125	0.931	0.867	0.883

Computers in Biology and Medicine 144 (2022) 105362

Furthermore, repeat testing of slightly high biomarkers at ~2-month intervals substantially lowers false positive rates, according to the medical directors of health checkup centers at Chang Gung Memorial Hospital in Taiwan and Seoul National University Hospital in Korea. Both of these reputable medical institutions have at least two decades of experience offering PTMs for screening.

AI Powered Algorithms from Large Data Sets. In certain regions of the world, especially East Asia, an aggressive cancer screening posture is commonplace. Tens of millions of individuals in Japan, Korea, China, and Taiwan undertake 3-5 hour “health checks” each year that usually include blood tests for an array of cancers. Typically, these blood tests measure the levels of between three to eight tumor antigens, which are proteins secreted by tumors that can be detected using antibodies. Large-scale observational studies by Biolabs’ collaborators in Taiwan using data from cancer registries demonstrate that these tests are useful for detecting even early-stage cancers (see Y.-H. We et al., “Cancer screening through a multi-analyte serum biomarker panel during health check-up examinations: Results from a 12-year experience,” Clinica Chemica Acta 450 (2015)). However, using Biolabs’ patented methodology, this screening approach can be rendered significantly more accurate using machine learning algorithms that integrate the outcomes of tens of thousands of tested individuals together with clinical factors (e.g., age, gender, smoking history, etc.) with the biomarker levels (see “Improving Multi-Tumor Biomarker Health Check-up Tests with Machine Learning Algorithms,” Cancers, 2020 Jun 1;12(6):1442).

Biolabs has directly demonstrated this advantage in real-world population studies including 27,938 individuals performed in collaboration with researchers in East Asia, where tumor antigens are currently used to test millions of individuals without the added value of Biolabs’ AI-enhanced methods (see “Cancers Screening in an Asymptomatic Population by Using Multiple Tumour Markers.” PLoS One. 2016;11(6) and “Improving Multi-Tumor Biomarker Health Check-up Tests with Machine Learning Algorithms” Cancers 2020 Jun 1;12(6):1442). These studies/publications indicate clear and significant improvements in AUC, sensitivity, and specificity for overall cancers as well as individual cancers.

State-of-the-art machine learning and other AI based programs require large amounts of data. Because PTMs are widely used for screening and early used in East Asia there is much published and unpublished data that can be leveraged without the burden and expense of running Biolabs’ own large scale clinical trials. This advantage is covered in several of Biolabs’ issued patents and pending patent applications.

Assists Imaging. Published studies conclude that PTMs like AFP, CEA, and CA 19.9 can help resolve ambiguous findings on an ultrasound or CT scan to aid in the early detection of liver, testicular, lung, and pancreatic cancers. This phenomenon would be especially helpful where customers are offered MCEDs, ultrasound, and LDCT scans. For example, a team led by Sam Hanash at the MD Anderson Cancer Center has demonstrating how the levels of CEA, CA-125, and Cyfra (all part of OneTest) can help determine whether a pulmonary nodule found on a low-dose CT scan is likely benign or malignant. Ostrin, E. J., et al. (2021). “Contribution of a Blood-Based Protein Biomarker Panel to the Classification of Indeterminate Pulmonary Nodules.” Journal of Thoracic Oncology, 16(2), 228–236. Additionally, a meta-analysis concluded that the addition of AFP to ultrasound significantly increases sensitivity for the early detection of liver cancer. Tzartzeva K, et

al. (2018) “Surveillance Imaging and Alpha Fetoprotein for Early Detection of Hepatocellular Carcinoma in Patients With Cirrhosis: A Meta-analysis. Gastroenterology.” 154(6):1706-1718.e1.

Advisory Expertise. Unlike novel ctDNA targets, PTMs have been used clinically and in research studies for decades. This allows Biolabs to offer expert medical consultants who have vast experience in using these biomarkers over many years to help advise patients and their doctors. For example, Biolabs’ Medical Director Sean Wang, MD has over a decade of experience evaluating thousands of PTM screening reports in Taiwan.

The OneTest Machine Learning Algorithm

OneTest is built around the installed base of existing FDA-approved tumor marker detection kits which run on automated instruments available from companies like Roche Diagnostics, Abbott Diagnostics, Siemens Diagnostics, and others. In the U.S., approval for most of these kits, except PSA, is for monitoring of disease recurrence, not screening. While Biolabs are using these approved kits in an off-label manner, this practice is permitted under the laboratory-developed test CLIA framework. One advantage to using these kits is that the analytical performance of these kits has been fully vetted by regulatory authorities ensuring the accuracy of individual marker value results. Furthermore, these tests and instruments are used in thousands of clinical testing labs worldwide, thereby permitting Biolabs to obtain data from around the world. Throughout East Asia in particular, millions of individuals have their tumor antigen levels tested each year at physical examination or health checkup centers. In many cases these tumor markers are tested using the same kits and instrumentation that Biolabs uses in its CLIA laboratory. This has permitted Biolabs to develop machine learning algorithms based on historical outcome data from cancer registries that would otherwise require long and expensive prospective clinical trials if novel biomarkers are incorporated. One further advantage is that these markers are known and are meaningful to clinicians and specifically to oncologists. While their use in an MCED test is novel and proprietary, the individual marker values are always listed as a part of the OneTest standard report, and these values can help healthcare professionals to better guide follow-up testing and year-over-year monitoring.

In short, Biolabs’ unique technical approach involves the following three elements: (i) obtain “real-world” data from tens of thousands of apparently healthy individuals (i.e. no apparent signs of symptoms of cancer when tested) who are screened for cancer using blood tests that are routine in certain parts of the world (e.g. East Asia), (ii) use this data to build machine learning algorithms that improve the accuracy of those tests by integrating cancer outcomes and clinical factors (age, gender, etc.), and (iii) introduce those tests and algorithms worldwide, even in parts of the world where this testing approach is less common (e.g. North America), while examining variability across patient populations.

AI and machine learning are expected to transform healthcare by helping physicians diagnose and treat patients with greater accuracy and precision. As Biolabs continues to collect reliable outcome data (i.e., whether cancer was diagnosed) from individuals tested with the OneTest biomarkers (either from its customers or from research collaborators), its ability to leverage the latest and most powerful forms of machine learning will increase.

On April 4, 2023, U.S. Patent No. 11,621,080 titled “Methods and Machine Learning Systems for Predicting the Likelihood or Risk of Having Cancer” was issued to Biolabs. Additionally, in January 2024 Biolabs received a Notice of Allowance from the USPTO for a second patent covering OneTest. Similar notices of patentability have also been received in early 2024 from patent offices in Japan and China. Biolabs’ inventors were among the first to apply machine learning and AI to prospective outcome data from thousands of persons tested with protein tumor markers to predict a newly tested individual’s likelihood of having cancer. Biolabs expects to continue to build out its patent estate in this arena.

MCED Research, Development and Product Improvements

In October 2023, Biolabs introduced a “premium” version of OneTest at a higher price point. In connection with the development of OneTest Premium, in August 2022, Biolabs executed a technology license and access agreement with Korean-based BioInfra. BioInfra commercializes an MCED in Korea primarily based on the levels of tumor antigens, such as CEA, CA-125, etc. However, their panel also includes several inflammatory markers such as C-reactive protein, Transthyretin, Beta-2-Microglobulin, etc. that BioInfra has demonstrated to result in improved accuracy. This data is reported in the peer-reviewed journal article “Diagnostic value of combining tumor and inflammatory biomarkers in detecting common cancers in Korea,” Clinica Chimica Acta 516 (2021) 169–178.

Under the terms of the agreement with BioInfra, Biolabs have the exclusive right to commercialize BioInfra’s test panel and algorithm in the United States, having paid the requisite up-front license fee of $300,000 and commenced bridging studies to validate those algorithms on a Western population. In addition, Biolabs has agreed to pay per-test royalty fees in the range of $12-$25 per test for sales of its products using BioInfra’s technology. The agreement with BioInfra is for a term of three (3) years and may be extended for an additional three (3) years if certain minimum royalties are met or if Biolabs conducts, or arranges for another party to conduct, a prospective clinical trial in the U.S. BioInfra may terminate the agreement upon thirty (30) days written notice.

OneTest for Longevity

The Problem

According to the CDC, chronic diseases are the leading cause of premature death in America, responsible for eight out of the ten most common causes of mortality. These diseases, including cancer, type 2 diabetes, cardiovascular ailments, and dementia, are closely linked to chronic inflammation. A significant contributor to this inflammation is the consumption of processed foods, which are often high in sugars, unhealthy fats, and additives. Biolabs believes that new tools to measure and track chronic inflammation to inform and encourage better food and lifestyle choices are urgently needed.

Biolabs’ Solution

In the first half of 2025, Biolabs expects to introduce OneTest for Longevity, a blood test to measure and track biomarkers associated with chronic inflammation which, according to the CDC, is associated with 8 of 10 leading causes of death in America. The test will offer specific and personalized diet and exercise changes proven to lower biomarker levels and the associated risk of type 2 diabetes, cancer, cardiovascular disease, dementia, mental health, and diseases associated with aging.

For this product, Biolabs is partnering with James R. Hébert, Ph.D. and his colleagues from the University of South Carolina. Hébert, a nutritional epidemiologist for over 30 years, is the author of Diet, Inflammation, and Health and the developer of the DII, a numerical score that assesses a diet for its effect on several biomarkers linked to inflammation. The DII has been utilized in over 1,300 peer reviewed studies and validated in studies involving over 187,000 subjects.

On February 14, 2025, Biolabs obtained exclusive rights to utilize, incorporate and report the DII score together with inflammatory biomarkers measured in a lab. Specifically, pursuant to a license agreement that Biolabs entered into with Connecting Health Innovations (“CHI”) on February 14, 2025, Biolabs was granted an exclusive license in North America for the data, algorithms, programs, software and intellectual property rights developed by Dr. Hébert or others employed by or under contract with CHI for which CHI has intellectual property rights that calculates or displays, for individuals who inflammatory biomarker levels have been measured, (i) a numerical score associated with chronic inflammation that is calculated based on the biomarker levels, and (ii) specific dietary changes that can be made to lower inflammatory biomarker levels and associated risk for multiple chronic diseases. The license is limited to use in connection with clinical laboratory tests for the levels of biomarkers of inflammation and does not include stand-alone portals, websites, apps, or software that are not integrated or marketed with a clinical laboratory test. In exchange for the license, Biolabs agreed to pay CHI (i) a license fee of $30,000 payable within ten (10) business days of incorporation of the licensed subject matter into Biolabs’ laboratory information statement and (ii) royalties in the amount of ten percent (10%) of net sales of OneTest for Longevity. The term of the license is for three (3) years and may be terminated by Biolabs upon thirty (30) days’ notice; provided that either party may terminate the license immediately in the event of a material beach if such breach is not cured within thirty (30) days of written notice thereof.

Below is a sample lab report that Biolabs expects to provide.

Biolabs expects to market this product widely to Americans of all ages and demographics both through mass marketing and through major supermarket chains beginning with Giant, the largest supermarket chain in the Washington Metro region, at which Biolabs already offers OneTest for Cancer.

In addition to providing biomarker levels and specific dietary recommendations, Biolabs also plans to offer electronic coupons for discounts for those suggested healthy food items. This has the dual benefit of motivating consumers to make better food selections while providing an ancillary revenue stream for both Biolabs and the participating supermarket (food manufacturers commonly remunerate distributors of redeemed coupons). A patent application has been filed covering this systematic approach.

Key Competitive Advantages

Longevity tests on the market, such as those that measure telomere length or assess dozens of biomarkers or genetic mutations, tend to be expensive and rarely provide simple to understand, evidence based, practical and specific guidance for lifestyle changes proven to improve lifespan and healthspan. Microbiome testing has a further disadvantage in that it requires collecting stool specimens which many consumers disfavor. Many of the labs that offer these tests also promote and sell dietary supplements, the safety and efficacy of which is often questionable.

Biolabs believes that OneTest for Longevity fills a compelling unmet need for an affordable, easily accessible test with actionable, evidence-based recommendations to reduce inflammation and the risk of most major chronic diseases. Biolabs’ exclusive access to the Dietary Inflammatory Index for use with clinical lab test reporting provides another level of distinctiveness.

Clinical Laboratory Innovation Accelerator (CLIAx)

To increase Biolabs’ menu of innovative tests faster and at a lower cost and risk than through internal development, in 2021 Biolabs established its CLIAx, which permits diagnostics start-up companies from around the world to launch their laboratory developed tests in its CLIA licensed laboratory using shared equipment and laboratory personnel. To date, Biolabs has enrolled one company in its CLIAx, Minomic, and helped it validate and launch its blood test to help determine whether PSA levels should be followed up with a biopsy. The CLIAx, which Biolabs believes to be the first such shared CLIA laboratory facility in the U.S., reduces the costs and expense for start-up companies to launch their novel tests in the American market while providing Biolabs with sales and marketing rights to additional products. In 2022, it earned an “Honorable Mention” in Fast Company magazine’s list of “World Changing Ideas.

Unique Design of Accelerator Space

Shared kitchen, conference rooms, etc.

CLIAx offices CLIA lab

Shared CLIA Lab (20/20 & *CLIAx*)

20/20 office space

Biotech accelerator established by landlord in 2018

15800 Gaither Drive, Gaithersburg MD

CLIAx

In July 2021, Biolabs entered a lab services and marketing agreement with Minomic under which its testing technology and reagents were transferred to Biolabs’ CLIA lab, installed, and validated under CLIA regulations. Under the agreement, Minomic maintains its ownership of all intellectual property. Minomic compensates Biolabs on a “cost plus” basis (i.e., Biolabs’ fully burdened costs for labor, materials, space and testing analyzers plus a 10% profit). Furthermore, Biolabs has the right, but not the obligation, to help market their test with a 25% commission. Biolabs has not yet opted to promote the Minomic test since it does not target Biolabs’ typical consumer base. However, Biolabs believes this framework will be apt for other lab tests that address the early detection, disease prevention and wellness market. The agreement with Minomic is for a term of three years and may be terminated by either party upon 30 days’ written notice if there has been a material breach of the agreement that has not been cured with 60 days of notice of such breach. Either party may also terminate the agreement in the event of insolvency, bankruptcy, assignment for the benefit of creditors of the other party or an admission of the party’s inability to pay its debts as they become due.

Biolabs plans to create a new fund associated with its CLIAx. This would enable it to invest in, acquire, or transact with companies or academic medical centers that have tests that could add to its menu or technologies, products, testing components or intellectual property that strengthen its core business. Biolabs has identified a few companies that could be candidates for this CLIAx fund, but has no agreements, or letters of intent with any of them. Thus, there is no guarantee that Biolabs can identify or reach agreement in the near term with any such companies to meaningfully contribute to inorganic growth.

Field Tests for Screening Suspicious Powders

Biolabs has a longstanding business that makes and sells a proprietary test kit for screening suspicious powders called BioCheck. These kits are widely used by fire departments and other emergency responders to quickly screen unknown suspicious powders for compounds such as ricin, anthrax, and other bioweapon agents and to identify false alarms in minutes at the site of a suspected bioterror threat. The powder screening kit works by quickly identifying the presence or absence of protein, a biomolecule found in all living materials. It therefore provides a rapid screen for the possible presence of multiple bioterrorism agents while ruling out most of the ordinary substances that citizens have frequently feared to be possible bio-agents of terror. Such ordinary substances include, for example, talc, ceiling tile dust, powdered sugar, etc., none of which are expected to contain detectable levels of protein.

COVID-19 Tests

In the third quarter of 2020, in response to a substantial and urgent demand for expanded pandemic-related testing in Maryland, Biolabs began to provide COVID-19 viral testing using PCR analytical equipment in its clinical laboratory. Initially, most of its customers were nursing/assisted living facilities. In the first quarter of 2021, Biolabs began receiving and testing specimens under contract with and collected by the Montgomery Department of Health and Human Services. In August of 2021, Biolabs was one of five CLIA-certified laboratories to be awarded a contract with the Maryland Department of Health to perform coronavirus screening at K-12 schools. However, following the expiration of the public health emergency in May 2023, all testing from both the State of Maryland and the Montgomery County Health Department has ceased, and Biolabs does not anticipate additional COVID-19 testing absent a new variant resulting in a significant increase in cases.

Profits from COVID-19 testing were deployed to grow Biolabs’ core cancer diagnostics business. Additionally, some of the commercial partnerships Biolabs entered for COVID-19 testing are being extended for non-pandemic-related testing.

Lab Facility

Biolabs operates a high-complexity CLIA-licensed clinical laboratory facility where its lab tests are performed at its Gaithersburg facility. This clinical lab became accredited by CAP in 2022. The CLIA lab is currently equipped with immunodiagnostic, clinic chemistry, and molecular (PCR) analyzers, extractors, and liquid-handling robots. CAP and CLIA regulations establish standards for proficiency testing, facility administration, general laboratory systems, preanalytic, analytic, and postanalytic systems, personnel qualifications and responsibilities, quality control, quality assessment, and specific cytology provisions for labs performing moderate to high complexity tests. Biolabs’ laboratory is inspected biennially as part of its ongoing certification under the CLIA.

Supply Chain

For both OneTest for Cancer and OneTest for Longevity, Biolabs relies on a supply chain through Roche Diagnostics IVD kits for Cobas E411, with all reagents used also available on other immunoassay platforms offered by major companies such as Abbott, Beckman, Siemens, and ThermoFisher, except for CYFRA and IL-6. CYFRA and IL-6 are only available in the United States on Biolabs’ current Roche equipment; however, as an alternative Biolabs could also source this assay on a Luminex system and various ELISA assay systems.

In addition to OneTest, Biolabs also relies on a supply chain for general chemistry markers. Currently, these markers are run on Abbott Alinity C, but they are available through all major manufacturers, including Roche.

Biolabs has established reagent contracts with Roche and Abbott that guarantee pricing for all immunoassay and chemistry markers currently used in its diagnostic test panels. These contracts ensure that it can continue to provide customers with high-quality diagnostic tests at predictable pricing. Additionally, these contracts provide Biolabs with supply chain stability and allow it to manage cost fluctuations associated with reagent pricing.

Biolabs depends on its suppliers and contract manufacturers to provide it and its customers with materials in a timely manner that meets its and their quality, quantity, and cost requirements. Biolabs has initiated a second source qualification process for most of these critical components, but Biolabs may not be successful in securing second sourcing for all of them on a timely basis. Moreover, while Biolabs is confident that other suppliers could meet its quality, quantity and cost requirements, the time required to transition to a new supplier could have negative impact on Biolabs’ ability to perform these tests until an alternative supplier could be validated. Biolabs’ supply chain for OneTest is critical to its ability to deliver high-quality diagnostic tests to its customers.

Overall, Biolabs remain committed to building strong relationships with its suppliers and contract manufacturers to ensure that its supply chain for all its diagnostic tests is reliable, resilient, and able to meet the needs of its customers. Biolabs continuously monitors and improves its supply chain processes to minimize the risk of disruptions and ensure that it can provide high-quality diagnostic tests to its customers when they need them.

Please see “Risk Factors—Risks Related to Biolabs’ Business and Industry” for a description of the risks related to Biolabs’ supplier relationships.

Sales and Marketing Strategy

OneTest for Cancer

Sales of OneTest have been roughly doubling year-over-year between 2022 and 2024 to around $2 million. Biolabs expects that trend to continue or accelerate in 2025 to 2027. Biolabs sells to employers, medical practitioners and direct-to-consumers. For employers, the largest subgroup are fire departments due to the proven higher cancer incidences in that population. Several states and at least one federal agency provide grants to reimburse fire departments for OneTest. Iraq war veterans are another growing customer segment, and Biolabs’ largest order in 2024 was from an organization supporting that community.

Occupational health is Biolabs’ largest physician specialty group ordering its tests. Penetration of this large occupational health market will require significant business-to-business sales and marketing campaigns as well as consumer-initiated test campaigns that must be coupled with convenient access to phlebotomy services and telemedicine practitioners to provide guidance on the test and its results. Retail (walk-in) clinics such as urgent care centers and pharmacy chains present the best opportunities to grow the consumer-initiated test market for OneTest.

Biolabs currently has engagements in place with over 1,000 retail clinics located throughout the U.S., mostly urgent care centers, to conduct blood draws for OneTest products and include over 200 locations of AnyLabTestNow. These clinics, coupled with a dedicated telemedicine service, have made it practical for Biolabs to initiate a consumer-initiated test campaign. In the future Biolabs expects to offer capillary collection options at retail venues and at home.

Furthermore, on January 6, 2025, Biolabs entered into a participation agreement and an amended and restated statement of work No. 2. with Ahold Delhaize USA Services LLC, an affiliate of Giant of Maryland, LLC (“Giant Food”), the largest supermarket chain in the Washington, D.C. region. The participation agreement provides that Biolabs shall provide certain services as set forth in one or more statements of work. Pursuant to the amended and restated statement of work No. 2, Biolabs agreed to provide OneTest Standard and OneTest Premium testing to Giant Food customers at certain participating locations. Biolabs agreed to pay Giant Food $35 per individual participant. The participation agreement is for a term of three (3) months and will be reassessed for renewal for additional three (3) month terms on each anniversary of the effective date. Either party may terminate the participation agreement upon thirty (30) days’ written notice. This is the first time a major brand name retailer is co-promoting this product, and we believe that this will lead to further engagement with other national brands.

Several states are beginning to create large funds to reimburse their fire departments for multi-cancer screening tests. For example, New Hampshire’s program provides $5 million in funding over two years and legislation is pending in Maryland to increase their grant program to $3 million per year from the current level of $400,000. Biolabs expects that trend to continue in 2025 and 2026. Additionally, in February 2025 the FIRE Cancer Act was reintroduced in Congress to provide $700 million in federal funding (through FEMA) for MCED testing.

Bipartisan legislation in Congress that would pave the way for Medicare reimbursement of MCEDs is expected to pass in the current Congress. Private insurance typically follows Medicare coverage determinations. This is expected to dramatically expand the MCED market over the next 4 or 5 years.

OneTest for Longevity

Biolabs believes that nearly all Americans, from children through seniors, could benefit from OneTest for Longevity. This product clearly aligns with the “Make America Healthy Again” initiatives of the new Administration as it provides a unique and innovative tracking tool to encourage healthier eating to combat chronic diseases. On February 13, 2025, President Trump issued Executive Order 14212 “Establishing the President’s Make America Healthy Again Commission.” It noted in relevant part, that “ninety percent of the Nation’s $4.5 trillion in annual healthcare expenditures is for people with chronic and mental health conditions…To fully address the growing health crisis in America, we must re-direct our national focus, in the public and private sectors towards drastically lowering chronic disease rates…This includes fresh thinking on nutrition, physical activity, healthy lifestyles, over reliance on medication and treatments…Agencies shall ensure the…flexibility for health insurance coverage to provide benefits that support beneficial lifestyle changes and disease prevention…The Commission shall submit to the President a Make our Children Healthy Again Assessment, which shall…assess the threat that certain food ingredients…pose to children with respect to chronic inflammation and identify and report on the best practices for preventing childhood health issues, including proper nutrition and the promotion of healthy lifestyles.” (Emphasis added)

Due to its broad market, Biolabs will utilize general advertising, both digital and traditional, to market the OneTest for Longevity. Biolabs also plans to leverage its channel partnership with Giant Food to market to its customers. If the pilot with Giant is successful, Biolabs intends to expand to other national supermarket chains.

Considering this profound change in public policy, Biolabs is hopeful that reimbursement or other government backed incentives will be forthcoming. In the meantime, Biolabs believes that offering this test for around $100 (with subscription discounts) coupled with easy, pain-free capillary blood collection accessible at home or local pharmacies will be met with widespread adoption.

Competition

Because of the substantial unmet medical need worldwide, many companies (and associated academic entities) are actively seeking to develop and commercialize tests of various types to detect cancers early, when it can be treated most effectively. Current approaches include in-vivo radiographic imaging as well as in-vitro tests using diverse bodily tissues and fluids including blood (serum or whole blood), urine, saliva, stool, sputum, and exhaled breath.

In the U.S., Biolabs knows of no MCED blood tests that large numbers of Americans routinely utilize. Furthermore, there do not appear to currently be any companies in the U.S. that have adopted Biolabs’ approach of testing a panel of tumor antigens together with a machine learning algorithm. However, there is significant and growing competition in the MCED space with most tests using next-generation sequencing to analyze ctDNA. Most notably, Grail Inc., which was acquired by Illumina for $8 billion in 2020, introduced its Galleri test in the second quarter of 2021 at a price of $949. Additionally, Thrive, Inc. was acquired by Exact Sciences for $2 billion, but they have not publicly announced when they plan to launch their test CancerGuard MCED. These tests may present both competitive threats but also opportunities for OneTest. The fact that OneTest measures well known biomarkers creates several important competitive advantages. Biolabs’ lower cost OneTest Standard with a list price of under $200 could be followed up with more expensive ctDNA tests and/or imaging for those individuals with high biomarkers levels or a high algorithm score.

In East Asia, where such biomarker tests are commonly offered as part of annual health check-ups, Biolabs is unaware of any widely used algorithms of the type it has developed, namely an algorithm built with real-world data from a large screening population with known cancer outcomes. However, there are many emerging companies seeking to use “liquid biopsy” and “next-gen sequencing” for pan-cancer testing. Furthermore, many companies are actively utilizing AI and machine learning to improve health outcomes, and at least some of those companies are likely seeking to use these techniques to improve cancer screening blood tests.

Regarding its longevity test, Biolabs is unaware of any labs offering a panel of inflammatory biomarkers together with specific dietary guidance directly linked to the biomarker levels. Some labs offer vague and generalized suggestions such as “eat more fruits and vegetables” but Biolabs will offer specific, evidence-based, quantitative guidance on how to lower CRP and IL-6 levels and what that yields in terms of improving lifespan and health outcomes.

Growth Strategies and Path to Profitability

Biolabs will strive to increase stockholder value by pursuing the following growth strategies:

•
Exploit compelling advantage of at-home and retail collections. Biolabs believes that COVID-19 testing caused a paradigm shift in the way Americans seek access to testing. Previously, most testing was done at doctor’s offices and at specialty patient service centers maintained by the large national lab chains. During the pandemic, testing was conducted at retail establishments and at home. OneTest for Cancer utilizes small volume, capillary collected blood specimens that can easily be accessed at home and at retail venues such as pharmacies, health clubs, etc. This is a big advantage over most known competitors which need to utilize traditional venipuncture to obtain sufficient blood volumes to permit DNA sequencing. Requiring an in-person visit to a specimen collection site is a potential barrier for a person who needs testing. Biolabs’ at-home specimen collection option may help eliminate these barriers. OneTest for Longevity also can utilize capillary collection. To date, Biolabs has demonstrated that this collection approach works well both at home and in retail environments (Biolabs is now offering its tests at pharmacies within Giant Food, the largest supermarket chain in the Washington, D.C. area). Biolabs also has a telemedicine provider available to authorize the test and be available to consult with the patient in the event of a high-risk score. Biolabs plans to expand direct-to-consumer marketing and build additional retail channel partnerships (supermarkets, pharmacies, health clubs, etc.) at which blood collection is not yet commonplace.
•
Strategic partnerships and cooperative advertising. To facilitate scale while mitigating expenses, Biolabs has initiated an ambitious plan of marketing alliances and partnerships with an array of other companies, large and small, including suppliers, other clinical labs, and organizations that offer wellness and screening tests. In many cases, Biolabs seeks to introduce the cooperative advertising model where marketing expenses are shared pro-rata based on revenue allotments.
•
Leverage trending federal health initiatives. As stated, the Make America Healthy Again campaign of the Trump Administration, which is dedicated to reducing chronic disease through healthier diet, is expected to create numerous opportunities for OneTest for Longevity. Biolabs will closely follow and seek to make recommendations to and engage with the HHS and its constituent agencies throughout 2025 to identify opportunities for government contracts, research grants, and other forms of support.
•
Targeting of higher-risk populations. Biolabs already targets firefighters due to their proven higher incidence and mortality rates for several types of cancer. Over 200 fire departments are OneTest customers to date, as are thousands of individual firefighters, and Biolabs plans to expand that number to over 2,500 fire departments, roughly 10 percent of all departments in the U.S. Additionally, in 2024 Biolabs sold over 500 tests to military veterans who served in Iraq or Afghanistan as it is believed that they were exposed to cancer causing toxins during their deployments. Biolabs will continue to explore other high-risk populations to target for its tests.
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Strategic investments, acquisitions, and transactions. Utilizing its CLIAx as a platform, Biolabs plans to enter technology licensing and marketing agreements with companies that have IP that improve its current tests or marketable tests that can be offered to its customers. In some cases, Biolabs hopes to be positioned to make equity investments or acquisitions with one or more of these companies.

Facilities

On March 18, 2021, Biolabs entered into a lease agreement for a new office and laboratory space totaling 5,511 square feet in Gaithersburg, Maryland. The term of the lease commenced on December 8, 2021 and expires 88 months thereafter. The initial monthly rent is $14,315 with annual increases to $17,308 for the final year of the lease. Biolabs will also pay its 7.75% pro rata portion of the property taxes, operating expenses and insurance costs and is also responsible for paying for the utilities used on the premises.

Biolabs believes that all its properties have been adequately maintained, are generally in good condition, and are suitable and adequate for its business.

Intellectual Property

The following table summarizes Biolabs’ patent portfolio. All of these patents and patent applications are owned by Biolabs.

Description		Serial No./Patent No.	Jurisdiction	Projected Expiry
Methods, Systems, Algorithms and AI for the Early Detection of Multi-Cancer and Lung Cancer
1	Algorithm for assessing the likelihood a patient has lung cancer	USPN 9,753,043 USPN 10,156,575 USPN 11,733,249	US and CA	2032
2	Methods for aiding in distinguishing between benign and malignant pulmonary nodules	WO 2017/173428	US and CN	2037
3	Algorithm for assessing the likelihood a patient has cancer	USPN 11,621,080	US and CN	2035-37
4	Cancer Classifier Models	PCT/US19/40075	US, CN and JP	2039
5	Methods and algorithms for identifying a patient for follow-up cancer diagnostic testing	WO 2021/247577	US	2041
6	Pan cancer universal algorithm	WO 2022/015700	US and CN	2041
7	Use of multiple tumor markers in a machine learning model for cancer detection	US 2018/0173847	US and TW	2036

No assurance is made that any pending patent applications within the portfolio will result in a granted patent.

To protect its intellectual property, Biolabs relies on a combination of laws and regulations, as well as contractual restrictions. Biolabs relies on Federal patent laws to protect its intellectual property, including its patented technology. Biolabs also relies on the protection of laws regarding unregistered copyrights for certain content it creates and trade secret laws to protect its proprietary technology and know-how. To further protect its intellectual property, Biolabs enter into confidentiality agreements with its employees, executive officers and directors.

Employees

As of December 31, 2024, Biolabs had a total of 20 employees, including 12 full-time employees.

Biolabs believes that it maintains a satisfactory working relationship with its employees, and it has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations. None of its employees are represented by a labor union.

Legal Proceedings

From time to time, Biolabs may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm Biolabs’ business. Biolabs is currently not aware of any such legal proceedings or claims that it believes will have a material adverse effect on its business, financial condition or operating results.

Government Regulation

The healthcare industry, and thus Biolabs’ business, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws and regulations have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change.

Both United States federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. As indicated by work plans and reports issued by these agencies, the federal government will continue to scrutinize, among other things, the marketing, labeling, promotion, manufacturing, and export of diagnostic healthcare products. The federal government also has increased funding in recent years to fight healthcare fraud, and various agencies, such as the United States Department of Justice, the Office of Inspector General of the HHS, and state Medicaid fraud control units, are coordinating their enforcement efforts.

FDA and CLIA

Based on widespread industry practice, Biolabs believes that its products do not require pre-market approval from the FDA. In the U.S., Biolabs’ current products are LDTs regulated under the CLIA and the Maryland Department of Health. If in the future Biolabs elects to license or distribute software as a service those products would likely be deemed to be Clinical Decisions Support Software (“CDSS”). As explained below, products in both of those categories do not require FDA pre-market approval but could become subject to the FDA’s policy of “enforcement discretion.”

Laboratory Developed Tests. LDTs are tests run in the laboratory of the company that developed them. With very rare exceptions, LDTs are not regulated by the FDA but rather under a different regulatory regime called CLIA (Clinical Laboratory Improvement Amendments), state law and regulations, and organizations such as CAP. Biolabs’ laboratory is fully certified and compliant with CLIA as a “High Complexity Lab.” Furthermore, as of 2023 Biolabs’ lab has been accredited by CAP.

Under current law there is no requirement for CLIA regulated LDTs to obtain approval or clearance from the FDA prior to being marketed (outside the context of tests used in response to a declared pandemic emergency under which the FDA has been given special statutory authorities). In November 2016, the FDA issued a formal statement clarifying that LDTs can be marketed without pre-market approval, but that the agency maintains “enforcement discretion” to require their approval for those LDTs that are marketed in a way that is unsafe or could mislead or cause harm to patients. Since November 2016, such enforcement discretion has been exercised very rarely, and when it has been exercised, the tests were not ordered by independent medical professionals. To reduce the likelihood that its tests will face enforcement discretion by the FDA, Biolabs requests that its tests be ordered by a physician who is independent of Biolabs and that the physician aid the patient/consumer in interpreting the test results.

On April 29, 2024, the FDA issued a final regulation under which they would begin to regulate LDTs starting in late 2027. The rule provides an exemption from premarket review for “currently marketed” LDTs that were “first marketed prior to the date of issuance of the final rule.” However, on March 31, 2025 this rule was struck down by a federal court in Texas in response to a summary judgment motion in a case brought by the American Clinical Laboratory Association and the Association of Molecular Pathologists. The U.S. government has 60 days to file a notice of appeal in that case. Action by Congress is also possible during the 2025 to 2026 session.

CDSS. On December 13, 2016, the 21st Century Cures Act was signed into law. Among the many provisions of the Cures Act was the exclusion of certain medical decision support software from the FDA’s jurisdiction. On December 8, 2017, the FDA issued its first set of Draft Guidance to implement those provisions of the Cures Act relating to CDSS. Based on its reading of this Draft Guidance, Biolabs believes that there may be aspects of its current or planned OneTest software package that would be exempt from pre-market approval. If Biolabs elects to proceed with an independent software product in the U.S. (as Biolabs will likely do overseas), outside laboratories could run the OneTest biomarker panels (all of the detection instruments and kits are FDA approved).

Operating under the assumption that seeking FDA approval for its products is optional, but that approval could improve the adoption rates and permit greater scale, Biolabs may seek FDA approval when test volume exceeds the capacity of its CLIA laboratory. In so doing, Biolabs will present to the FDA real-world evidence, data from tens of thousands of individuals tested with its products in the U.S. and overseas. On August 31, 2017, the FDA issued Guidance on the “Use of Real-World Evidence to Support Regulatory Decision-Making for Medical Devices.” The Guidance provides that “in some cases, a ‘traditional’ clinical trial may be impractical or excessively challenging to conduct” and that use of real-world data “may in some cases provide similar information with comparable or even superior characteristics to information collected and analyzed through a traditional clinical trial.”

Federal and State Fraud and Abuse Laws

Biolabs is subject to federal fraud and abuse laws such as the federal Anti-Kickback Statute (the “AKS”), the federal prohibition against physician self-referral, commonly known as the Stark Law, the Eliminating Kickbacks in Recovery Act (“EKRA”), and the federal False Claims Act (the “FCA”). Biolabs is also subject to similar state and foreign fraud and abuse laws.

The AKS prohibits knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in return for or to induce such person to refer an individual, or to purchase, lease, order, arrange for, or recommend purchasing, leasing or ordering, any item or service that may be reimbursable, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. There are a number of statutory exceptions and regulatory safe harbors to the AKS that provide protection from AKS liability to arrangements that fully satisfy the applicable requirements.

EKRA prohibits knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in return for the referral of a patient to, or in exchange for an individual using the services of certain entities, including laboratories, if the services are covered by a health care benefit program. The term “health care benefit program” is broadly defined such that EKRA extends to referrals reimbursed by both governmental and commercial third-party payers. EKRA includes a number of statutory exceptions that provide protection from EKRA liability if the applicable requirements are met.

The Stark Law generally prohibits, among other things, clinical laboratories and other so-called “designated health services” entities from billing Medicare for any designated health services when the physician ordering the service, or any member of such physician’s immediate family, has a financial relationship, such as a direct or indirect investment interest in or compensation arrangement with the billing entity, unless the arrangement meets an exception to the prohibition. The Stark Law also prohibits physicians from making such referrals to a designated health services entity. There are also similar state laws that apply where Medicaid and/or commercial payers are billed.

The FCA imposes penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment to the government that are false or fraudulent, or knowingly making, using or causing to be made or used a false record or statement material to such a false or fraudulent claim, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. This statute also permits a private individual acting as a “qui tam” whistleblower to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery. FCA liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of $13,508 to $27,018 per false claim or statement for penalties assessed after January 30, 2023, with respect to violations occurring after November 2, 2015.

Other federal statutes pertaining to healthcare fraud and abuse include the civil monetary penalties statute, which prohibits, among other things, the offer or payment of remuneration to a Medicaid or Medicare beneficiary that the offeror or payer knows or should know is likely to influence the beneficiary to order or receive a reimbursable item or service from a particular provider, practitioner, or supplier, and contracting with an individual or entity that the person knows or should know is excluded from participation in a federal health care program. In addition, federal criminal statutes created by HIPAA prohibit, among other things, knowingly and willfully executing or attempting to execute a scheme to defraud any healthcare benefit program or obtain by means of false or fraudulent pretenses, representations or promises any money or property owned by or under the control of any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services.

In addition to these federal laws, there are often similar state anti-kickback and false claims laws that typically apply to arrangements involving reimbursement by a state-funded Medicaid or other health care program. Often, these laws closely follow the language of their federal law counterparts, although they do not always have the same exceptions or safe harbors. In some states, these anti-kickback laws apply with respect to all payers, including commercial payers.

A number of states have enacted laws that require pharmaceutical and medical device companies to monitor and report payments, gifts and other remuneration made to physicians and other healthcare providers, and, in some states, marketing expenditures. In addition, some state statutes impose outright bans on certain manufacturer gifts to physicians or other health care professionals. Some of these laws, referred to as “aggregate spend” or “gift” laws, carry substantial fines if they are violated.

Efforts to ensure that Biolabs’ business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs and extensive annual trainings for all of its employees and contractors. If Biolabs’ operations are found to be in violation of any of these laws or any other governmental regulations that may apply to it, it may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from participation in government-funded healthcare programs, such as Medicare and Medicaid, disgorgement, contractual damages, reputational harm, diminished profits and future earnings, additional reporting or oversight obligations if Biolabs becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with the law, and the curtailment or restructuring of Biolabs’ operations, any of which could adversely affect Biolabs’ ability to operate its business and its results of operations. If any of the physicians or other healthcare providers or entities with whom Biolabs does business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

Anti-Corruption

The FCPA and similar international bribery laws make it unlawful for persons or entities to make payments to foreign government officials to assist in obtaining and maintaining business. Specifically, the anti-bribery provisions of the FCPA prohibit any offer, payment, promise to pay, or authorizing the payment of money or anything of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to do or omit to do an act in violation of his or her duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business, to any person. In addition to the anti-bribery provisions of the FCPA, the statute also contains accounting requirements designed to operate in tandem with the anti-bribery provisions. Covered companies are required to make and keep books and records that accurately and fairly reflect the transactions of the company and devise and maintain an adequate system of internal accounting controls. With its international operations through its third-party partnerships, Biolabs could incur significant fines and penalties, as well as criminal liability, if Biolabs fails to comply with either the anti-bribery or accounting requirements of the FCPA, or similar international bribery laws. Even an unsuccessful challenge of Biolabs’ compliance with these laws could cause it to incur adverse publicity and significant legal and related costs.

Privacy and Data Protection Laws

Numerous federal and state laws and regulations, including HIPAA, as amended by HITECH, govern the collection, dissemination, security, use and confidentiality of protected health information (“PHI”) and personal information. In the course of performing its business Biolabs obtains personal information, including PHI. Laws and regulations relating to privacy, data protection, and consumer protection are evolving and, in some cases, particularly with regard to newer laws, may be subject to potentially differing interpretations. Under HIPAA and HITECH, the HHS issues regulations that establish uniform standards governing the conduct of certain electronic healthcare transactions and requirements for protecting the privacy and security of PHI, used or disclosed by covered entities (“CEs”) and their authorized business associates (“BAs”). Because Biolabs electronically transmits health care information, and it also provides certain services to CEs and receives PHI from them, it is at times either a CE or a BA, as defined by HIPAA. Biolabs’ subcontractors that create, receive, maintain, transmit or otherwise process PHI on its behalf are HIPAA BAs and must also comply with HIPAA, as applicable.

HIPAA and HITECH include the privacy and security rules, breach notification requirements and electronic transaction standards. The privacy rule governs the use and disclosure of PHI, generally prohibits the use or disclosure of PHI except as permitted under the rule, and mandates certain safeguards to protect the privacy of PHI. The privacy rule also sets forth individual rights, such as the right to access or amend certain records containing such individual’s PHI, or to request restrictions on the use or disclosure of such individual’s PHI. The security rule requires CEs and BAs to safeguard the confidentiality, integrity, and availability of electronically transmitted or stored PHI (also referred to as ePHI) by implementing administrative, physical and technical safeguards. Under HIPAA’s breach notification rule, a CE must notify individuals, the Secretary of HHS, and in some circumstances, the media of certain breaches of unsecured PHI or ePHI, and similar breach notification provisions apply to certain BAs under HITECH.

Penalties for failure to comply with a requirement of HIPAA and HITECH vary depending on the number and nature of the violations and any history of prior violations, but can be significant and include civil monetary or criminal penalties. HIPAA is enforced by the HHS, Office for Civil Rights, and HIPAA also authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in improper use, access to or disclosure of PHI. In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA CEs, such as Biolabs, and their BAs for compliance with the HIPAA privacy and security standards and breach notification rules. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

In addition, Biolabs may be subject to state privacy, cybersecurity, and data breach notification laws, which may govern the collection, use, disclosure and protection of health-related and other personal information. California, for example, has enacted the Confidentiality of Medical Information Act, which, in addition to HIPAA and HITECH, sets forth standards with which all California health care providers must abide. Colorado has enacted the Colorado Privacy Act, and Virginia has enacted the Consumer Data Protection Act, both of which also have standards that must be complied with that supplement Federal data protection requirements. State laws may be more stringent, broader in scope or offer greater individual rights with respect to PHI than HIPAA, and state laws may differ from each other in regards to personal information treatment, which may complicate compliance efforts. For instance, the California Consumer Privacy Act (the “CCPA”) became effective on January 1, 2020 and was amended by the passage of the California Privacy Rights Act (the “CPRA”) in November of 2020, which amendments came into force on January 1, 2023. The CCPA, among other things, gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA has been amended from time to time, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. Although there are certain exemptions for PHI and clinical trial data, the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future and the CCPA may increase Biolabs’ compliance costs and potential liability. Additionally, the CPRA imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency – the California Privacy Protection Agency – specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that could continue to make compliance challenging and costly.

Additionally, the FTC and state attorneys general enforce consumer protection laws that prohibit unfair and deceptive acts and practices, including Section 5 of the FTC Act, which creates standards for the collection, use, dissemination and security of health-related and other personal information. Claims of unfair or deceptive trade practices regarding privacy and security can lead to significant liabilities and consequences, including regulatory investigations, penalties, fines and orders as well as civil claims, which could impact Biolabs’ data practices and operations or cause reputational damage.

Biolabs may also be subject to laws and regulations in foreign countries covering data privacy and other protection of health and employee information that may add additional compliance burden and complexity. For example, in the European Economic Area, the collection and use of personal data is governed by the European Union’s General Data Protection Regulation (the “GDPR”). In the United Kingdom, the GDPR has been adopted in substantially the same form, however the UK may potentially make revisions in the coming years. The GDPR, together with national legislation, regulations and guidelines of the European Union member states and the United Kingdom governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, analyze, store, transfer and otherwise process personal data. European and United Kingdom data protection authorities may interpret the GDPR and national laws differently and impose additional requirements, which adds to the complexity of processing personal data in or from the European Economic Area or United Kingdom. Guidance on implementation and compliance practices is often updated or otherwise revised. The GDPR applies extra-territorially under certain circumstances and imposes stringent requirements on controllers and processors of personal data, including, for example, requirements to ensure a legal bases to process personal information, provide robust disclosures to individuals, facilitate data subject rights, provide data security breach notifications within 72 hours after discovering a breach in certain circumstances, limit retention of personal information and apply enhanced protections to health data and other categories of sensitive personal information. The GDPR also has requirements around international transfers of personal data. Requirements around transfers to the United States and other jurisdictions have increased since a July 2020 decision by the Court of Justice of the European Union invalidated the Privacy Shield as a basis to transfer personal data from Europe to the United States, and added requirements for reliance on Standard Contractual Clauses. Regulatory guidance on requirements for international transfers, and other GDPR compliance matters, continues to evolve. For example, the European Commission in December 2022 announced that it was beginning the process of drafting a new adequacy decision that would ease regulatory barriers for data transfers to the United States. However, it is widely expected that the new adequacy decision will itself face scrutiny from the Court of Justice, underscoring that GDPR compliance is an ongoing endeavor. Failure to comply with the requirements of the GDPR may result in fines of up to €20 million or up to 4% of the total worldwide annual turnover of Biolabs’ preceding fiscal year, whichever is higher, and other administrative penalties. To comply with the GDPR and other applicable international data protection laws and regulations, Biolabs may be required to put in place additional mechanisms ensuring compliance, which may result in other substantial expenditures.

Cybersecurity

Biolabs’ business relies on secure and continuous processing of information and the availability of its IT networks and IT resources, as well as critical IT vendors that support its technology, research and other data processing operations. While Biolabs takes steps to protect its systems and data, security incidents, data breaches, computer malware and computer hacking attacks have become more prevalent across industries, including the life sciences sector, and may occur on its systems or those of its third-party service providers. Unauthorized persons may in the future be able to exploit weaknesses in the security systems of Biolabs’ (or third-party service providers’) IT networks and gain access to PHI and other personal information, sensitive trade secrets, or other proprietary information. Any wrongful use or disclosure of PHI, other personal information, trade secrets or other proprietary information by Biolabs or its third-party service providers could subject Biolabs to regulatory fines or penalties, third-party claims or otherwise could adversely affect its business and results of operations. Although HIPAA and the regulations promulgated thereunder do not provide for a private right of action, failures to adequately protect PHI or

Biolabs’ IT systems could be viewed as violations of the HIPAA security rule or violations of other applicable information security laws, regulations, contractual obligations or industry standards, and could further result in costly data breach notification obligations that negatively impact Biolabs’ reputation.

Moreover, data security incidents or data breaches, as well as attacks on Biolabs’ IT systems, could result in operational disruptions or data loss or corruption that could adversely impact Biolabs’ business and operations, resulting in substantial investment of resources to investigate, recover and remediate and subject Biolabs to heightened regulatory scrutiny.

International Regulations

Many countries in which Biolabs may offer any of its diagnostic tests in the future have anti-kickback regulations prohibiting providers from offering, paying, soliciting or receiving remuneration, directly or indirectly, in order to induce business that is reimbursable under any national health care program. In situations involving physicians employed by state-funded institutions or national healthcare agencies, violation of the local anti-kickback law may also constitute a violation of the FCPA.

The FCPA prohibits any United States individual, business entity or employee of a United States business entity to offer or provide, directly or through a third party, including any potential distributors Biolabs may rely on in certain markets, anything of value to a foreign government official with corrupt intent to influence an award or continuation of business or to gain an unfair advantage, whether or not such conduct violates local laws. In addition, it is illegal for a company that reports to the SEC to have false or inaccurate books or records or to fail to maintain a system of internal accounting controls. Biolabs will also be required to maintain accurate information and control over sales and distributors’ activities that may fall within the purview of the FCPA, its books and records provisions and its anti-bribery provisions.

The standard of intent and knowledge in anti-bribery cases is minimal. Intent and knowledge are usually inferred from that fact that bribery took place. The accounting provisions do not require intent. Violations of the FCPA’s anti-bribery provisions for corporations and other business entities are subject to a fine of up to $2 million and officers, directors, stockholders, employees, and agents are subject to a fine of up to $100,000 and imprisonment for up to five years. Other countries, including the United Kingdom and other OECD Anti-Bribery Convention members, have similar anti-corruption regulations, such as the United Kingdom Anti-Bribery Act.

When marketing its diagnostic tests outside of the United States, Biolabs may be subject to foreign regulatory requirements governing human clinical testing, prohibitions on the import of tissue necessary for it to perform its diagnostic tests or restrictions on the export of tissue imposed by countries outside of the United States or the import of tissue into the United States, and marketing approval. These requirements vary by jurisdiction, differ from those in the United States and may in some cases require it to perform additional pre-clinical or clinical testing. In many countries outside of the United States, coverage, pricing and reimbursement approvals are also required.

Market access, sales and marketing of medical devices in non-U.S. countries are subject to foreign regulatory requirements that vary widely from country to country. For example, in the European Economic Area, a medical device must meet the Medical Devices Directive’s/In Vitro Medical Devices Directive’s (“MDD/IVDD”), Essential Requirements or, applicable on May 26, 2021, the Medical Devices Regulation’s (“MDR”), or applicable on May 26, 2022, In Vitro Medical Devices Regulation’s (“IVDR”), General Safety and Performance Requirements which apply to it, taking into account its intended purpose as defined by the data supplied by the manufacturer on the label, in the instructions for use or in promotional or sales materials or statements and as specified by the manufacturer in the clinical evaluation. Before placing a medical device on the European Economic Area market, the manufacturer must draw up a declaration of conformity, certifying that the device complies with the MDD/IVDD/MDR/IVDR, and must then affix the CE mark. For medium and high-risk devices as well as low risk devices that are placed on the market in sterile condition, have a measuring function, or are reusable surgical instruments, the manufacturer must obtain a CE certificate from a notified body. The notified body typically audits and examines the device’s technical documentation, including the clinical evaluation, and the quality system for the manufacture, design and final inspection of the relevant device before issuing a CE certificate. Following the issuance of this CE certificate, manufacturers may draw up the declaration of conformity and affix the CE mark to the devices covered by this CE certificate.

Manufacturers of medical devices must document in a clinical evaluation report (“CER”) the evaluation of the clinical data related to the device. The CER is part of the device’s technical file. The evaluation shall document that the applicable Essential Requirements/General Safety and Performance Requirements are met and document the evaluation of the undesirable side-effects and the acceptability of the benefit-risk ratio. The CER must be updated based on information from the post-market surveillance and vigilance activities related to the device. The CER shall consist, inter alia, of analyzed clinical data collected from a clinical investigation of the device, or the results of other studies on substantially equivalent devices. Reliance on

“substantially equivalent” devices is very restrictive and requires, inter alia, that the manufacturer has full access to the technical documentation of the equivalent device on an ongoing basis and, if the “equivalent device” is not its own, that the manufacture has in place a contract with the manufacturer of the “equivalent device.”

Environmental, Health and Safety Regulations

Biolabs is subject to various federal, state, local, and foreign environmental, health and safety laws and regulations and permitting and licensing requirements. Such laws include those governing laboratory practices, the generation, storage, use, manufacture, handling, transportation, treatment, remediation, release and disposal of, and exposure to, hazardous materials and wastes and worker health and safety. Biolabs’ operations involve the generation, use, storage and disposal of hazardous materials, and the risk of injury, contamination or non-compliance with environmental, health and safety laws and regulations or permitting or licensing requirements cannot be eliminated. Compliance with environmental laws and regulations has not had a material effect on Biolabs’ capital expenditures, earning or competitive position.

Corporate History

Biolabs was incorporated in the State of Delaware on August 7, 2000 under the name 20/20 BioSystems, Inc. On September 19, 2000, its name was changed to 20/20 Gene Systems, Inc., on June 27, 2021, its name was changed to 20/20 GeneSystems, Inc. and on March 19, 2025, its name was changed to 20/20 Biolabs, Inc. Biolabs does not have any subsidiaries.

BIOLABS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting Biolabs’ operating results, financial condition, liquidity and cash flows as of and for the periods presented below. The following discussion and analysis should be read in conjunction with the Biolabs’ financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Biolabs develops and commercializes AI-powered, laboratory-based blood tests for the early detection and prevention of cancers and chronic diseases.

Biolabs offers two families of lab tests, both under its OneTest brand: (i) OneTest for Cancer, a MCED blood test which has been its primary commercial focus and source of revenues since it wound down its COVID-19 testing business, and (ii) OneTest for Longevity, which measures inflammatory biomarkers, that it expects to launch in the first half of 2025. Both tests are run in Biolabs’ CAP accredited, CLIA licensed laboratory in Gaithersburg, MD. That laboratory also hosts its CLIAx, which Biolabs believes is the country’s first shared CLIA laboratory for overseas diagnostics start-ups seeking to launch novel lab tests in the U.S. without the expense of establishing and operating their own, independent lab.

As noted above, during the COVID-19 pandemic, Biolabs also provided COVID-19 viral testing using PCR analytical equipment in its clinical laboratory. Biolabs’ legacy business also includes a pioneering field test kit for screening suspicious powders for bioterror agents known as BioCheck.

Recent Developments

Participation Agreement

Please see “Biolabs’ Business—Sales and Marketing Strategy—OneTest for Cancer” for a description of the participation agreement and related statement of work that Biolabs entered into with Ahold Delhaize USA Services LLC, an affiliate of Giant of Maryland, LLC, on January 6, 2025.

Private Placement of Convertible Notes

In January 2025, Biolabs commenced a private placement of convertible promissory notes. To date, it has issued notes in the aggregate principal amount of $70,000 for gross proceeds of $70,000. The notes bear interest at a rate of five percent (5%) per annum and are due and payable within thirty (30) days of written demand from the holder; provided that such written demand may not occur prior to the date that is thirty-six (36) months from the date of issuance. The notes are unsecured, contain customary events of default and are convertible into common stock upon certain events, including automatically on the date on which Biolabs’ common stock begins trading on a national securities exchange.

License Agreement

Please see “Biolabs’ Business—Products—OneTest for Longevity—Biolabs’ Solution” for a description of a new license agreement that Biolabs entered into on February 14, 2025.

Principal Factors Affecting Financial Performance

Biolabs’ operating results are primarily affected by the following factors:

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Its ability to access additional capital and the size and timing of subsequent financings;
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the costs of acquiring additional data, technology, and/or intellectual property to successfully reach its goals and to remain competitive;
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personnel and facilities costs in any region in which it seeks to introduce and market its products;

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the costs of sales, marketing, and customer acquisition;
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the average price per test paid by consumers;
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the number of tests ordered per quarter;
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the costs of third-party laboratories to run its tests;
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the costs of compliance with any unforeseen regulatory obstacles or governmental mandates in any states or countries in which it seeks to operate; and
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the costs of any additional clinical studies which are deemed necessary for it to remain viable and competitive in any region of the world.

Results of Operations

Comparison of Years Ended December 31, 2024 and 2023

The following table sets forth key components of Biolabs’ results of operations during the years ended December 31, 2024 and 2023, both in dollars and as a percentage of its revenues.

	December 31, 2024		December 31, 2023
	Amount	% of Revenues	Amount	% of Revenues
Revenues	$1,752,343	100.00%	$1,424,304	100.00%
Cost of revenues	1,373,432	78.38%	1,315,166	92.34%
Gross profit	378,911	21.62%	109,138	7.66%
Operating expenses:
Sales, general and administrative	4,454,787	254.22%	5,061,450	355.36%
Research and development	1,160,181	66.21%	1,409,150	98.94%
Loss on impairment of fixed assets	16,356	0.93%	209,073	14.68%
Total operating expenses	5,631,324	321.36%	6,679,673	468.98%
Operating loss	(5,252,413)	(299.74)%	(6,570,535)	(461.32)%
Other income (expense):
Interest expense	(12,646)	(0.72)%	(27,915)	(1.96)%
Interest income	79,467	4.53%	209,150	14.68%
Other income (expense)	58,925	3.36%	(2,009)	(0.14)%
Total other (income) expense	125,746	7.17%	179,226	12.58%
Net loss	$(5,126,667)	(292.56)%	$(6,391,309)	(448.74)%

Revenues. Biolabs generated revenues from sales of OneTest, BioCheck and from the CLIAx during the year ended December 31, 2024, and also generated revenues from COVID-19 tests in the year ended December 31, 2023. Total revenues increased by $328,039, or 23.03%, to $1,752,343 for year ended December 31, 2024 from $1,424,304 for the year ended December 31, 2023. Such an increase was due to a significant increase in revenues from sales of OneTest and an increase in revenues from the CLIAx, offset by decreased revenues from BioCheck and COVID-19 testing.

The following table summarizes revenues by product:

	December 31, 2024		December 31, 2023
	Amount	% of Revenues	Amount	% of Revenues
COVID-19 PCR Tests	$-	-	$250,145	17.56%
COVID-19 Antibody/Antigen Tests	-	-	2,375	0.17%
OneTest	1,490,881	85.08%	921,502	64.70%
BioCheck	177,283	10.12%	187,926	13.19%
CLIAx	84,179	4.80%	62,356	4.38%
Total revenues	$1,752,343		$1,424,304

Revenues from COVID-19 tests were derived from two classes of tests: (i) rapid point-of-care tests (antibody and antigen) that were distributed after validating and (ii) lab-based PCR testing of nasal swabs sent to Biolabs’ CLIA lab from area nursing homes, numerous county school systems in the State of Maryland and the Montgomery County Health Department. Biolabs did not generate any revenues from COVID-19 testing for the year ended December 31, 2024, as compared to revenues of $252,520 for the year ended December 31, 2023. Biolabs does not anticipate additional COVID-19 testing absent a new variant resulting in a significant increase in cases.

Revenues from sales of OneTest increased by $569,379, or 61.79%, to $1,490,881 for the year ended December 31, 2024 from $921,502 for the year ended December 31, 2023. Such an increase was the result of adding additional sales personnel over the last year.

Revenues from sales of BioCheck decreased by $10,643, or 5.66%, to $177,283 for the year ended December 31, 2024 from $187,926 for the year ended December 31, 2023. The BioCheck product is no longer under patent protection and as such, sales are generated mainly by existing customers. There are no dedicated sales personnel or marketing dollars directed to the generation of BioCheck sales.

Revenues from the CLIAx increased by $21,823, or 35.00%, to $84,179 for the year ended December 31, 2024 from $62,356 for the year ended December 31, 2023. Such an increase was the result of increased lab services to process the increase in sales by the CLIAx customer of their specific test in the U.S. The agreement with the CLIAx customer includes future revenue sharing and co-marketing of their test into the U.S. market if Biolabs is involved in the selling of these tests. Biolabs is not currently selling their product.

Cost of revenues. Cost of revenues includes materials, labor, and laboratory expenses. Cost of revenues increased by $58,266, or 4.43%, to $1,373,432 for the year ended December 31, 2024 from $1,315,166 for the year ended December 31, 2023. As a percentage of revenues, cost of revenues was 78.38% and 92.34% for the years ended December 31, 2024 and 2023, respectively. The increase of cost of revenues was due to the increased number of OneTest orders processed in 2024.

	December 31, 2024				December 31, 2023
	Revenues	Cost of Revenues	Gross Profit	Gross Margin	Revenues	Cost of Revenues	Gross Profit	Gross Margin
COVID-19 Tests	$-	$-	$-	-	$252,520	$260,556	$(8,036)	(3.18%	)
OneTest	1,490,881	1,263,523	227,358	15.25%	921,502	939,924	(18,422)	(2.00%	)
BioCheck	177,283	86,445	90,838	51.24%	187,926	100,335	87,591	46.61%
CLIAx	84,179	23,464	60,715	72.13%	62,356	14,351	48,005	76.99%
	$1,752,343	$1,373,432	$378,911	21.62%	$1,424,304	$1,315,166	$109,138	7.66%

Gross profit and gross margin. Our gross profit increased by $269,773, or 247.19%, to $378,911 for the year ended December 31, 2024 from $109,138 for the year ended December 31, 2023. Gross profit as a percentage of revenues (gross margin) was 21.62% and 7.66% for the years ended December 31, 2024 and 2023, respectively.

Sales, general and administrative expenses. Sales, general and administrative expenses include sales, marketing, office leases, overhead, executive compensation, legal, regulatory, government relations, and similar expenses. Sales, general and administrative expenses decreased by $606,663, or 11.99%, to $4,454,787 for the year ended December 31, 2024 from $5,061,450 for the year ended December 31, 2023. As a percentage of revenues, sales, general and administrative expenses were 254.22% and 355.36% for the years ended December 31, 2024 and 2023, respectively. Attributors to the decrease include an overall decrease in salary and related costs of $366,215, a reduction in advertising and related activities of $127,229, a decrease in office related costs of $191,027, as well as professional fees for accounting, legal, regulatory and business development activities reduced by $127,229 related to increased regulatory filings and negotiation of license agreements for technology to enhance product offerings. An offset to the decrease was primarily due to the recognition of $1,245,963 in non-cash stock compensation expense recorded upon the granting of stock options in 2024 as compared to $892,332 in 2023.

Research and development expenses. Research and development expenses include clinical data acquisitions, laboratory validation and bridging studies, data analysis algorithms, and non-capitalizable machine learning software development. It also includes laboratory test validation and technical consultation. Research and development expenses decreased by $248,969, or 17.67%, to $1,160,181 for the year ended December 31, 2024 from $1,409,150 for the year ended December 31, 2023. As a percentage of revenues, research and development expenses were 66.21% and 98.94% for the years ended December 31, 2024 and 2023, respectively. Approximately 90%, or $1,044,163, of the expenses in 2024 were incurred on the clinical and LDT validations of OneTest Standard and Premium (BioInfra I-Finder) capillary collection methodology, with the remaining $116,018 on activities supporting preliminary studies for OneTest Longevity.

Loss on impairment of fixed assets. In the year ended December 31, 2024, Biolabs recorded an impairment charge of $16,356 for certain lab equipment. In the year ended December 31, 2023, Biolabs performed an impairment analysis of laboratory equipment utilized in COVID-19 testing due to the significant material decrease in revenue and cash flow related to the COVID-19 testing and recorded an impairment charge of $209,073. It was determined after discussion with lab personnel that certain PCR laboratory equipment could be repurposed for potential future products and would be retained for research and development. As of December 31, 2023, Biolabs had no PCR testing inventory since the supplies were expensed to for research and development.

Total other income (expense). Biolabs had total other income net, of $125,746 for the year ended December 31, 2024, as compared to other income, net, of $179,226 for the year ended December 31, 2023. Total other income, net, for the year ended December 31, 2024 consisted of interest income of $79,467 and other income of $58,925, offset by interest expense of $12,646, while total other income, net, for the year ended December 31, 2023 consisted of interest income of $209,150, offset by interest expense of $27,915 and other expenses of $2,009.

Net loss. As a result of the cumulative effect of the factors described above, Biolabs generated a net loss of $5,126,667 for the year ended December 31, 2024, as compared to $6,391,309 for the year ended December 31, 2023, a decrease of $1,264,642, or 19.79%.

Liquidity and Capital Resources

As of December 31, 2024, Biolabs had cash and cash equivalents of $1,784,009. Historically, Biolabs’ sources of cash have included private placements of equity securities and cash generated from revenues.

Management has prepared estimates of operations believes that sufficient funds will be generated from operations to fund Biolabs’ operations and to service its debt obligations for at least the next twelve months. Biolabs may, however, in the future require additional cash resources due to changing business conditions, implementation of its strategy to expand its business, or investments or acquisitions it may decide to pursue. If its own financial resources are insufficient to satisfy its capital requirements, Biolabs may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to Biolabs’ stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require Biolabs to agree to operating and financial covenants that would restrict its operations. Financing may not be available in amounts or on terms acceptable to Biolabs, if at all. Any failure by Biolabs to raise additional funds on terms favorable to it, or at all, could limit Biolabs’ ability to expand its business operations and could harm its overall business prospects.

Summary of Cash Flows

The following table provides detailed information about Biolabs’ net cash flow for the period indicated:

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(2,598,785)	$(4,479,971)
Net cash used in investing activities	-	(43,764)
Net cash provided by (used in) financing activities	293,333	(194,379)
Net decrease in cash and cash equivalents	(2,305,452)	(4,718,114)
Cash and cash equivalents at beginning of period	4,089,461	8,807,575
Cash and cash equivalent at end of period	$1,784,009	$4,089,461

Net cash used in operating activities was $2,598,785 for the year ended December 31, 2024, as compared to $4,479,971 for the year ended December 31, 2023. Cash used in operating activities for the year ended December 31, 2024 was mainly attributed to the net loss of $5,126,667 and the addition of non-cash adjustments that positively impact operating cashflows, which includes $1,751,098 of stock-based compensation and loss on impairment of fixed assets of $16,356. The remaining change was primarily attributed to net positive cash from changes in operating assets and liabilities of $619,693. Cash used in operating activities for the year ended December 31, 2023 was mainly attributed to the net loss of $6,391,309 and the addition of non-cash adjustments that positively impact operating cashflows, which includes $1,303,952 of stock-based compensation and $209,073 of impairment of fixed assets. The remaining net decrease was primarily attributed to net positive cash from accounts receivable of $696,090 offset by a reduction to accounts payable and accrued expenses of $521,113.

Net cash used in investing activities was $0 for the year ended December 31, 2024, as compared to $43,764 for the year ended December 31, 2023. The net cash used in investing activities for the year ended December 31, 2023 consisted of the acquisition of technology under a license agreement of $34,381 and purchases of capital equipment of $9,383.

Net cash provided by financing activities was $293,333 for the year ended December 31, 2024, as compared to net cash used in financing activities was $194,379 for the year ended December 31, 2023. The net cash provided by financing activities for the year ended December 31, 2024 consisted of proceeds from preferred offerings of $293,333, while the net cash used in financing activities for the year ended December 31, 2023 consisted of deferred offering costs of $148,387 and principal payments on financing lease payments of $46,575, offset by net of proceeds from the exercise of warrants of $583.

Contractual Obligations

Biolabs’ principal commitments consist mostly of the operating leases described under “Biolabs’ Business—Facilities.” Other than indicated above, at December 31, 2024, Biolabs did not have other long-term debt obligations, capital (finance) lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on its balance sheet.

Off-Balance Sheet Arrangements

Biolabs has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

The following discussion relates to critical accounting policies for Biolabs. The preparation of financial statements in conformity with GAAP requires management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. Biolabs has identified certain accounting policies that are significant to the preparation of its financial statements. These accounting policies are important for an understanding of Biolabs’ financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of Biolabs’ financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. Biolabs believes the following critical accounting policies involve the most significant estimates and judgments used in the preparation of its financial statements:

Revenue Recognition. In accordance with Accounting Standards Codification, or ASC, Topic 606, Revenue from Contracts with Customers, Biolabs recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods and services. To determine revenue recognition for arrangements that Biolabs deems are within the scope of ASC Topic 606, Biolabs performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) calculate transfer price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Performance obligations for four different types of services are discussed below:

•
OneTest ‒ Revenues from the sale of OneTest are recognized when returned serum specimens are analyzed in Biolabs’ CLIA laboratory and the results are reported to the customer. The specific transaction price is provided to the customer at the time of purchase either through the on-line portal or via a sales quote for commercial clients, which may be discounted from list price based on volume of tests ordered. Periodically, discounts are provided to individuals when purchased through Biolabs’ online portal. No estimates or adjustments are made to the transaction price for returns or refunds, since these events rarely occur. There are three customer groups: (i) individuals who purchase tests through Biolabs’ online portal; (ii) commercial clients that pay upfront for test kits and (iii) professional health organizations that purchase collection kits and are all billed upon completion of testing and when results are reported to the customer. Contracts with customers do not contain significant financing components based on the typical period between performance of services and collection of consideration. There are very little requests for returns or refunds.

•
BioCheck ‒ Revenues for kits are recognized when kits are shipped to the customer. The specific transaction price is provided to the customer at the time of purchase, which may be discounted from list price based on the volume of tests ordered. No estimates or adjustments are made to the transaction price for returns or refunds, since these events rarely occur. Customers’ payment terms are due upon receipt and are not provided significant financing components based on the typical period between shipment of the product and collection of consideration. There are no requests for returns or refunds.
•
COVID-19 Tests:
o
Point-of-Care (POC) Test Kits ‒ Revenues for COVID-19 distributed test kits for use at the POC (i.e., rapid antigen and antibody tests) are recognized when test kits are shipped to the customer based on negotiated prices per individual contracts. Customers’ payment terms are due upon receipt of the invoice and are not provided significant financing components based on the typical period between shipment of the product and collection of consideration. There are no requests for returns or refunds.
o
COVID-19 Lab Tests (PCR) ‒ Revenues from the sale of COVID-19 viral (PCR) tests are recognized when returned nasal swabs are analyzed in Biolabs’ CLIA laboratory and the results are reported to the customer.
▪
For direct billing to customers, revenue is recorded based on the agreed contracted amount for each test completed. Customers’ payment terms are net 30 days and are not provided significant financing components based on the typical period between completed tests and collection of consideration.
▪
For insurance, Biolabs estimates the amount of consideration it expects to be entitled to receive from customer groups in exchange for providing services using the portfolio approach practical expedient. The use of the expedient is not expected to differ materially from applying the guidance to an individual contract. These estimates are based on utilizing the expected value method and include the impact of contractual allowances (including payer denials). The portfolios determined using the portfolio approach consist of the following groups of customers which are similar since they are all insurance providers with similar reimbursement practices: healthcare insurers and government payers (Medicare and Medicaid programs). The process for estimating revenues and the ultimate collection of accounts receivable involves significant judgment and estimation. Biolabs follows a standard process, which considers historical denial and collection experience and other factors (including the period of time that the receivables have been outstanding), to estimate contractual allowances and recording adjustments in the current period as changes in estimates. Further adjustments to the allowances, based on actual receipts, may be recorded upon settlement. Biolabs relies on a third part billing company to process all claims to be paid by insurance providers. As a result, the average days to receive payment on these types of claims exceeds ninety days in some cases. As of December 31, 2024, Biolabs was owed $2,078 from insurance companies. These claims are no longer billable directly to the customer and if not reimbursed by the insurance providers the balance will be written off against the allowance for doubtful accounts.
•
CLIAx – Contractually, Biolabs can earn revenue in two ways: (i) by providing laboratory services and (ii) through co-marketing activities of the CLIAx clients laboratory developed tests. Revenue for laboratory services is recognized monthly based on agreed laboratory activities for space, equipment use and contracted personnel. The revenue that can be earned through co-marketing activities would be recognized if Biolabs sells any of the customer’s products. As of December 31, 2024, the CLIAx customer is working through its marketing plan and Biolabs has not yet performed any co-marketing activities and as a result has not sold any CLIAx products or recognized any related revenue.

Impairment of Long-Lived Assets. The long-lived assets held and used by Biolabs are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. The impairment losses for the years ended December 31, 2024 and 2023 were $16,356 and $209,073 for certain equipment and patent costs, respectively. There can be no assurance, however, that market conditions will not change or demand for Biolabs’ products and services will continue, which could result in impairment of long-lived assets in the future.

Preferred Stock. ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity. Management is required to determine the presentation for the preferred stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by Biolabs. Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by Biolabs.

Shipping and Handling. Amounts billed to a customer for shipping and handling are reported as revenues. Costs related to shipments to Biolabs are classified as cost of sales and totaled $153,936 and $134,824 for the years ended December 31, 2024 and 2023, respectively.

Research and Development. Biolabs incurs research and development costs during the process of researching and developing Biolabs’ laboratory tests, algorithms, information technologies, and other intellectual properties. Biolabs’ research and development costs consist primarily of data acquisition and personnel costs of scientists and laboratory technicians. Biolabs expenses these costs as incurred until the resulting product has been completed, tested, validated, and made ready for commercial use. Research and development expense for the year ended December 31, 2024 and 2023 was $1,160,181 and $1,409,150, respectively.

Stock-Based Compensation. Biolabs accounts for stock awards issued under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

LONGEVITY DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE

Directors

The following table sets forth information concerning Longevity’s directors as of April 30, 2025. The biographical description of each director includes the specific experience, qualifications, attributes and skills that Longevity’s Board would expect to consider if it were making a conclusion as to whether such person should serve as a director.

Name	Age	Position
Rajiv Shukla	50	Chairman, Chief Executive Officer and Class III Director
Rich Upton	61	Class I Director
Kathryn Gregory	63	Class II Director
Scott Frisch	56	Class II Director
Gilles Spenlehauer	65	Class II Director
Patrick Sturgeon	48	Class III Director

Rajiv Shukla has served as Longevity’s Chairman since July 2023, during which he served as Executive Chairman from August 2024 to January 2025, and was Longevity’s Chief Executive Officer from September 2023 to August 2024. In January 2025, Mr. Shukla was again appointed to serve as Longevity’s Chief Executive Officer. Mr. Shukla has two decades of experience in buyouts, investments, and operations in the healthcare industry. Mr. Shukla served as Chairman and Chief Executive Officer of Alpha Healthcare Acquisition Corp. (“AHAC”), a Nasdaq-listed special purpose acquisition company that raised $100 million in its initial public offering in September 2020. In August 2021, AHAC successfully closed its initial business combination with Humacyte, Inc. (“Humacyte”), a clinical-stage biotechnology platform company developing universally implantable bioengineered human tissue at a commercial scale, together with a concurrent $175 million private placement from several fundamental healthcare investors. Mr. Shukla served as Chairman and Chief Executive Officer of Constellation Alpha Capital Corp. (“CNAC”), a Nasdaq-listed special purpose acquisition company, from June 2017 to August 2019. CNAC raised $144 million in proceeds from a Nasdaq initial public offering and successfully closed its initial business combination with DermTech, Inc., or DermTech, in August 2019. DermTech is a molecular dermatology company that develops and markets non-invasive diagnostic tests. The transaction was financed in part with proceeds from a private placement transaction with investors including RTW Investments, Farallon Capital, Victory RS Science and Technology Fund, Irwin Jacobs, RTW Investments. and HLM Venture Partners. Mr. Shukla has served as Director of Humacyte since August 2021. From August 2019 to August 2022, Mr. Shukla served as an independent director on the board of directors of InflammX Therapeutics, formerly known as Ocunexus Therapeutics, a clinical-stage biotech company. From June 2013 to May 2015, Mr. Shukla served as Chief Executive Officer of Pipavav Defense & Offshore Engineering Company (now Reliance Naval and Engineering Ltd.), an Indian-listed shipbuilding and defense manufacturing company. In this role, he successfully implemented an extensive financial restructuring project and sold control to the Reliance ADA Group. Between 2008 and 2013, Mr. Shukla worked as an investor at ICICI Venture, Morgan Stanley Investment Management, and Citi Venture Capital International. Throughout his career, Mr. Shukla has been involved in numerous investments in healthcare companies. As a private equity investor, Mr. Shukla was involved with numerous control and minority healthcare investments and served as a member of the board of directors of I-ven Medicare, a hospital roll-up platform comprising multiple control investments and significant minority stakes in tertiary care hospitals and outpatient treatment centers, Ranbaxy Fine Chemicals Ltd, a roll-up of specialty chemicals and animal health businesses, Swiss Bio, a U.S. based clinical CRO, Bharat Biotech, a vaccine company, three specialty pharmaceutical companies: Arch Pharmalabs, Malladi Drugs and Unimark Remedies. From 2001 to 2006, Mr. Shukla served as Senior Director at Pfizer, Inc. In this role, he played a key role in several acquisitions, including Pharmacia in 2003, Meridica in 2004, Vicuron Pharmaceuticals and Idun Pharmaceuticals in 2005, and Rinat Neuroscience in 2006. Mr. Shukla also led the operational integration of these organizations into Pfizer across multiple sites around the world. Mr. Shukla graduated from Harvard University with a Master's in Healthcare Management and Policy and received a Bachelor’s in Pharmaceutics from the Indian Institute of Technology. Longevity believes that Mr. Shukla is qualified to serve on the Longevity Board due to his extensive executive, operations, finance, and investment experience.

Rich Upton has served as a member of the Longevity Board since April 2011. Mr. Upton is a General Partner at Harbor Light Capital Partners, a private investment firm seeking to invest in early-stage companies. Previously, he was the founder and President of Upton Advisors, LLC, a boutique investment bank serving middle-market and emerging healthcare companies throughout the United States. Mr. Upton has been advising companies since 1992, both as a senior healthcare investment banker for Salomon Brothers and later as an independent advisor. In addition to the Longevity Board, Mr. Upton serves on the boards of Anuncia Medical (Chairman), Alcyone Therapeutics, and Medicinal Genomics Corp, and previously served on the boards of Home Diagnostics, Inc. (NASDAQ: HDIX - acquired by Nipro Corporation), Castlewood Surgical and Courtagen Life Sciences. Mr. Upton currently serves on the investment committee of the Endowment for Health and served ten years on the investment committee of the New Hampshire Charitable Foundation. He is also the former Chairman of The

Pine Hill Waldorf School. Mr. Upton received his M.B.A. degree from The Darden School at the University of Virginia and a dual B.A. degree in Economics and English from Amherst College. Longevity believes that Mr. Upton is qualified to serve on the Longevity Board due to his experience as an investor and familiarity with the financial operations of a broad range of companies.

Kathryn Gregory joined the Longevity Board in September 2021. Ms. Gregory has over 25 years of executive leadership experience in both startup and mid-sized biotechnology and pharmaceutical companies. Ms. Gregory has extensive experience in international business development, including corporate strategy, negotiations, mergers and acquisitions, alliance management and operational expertise in marketing, strategic sourcing, and procurement. Ms. Gregory is currently Vice President and Head of Global Business Development at Antengene Corporation, a hematology and oncology company focused on innovative medicines for patients in the Asia Pacific Region and worldwide. Prior to Antengene, Ms. Gregory was Chief Business Officer of Aileron Therapeutics, a Boston-based oncology company. Previously, Ms. Gregory was President of KG BioPharma Consulting LLC, a strategic advisory company, where she assisted small and mid-size biopharma companies in a range of corporate strategy and business development activities. Prior to her consulting career, Ms. Gregory was Co-Founder and CEO of Seneb BioSciences, an early-stage, rare disease company that was sold to a mid-sized biotech firm in 2017. Earlier in her career, Ms. Gregory worked in senior roles in pharmaceutical and biotechnology companies, including Purdue Pharma, where she was responsible for business development transactions for new therapeutic indications. Prior to Purdue, Ms. Gregory was at Shire Pharmaceuticals and was responsible for business development transactions for the Neuroscience and Ophthalmology business units. Ms. Gregory received her M.B.A. from Pepperdine University and her B.A. from the University of California, Berkeley. Longevity believes that Ms. Gregory is qualified to serve on the Longevity Board due to her extensive executive leadership experience.

Scott Frisch joined the Longevity Board in November 2023 and currently serves as Chief Operating Officer and Chief Financial Officer of AARP. AARP is the nation’s largest nonprofit, nonpartisan organization focused on issues affecting more than 100 million people ages 50 and older. In this role, he leads AARP’s operational and financial matters, including human resources, information technology, real estate and facilities management, as well as data and analytics performance management. Previously, Mr. Frisch served as Managing Director at Bank of America, Chief Financial Officer at Natixis Asset Management Services, and Assistant Controller at Putnam Investments. Mr. Frisch began his career at KPMG in an audit role. He graduated from Villanova University with a bachelor’s in accounting. Longevity believes that Mr. Frisch is qualified to serve on the Longevity Board due to his extensive finance and operations experience.

Dr. Gilles Spenlehauer joined the Longevity Board in November 2023 and currently serves as Scientific Director of SDTech Group, a chemical manufacturing company. Prior to this role, he spent 17 years at L’Oreal, the world’s biggest cosmetics company, where he served in various leadership roles - most recently as Department Head of Science and Skills of the Future and as Worldwide Head of Advanced Research where he led a team of 700 scientists that contributed to numerous product innovations and were involved in scientific due diligence of acquisitions. Before L’Oreal, Dr. Spenlehauer served as Head of Pharmaceutical Sciences for Pfizer’s R&D operations in the UK. He began his career as a Scientist at Rhone-Poulenc Rorer in Paris, France. He graduated with a PhD in Biopharmacy from the Paris-Sud University with a post-doctoral fellowship in peptides from Washington University in St. Louis. Longevity believes that Dr. Spenlehauer is qualified to serve on the Longevity Board due to his extensive experience in the cosmetics and life sciences industries.

Patrick Sturgeon joined the Longevity Board in July 2023 and was appointed as Vice Chairman of the Longevity Board in March 2025. Mr. Sturgeon currently serves as a Managing Director at Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCAC”), since March 2016 and previously served as Longevity’s Chief Financial Officer from inception until June 2023, and has nearly two decades of experience with M&A and equity capital market transactions in the healthcare and other sectors. Mr. Sturgeon served as Chief Financial Officer of Brookline Capital Acquisition Corp., a Nasdaq-listed special purpose acquisition company that raised $50 million in its initial public offering in January 2021 and successfully closed its initial business combination with Apexigen in August 2022. He has also served as a Managing Director at Brookline Capital Markets, a division of Arcadia Securities, LLC (“BCAC”) since March 2016. At Brookline, Mr. Sturgeon focuses on mergers and acquisitions, public financing, private capital raising, secondary offerings, and capital markets. On the public financing front, he focuses on SPAC transactions, primarily underwritten initial public offerings and initial business combinations. From July 2013 to February 2016, Mr. Sturgeon served as a Managing Director at Axiom Capital Management. He worked at Freeman & Co. from October 2002 to November 2011, where he focused on mergers and acquisitions in the financial services sector. Mr. Sturgeon received his B.S. in Economics from the University of Massachusetts, Amherst and his M.B.A. in Finance from New York University. Longevity believes that Mr. Sturgeon is qualified to serve on the Longevity Board due to his extensive operations, finance, and investment experience.

Board Composition

Longevity currently has six directors, and the terms of office of the directors are divided into three classes:

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Class I, whose term will expire at the annual meeting of stockholders to be held in 2027;
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Class II, whose term will expire at the annual meeting of stockholders to be held in 2025; and
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Class III, whose term will expire at the annual meeting of stockholders to be held in 2026.

Class I consists of Richard Upton, Class II consists of Scott Frisch, Kathryn Gregory, and Gilles Spenlehauer, and Class III consists of Rajiv Shukla and Patrick Sturgeon. At each annual meeting of Longevity Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the Longevity Board may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control or management of Longevity.

Independent Directors

Applicable rules of Nasdaq require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Longevity Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Longevity Board has determined that Scott Frisch, Kathryn Gregory and Gilles Spenlehauer, as well as Messrs. Upton and Sturgeon are independent as that term is defined in applicable Nasdaq and SEC rules. In making its determinations, the Longevity Board has concluded that none of these directors has an employment, business, family or other relationship which, in the opinion of the Longevity Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Longevity expects that Longevity’s independent directors will meet in executive session (without the participation of executive officers or other non-independent directors) at least two times each year.

Board Meetings and Attendance

The Longevity Board held six meetings during the fiscal year ended December 31, 2024. Each of the directors attended at least 75% of the meetings of the Longevity Board and the committees of the Longevity Board on which he or she served during the fiscal year ended December 31, 2024 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee). Longevity expects its directors to attend the special meeting and any annual meeting of Longevity Stockholders, absent any extenuating circumstances. All six members of the Longevity Board attended the 2024 annual meeting of Longevity Stockholders and the March 2025 special meeting of Longevity Stockholders.

Committees of the Board of Directors

The Longevity Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee operates pursuant to a written charter. In addition, each committee reviews and assesses the adequacy of its charter annually and submits any proposed changes to its charter to the Longevity Board for approval.

A copy of each committee’s charter is posted on Longevity’s website at www.carmellcosmetics.com/pages/corporate. The information contained on or that can be accessed through Longevity’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider such information to be part of this proxy statement. Information on the Longevity Audit Committee may be found in Longevity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Compensation Committee

The current members of the compensation committee of the Longevity Board are Kathryn Gregory and Patrick Sturgeon, all of whom are independent directors. Kathryn Gregory chairs the Longevity compensation committee.

The Longevity compensation committee’s responsibilities include to:

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review and approve Longevity’s processes and procedures for the consideration and determination of director and executive compensation;

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perform periodic performance evaluations of the Longevity compensation committee and report to the Longevity Board on the results of such evaluation;
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review and approve the goals and objectives relevant to the incentive compensation of Longevity’s Chief Executive Officer and Longevity’s other executive officers;
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annually review and make recommendations to the Longevity Board regarding the compensation of Longevity’s Chief Executive Officer and Longevity’s other executive officers;
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review, approve and administer the cash incentive plans offered by Longevity to Longevity’s executive officers, including Longevity’s Chief Executive Officer;
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approve stock option and other stock awards for all of Longevity’s employees;
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oversee and administer Longevity’s equity-based plans and making recommendations to the Longevity Board about amendments to existing equity-based plans or the adoption of any new equity-based plans;
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periodically review and recommend to the Longevity Board the compensation for non-employee members of the Longevity Board;
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review the compensation discussion and analysis, if and when required, to be included in Longevity’s annual proxy statement;
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prepare the compensation committee report required by SEC rules, if and when required, to be included in Longevity’s annual proxy statement;
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retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; and
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administer Longevity’s Clawback Policy.

Longevity’s compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members when it deems it appropriate to do so in order to carry out its responsibilities. The Longevity compensation committee held two meetings during the year ended December 31, 2024.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee of the Longevity Board are Richard Upton, Scott Frisch and Gilles Spenlehauer, all of whom are independent directors. Richard Upton chairs Longevity’s nominating and corporate governance committee. The Longevity nominating and corporate governance committee held one meeting during the year ended December 31, 2024.

Longevity’s nominating and corporate governance committee’s responsibilities include to:

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recommend to the Longevity Board criteria for board and committee membership;
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establish procedures for recommending, identifying and evaluating Longevity Board candidates, including nominees recommended by stockholders;
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recommend to the Longevity Board, and annually reassess, criteria for board and committee membership;
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review and identify individuals proposed to become members of the Longevity Board or the Longevity Board’s committees based on the criteria approved by the Longevity Board and all facts and circumstances that it deems appropriate, including, among other things, the skills of the proposed candidate, relevant business experience or other background characteristics, independence determination and the needs of the Longevity Board;
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recommend to the Longevity Board the persons to be nominated for election as directors and to each of the Longevity Board’s committees;
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develop and recommend to the Longevity Board a set of corporate governance guidelines;
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oversee the evaluation of the Longevity Board and management; and
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exercise oversight over succession planning of the Longevity Board.

Communication with the Longevity Board

Any interested party with concerns about Longevity may report such concerns to the Longevity Board or the Chairman of the Longevity Board or Longevity nominating and corporate governance committee by submitting a written communication to the attention of such director or group at the following address:

c/o Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, Pennsylvania 15203

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder or other interested party.

A copy of any such written communication may also be forwarded to Longevity’s Chief Financial Officer, and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Longevity’s outside legal counsel, with independent advisors, with non-employee directors or with Longevity’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which Longevity receives repetitive or duplicative communications.

The Longevity Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by Longevity regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

Role of the Longevity Board in Risk Oversight

One of the key functions of the Longevity Board is informed oversight of Longevity’s risk management process. The Longevity Board administers this oversight function directly through the Longevity Board as a whole, as well as through various standing committees of the Longevity Board that address risks inherent in their respective areas of oversight. In particular, the Longevity Board is responsible for monitoring and assessing strategic risk exposure, and the Longevity Audit Committee has the responsibility to discuss Longevity’s exposure to financial, accounting and financial statement risk and the guidelines and policies that govern the process by which such risks are assessed and managed by Longevity’s management. The Longevity Audit Committee also has the responsibility to review Longevity’s enterprise risk management framework and major risk exposures, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of Longevity’s internal control over financial reporting.

The Longevity nominating and corporate governance committee is responsible for periodically evaluating Longevity’s corporate governance policies and systems in light of the governance risks that Longevity faces and the adequacy of Longevity’s policies and procedures designed to address such risks. Longevity’s compensation committee assesses and monitors whether any of Longevity’s compensation policies and programs are reasonably likely to have a material adverse effect on Longevity.

Mr. Shukla currently serves as Chairman of the Longevity Board and Longevity’s Chief Executive Officer. The Longevity Board has determined that this is in the best interests of Longevity and its shareholders, as it provides cohesive leadership and direction for the Longevity Board and executive management, as well as clear accountability and unified leadership in the oversight and execution of strategic initiatives and business plans. Mr. Shukla has extensive industry and finance expertise, such that his strategic and operational insights provide the Longevity Board with a comprehensive vision, from long-term strategic direction to day-to-day execution.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in Longevity securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Longevity securities. Longevity’s insider trading policy expressly prohibits derivative transactions of Longevity stock by its executive officers, directors, employees, designated consultants and contractors. Longevity’s insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.

Executive Officers

The following table sets forth information regarding Longevity’s executive officers as of April 30, 2025:

Name	Age	Position
Rajiv Shukla	50	Chairman, Chief Executive Officer, and Class III Director
Bryan Cassaday	56	Chief Financial Officer

Rajiv Shukla serves as Longevity’s Chief Executive Officer and Chairman. Information on Mr. Shukla is included above under “Directors.”

Bryan Cassaday serves as Longevity’s Chief Financial Officer and previously served as Longevity’s Interim Chief Financial Officer from June 2023 to November 2023. Mr. Cassaday has over 30 years of experience serving in strategic financial leadership positions across multiple industries ranging in size from mid-size private-equity portfolio companies to large, publicly traded corporations. Prior to joining Longevity, Mr. Cassaday was the Controller for Nevakar, Inc., a commercial-stage biopharmaceutical with an extensive portfolio of products in the areas of ophthalmics and critical care injectables. In this role, Mr. Cassaday managed the accounting, finance, financial reporting, and planning functions. Prior to Nevakar, Mr. Cassaday was the Chief Financial Officer of Atalian Global Services from 2019 to 2020, Acting Chief Financial Officer and Controller of EMCOR Facilities Services from 2015 to 2019, and Controller of SeeChange Health from 2013 to 2015. From 1993 to 2013, Mr. Cassaday held accounting and finance leadership roles at Nationwide Financial, Prevail InfoWorks, Delaware Investments, and Delphi Financial Group. Mr. Cassaday began his career in Ernst & Young’s assurance group, where he was a senior auditor from 1990 to 1993. Mr. Cassaday received his B.S. in Accounting from Drexel University and is a Certified Public Accountant and Chartered Global Management Accountant.

MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors of the Combined Company Following the Merger

The Combined Company Board will initially be fixed at eight members, consisting of (i) four (4) directors designated by Longevity, namely Rajiv Shukla, Scott Frisch, Gilles Spenlehauer and Patrick Sturgeon, and (ii) four (4) directors designated by Biolabs, namely Jonathan Cohen, John Compton, Prasanth Reddy and Michael Ross. The staggered structure of the current Longevity Board will remain in place for the Combined Company following the completion of the Merger.

The following table lists the names and ages, as of April 30, 2025, and positions of the individuals who are expected to serve as executive officers and directors of the Combined Company upon completion of the Merger:

Name	Age	Position(s)
Executive Officers
Rajiv Shukla	50	Chairman and Class III Director
Jonathan Cohen	62	Chief Executive Officer and Class III Director
Bryan Cassaday	56	Chief Financial Officer
Non-Employee Directors
Scott Frisch	56	Class II Director
Gilles Spenlehauer	65	Class II Director
Patrick Sturgeon	48	Class III Director
John Compton	76	Class I Director
Michael Ross	75	Class I Director
Prasanth Reddy	50	Class II Director

Executive Officers

Rajiv Shukla will serve as the Combined Company’s Chairman following the Closing. Information on Mr. Shukla is included above under “Longevity Directors, Officers and Corporate Governance” above.

Jonathan Cohen will serve as the Combined Company’s Chief Executive Officer and as a Class III director of the Combined Company following the Closing. Mr. Cohen is the founder of Biolabs and has served as Chief Executive Officer, President, and a director since its inception. He is a co-inventor of two of Biolabs’ most successful products, OneTest and BioCheck, and has led the commercial launch and sales of both. He has also spearheaded license, research, technology transfer, investment, and sales and marketing agreements with Fortune 500 companies such as Eastman Kodak, Abbott Diagnostics, Johnson & Johnson, and IBM. Mr. Cohen has also been a leading advocate in Annapolis, MD and on Capitol Hill on behalf of small and emerging biotechnology and diagnostics companies. Before founding Biolabs, Mr. Cohen was patent and general counsel for two publicly traded companies, Ventana Medical Systems Inc. (acquired by Roche diagnostics in 2008), from 1999 to 2000, and Oncor Inc., from 1997 to 1999. Mr. Cohen is a registered patent attorney with more than 25 years of experience in biotechnology patents and licensing matters. Mr. Cohen has a Master of Science Degree in Biotechnology from Johns Hopkins University and a law degree from the American University. Longevity believes Jonathan Cohen is qualified to serve on the Combined Company Board because of his extensive experience in the diagnostics and biotechnology fields.

Bryan Cassaday will serve as the Combined Company’s Chief Financial Officer following the Closing. Information on Mr. Cassaday is included above under “Longevity Directors, Officers and Corporate Governance” above.

Non-Employee Directors

Scott Frisch will serve as a Class II director of the Combined Company following the Closing. Information on Mr. Frisch is included above under “Longevity Directors, Officers and Corporate Governance” above.

Dr. Gilles Spenlehauer will serve as a Class III director of the Combined Company following the Closing. Information on Dr. Spenlehauer is included above under “Longevity Directors, Officers and Corporate Governance” above.

Patrick Sturgeon will serve as a Class III director of the Combined Company following the Closing. Information on Mr. Sturgeon is included above under “Longevity Directors, Officers and Corporate Governance” above.

John Compton, Ph.D., will serve as a Class III director of the Combined Company following the Closing. Dr. Compton has over 30 years of experience in the development and application of molecular biological techniques to answer questions about genetics and epidermal differentiation and has authored more than 80 publications in the field. Dr. Compton served as vice-president of BioReference Laboratories from 2007 to 2013. Previously, Dr. Compton was founder and served as scientific director and co-president of GeneDx Inc, from 2000 to 2006, the assets of which were acquired by BioReference Laboratories (now part of Opko) in September 2006. Dr. Compton also serves as Mayor of the Town of Washington Grove, MD (2000-2008, 2018-present), on the Board of Directors of Quertle Inc. and chairs the Boards of the non-profit BlackRock Center for the Arts and the Pinkney Center for Science and Technology at Montgomery College Germantown Campus. Dr. Compton holds B.S. degrees in Physics and Biology from the Massachusetts Institute of Technology, received his Ph.D. from the University of California, Berkeley, in Biophysics, and was a Staff Scientist at the NIAMS, National Institutes of Health, Bethesda, from 1991-2000. In 2003, he was awarded the Entrepreneur of the Year award by the Technology Council of Maryland. Longevity believes John Compton is qualified to serve on the Combined Company Board because of his broad experience in the field of molecular biology.

Michael Ross, M.D., will serve as a Class I director of the Combined Company following the Closing. Dr. Ross has served as the chairman and chief executive officer of Euclid Systems Corporation since 2015, where he led the growth of this ophthalmic medical device company from $3.1 million to over $20 million in five years. The bulk of Euclid’s sales are in China and East Asia where Dr. Ross visits 4-5 times per year. Prior to joining Euclid, he was chief executive officer of E-P Therapeutics from 2010 to 2012, and was a medical and scientific advisor to StemCyte, Inc. 2009 to 2010. He is Board-certified in Obstetrics and Gynecology and is a founding member of an OB-GYN-Infertility practice in Northern Virginia from 1980 to 2007. Dr. Ross has been a Clinical Professor of Obstetrics and Gynecology, George Washington University Medical Center since 1979, and has served on the boards of directors of several biotech and medical device companies. He has a B.S. in Chemistry and Biology from Dickinson College and an M.D. from George Washington University. Longevity believes Michael Ross is qualified to serve on the Combined Company Board because of substantial experience in the medical and medical device industries.

Prasanth Reddy, M.D., will serve as a Class III director of the Combined Company following the Closing. Dr. Reddy is triple board-certified in internal medicine, medical oncology, and hematology, and practiced medicine and served in leadership positions for more than 14 years in various clinical settings including academia, private practice, managed care, and life sciences. Dr. Reddy was most recently senior vice president, global enterprise oncology head of Labcorp from January 2021 to July 2023. Previously he served as vice president of medical affairs at Foundation Medicine from February 2018 to December 2020. He currently serves in the Air Force Reserve as a Lt. Colonel. Dr. Reddy earned a bachelor’s degree in microbiology and psychology from Kansas State University, and a medical degree from the University of Kansas Medical Center, where he also completed his internal medicine residency and clinical hematology and oncology fellowship. Dr. Reddy has a master’s degree in public health and is an alumnus of Harvard Business School. Additionally, he is a fellow of the American College of Physicians and is a Certified Physician Executive. Longevity believes Prasanth Reddy is qualified to serve on the Combined Company Board because of his extensive experience in the medical and diagnostics fields.

Election of Officers

Longevity’s executive officers are appointed by, and serve at the discretion of, the Longevity Board. There are no family relationships among any of Longevity’s directors or executive officers.

Board of Directors of the Combined Company Following the Merger

The Longevity Board currently consists of six (6) directors divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The classified structure of the Combined Company Board will remain in place for the Combined Company following the completion of the Merger. It is anticipated that the incoming directors will be appointed to applicable vacant director seats of the Combined Company Board following the resignation of the current Longevity board members.

In accordance with the terms of the Combined Company’s certificate of incorporation and bylaws, the Combined Company Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•
the Class I directors are John Compton and Michael Ross, and their terms will expire at the annual meeting of stockholders to be held in 2027;

•
the Class II directors are Scott Frisch, Gilles Spenlehauer and Prasanth Reddy, and their terms will expire at the annual meeting of stockholders to be held in 2028; and
•
the Class III directors are Rajiv Shukla, Patrick Sturgeon and Jonathan Cohen, and their terms will expire at the annual meeting of stockholders to be held in 2026.

Committees of the Combined Company’s Board of Directors

In connection with the completion of the Merger, the standing committees of the Combined Company Board will continue to be the following: audit committee, compensation committee and a nominating and corporate governance committee, and each will continue to operate pursuant to a charter. The Combined Company Board may establish other committees from time to time to assist the board of directors.

Audit Committee

Following completion of the Merger, the Combined Company’s audit committee will, among other things:

•
oversee the Combined Company’s accounting and financial reporting processes of and the audits of its financial statements;
•
oversee the Combined Company’s compliance with legal and regulatory requirements;
•
oversee the performance of the Combined Company’s internal audit function;
•
monitor compliance on a quarterly basis with the terms of Longevity’s initial public offering;
•
review and approve all payments made to the Combined Company’s existing stockholders, executive officers or directors and their respective affiliates;
•
take, or recommend that the Combined Company Board take, appropriate action to oversee the qualifications, independence and performance of the Combined Company’s independent auditors;
•
prepare the report required by the rules of the SEC to be included in the Combined Company’s any’s annual proxy statement;
•
appoint, retain and terminate and determine the compensation of, and assess the independence of, the Combined Company’s independent auditors;
•
pre-approve audit and permissible non-audit services, and the terms of such services, to be provided by the Combined Company’s independent auditors; and
•
conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the audit committee shall be required for all such transactions.

Following the consummation of the Merger, the members of the audit committee are expected to be Scott Frisch, Patrick Sturgeon and Michael Ross. Scott Frisch is expected to be the chair of the audit committee and is a financial expert under the rules of the SEC. To qualify as independent to serve on the Combined Company’s audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from Combined Company, other than for service as a director, or be an affiliated person of the Combined Company. Longevity and Biolabs believe that, following the completion of the Merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.

Compensation Committee

Following completion of the Merger, the Combined Company’s compensation committee will, among other things:

•
review and approve the Combined Company’s processes and procedures for the consideration and determination of director and executive compensation;
•
perform periodic performance evaluations of the compensation committee and report to the Combined Company Board on the results of such evaluation;
•
review and approve the goals and objectives relevant to the incentive compensation of the Combined Company’s Chief Executive Officer and its other executive officers;
•
annually review and make recommendations to the Combined Company Board regarding the compensation of the Chief Executive Officer and the Combined Company’s other executive officers;

•
review, approve and administer the cash incentive plans offered by the Combined Company to its executive officers, including its Chief Executive Officer;
•
approve stock option and other stock awards for all of the Combined Company’s employees;
•
oversee and administer the Combined Company’s equity-based plans and making recommendations to the Combined Company Board about amendments to existing equity-based plans or the adoption of any new equity-based plans;
•
periodically review and recommend to the Combined Company Board the compensation for non-employee members of the Combined Company Board;
•
review the compensation discussion and analysis, if and when required, to be included in the Combined Company’s annual proxy statement;
•
prepare the compensation committee report required by SEC rules, if and when required, to be included in Combined Company’s annual proxy statement;
•
retain or obtain the advice of compensation consultants, legal counsel and/or other advisers; and
•
administer Combined Company’s clawback policy.

Following the consummation of the Merger, the members of the compensation committee are expected to be Patrick Sturgeon, Prasanth Reddy, and Scott Frisch. Patrick Sturgeon is expected to be the chair of the compensation committee. Each member of the Combined Company’s compensation committee is expected to be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. Longevity and Biolabs believe that, following the completion of the Merger, the composition of the compensation committee will comply with the applicable requirements of the rules and regulations of Nasdaq.

Nominating and Corporate Governance Committee

Following completion of the Merger, the Combined Company’s nominating and corporate governance committee will, among other things:

•
recommend to the Combined Company Board criteria for board and committee membership;
•
establish procedures for recommending, identifying and evaluating Combined Company Board candidates, including nominees recommended by stockholders;
•
recommend to the Combined Company Board, and annually reassess, criteria for board and committee membership;
•
review and identify individuals proposed to become members of the Combined Company Board or the Combined Company Board’s committees based on the criteria approved by the Combined Company Board and all facts and circumstances that it deems appropriate, including, among other things, the skills of the proposed candidate, relevant business experience or other background characteristics, independence determination and the needs of the Combined Company Board;
•
recommend to the Combined Company Board the persons to be nominated for election as directors and to each of the Combined Company Board’s committees;
•
develop and recommend to the Combined Company Board a set of corporate governance guidelines;
•
oversee the evaluation of the Combined Company Board and the Combined Company’s management; and
•
exercise oversight over succession planning of the Combined Company Board.

Following the consummation of the Merger, the members of the nominating and corporate governance committee are expected to be Gilles Spenlehauer, John Compton and Michael Ross. Gilles Spenlehauer is expected be the chair of the nominating and corporate governance committee. Longevity and Biolabs believe that, after the completion of the Merger, the composition of the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of such nominating and corporate governance committee will comply with, any applicable requirements of the rules and regulations of Nasdaq.

Compensation Committee Interlocks and Insider Participation

Each member of the compensation committee will be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed Combined Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the Combined Company Board or compensation committee following the completion of the Merger.

Non-Employee Director Compensation

The Combined Company Board intends to adopt a non-employee Director Compensation Policy in line with Longevity’s current policy that is designed to provide a total compensation package that enables the Combined Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Combined Company or its subsidiaries. The Director Compensation Policy is anticipated to become effective upon consummation of the Merger.

Under the contemplated Director Compensation Policy, directors who are not employees of the Combined Company are eligible to receive compensation. Each of Rajiv Shukla, the Combined Company’s Chairman, and Jonathan Cohen, the Combined Company’s Chief Executive Officer, will not receive any compensation from the Combined Company for his respective services on the Combined Company Board.

The Combined Company’s non-employee directors will be entitled to an annual retainer in line with current Longevity practices.

The Combined Company Board may, in its discretion, permit a non-employee director to elect to receive any portion of the annual cash retainer in the form of fully vested shares of the Combined Company’s common stock in lieu of cash. In addition, following the Merger, the Combined Company’s non-employee directors will receive one-time option grants, which are intended to provide equity compensation for board service for four years following the grant.

The Combined Company will also reimburse non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Combined Company Board and committee meetings.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information has been prepared to illustrate the effect of the Private Placement, the Elevai Acquisition, and the Merger. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. These unaudited pro forma combined financial statements have been derived by the application of pro forma adjustments to the historical audited and unaudited consolidated financial statements and other financial information of Longevity, the Elevai Skincare (as defined below), and Biolabs. The historical financial information has been adjusted in the unaudited pro forma combined financial statements to give effect to pro forma adjustments that are (1) directly attributable to the transactions and (2) factually supportable.

The statement of operations does not reflect adjustments for any non-recurring expenses and losses, anticipated synergies, operating efficiencies, tax savings or other cost savings. any non-recurring expenses. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Elevai Acquisition and the Merger occurred on the dates indicated

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. Any cash proceeds remaining after the consummation of the Business Combination are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Longevity following the consummation of the Elevai Acquisition and the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Longevity, PMGC Holdings, Inc., and Biolabs have not had any historical relationship prior to the transactions discussed in this Current Report. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet is based on the individual historical consolidated balance sheets of Longevity, Elevai Skincare, and Biolabs as of December 31, 2024, and has been prepared to reflect the Acquisition as if it occurred as of such date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024, combine the historical results of operations of Longevity and Elevai Skincare, giving effect to the Acquisition as if it occurred on January 1, 2024.

The unaudited pro forma combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the accompanying notes. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed on the assumed date or for the periods presented or which may be realized in the future.

The pro forma financial statements should be read in conjunction with:

•
the accompanying notes to the pro forma financial statements;
•
the historical audited consolidated financial statements of Longevity as of and for the years ended December 31, 2024, and the related notes, included elsewhere herein;
•
the historical audited consolidated financial statements of PMGC Holdings, Inc. included in its Annual Report on Form 10-K filed with the SEC on March 27, 2025;
•
the Asset Purchase Agreement, dated December 31, 2024, by and among Longevity, Cutis Cura Corporation, PMGC Holdings Inc., and Elevai Skincare, Inc. (incorporated by reference to Exhibit 2.1 to Longevity Health Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on January 3, 2025);
•
the historical audited financial statements of Biolabs as of and for the years ended December 31, 2024 and 2023, and the related notes, included elsewhere herein;
•
the Agreement and Plan of Merger, dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., Longevity Health Biomarkers, Inc., 20/20 Biolabs, Inc. and Jonathan Cohen (incorporated by reference to Exhibit 2.1 of Longevity Health Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on April 14, 2025); and
•
other information relating to Longevity and Biolabs contained in this proxy statement/prospectus

Background

Private Placement

On December 23, 2024, Longevity entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named therein (the “Purchasers”), pursuant to which the Longevity agreed to sell and issue to the Purchasers, at the Closing (as defined below), (i) an aggregate of 268,840 shares of Longevity’s common stock, $0.0001 par value per share (“Common Stock”), at an offering price of $6.90 per share, and (ii) warrants to purchase up to an aggregate of 268,840 shares of Common Stock at an exercise price of $6.90 per share (the “Common Stock Warrants”) in a private placement (the “2025 Private Placement”). The closing of the Private Placement (the “Closing”) occurred on January 2, 2025. The Common Stock Warrants became exercisable on May 25, 2025, and have a term of five years from the issuance thereof. Upon the closing of the 2025 Private Placement, Longevity issued a warrant to purchase up to 18,540 shares of Common Stock to the Placement Agent. This warrant has an exercise price of $6.90, a term of five years, and becomes exercisable on the six-month anniversary of its issuance.

The net gross proceeds for the Private Placement were approximately $1.85 million, before deducting fees of $0.16 million paid to the placement agent for Longevity and other offering expenses payable by Longevity. The Common Stock Warrants, if exercised for cash, will result in up to $1.85 million in additional gross proceeds to Longevity.

Acquisition of Elevai Skincare

On January 16, 2025, Longevity completed, through its wholly owned subsidiary, Elevai Skincare, Inc. (formerly Cutis Cura Corporation), a Delaware corporation (the “Buyer”), the acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and PMGC Impasse, Inc. (formerly Elevai Skincare, Inc.), a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”), related to the Seller’s skincare and haircare business, hereinafter referred to as “Elevai Skincare”, pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”), by and among Longevity, Buyer, Parent and Seller (the “Elevai Acquisition”).

Upon the closing of the Acquisition (the “Closing”), the purchase consideration for the Acquisition consisted of (i) 38,308 shares of Longevity’s common stock, par value $0.0001 per share (“Common Stock”), issued by Longevity to Seller (the “Closing Shares”) at the Closing, as well as 3,927 additional shares of Common Stock to be withheld by Longevity for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the date of the Closing (the “Closing Date”) during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing (the “Royalties”); and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

Biolabs Merger

On April 11, 2025, Longevity entered into the Merger Agreement pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Biolabs (the “Merger”), with Biolabs as the surviving corporation and a wholly owned subsidiary of Longevity. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each then-outstanding share of Biolabs Common Stock and each then-outstanding share of Biolabs Preferred Stock, and together with Biolabs Common Stock, will be converted into, and become exchangeable for, the right to receive (a) a number of shares of Longevity’s Common Stock based on the Exchange Ratio and (b) the contingent right value right to be issued by Longevity, representing the contractual right to receive a pro rata portion of up to 402,744 additional shares of Company Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025, in accordance with the Merger Agreement and the Contingent Value Rights Agreement to be entered into at the Closing, by and among Parent, an exchange agent to be mutually agreed upon by Longevity and Biolabs, and the Stockholder Representative.

Pursuant to the Merger Agreement, prior to or concurrently with the Closing, Longevity will consummate the “Concurrent Financing to raise minimum gross proceeds of $4,000,000 (including only up to $2,000,000 of debt) on such terms as mutually agreed to by Longevity and Biolabs. The proceeds from the Concurrent Financing shall be used, among other things, for working capital and general corporate purposes.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024

	Longevity Historical	January PIPE Financing	Elevai Historical	Elevai Acquisition Pro Forma Adjustments		Longevity Pro Forma Combined	Biolabs Historical	Biolabs Merger Adjustments		Pro Forma Combined
Assets:
Current assets:
Cash	$157,139	$1,688,924	$—	$—		$1,696,063	$1,784,009	$4,000,000	(C)	$6,323,806
	—			(150,000)	(a)			28,734	(E)
								(500,000)	(F)
								(300,000)	(F)
								(385,000)	(F)
Accounts receivable	4,096	—	43,497	—		47,593	135,272	—		182,865
Income taxes receivable	301,838			—		301,838	—	—		301,838
Inventory	108,705	—	898,962	536,288	(c)	1,543,955	47,164	46,793	(A)	1,637,912

Prepaid expenses	297,462	—	137,875	—		435,337	67,780	—		503,117
Deferred offering costs	86,314	(86,314)	—	—		—	—	—		—
Total current assets	955,554	1,602,610	1,080,334	386,288		4,024,786	2,034,225	2,890,527		8,949,538
Property and equipment, net	113,906	—	48,134	—		162,040	116,669	—		278,709
Operating lease right of use asset	384,879	—	64,340	—		449,219	772,385	—		1,221,604
Licensing agreements, net	—	—	—	—		—	293,643	—		293,643
Prepaid royalty	—	—	—	—		—	106,430	—		106,430
Intangible assets, net	19,641	—	—	—	(b)	19,641	205,529	819,849	(A)	1,045,019
Goodwill	—	—	—	—		—	—	8,347,196	(B)	8,347,196
Other assets	—	—	—	—		—	55,527	—		55,527
Total assets	$1,473,980	$1,602,610	$1,192,808	$386,288		$4,655,686	$3,584,408	$12,057,572		$20,297,666

Liabilities and Stockholders' (deficit) equity:
Current liabilities:
Accounts payable	$4,058,091	$—	$449,125	$—		$4,507,216	$372,303	$—		$4,879,519
Accrued interest	1,175,845	—	—	—		1,175,845		—		1,175,845
Accrued expenses and other liabilities	313,713	—	34,302	—		348,015	346,622	—		694,637
Loans payable, net of debt discount	241,158	—	—	—		241,158	—	—		241,158
Operating lease liability	87,898	—	65,489	—		153,387	165,702	—		319,089
Deferred revenue	—	—	—	—		—	470,451	—		470,451
Consideration payable	—	—	—	67,743	(a)	67,743	—	—		67,743
Earnout payable	—	—	—	301,632	(a)	301,632	—	—		301,632
Total current liabilities	5,876,705	—	548,916	369,375		6,794,996	1,355,078	—		8,150,074
Long-term liabilities:
Deferred revenue, non-current	—	—	—	—		—	50,000	—		50,000
Operating lease liability, non-current	309,937	—	—	—		309,937	673,848	—		983,785
Total liabilities	6,186,642	—	548,916	369,375		7,104,933	2,078,926	—		9,183,859

Stockholders’ (deficit) equity:
Series A preferred stock	—	—	—	—		—	8,464	(8,464)	(D)	—
Series A-1 preferred stock	—	—	—	—		—	6,515	(6,515)	(D)	—
Series A-2 preferred stock	—	—	—	—		—	4,424	(4,424)	(D)	—
Series B preferred stock	—	—	—	—		—	14,715	(14,715)	(D)	—
Series C preferred stock	—	—	—	—		—	12,043	(12,043)	(D)	—
Series D preferred stock	—	—	—	—		—	624	(624)	(D)	—
Common stock	2,091	—	—	115	(a)	2,206	48,231	(48,231)	(D)	4,599
								2,214	(B)
								179	(F)
Subscriptions receivable	—	—	—	—		—	(28,734)	28,734	(E)	—
Additional paid-in capital	64,156,909	1,602,610	643,892	660,690	(a)	66,420,209	30,522,598	(66,420,209)	(D)	41,577,606
				(643,892)	(d)			6,151,028	(B)
								609,143	(B)
								4,000,000	(C)
								95,016	(D)
								499,821	(F)
								(300,000)	(F)
Accumulated deficit	(68,871,662)	—	—	—		(68,871,662)	(29,083,398)	68,871,662	(D)	(30,468,398)
								(1,385,000)	(F)
Total stockholders’ (deficit) equity	(4,712,662)	1,602,610	643,892	16,913		(2,449,247)	1,505,482	12,057,572		11,113,807
Total liabilities and stockholders’ (deficit) equity	$1,473,980	$1,602,610	$1,192,808	$386,288		$4,655,686	$3,584,408	$12,057,572		$20,297,666

UNAUDITED PRO FORMA CONDENSED COMBINED statement of operations

AS OF DECEMBER 31, 2024

	Longevity Historical	Elevai Historical	Longevity Pro Forma Combined	Biolabs Historical	Biolabs Merger Adjustments		Pro Forma Combined
Net sales	$50,318	$2,467,298	$2,517,616	$1,752,343	$—		$4,269,959
Cost of sales	6,357	670,197	676,554	1,373,432	—		2,049,986
Gross profit	43,961	1,797,101	1,841,062	378,911	—		2,219,973

Operating expenses:
Selling and marketing	189,323	1,023,200	1,212,523	1,284,776	—		2,497,299
Research and development	1,054,310	308,597	1,362,907	1,160,181	—		2,523,088
General and administrative	3,715,340	2,700,470	6,415,810	3,170,011	1,385,000	(i)	10,970,821
Loss on impairment of fixed assets	—	—	—	16,356	—		16,356
Depreciation and amortization	83,486	10,390	93,876	—	—		93,876
Total operating expenses	5,042,459	4,042,657	9,085,116	5,631,324	1,385,000		16,101,440
Income from operations	(4,998,498)	(2,245,556)	(7,244,054)	(5,252,413)	(1,385,000)		(13,881,467)

Other income (expense):
Other income, net	44,798	36,695	81,493	138,392	—		219,885
Interest expense	(29,466)	(20,162)	(49,628)	(7,667)	—		(57,295)
Amortization of debt discount	(19,549)	—	(19,549)	(4,979)	—		(24,528)
Loss on forward purchase agreement	(5,700,451)	—	(5,700,451)	—	—		(5,700,451)
Loss on lease termination	(44,577)	—	(44,577)	—	—		(44,577)
Total other income (expense)	(5,749,245)	16,533	(5,732,712)	125,746	—		(5,606,966)
Loss from continuing operations before income taxes	(10,747,743)	(2,229,023)	(12,976,766)	(5,126,667)	(1,385,000)		(19,488,433)
Income tax benefit	(97,279)	—	(97,279)	—	—		(97,279)
Net loss from continuing operations	$(10,650,464)	$(2,229,023)	$(12,879,487)	$(5,126,667)	$(1,385,000)		$(19,391,154)

Net loss per common share - basic and diluted:							$(8.80)

Weighted average of common shares outstanding - basic and diluted							2,203,877

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING FOR THE PRO FORMA TRANSACTIONS

Accounting for the January PIPE Financing

Upon closing of the 2025 Private Placement on January 2, 2025, Longevity recorded the net gross proceeds for the Private Placement were approximately $1.85 million, before deducting fees of $0.16 million paid to the placement agent for Longevity and other offering expenses payable by Longevity. The Common Stock Warrants, if exercised for cash, will result in up to $1.85 million in additional gross proceeds to Longevity.

On December 23, 2024, the Company entered into a securities purchase agreement with certain investors for the sale of 268,840 shares of Common Stock and warrants to purchase up to 268,840 shares of Common Stock at an exercise price of $6.903 per share (the “Common Stock Warrants”) for gross proceeds of $1,851,849. The closing of the 2025 Private Placement occurred on January 2, 2025. Upon the closing of the 2025 Private Placement, the Company issued a warrant to purchase up to 18,540 shares of Common Stock to the Placement Agent. This warrant has an exercise price of $6.90, a term of five years, and becomes exercisable on the six-month anniversary of its issuance. In conjunction with the 2025 Private Placement, the Company paid the Placement Agent $127,925 in fees and $60,000 in legal costs.

Accounting for the Elevai Acquisition

The Elevai Acquisition is treated as an asset purchase as it did not meet the screening test under GAAP to be considered a business pursuant to the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). As such, the Purchased Assets and the Assumed Liabilities are recognized at fair value, with the excess of the fair value of the purchase consideration allocated to the non-financial assets acquired.

The consideration in the Elevai Acquisition (the “Elevai Consideration”) consisted of the following:

Common Stock - 38,308 shares issued	$ 660,805
Common Stock - 3,927 shares withheld	67,743
Earnout liability related to inventory	46,642
Earnout liability related to the sale of haircare product	254,991
Costs related to acquisition	150,000
Total fair value of consideration	$ 1,180,180

Accounting for the Merger

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the merger between Longevity and Biolabs is accounted for as a reverse recapitalization in accordance with ASC 805. Under this method of accounting, Longevity is treated as the acquired company, and Biolabs is treated as the acquirer for accounting purposes Accordingly, the pro forma financial statements of the combined business represent a continuation of the financial statements of Biolabs, with the Merger treated as the equivalent of Longevity issuing stock for the net assets of Biolabs, accompanied by a recapitalization. The net assets of Biolabs are stated at historical cost, with no goodwill or other intangible assets recorded.

The Merger is accounted for as a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. For accounting purposes, Biolabs is the accounting acquirer, based on the expectation that, immediately following the merger: (i) Biolabs’ equity holders will own a majority of the voting rights in the Combined Company; (ii) Biolabs will designate half of the initial members of the board of directors of the Combined Company Board; and (iii) Biolabs’ senior management will hold nearly all positions in the senior management of the Combined Company. Accordingly, the Merger is expected to be treated as the equivalent of Biolabs issuing stock to acquire the net assets of Longevity. As a result of the Merger, Biolabs’ assets and liabilities will be recorded at their pre-combination carrying amounts, and Longevity’s assets and liabilities will be measured and recognized at their fair values as of the Effective Time. Upon consummation of the Merger, the historical financial statements of Biolabs will become the historical consolidated financial statements of the Combined Company. Merger-related transaction costs of $300,000 incurred by Longevity in conjunction are recognized as a reduction of additional paid-in capital, Merger-related transaction costs of $300,000 incurred by Longevity in conjunction are recognized as a reduction of additional paid-in capital, and those incurred by Biolabs are accounted for as expenses in the period in which the costs are incurred.

All Longevity and Biolabs stock options outstanding as of the Effective Date will fully vest, the combined entity will not recognize compensation related to these stock options after the Effective Date.

As the terms and timing of the Earnout under the Merger Agreement have not yet been agreed upon by the parties to the agreement, it is not possible to estimate the fair value of such earnout for purposes of these pro forma financial statements. As such, the impact of the Earnout is excluded from these pro forma financial statements.

The following summarizes the pro forma shares of Longevity Common Stock issued and outstanding immediately after the Merger:

	Number of Shares	% Ownership
Common Stock held by Longevity stockholders	1,003,995	45.9%
Common Stock issued in the Merger to Biolabs stockholders	1,184,924	54.1%
Pro forma Common Stock outstanding	2,188,919	100.0%

The pro forma table above excludes shares of Common Stock reserved for the future issuance of related to Biolabs stock options and warrants, which are as follows:

Common Stock issued in the Merger to Biolabs stockholders	1,184,924
Common Stock reserved for the future exercise of Biolabs stock options	370.099
Common Stock reserved for the future exercise of Biolabs warrants	1,875
Total Longevity shares issuable to Biolabs stockholders	1,556,898

Fair Value

For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited pro forma combined financial information, Longevity has applied the guidance in Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value in each of their respective acquisitions. In accordance with ASC 820, fair value is an exit price, which is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.’

Use of Estimates

For the pro forma financial statements, Longevity adjusted the assets and liabilities related to the Elevai Acquisition and the Merger to their estimated fair values. Longevity has not finalized the valuation work necessary to arrive at the required estimates of the fair value of such assets and liabilities, and the related allocations of the consideration paid are based on preliminary estimates. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different, and those changes could be material.

Pro Forma Loss per Share

The pro forma net loss per share is calculated using the historical weighted average shares of Longevity Common Stock outstanding, the issuance of additional shares in connection with the 2025 Private Placement, the Elevai Acquisition, and the Merger, assuming all shares were outstanding as of January 1, 2024. As these transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that all shares issued in connection with these transactions have been outstanding for the full duration of the period presented.

The following common stock equivalents are excluded from the computation of pro forma diluted net loss per share for the year ended December 31, 2024, as they have an anti-dilutive effect.

Longevity stock options	104,216
Longevity warrants	442,078
Biolabs stock options	370,099
Biolabs warrants	1,875
Total	918,268

NOTE 2. PRO FORMA ADJUSTMENTS

Balance Sheet

Elevai Acquisition Pro Forma Adjustments

(a)
Record the estimated aggregate fair value of the Elevai Consideration, including (i) stock consideration consisting of 38,308 shares of Longevity Common Stock issue at the Closing and 3,927 shares of Longevity Common Stock withheld for 12 months following the Closing valued at $660,805 and $67,743, respectively, based on the market price of the Company's Common Stock on the date of the Elevai Acquisition, (ii) earnout payable of $254,990 related to the hair care products acquired and $46,642 for the inventory earnout, both valued based on the present value of the earnout and the probability of the achievement of the milestones related to the earnouts, and (iii) direct costs incurred in conjunction with the acquisition of $150,000.
(b)
Adjustments reflect the remeasurement of the assets acquired from Elevai to their estimated acquisition-date fair values in accordance with the purchase method under ASC 805, Business Combinations (“ASC 805”). The excess of the value of net assets acquired of $643,892 over the Elevai Consideration totaled $866,642 and is allocated on a relative fair value basis to non-financial assets, consistent with the guidance in ASC 805-20-30. The adjustment reduced the fair value of intangible assets, primarily related to trade names, of $819,849 to -0- and reduced the fair value of finished goods inventory by $46,793.
(c)
Record the estimated fair value adjustment to Elevai finished goods inventory of $583,083 less the adjustment described above. The estimated fair value of finished goods inventory was determined based on the selling price, adjusted for estimated selling costs.
(d)
Eliminate the pre-acquisition book value of the assets and liabilities acquired from Elevai of $643,892.

Biolabs Merger Pro Forma Adjustments

(A)
Adjusts the identifiable assets and liabilities of Longevity to their estimated fair values in accordance with ASC 805-10-25 as follows: (i) an estimated fair value adjustment of $49,793 to finished goods inventory, based on the on the selling price, adjusted for estimated selling costs and (ii) the estimated fair value of intangible assets, primarily related to trade names, of $819,849, which was determined using a discounted cash flow model
(B)
Reflect goodwill associated with the Merger of $8,347,196, which is the difference between estimated fair value of Longevity's net assets of negative $1,582,605 and the estimated fair value of (i) 1,003,995 shares of Longevity Common Stock outstanding and 104,216 shares related to stock options outstanding as of December 31, 2024 and (ii) 38,308 shares of Longevity Common Stock issued for the Elevai Acquisition, with a fair value of totaling $6,764,591 based on the closing price of Longevity Common Stock on December 31, 2024.
(C)
Reflects the Concurrent Financing of $4,000,000, assuming 100% is completed through the issuance of equity securities, with proceeds recognized as additional paid-in capital in accordance with ASC 505, Equity
(D)
Reflects the recapitalization of the combined entity's equity structure upon the completion of the reverse merger transaction, where Biolabs is the accounting acquirer. This adjustment reflects the exchange of Biolabs' historical equity balances (Biolabs Preferred Stock and Biolabs Common Stock) and the elimination of the pre-acquisition equity of Longevity in accordance with ASC 805-40, Reverse Acquisitions .
(E)
Recognizes the cash collection of Biolabs’ stock subscriptions receivable of $28,734 in accordance with ASC 505-10.
(F)
Reflects the estimated merger-related expenses, in accordance with ASC 805-10-25-23. For Biolabs (the accounting acquirer), approximately $1,385,000 in transaction costs, including $500,000 in cash, $500,000 in common stock issued to advisors (recorded as additional paid-in capital), and $385,000 in professional fees, are expensed and recorded as an increase in stockholders' deficit. Longevity’s transaction costs of approximately $300,000, as the accounting acquiree, are recorded as a reduction to additional paid-in capital in accordance with SEC Staff Accounting Bulletin Topic 5.A.

Statement of Operations

Biolabs Merger Pro Forma Adjustments

(i)
Reflects the merger-related expenses as detailed in Adjustment (F) above, which are included in the historical period when incurred and eliminated to reflect continuing operations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF THE COMBINED COMPANY

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Longevity’s and Biolabs’ directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Biolabs Executive Compensation,” and “Biolabs Director Compensation” beginning on pages140, 95 and 99, respectively of this proxy statement/prospectus, and in the sections titled “Executive Compensation” and “Director Compensation” in Part III, Item 11, “Executive Compensation” of Longevity’s 2024 Annual Report, the following is a description of each transaction involving Longevity since January 1, 2023, each transaction involving Biolabs since January 1, 2023 and each currently proposed transaction in which:

•
either Longevity or Biolabs has been or is to be a participant;
•
the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Longevity’s or Biolabs’ total assets at year-end for the last two completed fiscal years, as applicable; and
•
any of Longevity’s or Biolabs’ directors, executive officers or holders of more than 5% of Longevity’s or Biolabs’ capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Longevity Transactions

As a smaller reporting company, SEC rules require Longevity to disclose any transaction for the last two completed fiscal years or any currently proposed transaction in which Longevity is a participant and in which any related person has or will have a direct or indirect material interest involving an amount in excess of $120,000 or 1% of the average of Longevity’s total assets at year-end for the last two fiscal years. A related person is any executive officer, director, nominee for director or holder of 5% or more of Longevity Common Stock or an immediate family member of any of those persons.

Other than the compensation agreements and other arrangements described in the sections titled “Executive Compensation” and “Director Compensation” in Part III, Item 11, “Executive Compensation” of Longevity’s 2024 Annual Report, and the transactions described below, since January 1, 2022, there has not been and there is not currently proposed, any transaction or series of similar transactions to which Longevity were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of Longevity’s total assets amounts at December 31, 2023 and 2024) and in which any director, executive officer, holder of five percent or more of any class of Longevity’s capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

At the Market Sales Agreement

On April 14, 2025, Longevity entered into the Sales Agreement with the Sales Agent, pursuant to which Longevity may offer and sell shares of Longevity Common Stock, having an aggregate offering price of up to $2,000,000, from time to time, pursuant to the ATM Financing under which the Sales Agent will act as sales agent. The issuance and sale of shares in the ATM Financing, if any, by Longevity under the Sales Agreement will be pursuant to a prospectus supplement, dated April 14, 2025, and an accompanying base prospectus, dated February 12, 2025, contained therein, which together form a part of Longevity’s “shelf” registration statement on Form S-3 (File No. 333-284670) filed with the SEC on February 3, 2025 and declared effective by the SEC on February 12, 2025.

No sales may occur pursuant to the Offering until all closing deliverables have been received by the Sales Agent as set forth in the Sales Agreement. Longevity has agreed to pay the Sales Agent a commission for its services in acting as agent in the Offering in the amount of 3.0% of gross proceeds from the sale of the shares pursuant to the Sales Agreement and will reimburse the Sales Agent for the documented fees and costs of its legal counsel reasonably incurred in connection with entering into the transactions contemplated by the Sales Agreement in an amount not to exceed $50,000 in connection with execution of the Sales Agreement and in an amount not to exceed $7,500 per quarter thereafter. Longevity has also agreed to provide the Sales Agent with customary indemnification and contribution rights.

Subject to the terms and conditions of the Sales Agreement, the Sales Agent will use its commercially reasonable efforts to sell the shares from time to time, based upon the Company’s instructions, by methods deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act. Longevity or the Sales Agent may suspend or terminate the Offering upon notice to the other party and subject to other conditions. Longevity is not obligated to make any sales of Longevity Common Stock under the Sales Agreement. The Offering will terminate upon the termination of the Sales

Agreement in accordance with its terms. As of April 30, 2025, Longevity has sold no shares of Longevity Common Stock pursuant to the Sales Agreement. Mr. Sturgeon is a managing partner of the Sales Agent.

Private Placements

On April 4, 2024, Longevity entered into a securities purchase agreement with certain investors for the sale of an aggregate of 44,385 shares of Longevity Common Stock for gross proceeds of $3,000,950 (the “2024 Private Placement”). Longevity’s Chief Executive Officer invested $25,000 in the 2024 Private Placement, purchasing 289 shares of Longevity Common Stock at a price of $86.40 per share, which was the market price on the closing date of the 2024 Private Placement. In conjunction with the 2024 Private Placement, Longevity issued a warrant for 2,993 shares of Longevity Common Stock to the placement agent on April 11, 2024. This warrant has an exercise price of $84.30, a term of five years, a fair value of $129,495, and became exercisable on October 11, 2024. In conjunction with the 2024 Private Placement, Longevity paid $212,212 in fees and $39,276 in legal costs to the placement agent. Patrick Sturgeon, a director of Longevity, is a managing partner of the placement agent.

On December 23, 2024, Longevity entered into a securities purchase agreement with certain investors for the sale of 268,840 shares of Longevity Common Stock and warrants to purchase up to 268,840 shares of Longevity Common Stock at an exercise price of $6.90 per share for gross proceeds of $1,851,849 (the “2025 Private Placement”). The closing of the 2025 Private Placement occurred on January 2, 2025. On the closing date of the 2025 Private Placement, Longevity issued a warrant to purchase up to 18,540 shares of Longevity Common Stock to the placement agent. This warrant has an exercise price of $6.90, a term of five years and becomes exercisable on the six-month anniversary of its issuance. In conjunction with the 2025 Private Placement, Longevity paid $127,925 in fees and $60,000 in legal costs to the placement agent. Patrick Sturgeon, a director of Longevity, is a managing partner of the placement agent.

Investor Rights and Lock-up Agreement

On July 14, 2023, certain of the Longevity stockholders and investors entered into an agreement pursuant to which the parties (i) agreed not to effect any sale or distribution of any shares held by any of them during the agreed upon lock-up periods, (ii) were granted certain registration rights with respect to certain shares of securities held by them, and (iii) provided for certain provisions related to the Longevity Board, in each case, on the terms and subject to the conditions therein. Pursuant to this Investor Rights Agreement, AHAC Sponsor III LLC, a Delaware limited liability company, was granted certain rights to designate individuals for election to the Longevity Board. This agreement expired on July 14, 2024.

Forward Purchase Agreement

On July 9, 2023, Alpha Healthcare Acquisition Corp. III (“Alpha”) and and each of Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MCP, MSOF, and MSTO collectively as the “Sellers” or “Meteora”) entered into a forward purchase agreement (the “FPA”), providing for an over-the-counter prepaid equity forward transaction relating to Longevity Common Stock. Pursuant to the terms of the FPA, at the closing of the Business Combination, the Sellers purchased directly from the stockholders of Alpha 56,865 shares of Alpha’s Class A common stock (the “Recycled Shares”) at a price of $308.40 per share (the “Initial Price”), which is the price equal to the redemption price at which holders of Alpha’s Class A common stock were permitted to redeem their shares in connection with the Business Combination. On July 9, 2023, in connection with the FPA, the Sellers entered into a Non-Redemption Agreement with Longevity, pursuant to which the Sellers agreed not to exercise redemption rights under the charter with respect to an aggregate of 3,333shares of Alpha common stock.

In accordance with the terms of the FPA, at the closing date of the Business Combination, Longevity paid to the Sellers an aggregate cash amount of $17,535,632, which was equal to the product of (a) the Recycled Shares and (b) the Initial Price. The settlement date was to be the earliest to occur of (a) the first anniversary of the closing date of the Business Combination and (b) after the occurrence of (i) a Delisting Event (as defined in the FPA) or (ii) a Registration Failure (as defined in the FPA), upon the date specified by Meteora in a written notice delivered to Longevity at Meteora’s discretion. Any Recycled Shares not sold in accordance with the early termination provisions described below will incur a $15.00 per share termination fee payable by Longevity to Meteora at settlement. The FPA is recorded at fair value, with changes in fair value recognized in the consolidated statements of operations.

In August 2024, Longevity and Meteora amended the settlement method provision of the FPA from physical settlement to cash settlement (the “2024 FPA”). At the end of the Valuation Period (as defined in the amended FPA), a cash amount payable to Longevity will equal the number of unsold Recycled Shares multiplied by the volume weighted daily volume-weighted price over the Valuation Period a settlement adjustment equal to the number of unsold recycled shares multiplied by $22.50. If the net settlement amount is negative, no amounts are due to or from Longevity. Due to the nature of the changes in the terms of the FPA, the amendment was deemed to be a new contract. As such, Longevity recognized a loss of $254,664 on the termination of the original FPA in 2024, which is included in loss on forward purchase agreement in the consolidated statements of operations.

No Recycled Shares were sold pursuant to the FPA, and the Valuation Period terminated in October 2024 with no amounts due to or from Longevity.

Related Party Loans

On August 9, 2023, Longevity completed the acquisition of Axolotl Biologix, Inc. (“AxoBio”). As of August 9, 2023, AxoBio had several promissory notes outstanding to Burns Ventures, LLC (“Burn Ventures”), with total principal outstanding of $5,610,000, which are referred to herein as the Burns Notes. The owner of Burns Ventures was a former stockholder of AxoBio. Interest on the Burns Notes was payable quarterly at a fixed interest rate of 7.00%. The Burns Notes required no monthly payments and were due in full on their maturity date of December 31, 2024. As of December 31, 2023 and the closing date of the AxoBio Disposition, there was $5,610,000 of principal and $98,982 and $89,448, respectively, of accrued interest outstanding related to the Burns Notes. After the AxoBio Disposition was completed on March 26, 2024, Longevity had no further obligations in respect to the Burns Notes.

Registration Rights Agreement

Longevity has entered into a registration rights agreement pursuant to which certain of Longevity’s initial stockholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the placement units, placement shares, the placement warrants, the securities issuable upon conversion of working capital loans (if any) and the shares of Longevity Common Stock issuable upon exercise of the foregoing and upon conversion of the founder shares.

Longevity Policies for Approval of Related Party Transactions

Longevity has a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. Longevity’s policy requires it to avoid, wherever possible, all Related Person Transactions (as defined below) that could result in actual or potential conflicts of interests, except under guidelines approved by the Longevity Board (or the audit committee).

A “Related Person Transaction” is a transaction, arrangement or relationship in which Longevity or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•
any person who is, or at any time during the applicable period was, one of Longevity’s officers or directors;
•
any person who is known by Longevity to be the beneficial owner of more than five percent (5%) of its voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and
•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Longevity’s audit committee has the responsibility for reviewing and approving any related person transactions. In reviewing any Related Person Transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the Related Person Transaction is on terms no less favorable to Longevity than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the Related Person Transaction. Longevity will not enter into any such transaction unless the audit committee and a majority of Longevity’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally,

Longevity requires each of its directors and officers to complete a directors’ and officers’ questionnaire that elicits information about potential Related Person Transactions.

These procedures are intended to determine whether any such Related Person Transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Biolabs Transactions

Other than the compensation arrangements described in the sections titled “Biolabs Executive Compensation” and “Biolabs Director Compensation” beginning on pages 95 and 99, respectively, of this proxy statement/prospectus. there were no transactions or series of similar transactions since January 1, 2023 and there is no currently proposed transaction, to which Biolabs was or is a party in which:

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the amount involved in the transaction exceeds or will exceed the lesser of $120,000 or 1% of the average of Biolabs’ total assets for the last two completed fiscal years; and
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any of Biolabs’ executive officers, directors or holders of more than 5% of any class of Biolabs’ capital stock or an affiliate or immediate family member of the foregoing persons had or will have a direct or indirect material interest.

Biolabs Policies for Approval of Related Party Transactions

Biolabs does not have a written policy regarding the review and approval of related person transactions. Nevertheless, with respect to such transactions, it has been the practice of the Biolabs Board to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, Biolabs’ best interests.

DESCRIPTION OF LONGEVITY CAPITAL STOCK

Longevity has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: Longevity Common Stock and the Longevity’s redeemable warrants, each whole warrant exercisable for one share of Longevity Common Stock at an exercise price of $345.00 (collectively, the “Warrants”). The following is a summary of the material terms and provisions of the Longevity Common Stock and Warrants and certain relevant provisions of the DGCL, and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Longevity Certificate of Incorporation, the Longevity Bylaws, and the warrant agreement, dated as of dated July 26, 2021 (the “Warrant Agreement”), by and between Longevity and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agent”), copies of which can be found as exhibits to the proxy statement/prospectus. Longevity encourages you to read the Longevity Certificate of Incorporation, the Longevity Bylaws, the Warrant Agreement, and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

Under the Longevity Certificate of Incorporation, Longevity is authorized to issue up to 270,000,000 shares of capital stock, consisting of 250,000,000 shares of Longevity Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “ Longevity Preferred Stock”), of which, as of December 31, 2024, 4,243 shares of Longevity Preferred Stock were designated as “Series A Convertible Preferred Stock” (“Longevity Series A Preferred Stock”). As of April 30, 2025, 1,003,995 shares of Longevity Common Stock were outstanding and no shares of Longevity Series A Preferred Stock were outstanding.

Common Stock

Voting Rights. Except as otherwise provided in the Longevity Certificate of Incorporation or Longevity Bylaws, each Longevity Stockholder is entitled to one vote for each share of Longevity Common Stock registered in the name of such stockholder upon the books of Longevity. Except as otherwise required by law or the Longevity Certificate of Incorporation, at any annual or special meeting of the Longevity Stockholders, holders of Longevity Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law or the Longevity Certificate of Incorporation, holders of shares of Longevity Common Stock shall not be entitled to vote on any amendment to the Longevity Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Longevity Preferred Stock if the holders of such affected series of Longevity Preferred Stock are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the certificate of designations of preferences, rights, and limitations of Longevity Series A Convertible Voting Preferred Stock (the “Longevity Certificate of Designations”), or the DGCL.

Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Longevity Preferred Stock, the holders of shares of Longevity Common Stock are entitled to receive, equally on a per share basis, such dividends and other distributions (payable in cash, property or capital stock of Longevity) when, as and if declared thereon by the Longevity Board time to time out of any assets or funds of Longevity legally available therefor. Longevity has not historically paid any cash dividends on the Longevity Common Stock to date, and it does not intend to pay cash dividends in the foreseeable future. Any future determination related to Longevity’s dividend policy will be made at the discretion of the Longevity Board and will depend on a number of factors, including future earnings, capital requirements, financial conditions, future prospectus, contractual restrictions and covenants and other factors that the Longevity Board may deem relevant.

Liquidation Rights. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Longevity Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Longevity, after payment or provision for payment of the debts and other liabilities of Longevity, the holders of shares of Longevity Common Stock are entitled to receive all the remaining assets of Longevity available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

Preemptive Rights or Other Rights. No holder of shares of Longevity Common Stock are entitled to preemptive or subscription rights contained in the Longevity Certificate of Incorporation or in the Longevity Bylaws. There are no redemption or sinking fund provisions applicable to the Longevity Common Stock. The rights, preferences and privileges of holders of the Longevity Common Stock will be subject to those of the holders of any shares of the Longevity Preferred Stock that Longevity may issue in the future.

Preferred Stock

The Longevity Board has the authority to issue shares of Longevity Preferred Stock from time to time on terms it may determine, to divide shares of Longevity Preferred Stock into one or more series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The issuance of Longevity Preferred Stock could have the effect of decreasing the trading price of the Longevity Common Stock, restricting dividends on Longevity’s capital stock, diluting the voting power of the Longevity Common Stock, impairing the liquidation rights of Longevity’s capital stock or delaying or preventing a change in control of Longevity.

The following summarizes the rights of holders of the Longevity Series A Preferred Stock:

Voting Rights. Except as provided in the Longevity Certificate of Incorporation, holders of the Longevity Series A Preferred Stock are entitled to vote together with the Longevity Common Stock on an as-converted basis, with each holder of Longevity Series A Preferred Stock being entitled to one vote for each whole share of Longevity Common Stock into which their Longevity Series A Preferred Stock is then-convertible on all matters submitted to a vote of Longevity Stockholders; provided that the number of shares that shall be deemed issued upon conversion of the Longevity Series A Preferred Stock (for purposes of calculating the number of aggregate votes the holders of Longevity Series A Preferred Stock are entitled to on an as-converted basis) will be equal to 19.9% of Longevity’s outstanding shares of Longevity Common Stock as of the date of issuance of the Longevity Series A Preferred Stock (the “Cap”) with each holder being able to vote the number of shares of Longevity Series A Preferred Stock held by it relative to the total number of shares of Longevity Series A Preferred Stock then outstanding multiplied by the Cap.

Dividends. While shares of Longevity Series A Preferred Stock are issued and outstanding, holders of shares of Longevity Common Stock are entitled to receive dividends equal (on an as-converted basis) to and in the same form as dividends actually paid on shares of Longevity Common Stock when, as and if such dividends are paid.

Liquidation Rights. Prior to the approval by the Longevity Stockholders (excluding any holders of Longevity Series A Preferred Stock) of the issuance of all Longevity Common Stock upon conversion of the Longevity Series A Preferred Stock (the “Requisite Approval”), in the event of any voluntary or involuntary liquidation, dissolution or winding up of Longevity, including a change of control transaction, the holders of shares of Longevity Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of Longevity available for distribution to its stockholders, the amount per share if such holders converted all of the Longevity Series A Preferred Stock into Longevity Common Stock.

Conversion. Prior to the receipt of the Requisite Approval, the Longevity Series A Preferred Stock is not convertible. On the tenth trading day following announcement of the Requisite Approval, each share of Longevity Series A Preferred Stock will automatically convert into one thousand (1,000) shares of Longevity Common Stock.

Preemptive Rights or Other Rights. No holder of shares of Longevity Series A Preferred Stock is entitled to preemptive or subscription rights contained in the Longevity Certificate of Incorporation or in the Longevity Bylaws. There are no redemption or sinking fund provisions applicable to the Longevity Series A Preferred Stock.

Anti-Takeover Effects of Provisions of Delaware Law, the Certificate of Incorporation, and the Bylaws

The following paragraphs regarding certain provisions of the DGCL, the Longevity Certificate of Incorporation, and the Longevity Bylaws are summaries of the material terms thereof and do not purport to be complete. You are urged to read the applicable provisions of the DGCL, the Longevity Certificate of Incorporation, and the Longevity Bylaws.

Delaware Anti-Takeover Law

Longevity is subject to Section 203 of the DGCL (“Section 203”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
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subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, associated with or controlling or controlled by such entity or person.

Certificate of Incorporation and Bylaws

The following provisions of the Longevity Certificate of Incorporation and Longevity Bylaws may make a change in control of Longevity more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of Longevity’s management by making it more difficult for a person to remove or change the incumbent members of the Longevity Board. The Longevity Certificate of Incorporation and Bylaws:

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permit the Longevity Board to issue up to 20,000,000 shares of Longevity Preferred Stock, with any rights, preferences and privileges as the Longevity Board may designate, including the right to approve an acquisition or other change of control;
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provide that the number of directors of Longevity may be changed only by resolution of the Longevity Board;
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provide that, subject to the rights of any series of Longevity Preferred Stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of the voting power of the then outstanding shares of capital stock of Longevity entitled to vote generally in the election of directors, voting together as a single class;
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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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provide that special meetings of the Longevity’s Stockholders may be called only by the Chairman of the Longevity Board, the President of Longevity, the Longevity Board or the holders of not less than 50% of the outstanding stock entitled to vote at such meeting;
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provide that the Longevity Board will be divided into three classes of directors, with the directors serving three-year terms, therefore making it more difficult for stockholders to change the composition of the Longevity Board; and
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not provide for cumulative voting rights, therefore allowing directors to be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

These provisions are intended to enhance the likelihood of continued stability in the composition of the Longevity Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce Longevity’s vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Longevity’s shares and may have the effect of delaying changes in control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of Longevity’s stock.

Public Warrants

Each whole Warrant issued in the initial public offering of Longevity (formerly known as Alpha Healthcare Acquisition Corp. III) which closed on July 29, 2021 (the “IPO”) entitles the registered holder to purchase one share of Longevity Common Stock at a price of $345.00 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination pursuant to the terms of the Business Combination Agreement, dated as of January 4, 2023 (the “Business Combination Agreement”), by and among Alpha, Candy Merger Sub, Inc., and Legacy Carmell. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Longevity Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. No fractional Warrants will be issued upon separation of the units of Alpha consisting of one share of Alpha’s Class A common stock and one-fourth of a Warrant (the “Units”) and only whole Warrants will trade.

The Warrants will expire five years after the completion of the Business Combination on July 14, 2023, at 5:00 P.M., New York City time, or earlier upon redemption or liquidation.

Longevity will not be obligated to deliver any shares of Longevity Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act, with respect to the shares of Longevity Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to Longevity satisfying its obligations described below with respect to registration. No Warrant will be exercisable and Longevity will not be obligated to issue shares of Longevity Common Stock upon exercise of a Warrant unless Longevity Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will Longevity be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a Unit containing such Warrant will have paid the full purchase price for the Unit solely for the share of Longevity Common Stock underlying such Unit.

Longevity has not registered the shares of Longevity Common Stock issuable upon exercise of the Warrants. However, Longevity has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, that it will use its best efforts to file with the SEC a registration statement covering the shares of Longevity Common Stock issuable upon exercise of the Warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Longevity Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Longevity Common Stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when Longevity will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Longevity Common Stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when Longevity shall have failed to maintain an effective registration statement, exercise their Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, Longevity may call the Warrants for redemption:

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in whole and not in part;
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at a price of $0.01 per Warrant;
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upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable (the “30-day redemption period”) to each Warrant holder; and

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if, and only if, the reported last sale price of the Longevity Common Stock equals or exceeds $540.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before Longevity sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by Longevity, Longevity may not exercise its redemption right if the issuance of shares of Longevity Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or Longevity is unable to effect such registration or qualification.

Longevity has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and Longevity issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $540.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $345.00 Warrant exercise price after the redemption notice is issued.

If Longevity calls the Warrants for redemption as described above, Longevity’s management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” Longevity’s management will consider, among other factors, Longevity’s cash position, the number of Warrants that are outstanding and the dilutive effect on Longevity’s stockholders of issuing the maximum number of shares of Longevity Common Stock issuable upon the exercise of the Warrants. If Longevity’s management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Longevity Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Longevity Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Longevity Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If Longevity’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Longevity Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. If Longevity calls the Warrants for redemption and Longevity’s management does not take advantage of this option, AHAC Sponsor III LLC, Alpha’s sponsor (the “Sponsor”) and its permitted transferees would still be entitled to exercise their Private Placement Warrants (as defined below) for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis.

A holder of a Warrant may notify Longevity in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Longevity Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Longevity Common Stock is increased by a stock dividend payable in shares of Longevity Common Stock, or by a split-up of shares of Longevity Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Longevity Common Stock issuable on exercise of each whole Warrant will be increased in proportion to such increase in the outstanding shares of Longevity Common Stock. A rights offering to holders of Longevity Common Stock entitling holders to purchase shares of Longevity Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Longevity Common Stock equal to the product of (i) the number of shares of Longevity Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Longevity Common Stock) and (ii) one (1) minus the quotient of (a) the price per share of Longevity Common Stock paid in such rights offering divided by (b) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Longevity Common Stock, in determining the price payable for Longevity Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Longevity Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Longevity Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Longevity, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Longevity Common Stock on account of such shares of Longevity Common Stock (or other shares of Longevity’s capital stock into which the Warrants are convertible), other than (i) as described above, (ii) certain ordinary cash dividends, (iii) to satisfy the redemption rights of the holders of Longevity Common Stock in connection with a proposed initial business combination, (iv) to satisfy the redemption rights of the holders of Longevity Common Stock in connection with a stockholder vote to amend the Longevity Certificate of Incorporation (a) to modify the substance or timing of Longevity’s obligation to allow redemption in connection with its initial business combination or certain amendments to the Longevity Certificate of Incorporation prior thereto or to redeem 100% of the Longevity Common Stock if Longevity does not complete its initial business combination within 24 months from the closing of the IPO or (b) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or in connection with the redemption of the Class A common stock of Alpha issued in the IPO upon Longevity’s failure to complete its initial business combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Longevity Common Stock in respect of such event.

If the number of outstanding shares of Longevity Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Longevity Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Longevity Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Longevity Common Stock.

Whenever the number of shares of Longevity Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Longevity Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (ii) the denominator of which will be the number of shares of Longevity Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Longevity Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of Longevity with or into another corporation (other than a consolidation or merger in which Longevity is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Longevity Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Longevity as an entirety or substantially as an entirety in connection with which Longevity is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Longevity Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if less than 70% of the consideration receivable by the holders of Longevity Common Stock in such a transaction is payable in the form of Longevity Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agreement, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable) by certified or official bank check payable to Longevity for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Longevity Common Stock and any voting rights until they exercise their Warrants and receive shares of Longevity Common Stock. After the issuance of shares of Longevity Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share of Longevity Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, Longevity will, upon exercise, round down to the nearest whole number of shares of Longevity Common Stock to be issued to the Warrant holder.

Private Placement Warrants

The warrants to purchase shares of Alpha’s Class A common stock that were issued to the Sponsor in connection with the IPO (the “Private Placement Warrants”) have terms and provisions that are identical to those of the Warrants.

Stock Exchange Listing

The Longevity Common Stock and Warrants are listed on the Nasdaq Capital Market under the symbols “XAGE” and “XAGEW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for the Longevity Common Stock and the Warrant Agent for the Warrants is the Continental Stock Transfer & Trust Company at 1 State St 30th floor, New York, NY 10004.

COMPARISON OF RIGHTS OF HOLDERS OF LONGEVITY COMMON STOCK AND BIOLABS COMMON STOCK

If the Merger is completed, Biolabs Stockholders will receive shares of Longevity Common Stock, pursuant to the terms of the Merger Agreement.

Longevity and Biolabs are both incorporated under the laws of the State of Delaware. The rights of Longevity Stockholders and Biolabs Stockholders are generally governed by the DGCL. Upon completion of the Merger, Biolabs Stockholders will become Longevity Stockholders, and their rights will be governed by the DGCL, the Longevity Bylaws, and the Longevity Certificate of Incorporation.

The material differences between the current rights of Biolabs Stockholders under Biolabs’ amended and restated certificate of incorporation and amended and restated bylaws and their rights as Longevity Stockholders, after the Merger, under the Longevity Certificate of Incorporation and the Longevity Bylaws, both as will be in effect immediately following the completion of the Merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Longevity or Biolabs before the Merger and being a stockholder of the Combined Company following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 179 of this proxy statement/prospectus.

Longevity	Biolabs
Organizational Documents
The rights of Longevity Stockholders are governed by the Longevity Certificate of Incorporation, Longevity Bylaws, the Longevity Certificate of Designations, and the DGCL

The rights of Biolabs Stockholders are governed by the Biolabs amended and restated certificate of incorporation (the “Biolabs Certificate of Incorporation”), the Biolabs amended and restated bylaws (the “Biolabs Bylaws”), the Biolabs Investors’ Rights Agreement (the “Biolabs IRA”), the Biolabs voting agreement (the “Biolabs VA”), the Certificate of Designations for Series C Preferred Stock (the “C Designation”), the Certificate of Designations for Series D Preferred Stock (the “D Designation”), and the DGCL.

Authorized Capital Stock

Longevity is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Longevity is authorized to issue is 270,000,000, of which 250,000,000 shares are Longevity Common Stock, and 20,000,000 shares are Longevity Preferred Stock. 4,243 shares of Longevity Preferred Stock have been designated “Series A Preferred Stock”. Longevity reserves the right to increase or decrease the number of authorized shares of Longevity Preferred Stock or Longevity Common Stock, irrespective of Section 242(b)(2) of the DGCL.

Biolabs is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Biolabs is authorized to issue is 70,000,000, of which 50,000,000 shares are Biolabs Common Stock, and 20,000,000 shares are Biolabs Preferred Stock. 1,303,000 shares of Biolabs Preferred Stock have been designated “Series A Preferred Stock”, 978,000 have been designated as “Series A-1 Preferred Stock”, 800,000 shares have been designated “Series A-2 Preferred Stock”, and 3,569,405 shares of shares have been designated “Series B Preferred Stock”, 3,340,909 shares have been designated “Series C Preferred Stock”, and 936,329 shares have been designated “Series D Preferred Stock”.

The number of authorized shares of Biolabs Common Stock may be increased or decreased by the affirmative vote of the holders of Biolabs Capital Stock representing a majority of the votes represented by all outstanding shares of Biolabs

Longevity	Biolabs
Capital Stock entitled to vote, irrespective of Section 242(b)(2) of the DGCL.
Common Stock

Longevity’s authorized common stock consists of 250,000,000 shares of common stock, par value $0.0001 per share.

Each holder of a share of Longevity Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of Longevity Stockholders; provided, however, that, except as otherwise required by law, holders of Longevity Common Stock, as such, shall not be entitled to vote on any amendment to the Longevity Certificate of Incorporation (or on any amendment to a certificate of designations of any series of undesignated preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Longevity Preferred Stock if the holders of such affected series of undesignated preferred stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to the Longevity Certificate of Incorporation (or pursuant to a certificate of designations of any series of undesignated preferred stock) or pursuant to the DGCL.

Biolabs’ authorized common stock consists of 50,000,000 shares of common stock, par value $0.01 per share.

Each holder of a share of Biolabs Common Stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of Biolabs Stockholders (and written actions in lieu of meetings), provided, however, that, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to the Biolabs Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Biolabs Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Biolabs Certificate of Incorporation or pursuant to the DGCL.

Preferred Stock

Longevity’s authorized preferred stock consists of 20,000,000 shares of Longevity Preferred Stock. 4,243 shares of Longevity Preferred Stock are currently designated and outstanding and designated as Longevity Series A Preferred Stock. The Longevity Board is authorized to issue shares of Longevity Preferred Stock one or more series and to fix the designations, powers, preferences and relative, participating, optional and other rights, and any qualifications, limitations, and restrictions, on such shares.

Biolabs authorized preferred stock consists of 20,000,000 shares are Biolabs Preferred Stock, par value $0.01 per share. 1,303,000 shares of Biolabs Preferred Stock have been designated “Series A Preferred Stock”, 978,000 have been designated as “Series A-1 Preferred Stock”, 800,000 shares have been designated “Series A-2 Preferred Stock”, and 3,569,405 shares of shares have been designated “Series B Preferred Stock”, 3,340,909 shares have been designated “Series C Preferred Stock”, and 936,329 shares have been designated “Series D Preferred Stock”.

Each holder of outstanding shares of Biolabs Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Biolabs Common Stock into which the shares of preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions in the Biolabs Certificate of Incorporation and C Designation, the holders of preferred stock shall vote together with the holders of Biolabs Common Stock as a single class. The Biolabs Certificate of Incorporation and C Designation provides for anti-dilution protection for the holders of Biolabs Preferred Stock and for certain consent rights for holders of Biolabs Preferred Stock as more fully described below.

Longevity	Biolabs
Number and Qualification of Directors

The number of Longevity directors is fixed from time to time by resolution of the Longevity Board. The Longevity Board currently consists of six members. No decrease in the authorized number of directors constituting the Longevity Board will shorten the term of any incumbent director. Longevity directors need not be Longevity Stockholders.

Irrespective of the C Designation, the size of the Biolabs Board shall be seven directors, as amended by a majority of the Biolabs Board and in accordance with Section 4.3 of the Biolabs Certificate of Incorporation from time to time.

Structure of Board of Directors; Term of Directors; Election of Directors

Other than any directors elected by the separate vote of the holders of any series of Longevity Preferred Stock, the Longevity Board divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Longevity Board. At the first annual meeting of stockholders following the effectiveness of the IPO, the term of office of the Class I director expired and Class I director was elected for a full term of three years. At each succeeding annual meeting of stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, directors elected to each class hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

For so long as shares of Biolabs Preferred Stock are outstanding, the holders of all series of Biolabs Preferred Stock shall vote together, as a separate class, to elect one director to the Biolabs Board. For so long as any shares of Biolabs’ Series A-1 Preferred Stock are outstanding, the holders of Biolabs’ Series A-1 Preferred Stock shall vote together, as a separate class, to elect one director to the Biolabs Board. At any given time, one director shall be independent expert in the Biolabs; industry and shall be appointed by the other then-current directors. The balance of the Biolabs Board shall be elected by the holders of the Biolabs Common Stock.

Removal of Directors

Subject to the rights of the holders of any series of Longevity Preferred Stock to elect and remove directors, any director may be removed from office with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise provided by the DGCL.

Vacancies and newly created directorships resulting from any increase in the total number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The occurrence of a vacancy which is not filled by action of the Longevity Board shall constitute a determination by the Longevity Board that the number of directors is reduced so as to eliminate such vacancy, unless the Longevity Board shall specify otherwise. When one or more directors shall resign from the Longevity Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Any director who was elected by a specified class or classes of stock or series thereof may be removed during such director's term of office, with or without cause, only by the affirmative vote of the holders of at least a majority of the shares of the class or classes of stock or series thereof that initially elect such director.

Irrespective of the above and to any limitations imposed by applicable law, the Biolabs Board or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of Biolabs Capital Stock entitled to elect such director.

Longevity	Biolabs
Vacancies on the Board of Directors

A director may resign at any time upon notice given in writing or by electronic transmission to Longevity. Unless otherwise specified in such notice, a resignation shall take effect upon delivery of such notice to Longevity.

Vacancies and newly created directorships resulting from any increase in the total number of authorized directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. The occurrence of a vacancy which is not filled by action of the Longevity Board shall constitute a determination by the Longevity Board that the number of directors is reduced so as to eliminate such vacancy, unless the Longevity Board shall specify otherwise. When one or more directors shall resign from the Longevity Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation

Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the Biolabs Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by at least a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, or, if there is no sole remaining director then in office, by the affirmative vote of the holders of at least a majority of the shares of that class or classes or series.

Irrespective of the above, any vacancies on the Biolabs Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Biolabs Board determines by resolution that any such vacancies or newly created directorships shall be filled by Biolabs Stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Biolabs Board, or by a sole remaining director.

Stockholder Action by Written Consent

No action may be taken by the Longevity Stockholders except at an annual or special meeting of the Longevity Stockholders, and no action may be taken by the Longevity Stockholders by written consent in lieu of a meeting.

Biolabs Stockholders may take action by written consent if such action is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Quorum

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at a meeting shall constitute a quorum. The Longevity Stockholders present at a duly organized meeting can continue to do business until adjourned, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, those present in person or by proxy shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine.

The presence in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of Biolabs Capital Stock entitled to vote shall constitute a quorum.

Special Meetings of Stockholders

Except as otherwise required by statute and subject to the rights of the holders of any series of Longevity Preferred Stock, special meetings may be called at any time by the Chairman of the Longevity Board, the President of Longevity, the Longevity Board or the holders of not less

Special meetings of the Biolabs Stockholders may be called, for any purpose or purposes, by (i) the Biolabs Chief Executive Officer, (ii) the Biolabs President, (iii) by the Biolabs Chief Executive Officer, the Biolabs President or the Biolabs Secretary pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously

Longevity	Biolabs
than fifty percent (50%) of the outstanding stock entitled to vote at such meeting.

authorized directorships at the time any such resolution is presented to the Biolabs Board for adoption) or (iv) by the Biolabs Chief Executive Officer, the Biolabs President or the Secretary at the request of the holders of shares entitled to cast not less than twenty-five percent (25%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Biolabs Board shall fix.

Notice of Stockholder Meetings

Written notice of all meetings of Longevity Stockholders shall state place, if any, date and hour of each meeting, the means of remote communication, if any, by which Longevity Stockholders and proxyholders may be deemed to be present in person and vote at such meetings and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by, or at the direction of, the secretary or the person or persons authorized to call the meeting to each stockholder of record entitled to vote at such meeting, and unless otherwise provided in the DGCL, shall be given not less than 10 nor more than 60 days before the meeting to each Longevity Stockholder entitled to vote at the meeting as of the record date for determining the Longevity Stockholders entitled to notice of the meeting.

Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of Biolabs stockholder shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date, and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting.

Advance Notice Requirements for Stockholder Proposals
The Longevity Bylaws do not contain any advance notice requirements for stockholder proposals or nominations.

Nominations of persons for election to the Biolabs Board and the proposal of business other than nominations to be considered by the stockholders may be brought before an annual meeting of stockholders only (i) by or at the direction of the Biolabs Board or (ii) by any stockholder of Biolabs who is a stockholder of record at the time of giving notice provided for in Biolabs Bylaws, and who complies with the notice procedures set forth in the Biolabs Bylaws.

Amendment of Certificate of Incorporation

Except as otherwise required by law or the Longevity Certificate of Incorporation, Longevity reserves the right at any time to amend the Longevity Certificate of Incorporation, notwithstanding that the affirmative vote of (i) two-thirds (2/3) of the directors then in office and (ii) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Longevity capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal certain articles of the Longevity Certificate of Incorporation.

In addition to the requirements of the DGCL, long as at least twenty-five percent (25%) of the Biolabs Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by law, or the Biolabs Certificate of Incorporation, the vote or consent of the holders of at least a majority of all shares of Biolabs Preferred Stock then outstanding and entitled to vote thereon, voting together and on an as-converted to common stock basis, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, including the consent of the holders of Biolabs Series A-1 Preferred Stock, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise, certain actions as outlined in the Biolabs Certificate of Incorporation.

Longevity	Biolabs
Amendment of Bylaws

Except as otherwise provided by law, the Longevity Bylaws may be amended or repealed by the Longevity Board acting pursuant to an affirmative vote of a majority of the whole Longevity Board at any regular or special meeting thereof.

Except as otherwise provided by law, the Biolabs Bylaws may be amended or repealed by the Biolabs Board or the Biolabs Stockholders; provided, however, that, in addition to any vote of the holders of any class or series of stock of Biolabs required by law or by the Biolabs Certificate of Incorporation such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Biolabs Capital Stock entitled to vote generally in the election of directors, voting together as a single class.

Limitation on Director Liability

A Longevity director shall not be personally liable to Longevity or the Longevity Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to Longevity or the Longevity Stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Longevity thereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

To the fullest extent permitted by the DGCL, a Biolabs director shall not be personally liable to Biolabs or Biolabs stockholder of monetary damages for breach of fiduciary duty as a director.
Indemnification

To the fullest extent permitted by applicable law and subject to the provisions of the Longevity Bylaws, Longevity is obligated under certain circumstances to provide indemnification of directors and officers of Longevity (and advancement of expenses to directors of Longevity) and is authorized to provide indemnification of other employees and agents of Longevity (and advancement of expenses to officers and other employees and agents) and any other persons to which applicable law permits Longevity to provide indemnification. The foregoing rights to indemnification and advancement of expenses are not limited to the provisions of Longevity’s Bylaws and may be set forth in agreements with such persons or pursuant to vote of stockholders or disinterested directors.

To the fullest extent permitted by law and subject to the provisions of the Biolabs Bylaws, Biolabs is permitted to provide indemnification for any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person was a director or officer of Biolabs or any predecessor of the Biolabs, or serves or served at any other enterprise as a director or officer at the request of Biolabs or any predecessor to the Biolabs.

Conversion Rights

Longevity Series A Preferred Stock will automatically convert upon the happening of certain events as described in Longevity Series A Certificate of Designations at the conversion rates determined in accordance with Longevity’s Series A Certificate of Designations.

Biolabs Preferred Stock will automatically convert upon the happening of certain events as described in Biolabs Certificate of Incorporation, C Designation, and D Designation at the conversion rates determined in accordance with the applicable governing documents.

Longevity	Biolabs
Biolabs Preferred Stock stockholders also have the option to optionally convert in certain cases.
Right of First Refusal
Longevity does not have a right of first refusal in place.

Subject to the Biolabs Certificate of Incorporation and Biolabs Bylaws, as applicable, Biolabs has certain right of first refusal rights with respect to the transfer or sale of Biolabs Capital Stock proposed to be transferred by Key Holders (as defined in the Biolabs IRA) of Biolabs Capital Stock. Certain investors in Biolabs have secondary right of first refusal rights should Biolabs elect to not exercise its right of first refusal. These rights are pursuant to the Biolabs IRA.

Right of Co-Sale
Longevity does not have a right of co-sale in place.

Pursuant to the Biolabs IRA, certain investors have a right of co-sale with respect to the Biolabs Capital Stock proposed to be transferred by any Key Holder which is not earlier purchased by Biolabs by exercise of its right of first refusal (as described above) or by any investor by exercise of their secondary right of first refusal (as described above).

Preemptive Rights

Longevity Stockholders do not have preemptive rights. Thus, if additional shares of Longevity Common Stock are issued, the current holders of Longevity Common Stock will own a proportionately smaller interest in a larger number of outstanding shares of Longevity Common Stock to the extent that they do not participate in the additional issuance.

Pursuant to the Biolabs Certificate of Incorporation, C Designation, and D Designation, if Biolabs proposes to issue any Additional Securities (as defined in the Biolabs Certificate of Incorporation), Biolabs shall first offer such securities to holders of Biolabs Preferred Stock. Each holder of Biolabs Preferred Stock will then have the right to purchase securities in such new offering equal to the proportion of the ownership interest of total outstanding Biolabs Preferred Stock, calculated on an as-converted basis.

Distributions to Stockholders

Subject to applicable law, the rights, if any, of the holders of any outstanding series of Longevity Preferred Stock, the holders of shares of Longevity Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or Longevity capital stock) when, as and if declared thereon by the Longevity Board from time to time out of any assets or funds of Longevity legally available therefor and shall share equally on a per share basis in such dividends and distributions.

At all times following August 9, 2023, while shares of Longevity Series A Preferred Stock are issued and outstanding, holders of Longevity Series A Preferred Stock shall be entitled to receive, and Longevity shall pay, dividends on shares of Longevity Series A Preferred Stock equal (on an as-if-converted-to-Longevity Common-Stock basis and without regard to any limitations on conversion

Irrespective of the Biolabs Certificate of Incorporation, holders of Biolabs Capital Stock are not entitled to dividends or distributions unless the Biolabs Board declares dividends to the holders of Biolabs Common Stock. In that case, the holders of Biolabs Preferred Stock will be entitled to a dividend or distribution equal to 70% of the aggregate amount of the distribution on a pro rata basis and 30% of the distribution amount to the holders of Biolabs Common Stock on a pro rata basis.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of Biolabs, whether voluntary or involuntary, all shares of Biolabs Preferred Stock shall rank (i) pari passu with all Parity Securities (as defined in the Biolabs Certificate of Incorporation, C Designation, and D Designation); (ii) senior to all Junior Securities (as defined in the Biolabs Certificate

Longevity	Biolabs

set forth herein or otherwise) to and in the same form as dividends (other than dividends in the form of Longevity Common Stock, which shall be made in accordance with Section 7(a) of the Longevity Series A Certificate of Designations) actually paid on shares of the Longevity Common Stock when, as and if such dividends (other than dividends in the form of Longevity Common Stock, which shall be made in accordance with Section 7(a) of the Longevity Series A Certificate of Designations) are paid on shares of the Longevity Common Stock.

Subject to applicable law, the rights, if any, of the holders of any outstanding series of Longevity Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Longevity, after payment or provision for payment of the debts and other liabilities of Longevity, the holders of shares of Longevity Common Stock shall be entitled to receive all the remaining assets of Longevity available for distribution to its stockholders, ratably in proportion to the number of shares held by them.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction prior to the approval of the issuance of all Longevity Common Stock upon conversion of the Longevity Series A Preferred Stock, the holders of Longevity Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of Longevity available for distribution to its stockholders, the amount per share if such holders converted all of the Longevity Series A Preferred Stock into Longevity Common Stock of Incorporation, C Designation, and D Designation); and (iii) junior to all Senior Securities (as defined in the Biolabs Certificate of Incorporation, C Designation, and D Designation), if any.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Biolabs (a “Liquidation Event”) or a Deemed Liquidation Event (as defined in the Biolabs Certificate of Incorporation, C Designation, and D Designation), each holder of shares of Biolabs Preferred Stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Preference of all shares held by such holder.

Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of the Liquidation Preference in the Biolabs Certificate of Incorporation, Biolabs shall have additional cash and other assets of Biolabs available for distribution to its stockholders, then the holders of the shares of Biolabs Preferred Stock shall participate pari passu with the holders of Parity Securities and the holders of Biolabs Common Stock based on the then current conversion rate with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of Biolabs, if any.

If upon any Liquidation Event or Deemed Liquidation Event the remaining assets of Biolabs available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Biolabs Preferred Stock the full preferential amount to which they are entitled under the Biolabs Certificate of Incorporation, and the holders of Parity Securities, if any, the full preferential amount to which they are entitled under the terms of the relevant instrument governing such Parity Securities, (a) the holders of the shares of Biolabs Preferred Stock and any such Parity Securities shall share ratably in any distribution of the remaining assets and funds of Biolabs in proportion to the respective full preferential amounts which would otherwise be payable in respect thereof upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares and Parity Securities were paid in full, and (b) Biolabs shall not make or agree to make any payments to the holders of Junior Securities.

Exclusive Forum

The Longevity Certificate of Incorporation provides that unless Longevity consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Longevity, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Longevity to the Longevity or Longevity Stockholders, (iii) any action asserting a claim against Longevity, its directors, officers or

Biolabs does not have an exclusive forum clause in the Biolabs Certificate of Incorporation or Biolabs Bylaws.

Longevity	Biolabs

employees arising pursuant to any provision of the DGCL or the Longevity Certificate of Incorporation or Longevity Bylaws, or (iv) any action asserting a claim against Longevity, its directors, officers or employees governed by the internal affairs doctrine.

Unless Longevity consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for the resolution of any claim asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Longevity Capital Stock will be deemed to have notice of and to have consented to the forum selection provision of the Longevity Certificate of Incorporation.

Registration Rights
Longevity Stockholders have no registration rights.

Under the Biolabs IRA, certain holders of Biolabs Preferred Stock that are party to the IRA have certain registration rights, including the right to demand registration via form S-1 or Form S-3. Additionally, the Biolabs IRA provides “piggy-back” registration rights to register shares held by them in the event of Biolabs proposing to register any Biolabs Common Stock pursuant to the Securities Act.

Stock Transfer Restrictions Applicable to Stockholders
Shares of Longevity are transferable in the manner prescribed by the DGCL.	Subject to any restrictions outlined in the Biolabs IRA, the Biolabs Bylaws does not provide any restrictions on the transfer of Biolabs Capital Stock held by Biolabs Stockholders.

PRINCIPAL STOCKHOLDERS OF BIOLABS

The following table sets forth information regarding beneficial ownership of Biolabs’ voting stock as of April 30, 2025 (i) by each of its executive officers and directors; (ii) by all of its executive officers and directors as a group; and (iii) by each person who is known by it to beneficially own more than 5% of any class its voting securities. Since none of the foregoing own any of Biolabs’ series B preferred stock, series C preferred stock or series D preferred stock, columns for these shares have been excluded from the table below. Unless otherwise specified, the address of each of the persons set forth below is in care of Biolabs at 15810 Gaither Road, Suite 235, Gaithersburg, MD 20877.

Name and Address of Beneficial Owner	Amount Acquirable(1)				Percent of Common Stock(2)	Percent of Series A Preferred Stock(3)	Percent of Series A-1 Preferred Stock(4)	Percent of Series A-2 Preferred Stock(5)	Percent of Total Voting Stock(6)
	Total Common Stock	Series A Preferred Stock	Series A-1 Preferred Stock	Series A-2 Preferred Stock
Jonathan Cohen, Chief Executive Officer and Director(7)	1,754,400	-	-	-	33.67%	-	-	-	17.67%
Anne Shiflett, Acting Chief Financial Officer(8)	55,208	-	-	-	1.13%	-	-	-	*
Jiming Zhou, Chief Operating Officer(9)	472,000	-	-	-	8.91%	-	-	-	4.71%
Ron Baker, Chief Business Officer(10)	50,000	-	-	-	1.03%	-	-	-	*
Michael Lebowitz, Chief Scientific Officer(11)	50,000	-	-	-	1.03%	-	-	-	*
John G. Compton, Chairman(12)	269,907	-	-	7,669	5.31%	-	-	1.73%	2.83%
Richard M. Cohen, Director(13)	260,575	-	-	7,700	5.13%	-	-	1.74%	2.74%
Wei Lu, Director	-	-	-	-	-	-	-	-	-
Prasanth Reddy, Director(14)	30,000	-	-	-	*	-	-	-	*
John W. Rollins, Director(15)	271,686	13,029	-	6,135	5.34%	1.54%	-	1.39%	2.97%
Michael A. Ross, Director(16)	260,575	-	-	31	5.13%	-	-	*	2.66%
All executive officers and directors (11 persons above)	3,474,351	13,029	-	21,535	67.29%	1.54%	-	4.87%	35.51%
Full Succeed International Limited(17)	-	-	651,465	-	-	-	100.00%	-	6.83%

* Less than 1%

(1) Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any securities acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).

(2) Based on 4,823,125 shares of Common Stock outstanding as of April 30, 2025.

(3) Based on 846,368 shares of Series A Preferred Stock outstanding as of April 30, 2025.

(4) Based on 651,465 shares of Series A-1 Preferred Stock outstanding as of April 30, 2025.

(5) Based on 442,402 shares of Series A-2 Preferred Stock outstanding as of April 30, 2025.

(6) Percentage of total voting stock represents total ownership with respect to all shares of Common Stock, Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as a single class and on an as-converted to Common Stock basis. As of April 30, 2025, there were 651,465 shares of Series A-1 Preferred Stock, 1,471,487 shares of Series B Preferred Stock,

1,204,040 shares of Series C Preferred Stock and 101,565 shares of Series D Preferred Stock issued and outstanding. Shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are convertible into shares of Common Stock on the basis of 1 share of Common Stock for each share of such Preferred Stock (subject to adjustment). Holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(7) Includes 388,000 shares of Common Stock which Mr. Cohen has the right to acquire within 60 days through the exercise of vested options.

(8) Includes 55,208 shares of Common Stock which Ms. Shiflett has the right to acquire within 60 days through the exercise of vested options.

(9) Includes 472,000 shares of Common Stock which Mr. Zhou has the right to acquire within 60 days through the exercise of vested options.

(10) Includes 50,000 shares of Common Stock which Mr. Baker has the right to acquire within 60 days through the exercise of vested options.

(11) Includes 50,000 shares of Common Stock which Mr. Lebowitz has the right to acquire within 60 days through the exercise of vested options.

(12) Includes 2,666 shares of Common Stock which Mr. Compton has the right to acquire within 60 days through the exercise of warrants and 260,575 shares of Common Stock which Mr. Compton has the right to acquire within 60 days through the exercise of vested options.

(13) Includes 260,575 shares of Common Stock which Mr. Cohen has the right to acquire within 60 days through the exercise of vested options.

(14) Includes 30,000 shares of Common Stock which Mr. Reddy has the right to acquire within 60 days through the exercise of vested options.

(15) Includes 260,575 shares of Common Stock which Mr. Rollins has the right to acquire within 60 days through the exercise of vested options.

(16) Includes 260,575 shares of Common Stock which Mr. Ross has the right to acquire within 60 days through the exercise of vested options.

(17) Jundong Ji is the Chief Executive Officer of Full Succeed International Limited and has voting and investment power over the securities held by it. Mr. Ji disclaims beneficial ownership of the shares held by Full Succeed International Limited except to the extent of his pecuniary interest, if any, in such shares. The address of Full Succeed International Limited is 23F, 1333 Lujiazui Ring Road, Pudong New Area, Shanghai, People’s Republic of China.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

The following table sets forth certain information regarding beneficial ownership of the Combined Company’s common stock immediately after consummation of the Merger, assuming the consummation of the Merger occurred on April 30, 2025 for: (i) each stockholder expected by Longevity and Biolabs to become the beneficial owner of more than 5% of the outstanding shares of the Combined Company’s common stock, (ii) each person expected to be a named executive officer of the Combined Company, (iii) each person expected to be a director of the Combined Company, and (iv) all of the Combined Company’s expected directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power with respect to the securities as well as any shares of the Combined Company’s common stock that the individual or entity has the right to acquire within 60 days of April 30, 2025 upon the exercise of stock options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, Longevity and Biolabs believe, based on the information provided to them, that the persons and entities named in the table below have sole voting and investment power with respect to all the Combined Company’s common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 3,106,693 shares of the Combined Company’s common stock expected to be outstanding upon consummation of the Merger based on the Longevity and Biolabs outstanding shares as of April 30, 2025, and an assumed Exchange Ratio of 0.12421. The number of shares beneficially owned includes shares of the Combined Company’s common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options and the vesting of restricted stock units. These stock options and restricted stock units shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company’s common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company’s common stock expected to be owned by any other person.

Immediately after the consummation of the Merger, based solely on the estimated Exchange Ratio as described below, and without giving effect to an Concurrent Financing, Longevity securityholders as of immediately prior to the Merger are expected to own approximately 49.9% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis and the former Biolabs securityholders are expected to own approximately 50.1% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, in each case, before the issuance of any Earnout Shares. The estimated Exchange Ratio was derived on a fully-diluted basis as of April 30, 2025, using a stipulated value of Biolabs of approximately $50 million and of Longevity of approximately $49.8 million.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding Beneficially Owned
Greater than 5% Stockholders:
None	—	—
Named Executive Officers and Directors:
Rajiv Shukla (1)	118,225	5%
Jonathan Cohen (2)	216,318	10%
Bryan Cassaday (3)	1,919	*
Scott Frisch (4)	1,321	*
Gilles Spenlehauer (5)	1,321	*
Patrick Sturgeon (6)	4,928	*
John Compton (7)	34,225	2%
Prasanth Reddy (8)	3,699	*
Michael Ross (9)	32,133	1%
All directors and executive officers as a group (9 persons) (10)	414,090	18%

* Represents beneficial ownership of less than 1%.

(1) Includes 7,270 shares of the Combined Company’s common stock that may be acquired by Mr. Shukla pursuant to the exercise of stock options and warrants within 60 days of April 30, 2025.

(2) Includes 47,840 shares of the Combined Company’s common stock that may be acquired by Mr. Cohen pursuant to the exercise of stock options within 60 days of April 30, 2025.

(3) Includes 1,778 shares of the Combined Company’s common stock that may be acquired by Mr. Cassaday pursuant to the exercise of stock options within 60 days of April 30, 2025.

(4) Includes 1,068 shares of the Combined Company’s common stock that may be acquired by Mr. Frisch pursuant to the exercise of stock options within 60 days of April 30, 2025.

(5) Includes 1,068 shares of the Combined Company’s common stock that may be acquired by Mr. Spenlehauer pursuant to the exercise of stock options within 60 days of April 30, 2025.

(6) Includes 1,092 shares of the Combined Company’s common stock that may be acquired by Mr. Sturgeon pursuant to the exercise of stock options and warrants within 60 days of April 30, 2025

(7) Includes 329 shares of the Combined Company’s common stock that may be acquired by Mr. Compton pursuant to the exercise of stock options within 60 days of April 30, 2025

(8) Includes 3,699 shares of the Combined Company’s common stock that may be acquired by Dr. Reddy pursuant to the exercise of stock options within 60 days of April 30, 2025

(9) Includes 32,129 shares of the Combined Company’s common stock that may be acquired by Dr. Ross pursuant to the exercise of stock options within 60 days of April 30, 2025

(10) Consists of (i) 317,817 shares of common stock of the Combined Company beneficially owned by the Combined Company’s executive officers and directors, (ii) 94,907 shares of common stock subject to options held by the Combined Company’s executive officers and directors and exercisable within 60 days of April 30, 2025, and (iii) 1,366 shares of common stock subject to warrants beneficially owned by the Combined Company’s executive officers and directors.

LEGAL MATTERS

K&L Gates LLP will pass upon the validity of the Longevity Common Stock offered by this proxy statement/prospectus.

EXPERTS

The financial statements of Longevity Health Holdings, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus have been audited by Adeptus Partners, LLC, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of 20/20 Biolabs, Inc. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus, have been audited by dbbmckennon, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Longevity is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Longevity’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Longevity also makes available free of charge on or through its website at www.carmellcosmetics.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Longevity electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Longevity are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/ prospectus.

Longevity has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Longevity Common Stock to be issued to Biolabs Stockholders in the Merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Longevity and the Longevity Common Stock. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

The SEC allows Longevity to “incorporate by reference” information into this proxy statement/prospectus. This means Longevity can disclose important information to you by referring you to another document that has been filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents listed below that Longevity has previously filed or will file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•
Longevity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;
•
Longevity’s Current Reports on Form 8-K filed with the SEC on January 3, 2025, January 16, 2025 (as amended by Longevity’s Current Report on Form 8-K/A filed with the SEC on March 31, 2025), January 24, 2025, March 5, 2025, March 10, 2025, March 26, 2025, April 3, 2025, and April 14, 2025 respectively; and
•
The description of the Longevity Common Stock filed as Exhibit 4.1 to Longevity’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024.

Additionally, Longevity incorporates by reference any documents that it may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, other than the portions of such documents not deemed to be filed. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Longevity has supplied all information contained in this proxy statement/prospectus relating to Longevity and Biolabs has supplied all information contained in this proxy statement/prospectus relating to Biolabs. If you would like to request documents from Longevity or Biolabs, please send a request in writing or by telephone to either Longevity or Biolabs at the following addresses:

Longevity Health Holdings, Inc. 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203 Attn: Chief Financial Officer Tel: (412) 894-8248 Email: bcassaday@healthxage.com	20/20 Biolabs, Inc. 15810 Gaither Road, Suite 235 Gaithersburg, MD 20877 Attn: Chief Executive Officer Tel: (240) 453-6339 Email: jonathan@2020biolabs.com

If you are a Longevity Stockholder and would like additional copies, without charge, of this proxy statement/ prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact Longevity’s proxy solicitor, Alliance Advisors at the following address and telephone number:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

US. Toll-Free: 844-202-6244

Email: xage@allianceadvisors.com

STOCKHOLDER PROPOSALS

To be considered for inclusion in the proxy statement for the 2026 annual meeting of Longevity Stockholders, stockholders who desire to present proposals at such meeting must forward them in writing to the Chief Financial Officer of Longevity at 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203 so that they are received by , 202 . Such proposals must otherwise comply with Rule 14a-8 promulgated under the Exchange Act. Any notice of a proposal submitted outside the process of Rule 14a‑8 under the Exchange Act that a stockholder intends to bring at the 2026 annual meeting of Longevity Stockholders be submitted by , 202 , and the proxies that Longevity solicits for its 2026 annual meeting will confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that annual meeting. Proposals submitted by Longevity Stockholders after , 202 will be considered untimely.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Longevity’s nominees in connection with the 2026 Longevity annual meeting must provide notice to Longevity at 2403 Sidney Street, Suite 300, Pittsburgh, Pennsylvania 15203, Attention: Chief Financial Officer, in accordance with, and that sets forth the information required by, Rule 14a-19 promulgated under the Exchange Act no later than , 202 .

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

20/20 Biolabs, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of 20/20 Biolabs, Inc. (formerly 20/20 GeneSystems, Inc.) (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

dbbmckennon

San Diego, California

April 30, 2025

We have been the Company’s auditor since 2018.

20/20 BIOLABS, INC.

(FORMERLY 20/20 GENESYSTEMS, INC.)

BALANCE SHEETS

DECEMBER 31, 2024 AND 2023

	2024	2023
Assets
Current assets:
Cash and cash equivalents	$1,784,009	$4,089,461
Accounts receivable, net	135,272	68,834
Inventory	47,164	60,668
Prepaid expenses	67,780	81,469
Total current assets	2,034,225	4,300,432
License agreement, net	293,643	316,143
Property and equipment, net	116,669	244,203
Intangible assets, net	205,529	210,386
Right of use assets – operating	772,385	933,394
Prepaid royalty	106,430	150,000
Deferred offering costs	-	148,387
Other assets	55,527	64,883
Total assets	$3,584,408	$6,367,828

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$372,303	$360,279
Accrued liabilities	346,622	232,685
Deferred revenue	470,451	254,871
Lease liability – current – operating	165,702	163,788
Total current liabilities	1,355,078	1,011,623
Long-term liabilities:
Convertible notes payable, net of unamortized debt discount	-	229,164
Deferred revenue – long-term	50,000	-
Lease liability – long term – operating	673,848	839,549
Total long-term liabilities	723,848	1,068,713
Total liabilities	2,078,926	2,080,336

Commitments and contingencies (Note 8)	-	-

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 1,303,000 authorized; 846,368 shares issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $2,598,350	8,464	8,464
Series A-1 preferred stock, $0.01 par value; 978,000 authorized; 651,465 shares issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $1,999,998	6,515	6,515
Series A-2 preferred stock, $0.01 par value; 800,000 authorized; 442,402 shares issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $1,442,231	4,424	4,424
Series B preferred stock, $0.01 par value; 3,569,405 authorized; 1,471,487 shares issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $5,194,349	14,715	14,715
Series C preferred stock, $0.01 par value; 3,340,909 authorized; 1,204,040 shares issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $5,297,776	12,043	12,043
Series D preferred stock, $0.01 par value; 936,329 authorized; 62,441 and 0 shares issued and outstanding as of December 31, 2024 and 2023, respectively; liquidation preference of $362,169	624	-
Common stock, $0.01 par value; 50,000,000 authorized; 4,823,125 and 4,773,128 shares issued and outstanding as of December 31, 2024 and 2023, respectively	48,231	47,731
Subscription receivable	(28,734)	-
Additional paid-in capital	30,522,598	28,150,331
Accumulated deficit	(29,083,398)	(23,956,731)
Total stockholders’ equity	1,505,482	4,287,492
Total liabilities and stockholders’ equity	$3,584,408	$6,367,828

See accompanying notes to the financial statements

20/20 BIOLABS, INC.

(FORMERLY 20/20 GENESYSTEMS, INC.)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
Revenues	$1,752,343	$1,424,304

Cost of revenues	1,373,432	1,315,166

Gross profit	378,911	109,138

Operating expenses:
Sales, general and administrative	4,454,787	5,061,450
Research and development	1,160,181	1,409,150
Loss on impairment of fixed assets	16,356	209,073
Total operating expenses	5,631,324	6,679,673

Operating loss	(5,252,413)	(6,570,535)

Other income (expense):
Interest expense	(12,646)	(27,915)
Interest income	79,467	209,150
Other income (expense)	58,925	(2,009)
Total other income (expense)	125,746	179,226

Provision for income taxes	-	-

Net loss	$(5,126,667)	$(6,391,309)

Basic and diluted net loss per common share	$(1.07)	$(1.34)
Weighted-average common shares outstanding, basic and diluted	4,800,524	4,768,799

See accompanying notes to the financial statements

20/20 BIOLABS, INC.

(FORMERLY 20/20 GENESYSTEMS, INC.)

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Series D		Series C		Series B		Series A-2		Series A-1
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2022	-	-	1,204,040	$12,043	1,471,487	$14,715	442,402	$4,424	651,465	$6,515
Stock based compensation	-	-	-	-	-	-	-	-	-	-
Exercise of warrants	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-
Balance, December 31, 2023	-	-	1,204,040	12,043	1,471,487	14,715	442,402	4,424	651,465	6,515
Stock option expense	-		-	-	-	-	-	-	-	-
Issuance of series D preferred	62,441	624	-	-	-	-	-	-	-	-
Debt converted to common stock	-	-	-	-	-	-	-	-	-	-
Officer forgiveness of accrued compensation	-	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-
Balance, December 31, 2024	62,441	$624	1,204,040	$12,043	1,471,487	$14,715	442,402	$4,424	651,465	$6,515

	Series A				Additional			Total
	Preferred Stock		Common Stock		Paid-in	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance, December 31, 2022	846,368	$8,464	4,764,811	$47,648	$26,845,879	-	$(17,565,422)	$9,374,266
Stock based compensation	-	-	-	-	1,303,952	-	-	1,303,952
Exercise of warrants	-	-	8,317	83	500	-	-	583
Net loss	-	-	-	-	-	-	(6,391,309)	(6,391,309)
Balance, December 31, 2023	846,368	8,464	4,773,128	47,731	28,150,331	-	(23,956,731)	4,287,492
Stock option expense	-	-	-	-	1,751,098	-	-	1,751,098
Issuance of series D preferred	-	-	-	-	321,443	(28,734)	-	293,333
Debt converted to common stock	-	-	49,997	500	241,311	-	-	241,811
Officer forgiveness of accrued compensation	-	-	-	-	58,415	-	-	58,415
Net loss	-	-	-	-	-	-	(5,126,667)	(5,126,667)
Balance, December 31, 2024	846,368	$8,464	4,823,125	$48,231	$30,522,598	$(28,734)	$(29,083,398)	$1,505,482

See accompanying notes to the financial statements

20/20 BIOLABS, INC.

(FORMERLY 20/20 GENESYSTEMS, INC.)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,126,667)	$(6,391,309)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	116,035	140,416
Stock based compensation	1,751,098	1,303,952
Amortization of license fees	22,500	24,786
Amortization of ROU assets, net of liabilities	(2,778)	2,091
Amortization of debt discount	4,979	5,208
Loss on impairment of fixed assets	16,356	209,073
Changes in operating assets and liabilities:
Accounts receivable	(66,438)	696,090
Inventory	13,504	26,406
Prepaid expenses and other assets	215,002	66,371
Accounts payable	12,025	(104,003)
Related party payable	-	2,699
Interest payable	7,667	16,710
Accrued liabilities	172,352	(417,110)
Deferred revenue	265,580	(61,351)
Net cash used in operating activities	(2,598,785)	(4,479,971)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(9,383)
Acquisition of license agreement and patent cost	-	(34,381)
Net cash used in investing activities	-	(43,764)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from series D preferred stock	293,333	-
Deferred offering costs	-	(148,387)
Principal payments on financing lease liabilities	-	(46,575)
Proceeds from exercise of warrant	-	583
Net cash provided by (used in) financing activities	293,333	(194,379)

Decrease in cash and cash equivalents	(2,305,452)	(4,718,114)
Cash and cash equivalents, beginning of year	4,089,461	8,807,575
Cash and cash equivalents, end of year	$1,784,009	$4,089,461

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash disclosures of cash flow information:
Conversion of convertible notes payable and accrued interest to common stock	$241,810

See accompanying notes to the financial statements

20/20 BIOLABS, INC.

(FORMERLY 20/20 GENESYSTEMS, INC.)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2024 AND 2023

NOTE 1 – BUSINESS AND NATURE OF OPERATIONS

20/20 Biolabs, Inc. (20/20 GeneSystems, Inc.) (the “Company”), founded in May 2000, is a commercial stage diagnostics company with the core mission of developing and commercializing clinical laboratory tests for early disease detection and prevention and associated software that is powered by machine learning and real-world data to improve diagnostic accuracy and clinical utility.

For early cancer detection, the Company uses machine learning and real-world data analytics approaches to substantially improve the accuracy of tumor biomarkers that are currently tested in millions of individuals around the world. The Company’s cancer product, known as OneTest, is a multi-cancer test for screening at least five types of cancer from one blood sample.

In response to the novel coronavirus pandemic that began in early 2020, the Company expanded its business and acquired and commercialized several COVID-19 serology (antibody) and viral (RT-PCR) tests, both rapid kits and laboratory-based tests.

The Company’s legacy business includes a patented field test kit for screening suspicious powders for bioterror agents that is used regularly by hundreds of first responder organizations worldwide, known as BioCheck.

To increase its menu of innovative tests faster and at a lower cost and risk than through internal development, in 2021, the Company established its Clinical Laboratory Innovation Accelerator (“CLIAx”), which permits diagnostics start-up companies from around the world to launch their laboratory developed tests in the Company’s CLIA (Clinical Laboratory Improvement Amendments) licensed laboratory using shared equipment and laboratory personnel.

Management Plans

The Company had incurred operating losses since its inception up to December 31, 2020; however, the Company experienced profitability from January 1, 2021 through December 31, 2022 from revenue generated from COVID-19 testing. With the winding down and lifting of the government funding of COVID-19 testing reimbursement, the Company incurred operating losses for 2024. Historically during the years of losses, the Company has relied on debt and equity financing for working capital. The Company expects to fund its operations through cash on hand, increased revenue from operations, planned reductions in spending, and the remaining capital raised through its planned Regulation CF offering and institutional financing in the form of a convertible bond.

Based on the Company’s plans, management believes the doubt regarding the Company’s ability to continue as a going concern has been alleviated.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The preparation of financial statements in conformity with United States generally accepted accounting principles (“U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting periods. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term. The use of estimates include revenue recognition, impairment of long-lived assets and stock-based compensation.

Business Segments

The Company has determined that its current business and operations consist of one reporting segment.

Reclassifications

The Company has reclassified, combined or separately disclosed certain amounts in the prior years’ financial statements and accompanying footnotes to conform with the current year’s presentation.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – Include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2024 and 2023. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities and deferred revenue. Fair values for these items were assumed to approximate carrying values because of their short-term nature or they are payable on demand.

The stock option issuances are considered Level 3 on the fair value hierarchy as the determination of fair value includes various assumptions about future activities and the Company’s stock prices and historical volatility (See Note 9).

Significant Accounting Policies and Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. These estimates and assumptions include revenue recognition, allowances for doubtful accounts, deferred revenue, stock-based compensation and related valuation allowances and impairment of long-lived assets. Actual results could differ from the estimates.

Cash and Cash Equivalents

The Company considers time deposits, certificates of deposit, and certain investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable represent amounts due from commercial customers. On December 31, 2024, 2023 and 2022, customer accounts receivable totaled $135,272, $68,834 and $764,924, respectively. The payment of consideration related to these third-party receivables is subject only to the passage of time. Management reviews open accounts monthly and takes appropriate steps for collection. For its financial instruments subject to credit risk, consisting of its receivables, the Company recognizes as an allowance its estimate of lifetime expected credit losses under the current expected credit loss (CECL) model of ASC 326. The approach is based on the Company’s internal knowledge and historical default rates over the expected life of the receivables and is adjusted to reflect current economic conditions. This evaluation takes into account the customer’s ability and intention to pay the consideration when it is due along with incorporating changes in the forward-looking estimates. If the expected financial condition of the Company’s customers were to improve, the allowances may be reduced accordingly. An allowance for credit losses of $29,346 is included in accounts receivable at December 31, 2024 and 2023.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first out (FIFO) method. Inventories consisted entirely of finished goods as of December 31, 2024 and 2023.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of three (3) to seven (7) years. Significant renewals and betterments are capitalized while maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized on the straight-line basis over the lesser of their estimated useful lives or the term of the related lease, whichever is shorter. Gains or losses on dispositions of assets are reflected in other income or expense.

Intangible Assets – Patents

The Company capitalizes patent filing fees, and it expenses legal fees, in connection with internally developed pending patents. The Company also will capitalize patent defense costs to the extent these costs enhance the economic value of an existing patent. The Company evaluates the capitalized costs annually to determine if any amounts should be written down. Patent costs begin amortizing upon approval by the corresponding government and are generally amortized over the expected period to be benefited, not to exceed the patent lives, which may be as long as 20 years.

Intangible Assets - License Agreements

In accordance with ASC 730-10-25-2.c, Topic 350-30 paragraph 805-50-30-2, license fees incurred through license agreements for technology supporting specific products to be sold are either expensed or recognized as intangible assets and treated as an asset acquisition when the following criteria are met: (1) the asset is identifiable, (2) the Company has control over the asset, (3) the cost of the asset can be measured reliably, and (4) it is probable that economic benefits will flow to the Company. In accordance with Topic 350-30 paragraph 805-50-30-2, the costs associated with the license agreement are analyzed to determine if they should be capitalized or expensed depending on if an alternative future use can be identified utilizing the technology. If the fees paid are attributed to an alternative future use, then those costs are capitalized and measured by the cash paid to the licensor for the licensing of their technology in accordance with the license agreement. Any costs incurred during the validation of the technology are expensed once incurred. The capitalized license fees are amortized either beginning when the technology is validated internally and is ready to be included within the Company’s product offerings over the period covered by the agreement which might include extensions or based on other terms specific to the agreement. Future milestone payments and royalties are expensed when incurred.

Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. The impairment losses for the years ended December 31, 2024 and 2023 were $16,356 and $209,073 for certain equipment and patent costs, respectively. There can be no assurance, however, that market conditions will not change or demand for the Company’s products and services will continue, which could result in impairment of long-lived assets in the future.

Offering Costs

The Company complies with the requirements of ASC 340 with regards to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed. The total deferred offering costs at December 31, 2024 and 2023 was $0 and $148,387, respectively.

Preferred Stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity (including equity shares issued by consolidated entities) classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the Preferred Stock as a result of the redemption and conversion provisions, among other provisions in the agreement. Specifically, management is required to determine whether the embedded conversion feature in the Preferred Stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined that the host contract of the Preferred Stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

Costs incurred directly for the issuance of the Preferred Stock are recorded as a reduction of gross proceeds received by the Company.

Basic and Diluted Loss Per Share

The Company follows Financial Accounting Standards Board (“FASB”) ASC 260, Earnings per Share, to account for earnings per share. Basic earnings per share calculations are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated, based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and the estimated tax benefits that would be recorded in paid-in capital, if any, when an award is settled are assumed to be used to repurchase shares in the current period. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

The following is a summary of outstanding securities which have been included in the calculation of diluted net income per share and reconciliation of net income to net income available to common stockholders for the years ended December 31, 2024 and 2023.

	2024	2023
Weighted average common shares outstanding used in calculating basic earnings per share	4,800,524	4,768,799

Warrants to purchase Common Stock	15,096	47,093
Options to purchase Common Stock	2,979,860	2,394,415
Convertible notes	-	47,302
Series D Preferred Stock	62,441	-
Series C Preferred Stock	1,204,040	1,204,040
Series B Preferred Stock	1,471,487	1,471,487
Series A-2 Preferred Stock	442,402	442,402
Series A-1 Preferred Stock	651,465	651,465
Series A Preferred Stock	846,368	846,368
Dilutive effect excluded from earnings per share	(7,673,159)	(7,104,572)
Weighted average common shares outstanding used in calculating diluted earnings per share	4,800,524	4,768,799

The Company excluded all dilutive securities from the computation of diluted net loss per share the year ended December 31, 2024 and 2023 due to the effects of being anti-dilutive.

Revenue Recognition

In accordance with ASC Topic 606, Revenue from Contracts with Customers, the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods and services. To determine revenue recognition for arrangements that the Company deems are within the scope of ASC Topic 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) calculate transfer price; (iv) allocate the transaction price to the performance obligation in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Disaggregated Revenue ‒ The Company disaggregates revenue from contracts with customers by contract type, as it believes it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The Company’s revenue by contract type is as follows:

For the Years Ended December 31,

	2024	2023
Revenues
BioCheck	$177,283	$187,926
OneTest	1,490,881	921,502
COVID-19 PCR Tests	-	250,145
COVID-19 Antibody/Antigen Tests	-	2,375
CLIAx	84,179	62,356
Total revenues	$1,752,343	$1,424,304

Performance Obligations ‒ Performance obligations for four different types of services are discussed below:

●

OneTest ‒ Revenues from the sale of OneTest are recognized when returned serum specimens are analyzed in the Company’s CLIA laboratory and the results are reported to the customer. The specific transaction price is provided to the customer at the time of purchase either through the on-line portal or via a sales quote for commercial clients, which may be discounted from list price based on volume of tests ordered. Periodically, discounts are provided to individuals when purchased through our online portal. No estimates or adjustments are made to the transaction price for returns or refunds, since these events rarely occur. There are three customer groups: (i) individuals who purchase tests through the Company’s online portal; (ii) commercial clients that pay upfront for test kits and (iii) professional health organizations that purchase collection kits and are all billed upon completion of testing and when results are reported to the customer. Contracts with customers do not contain significant financing components based on the typical period between performance of services and collection of consideration. There are very little requests for returns or refunds.

●

BioCheck ‒ Revenues for kits are recognized when kits are shipped to the customer. The specific transaction price is provided to the customer at the time of purchase, which may be discounted from list price based on the volume of tests ordered. No estimates or adjustments are made to the transaction price for returns or refunds, since these events rarely occur. Customers’ payment terms are due upon receipt and are not provided significant financing components based on the typical period between shipment of the product and collection of consideration. There are no requests for returns or refunds.

●	COVID-19 Tests:

o

Point-of-Care (POC) Test Kits ‒ Revenues for COVID-19 distributed test kits for use at the POC (i.e., rapid antigen and antibody tests) are recognized when test kits are shipped to the customer based on negotiated prices per individual contracts. Customers’ payment terms are due upon receipt of the invoice and are not provided significant financing components based on the typical period between shipment of the product and collection of consideration. There are no requests for returns or refunds.

o

COVID-19 Lab Tests (PCR) ‒ Revenues from the sale of COVID-19 viral (PCR) tests are recognized when returned nasal swabs are analyzed in the Company’s CLIA laboratory and the results are reported to the customer.

▪

For direct billing to customers, revenue is recorded based on the agreed contracted amount for each test completed. Customers’ payment terms are net 30 days and are not provided significant financing components based on the typical period between completed tests and collection of consideration.

▪

For insurance, the Company estimates the amount of consideration it expects to be entitled to receive from customer groups in exchange for providing services using the portfolio approach practical expedient. The use of the expedient is not expected to differ materially from applying the guidance to an individual contract. These estimates are based on utilizing the expected value method and include the impact of contractual allowances (including payer denials). The portfolios determined using the portfolio approach consist of the following groups of customers which are similar since they are all insurance providers with similar reimbursement practices: healthcare insurers and government payers (Medicare and Medicaid programs). The process for estimating revenues and the ultimate collection of accounts receivable involves significant judgment and estimation. The Company follows a standard process, which considers historical denial and collection experience and other factors (including the period of time that the receivables have been outstanding), to estimate contractual allowances and recording adjustments in the current period as changes in estimates. Further adjustments to the allowances, based on actual receipts, may be recorded upon settlement. The Company relies on a third part billing company to process all claims to be paid by insurance providers. As a result, the average days to receive payment on these types of claims exceeds ninety days in some cases. As of December 31, 2024, the Company was owed $2,078 from insurance companies. These claims are no longer billable directly to the customer and if not reimbursed by the insurance providers the balance will be written off against the allowance for doubtful accounts.

●

CLIAx – Contractually, the Company can earn revenue in two ways: (i) by providing laboratory services and (ii) through co-marketing activities of the CLIAx clients laboratory developed tests. Revenue for laboratory services is recognized monthly based on agreed laboratory activities for space, equipment use and contracted personnel. The revenue that can be earned through co-marketing activities would be recognized if the Company sells any of the customer’s products. As of December 31, 2024, the CLIAx customer is working through its marketing plan and the Company has not yet performed any co-marketing activities and as a result has not sold any CLIAx products or recognized any related revenue.

Contract Liabilities

Deferred revenue represents contract liabilities that are recorded when cash payments are received or are due in advance of our satisfaction of performance obligations. The deferred revenue for the years ended December 31, 2024 and 2023 were $520,451 and $254,871, respectively, and are related to OneTest and royalties.

The following table provides information about contract liabilities from contracts with our customers.

	Year Ended December 31,
	2024	2023
OneTest ‒ commercial clients	$366,451	$254,871
OneTest - individuals	104,000	-
Royalty	50,000	-
Total deferred revenue	$520,451	$254,871
Less: current	(470,451)	(254,871)
Long-term deferred revenue	$50,000	-

Significant changes in the contract liabilities balance during the period are as follows:

Contract Liabilities
Balance, December 31, 2023	$254,871
Non-cancelable contracts with customers entered during the period	1,111,187
Revenue recognized related to non-cancelable contracts with customers during the period	(845,607)
Balance, December 31, 2024	$520,451

Seasonality

The Company no longer is affected by patterns of seasonality with the significant decline in COVID-19 testing in the prior year.

Shipping and Handling

Amounts billed to a customer for shipping and handling are reported as revenues. Costs related to shipments to the Company are classified as cost of sales and totaled $153,936 and $134,824 for the years ended December 31, 2024 and 2023, respectively.

Research and Development

The Company incurs research and development costs during the process of researching and developing the Company’s laboratory tests, algorithms, information technologies, and other intellectual properties. The Company’s research and development costs consist primarily of data acquisition and personnel costs of scientists and laboratory technicians. The Company expenses these costs as incurred until the resulting product has been completed, tested, validated, and made ready for commercial use. Research and development expense for the year ended December 31, 2024 and 2023 was $1,160,181 and $1,409,150, respectively.

Advertising

The Company expenses advertising costs as incurred. Advertising expenses were $533,944 and $780,127 for the years ended December 31, 2024 and 2023, respectively.

Stock-Based Compensation

The Company accounts for stock awards issued under ASC 718, Compensation – Stock Compensation. Under ASC 718, stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

Income Taxes

The Company applies ASC 740, Income Taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. As of December 31, 2024, and 2023, the Company has a valuation allowance on the net deferred assets due to the continued likelihood that realization of any future benefit from deductible temporary differences and net operating loss carryforwards cannot be sufficiently assumed.

ASC 740 also provides criteria for the recognition, measurement, presentation, and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. Interest and penalties, if any, are accrued as a component of operating expenses when assessed.

Concentrations

The Company maintains its cash at various financial institutions located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits. The Company has not experienced any losses with respect to its cash balances.

As of December 31, 2024, approximately 25% of total accounts receivable were due from two sources. As of December 31, 2023, approximately 51% of total accounts receivable were due from two sources. During the year ended December 31, 2024, no revenues were received from one or more sources which attributed to more than 10% of total revenues. During the year ended December 31, 2023, approximately 37% of total revenues were received from one source.

Risks and Uncertainties

In response to the novel coronavirus pandemic that began in early 2020, the Company expanded its business and offered several COVID-19 testing solutions, both rapid kits and laboratory-based tests. The revenues in these areas have ceased entirely due the end of the pandemic and emergency funding by the US Government.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2024	December 31, 2023
Office equipment	$147,259	$147,259
Furniture and fixtures	57,691	57,691
Laboratory equipment	323,524	463,719
Vehicles	40,555	40,555
Leasehold improvements	12,221	12,221
Total property and equipment	581,250	721,445
Less accumulated depreciation	(464,581)	(477,242)
	$116,669	$244,203

In the year ended December 31, 2023, the Company performed an impairment analysis of laboratory equipment utilized in COVID-19 testing due to the significant material decrease in revenue and cash flow related to the COVID-19 testing and recorded an impairment charge of $209,073. It was determined after discussion with lab personnel that certain PCR laboratory equipment could be repurposed for potential future products and would be retained for research and development. The net book value of this equipment that remained in fixed assets equals $122,056 and continued to be depreciated to research and development costs. As of December 31, 2024 and 2023, we had no PCR testing inventory.

Depreciation expense was $111,178 and $137,018 for the years ended December 31, 2024 and 2023, respectively.

NOTE 4 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31, 2024	December 31, 2023
Issued patents (amortized)	$31,840	$31,840
Unissued patents (unamortized)	207,150	207,150
Software development costs	4,654	4,654
Total patents	243,644	243,644
Less accumulated amortization	(38,115)	(33,258)
	$205,529	$210,386

Amortization expense for intangible assets was $4,857 and $3,398 for the years ended December 31, 2024 and 2023, respectively. Unissued patents represent the legal fees incurred to file and prosecute patents prior to issuance. The unissued patents are for active pending patents only. Any accumulated legal fees associated with abandoned unissued patents are expensed in the period they are abandoned.

NOTE 5 – FINANCING LEASES

In January 2021, the Company leased certain equipment under separate non-cancelable equipment loan and security agreements. The agreements mature in December 2023. The agreements require various monthly payments of principal and interest through maturity and are secured by the assets under lease. The lease was paid off in 2023.

NOTE 6 – OPERATING LEASES

On March 18, 2021, the Company entered into a lease agreement with Shady Grove Development Park IX L.L.L.P. for a new office and laboratory space totaling 5,511 square feet in Gaithersburg, Maryland. The term of the lease commenced on December 1, 2021 and shall expire 88 months thereafter. The initial monthly rent is $10,676 with annual increases to $17,308 for the final year of the lease. The Company will also pay its 7.75% pro rata portion of the property taxes, operating expenses and insurance costs and is also responsible to pay for the utilities used on the premises.

On September 29, 2022, the Company entered into a lease agreement with Abbott Laboratories, Inc. for laboratory equipment (analyzer). The term of the lease commenced on December 1, 2022 and shall expire 84 months thereafter. The monthly rental payments are $1,488 throughout the term of the lease. The Company also has a commitment to purchase $86 thousand of consumables annually during the term of the lease.

Supplemental balance sheet information related to these leases are as follows:

December 31, 2024
Operating lease right-of-use lease asset	$1,242,936
Accumulated amortization	(470,551)
Net balance	$772,385

Lease liability – current – operating	165,702
Lease liability – long-term – operating	673,848
Total operating lease liabilities	$839,550

Weighted Average Remaining Lease Term – operating leases	51 months

Weighted Average Discount Rate – operating leases	3.8%

Future minimum lease payments under these operating leases as of December 31, 2024, were as follows:

2025	$204,632
2026	209,767
2027	215,036
2028	220,460
2029	68,293
Total lease payments	918,188
Less imputed interest	(78,638)
Maturities of lease liabilities	$839,550

Total operating lease expense is recorded in cost of goods sold and selling, general, and administrative expenses in the accompanying statements of operations.

Lease expense for the year ended December 31, 2024 and 2023 was comprised of the following:

	2024	2023
Operating lease expense	$196,851	$196,851

NOTE 7 – CONVERTIBLE NOTE PAYABLE

On August 15, 2022, the Company launched an equity crowdfunding offering under Section 4(a)(6) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation Crowdfunding promulgated thereunder, pursuant to which the Company offered convertible promissory notes. In 2022, the Company issued convertible promissory notes in the aggregate principal amount of $213,010. The notes bear interest at rates ranging from 6% to 11.10%, cannot be prepaid without a majority investor vote and are due and payable twenty-four (24) months after the date of issuance. The notes are unsecured, contain customary events of default and are convertible into Common Stock as follows:

●

In the event that the Company issues and sells Common Stock or Preferred Stock to investors in a transaction or series of transactions resulting in gross proceeds of at least $100,000, excluding debt or the issuance of Common Stock or Preferred Stock in asset purchase or strategic merger or acquisition (a “Qualified Financing”), then the entire unpaid principal amount and all accrued, but unpaid interest shall convert into Common Stock at conversion price equal to the lesser of (i) 90% of the per share price paid by such investors or (ii) the price equal to the quotient of $58,400,000 divided by the aggregate number of outstanding shares of Common Stock as of immediately prior to the initial closing of the Qualified Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than these notes);

●

In the event the Company completes an equity financing in which it sells Common Stock or Preferred Stock in a transaction that does not constitute a Qualified Financing, then the note holder has the option to treat such equity financing as a Qualified Financing on the same terms set forth above;

●

Upon the earlier to occur of (i) the closing of the sale of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) in a public offering pursuant to an effective registration statement or offering statement (Regulation A) under the Securities Act resulting in at least $5,000,000 of gross proceeds, (ii) the date on which the Company’s Common Stock is listed on a national stock exchange, including without limitation, NYSE American or the Nasdaq Capital Market, or (iii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority in principal amount of the then outstanding notes, then the entire unpaid principal amount and all accrued, but unpaid interest shall convert into Common Stock at conversion price equal to the quotient of $58,400,000 divided by the aggregate number of outstanding shares of Common Stock as of immediately prior to the consummation of the event described above; and

●

The entire outstanding principal balance and all unpaid accrued interest shall automatically be converted into Common Stock at a conversion price equal to the quotient of $58,400,000 divided by the aggregate number of outstanding shares of Common Stock as of immediately prior to the conversion (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than these notes) as soon a reasonably practicable following the maturity date.

In conjunction with the offering of Series D Preferred Stock in June 2024, the outstanding principal balance of $213,010 and all unpaid accrued interest $26,994 converted into 49,997 shares of Common Stock. As of December 31, 2023, the outstanding balance of these notes was $229,164, consisting of principal of $213,010, net of unamortized debt issuance cost of $4,980 and an accrued interest balance of $21,134.

Interest expense on the notes totaled $7,667 and $16,711 for the year ended December 31, 2024 and 2023, respectively, and the Company recorded amortization of debt discount in the amount of $4,980 and $5,207 during the year ended December 31, 2024 and 2023, respectively.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

License agreements:

	December 31, 2024	December 31, 2023
International license agreement	$450,008	$450,008
Total license agreements	450,008	450,008
Less accumulated amortization	(156,365)	(133,865)
	$293,643	$316,143

In November 2017, the Company executed a license agreement with a foreign entity to obtain and secure an exclusive license to certain technology, intellectual property, and data relating to the Company’s OneTest in exchange for $150,000 of certain up-front fees and $300,008 in Common Stock and ongoing royalty fees. In accordance with ASC 720-10-25-2.c, Topic 350-30-25-1, the Company recognized the $150,000 in up-front fees paid and the $300,000 in Common Stock as an Intangible Asset – License fee. It was determined at the execution of the license agreement that the technological foundation of the OneTest Standard product could be used to develop other revenue generating products, and as such, the fees were capitalized. Specifically, at acquisition, the Company identified multiple specific applications beyond the initial OneTest product development, including integration with the Company’s existing diagnostic platform to enhance sensitivity and specificity metrics, application of the core technology in at least two additional planned diagnostic products for different disease markers and adaptation of the underlying algorithms for use in the Company’s planned improvements to OneTest. The Company’s technical assessment completed in December 2017 confirmed that the technology’s modular architecture allows for adaptation across multiple biological testing environments as the technology includes foundational patents covering methodologies applicable to multiple diagnostic applications not limited to the initial use. The Company entered an exclusive license to the technology until the last patent included in the specified technology expires, or 20 years. The Company has amortized the license agreement over the term amounting to an accumulative amortization of $156,365 and $133,865 as of December 31, 2024 and 2023, respectively. Amortization expense was $22,500 and $24,786 for the years ended December 31, 2024 and 2023.

In August 2022, the Company entered into a three-year agreement to obtain and secure an exclusive license to certain multi-cancer diagnostic testing technology that incorporates additional biomarkers not currently part of the Company’s OneTest. This product once validated will be marketed as OneTest Premium. In addition to OneTest Premium, the license agreement provides access to other technology for tests that assess various chronic diseases such as immune function, cardiovascular function and diabetic propensity that utilizes measurement of additional biomarkers. In accordance with ASC 720-10-25-2.c, Topic 350-30-25-1, the Company recognized the $150,000 in up-front fees paid along with an additional $56,509 in equipment validation materials as an Intangible Asset – License fee since the technology is deemed to provide a future benefit in its use to the Company by way of its sales of OneTest Premium. The initial up-front license fee of $150,000 will be amortized through the recognition of royalty fees incurred on each sale. The equipment validation materials will be recognized as research and development costs upon completion of the validation study. Upon validation, the Company will recognize future per-test royalty fees in the range of $12-$25 per test.

On January 6, 2023, the Company entered into an option agreement to license certain proprietary technology from a leading cancer research institute for their in vitro diagnostics in the field of lung cancer blood-based predisposition evaluation tool. The initial six-month option costs the Company $70,000 and a portion of the patent fees. The agreement provides the potential for an exclusive license to the technology upon achievement of certain financing and partnership goals that need to be accomplished by early July 2023. The option agreement provides for up to three one-month extensions if needed upon mutual consent and additional option fees of $10,000 for each month extended. In accordance with ASC 720-10-25-2.c, Topic 350-30-25-1, the Company recognized the $70,000 in up-front option fee paid as an Intangible Asset – License fee since the technology once licensed will be deemed to provide a future benefit in its use to the Company by way of potential sales of LungSpot-lung cancer test. The initial up-front license fee of $70,000 will be amortized over the life of the final license agreement once finalized or expensed if a final agreement is not consummated. The agreement was not extended on July 6, 2023 and as a result, the $70,000 upfront fee was expensed to research and development costs as there was not alterative use for the license fee paid.

NOTE 9 – STOCKHOLDERS’ EQUITY

On July 18, 2023, the Company filed a Certificate of Amendment of Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, pursuant to which the authorized Common Stock was increased from 25,000,000 shares to 50,000,000 shares and the authorized Preferred Stock was increased from 10,000,000 shares to 20,000,000 shares.

Preferred Stock

The Company has authorized the issuance of 10,000,000 shares of Preferred Stock with par value of $0.01, of which 1,303,000 have been designated as Series A Preferred Stock, 978,000 have been designated as Series A-1 Preferred Stock, 800,000 shares have been designated as Series A-2 Preferred Stock, 3,569,405 shares have been designated as Series B Preferred Stock and 3,340,909 shares have been designated as Series C Preferred Stock (collectively, the “Designated Preferred Stock”). In addition, 936,329 shares have been designated as Series D Preferred Stock. Below is a summary of the terms of the Designated Preferred Stock.

Ranking. With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of Designated Preferred Stock rank pari passu to each other and senior to all shares of Common Stock.

Voting Rights. Shares of Designated Preferred Stock vote together with the holders of Common Stock on an as-converted basis on all matters for which the holders of Common Stock vote at an annual or special meeting of stockholders or act by written consent, except as required by law. For so long as shares of Designated Preferred Stock are outstanding, the holders of such shares vote together, as a separate class, to elect one director to the Company’s board, and for so long as shares of Series A-1 Preferred Stock are outstanding, the holders of Series A-1 Preferred Stock vote together, as a separate class, to elect one director to the Company’s board.

Conversion Rights. Each share of Designated Preferred Stock is convertible at any time at the option of the holder at the then current conversion rate. The conversion rate for the Designated Preferred Stock is currently one share of Common Stock for each share of Designated Preferred Stock, calculated by dividing the liquidation preference of such share by the conversion price then in effect. In addition, all outstanding shares of Designated Preferred Stock, plus accrued but unpaid dividends thereon, shall automatically be converted into shares of Common Stock, at the then effective conversion rate, upon the earlier to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a public offering pursuant to an effective registration statement or offering statement under the Securities Act resulting in at least $5,000,000 of gross proceeds to the Company, (b) the date on which the shares of Common Stock are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Designated Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of Series A-1 Preferred Stock outstanding voting as a separate class).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, each holder of Designated Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of the Company available for distribution to its stockholders, prior and in preference to all shares of Common Stock, an amount in cash equal to the aggregate liquidation preference of all shares held by such holder. The shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have a liquidation preference of $3.07, $3.07, $3.26, $3.53 and $4.40, respectively (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) plus any accrued and unpaid dividends. If upon any liquidation or deemed liquidation event the remaining assets available for distribution are insufficient to pay the holders of Designated Preferred Stock the full preferential amount to which they are entitled, the holders of Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds in proportion to the respective full preferential amounts which would otherwise be payable, and the Company shall not make or agree to make any payments to the holders of Common Stock. A “deemed liquidation event” means, unless otherwise determined by the holders of at least a majority of the Designated Preferred Stock then outstanding (voting together as a single class on an as-converted basis), (a) a sale of all or substantially all of the Company’s assets to a non-affiliate of the Company, (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions, or (c) the grant of an exclusive license to all or substantially all of the Company’s technology or intellectual property rights except where such exclusive license is made to one or more wholly-owned subsidiaries of the Company.

Dividends. The Designated Preferred Stock will not be entitled to dividends or distributions unless and until the board declares a dividend or distribution in cash or other property to holders of outstanding shares of Common Stock, in which event, the aggregate amount of such each distribution shall be distributed as follows: (a) first, seventy percent (70%) of the distribution amount to the holders of shares of Designated Preferred Stock, on a pro rata basis, until such time as such holders have received an aggregate amount in distributions or other payments in respect of such holder’s shares that is equal to the number of shares owned by such holders multiplied by the liquidation preference stated above, and (b) second, thirty percent (30%) of the distribution amount to the holders of shares of Common Stock, on a pro rata basis. Notwithstanding the foregoing, at such time as the holders of Designated Preferred Stock and Common Stock have received the amounts described above, the holders of the Designated Preferred Stock shall receive Distributions pari passu with the holders of the Common Stock on an as-converted basis, using the then-current conversion rate of such shares of Designated Preferred Stock.

Preemptive Rights. Until the Company’s initial public offering of Common Stock occurs and unless otherwise waived by the prior express written consent of the holders of the majority of the voting power of all then outstanding Designated Preferred Stock, voting together on an as-converted to Common Stock basis, in the event that the Company proposes to issue any Common Stock or shares convertible or exercisable for Common Stock, except for excluded issuances, the Company must first offer those additional equity securities to holders of Designated Preferred Stock for a period of no less than thirty (30) days prior to selling or issuing any such additional equity securities to any person, in accordance with the procedures set forth in the Company’s certificate of incorporation, as amended. For purposes hereof, “excluded securities” means the issuance of shares of Common Stock or securities convertible into shares of Common Stock (a) granted pursuant to or issued upon the exercise of stock options granted under an equity incentive plan to employees, officers, directors, consultants or strategic partners, (b) granted to employees, officers, directors, consultants or strategic partners for services, including in connection with an incentive plan, or other fair value received or committed, (c) in consideration for a transaction approved by the board which does not result in the issuance for cash of more than five percent (5%) of the outstanding shares of Common Stock, (d) in connection with an acquisition transaction approved by the board, (e) to vendors, commercial partners, financial institutions or lessors in connection with commercial credit transactions, equipment financings or similar transaction approved by the board (provided that such securities do not exceed 10% of the consideration in such transaction), (f) pursuant to conversion or exchange rights included in securities previously issued by the Company or (g) in connection with a stock split, stock division, reclassification, stock dividend or other recapitalization.

Redemption. Shares of each series of Designated Preferred Stock are not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such applicable series of Designated Preferred Stock, voting as a separate class.

Protective Rights. So long as at least twenty-five percent (25%) of the Designated Preferred Stock collectively remains outstanding, in addition to any other vote or consent of stockholders required by law, the vote or consent of the holders of at least a majority of all shares of Designated Preferred Stock then outstanding and entitled to vote thereon, voting together and on an as-converted to Common Stock basis, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, including the consent of the holders of Series A-1 Preferred Stock, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) the authorization, creation and/or issuance of any equity security, other than shares of Common Stock or options to purchase Common Stock issued to investors, employees, managers, officers or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the board;

(b) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws or otherwise alter or change any right, preference or privilege of any Designated Preferred Stock in a manner adverse to the holders thereof (c) any increase or decrease in the size of the board;

(d) the purchase, redemption, or acquisition of any shares other than from a selling holder pursuant to the provisions of the certificate of incorporation or any other restriction provisions applicable to any shares in agreements approved by the board or in the operating agreement of any limited liability company utilized for the purpose of facilitating investment in the Company;

(e) the liquidation or dissolution of the Company or the sale, lease, pledge, mortgage, or other disposal of all or substantially all of its assets;

(f) any election to engage in any business that deviates in any material respect from the Company’s business as contemplated under any operating plan approved by the board;

(g) the waiver of any adjustment to the conversion price applicable to the Designated Preferred Stock; or

(h) any declaration or payment of any cash dividend or other cash distribution to any holders of capital stock.

Series A Preferred Stock

As of December 31, 2024 and 2023, there were 846,368 shares of Series A Preferred Stock issued and outstanding. No shares of Series A Preferred Stock were issued during the years ended December 31, 2024 and 2023.

Series A-1 Preferred Stock

As of December 31, 2024 and 2023, there were 651,465 shares of Series A-1 Preferred Stock issued and outstanding. No shares of Series A-1 Preferred Stock were issued during the years ended December 31, 2024 and 2023.

Series A-2 Preferred Stock

As of December 31, 2024 and 2023, there were 442,402 shares of Series A-2 Preferred Stock issued and outstanding. No shares of Series A-2 Preferred Stock were issued during the years ended December 31, 2024 and 2023.

Series B Preferred Stock

As of December 31, 2024 and 2023, there were 1,471,487 shares of Series B Preferred Stock issued and outstanding. No shares of Series B Preferred Stock were issued during the years ended December 31, 2024 and 2023.

Series C Preferred Stock

As of December 31, 2024 and 2023, there were 1,204,040 shares of Series C Preferred Stock issued and outstanding. No shares of Series C Preferred Stock were issued during the years ended December 31, 2024 and 2023.

Series D Preferred Stock

On June 7, 2024, the Company filed a Certificate of Designation to establish the terms of its Series D Preferred Stock. Following is a summary of the terms of the Series D Preferred Stock.

Ranking. With respect to dividend rights and rights on liquidation, winding up and dissolution, shares of Series D Preferred Stock rank pari passu to the Designated Preferred Stock and senior to the Common Stock.

Voting Rights. The Series D Preferred Stock shall not have any voting rights or powers of any type, and the consent of the holders thereof shall not be required for the taking of any corporate action, except as otherwise provided by applicable law. Notwithstanding the foregoing, so long as at least twenty-five percent (25%) of the Series D Preferred Stock remains outstanding, in addition to any other vote or consent of stockholders required by law or the Certificate of Designation, the vote or consent of the holders of at least a majority of all shares of the Series D Preferred Stock then outstanding and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, either directly or indirectly by amendment, merger, consolidation or otherwise, (i) any amendment, alteration or repeal of any provision of the Certificate of Designation, the Company’s Certificate of Incorporation or its Bylaws or otherwise alter or change any right, preference or privilege of the Series D Preferred Stock in a manner adverse to the Series D Preferred Stock, or (ii) the liquidation or dissolution of the Company or the sale, lease, pledge, mortgage, or other disposal of all or substantially all of the Company’s assets.

Conversion Rights. Each share of Series D Preferred Stock is convertible at any time at the option of the holder at the then current conversion rate. The conversion rate for the Series D Preferred Stock is currently one share of Common Stock for each share of Series D Preferred Stock, calculated by dividing the liquidation preference of such share by the conversion price then in effect. In addition, all outstanding shares of Series D Preferred Stock, plus accrued but unpaid dividends thereon, shall automatically be converted into shares of Common Stock, at the then effective conversion rate, upon the earlier to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least $8.15 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a public offering pursuant to an effective registration statement or offering statement under the Securities Act resulting in at least $5,000,000 of gross proceeds to the Company, (b) the date on which the shares of Common Stock are listed on a national stock exchange, including without limitation the New York Stock Exchange or the Nasdaq Stock Market, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of Series D Preferred Stock and Designated Preferred Stock, voting together on an as-converted to Common Stock basis (which vote or consent shall include the holders of at least 67% of the shares of Series A-1 Preferred Stock outstanding voting as a separate class).

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a deemed liquidation event, each holder of Series D Preferred Stock then outstanding shall be entitled to be paid out of the cash and other assets of the Company available for distribution to its stockholders, prior and in preference to all shares of Common Stock and pari passu with the Designated Preferred Stock, an amount in cash equal to the aggregate liquidation preference of all shares held by such holder. The shares of Series D Preferred Stock have a liquidation preference of $5.34 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) plus any accrued and unpaid dividends. If upon any liquidation or deemed liquidation event the remaining assets available for distribution are insufficient to pay the holders of Series D Preferred Stock and Designated Preferred Stock the full preferential amount to which they are entitled, the holders of Series D Preferred Stock and Designated Preferred Stock shall share ratably in any distribution of the remaining assets and funds in proportion to the respective full preferential amounts which would otherwise be payable, and the Company shall not make or agree to make any payments to the holders of Common Stock. A “deemed liquidation event” means, unless otherwise determined by the holders of at least a majority of the Series D Preferred Stock and Designated Preferred Stock then outstanding (voting together as a single class on an as-converted basis), (a) a sale of all or substantially all of the Company’s assets to a non-affiliate of the Company, (b) a merger, acquisition, change of control, consolidation or other transactions or series of transactions in which stockholders prior to such transaction or series of transactions do not retain a majority of the voting power of the surviving entity immediately following such transaction or series of transactions, or (c) the grant of an exclusive license to all or substantially all of the Company’s technology or intellectual property rights except where such exclusive license is made to one or more wholly-owned subsidiaries of the Company.

Dividends. The Series D Preferred Stock will not be entitled to dividends or distributions unless and until the board declares a dividend or distribution in cash or other property to holders of outstanding shares of Common Stock, in which event, the aggregate amount of such each distribution shall be distributed as follows: (a) first, seventy percent (70%) of the distribution amount to the holders of shares of Series D Preferred Stock and Designated Preferred Stock, on a pro rata basis, until such time as such holders have received an aggregate amount in distributions or other payments in respect of such holder’s shares that is equal to the number of shares owned by such holders multiplied by the liquidation preference stated above, and (b) second, thirty percent (30%) of the distribution amount to the holders of shares of Common Stock, on a pro rata basis. Notwithstanding the foregoing, at such time as the holders of Series D Preferred Stock, Designated Preferred Stock and Common Stock have received the amounts described above, the holders of the Series D Preferred Stock shall receive Distributions pari passu with the holders of Designated Preferred Stock and the Common Stock on an as-converted basis, using the then-current conversion rate of such shares of Series D Preferred Stock and Designated Preferred Stock.

Redemption. Shares of each series of Series D Preferred Stock are not redeemable without the prior express written consent of the holders of the majority of the voting power of all then outstanding shares of such applicable series of Series D Preferred Stock, voting as a separate class.

During the year ended December 31, 2024, the Company issued 62,441 shares of Series D Preferred Stock for gross proceeds of $333,326 and stock receivable of $28,734 resulting in net proceeds of $293,333.

Common Stock

As of December 31, 2024 and 2023, there were 4,823,125 and 4,773,128 shares of Common Stock and outstanding, respectively.

In conjunction with the offering of Series D Preferred Stock in June 2024, the outstanding principal balance of $213,010 and all unpaid accrued interest $26,994 of the converted notes described above was converted into 49,997 shares of Common Stock.

During the year ended December 31, 2023, the Company issued 8,317 shares of Common Stock upon the exercise of warrants for proceeds of $583.

Stock Options

On January 26, 2022, the board of directors adopted the 20/20 GeneSystems, Inc. 2022 Stock Incentive Plan (the “2022 Plan”), which was approved by stockholders on June 15, 2022. Awards that may be granted include incentive stock options as described in section 422(b) of Internal Revenue Code of 1986, as amended, non-qualified stock options (i.e., options that are not incentive stock options) and awards of restricted stock. Up to 3,000,000 shares of Common Stock may be issued under the 2022 Plan.

On November 1, 2024, the Company issued an officer a non-qualified stock option for the purchase of 120,000 shares of Common Stock at an exercise price of $2.55 per share under the 2022 Plan, which vested immediately. Management determines the value of options granted using a recent arm’s length Common Stock transaction and the Black-Scholes option pricing model. The fair value of the stock option was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 84.6%; risk free rate 3.67%; estimated term five years for a total fair market value of $440,496.

On July 1, 2024, the Company issued non-qualified stock options for the purchase of an aggregate of 645,000 shares of Common Stock at an exercise price of $2.55 per share under the 2022 Plan, of which (i) 50,000 options issued to certain employees and officers vested 50% upon the date of grant and the remainder vest over 24 months, (ii) 470,000 options issued to certain employees and officers vest 25% on the first anniversary of the date of grant and monthly thereafter for remaining 36 months, (iii) 5,000 options issued to an employee vested immediately, and (iv) 120,000 options to certain directors vest over a term of one year. Management determines the value of options granted using a recent arm’s length Common Stock transaction and the Black-Scholes option pricing model. The fair value of the stock options was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 79.5% to 84.7%; risk free rate: 4.44% to 5.48%; estimated term of five to six years for a total fair market value of $2,472,200.

On January 1, 2023, the Company issued non-qualified stock options for the purchase of an aggregate of 1,485,000 shares of Common Stock at an exercise price of $1.74 per share, which represented the fair market value of the Company’s Common Stock on date of grant, under the 2022 Plan, which 1,155,000 options issued to certain employees and officers vest 50% upon the date of grant and the remainder vest over 24 months, 210,000 options issued to certain employees and officers vest 25% on the first anniversary of the date of grant and monthly thereafter for remaining 36 months, and 120,000 options to certain directors that vest over a term of one year. Management determines the value of options granted using the calculated value method and the Black-Scholes option pricing model. The fair value of the stock options issued in 2023 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 79.7% to 92.7%; risk free rate: 3.99% to 4.73%; estimated term of five and ½ to seven years for a total fair market value of $1,862,400.

On April 1, 2023, the Company issued a non-qualified stock option for the purchase of 50,000 shares at an exercise price of $1.74 per share to an officer under the 2022 Plan which vests 25% on the first anniversary of the date of grant and monthly thereafter for remaining 36 months. Management determines the value of options granted using the calculated value method and the Black-Scholes option pricing model. The fair value of the stock options issued in 2023 was determined using the Black Scholes option pricing model with the following assumptions: dividend yield: 0%; volatility: 82.8%; risk free rate 3.6%; estimated term seven years for a total fair market value of $66,000.

With the assistance of third parties, the Company determined the fair market value of its Common Stock underlying the stock options comparing a market approach through analysis of comparable public companies and a venture funding approach taking into account the senior terms of the Company’s Preferred Stock as compared to the Common Stock to arrive at a fair market value per share estimate for a common share. Once calculated, the Company applied a discount of 27% to account for the lack of marketability.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

The expected term of employee stock options is calculated using the simplified method because it has insufficient history upon which to base an assumption about the terms, which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public companies’ common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s Common Stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

During the years ended December 31, 2024 and 2023, the Company recorded stock-based compensation of $1,751,098 and $1,303,952, respectively, which is an expense of $81,068 and $82,941 in cost of revenues, $1,245,963 and $892,332 in the sales, general and administrative expenses, $424,067 and $328,679 in research and development, respectively. As of December 31, 2024, there was approximately $1,656,533 of total unrecognized share-based compensation related to unvested stock options, which the Company expects to recognize over approximately three years.

A summary of the incentive stock option activity is as follows:

	Total Options	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Options outstanding, December 31, 2022	21,362	$4.50	0.83
Granted	-	-	-
Exercised	-	-	-
Expired	(21,362)	4.50	-
Options outstanding, December 31, 2023	-	$-	-
Granted	-	-	-
Exercised	-	-	-
Expired	-	-	-
Options outstanding, December 31, 2024	-	$-	-

Options exercisable, December 31, 2024	-	$-	-

There is no remaining unvested expense related to these stock options.

A summary of the Company’s non-qualified stock option activity is as follows:

	Total Options	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Options outstanding, December 31, 2022	927,415	$1.08	7.72
Granted	1,535,000	1.74	10.0
Exercised	-	-	-
Forfeited	(68,000)	1.66	-
Expired	-	-	-
Options outstanding, December 31, 2023	2,394,415	$1.48	8.14
Granted	765,000	-	-
Exercised	-	-	-
Forfeited	(179,555)	-	-
Expired	-	-	-
Options outstanding, December 31, 2024	2,979,860	$1.72	7.78

Options exercisable, December 31, 2024	2,374,860	$1.55	7.42

The Company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award. The service period is generally the vesting period. The following assumptions were used to calculate share-based compensation expense for years ended December 31, 2024 and 2023:

	2024	2023
Exercise price	$4.81	$1.73
Share price	$2.55	$1.74
Volatility	79.5% - 80.1%	79.7% - 92.7%
Risk-free interest rate	3.6% - 5.48%	3.6% - 4.73%
Dividend yield	0.0%	0.0%
Expected term	5.0 to 6.1 years	5.5 to 7.0 years

Warrants

On April 19, 2022, the Company issued a five-year warrant for the purchase of 91 shares of Common Stock at an exercise price of $4.40 (subject to standard adjustments) to a consultant for a value of $28 as partial compensation for services rendered and recorded in general and administrative costs.

A summary of the Company’s warrant activity is as follows:

	Warrants	Weighted Average Exercise Price Per Share	Total Weighted Average Remaining Contractual Life
Warrants outstanding, December 31, 2022	72,493	$1.02	2.63
Granted	-	-	-
Exercised	(8,317)	0.01	-
Forfeited/Expired	(17,083)	0.01	-
Warrants outstanding, December 31, 2023	47,093	$1.56	2.70
Granted	-	-	-
Exercised	-	-	-
Forfeited/Expired	(31,997)	0.01	-
Warrants outstanding, December 31, 2024	15,096	$4.84	6.02

Warrants exercisable, December 31, 2024	15,096	$4.84	6.02

NOTE 10 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2024, four board members invested a total amount of $60,000 in the Series D Preferred Stock offering.

The Company utilizes the services of the brother of the Chief Executive Officer, who is trained as a computer engineer and has over seven years’ experience with clinical lab operations, to oversee the Company’s laboratory information systems and patient/physician portals. During the years ended December 31, 2024 and 2023, the Company paid $62,070 and $101,978, respectively, to this related party.

The Chief Executive Officer founded an organization in January 2021 to create an alliance of clinical labs, entrepreneurs, scientists, healthcare providers, and concerned citizens who oppose Congressional legislation to require FDA pre-approval for new laboratory tests, known as the VALID Act. The Company contributed $40,650 and $31,050 in 2024 and 2023 to this organization, respectively.

NOTE 11 – INCOME TAXES

The following table presents the current and deferred income tax provision for federal and state income taxes for the years ended December 31, 2024 and 2023:

	2024	2023
Current provision for income taxes	$-	$-
Deferred income tax benefit	-	-
Total provision for income taxes	$-	$-

The provision for federal income taxes differs from that computed by applying federal and state statutory rates to the loss before federal income tax provision, as indicated in the following analysis:

	2024	2023
Expected federal tax (expense) benefit	$1,111,200	$1,342,200
Expected state tax (expense) benefit	436,600	527,300
Nondeductible expenses and other	(540,600)	(416,700)
(Increase) decrease in valuation allowance	(1,007,200)	(1,452,800)
Total provision for income taxes	$-	$-

The major components of the deferred taxes are as follows at December 31, 2024 and 2023:

	2024	2023
Account receivable, net	$8,600	$7,400
Accumulated depreciation	(1,500)	(1,500)
Intangible assets, net	(69,300)	(69,300)
Accrued expenses	151,200	62,100
Net operating loss	6,994,000	6,077,100
Deferred tax asset valuation allowance	(7,083,00)	(6,075,800)
	$-	$-

The Company files income tax returns for U.S. federal income tax purposes and in Maryland, Virginia, and Pennsylvania. Based on federal tax returns filed or to be filed through December 31, 2024, the Company had available approximately $20.8 million in U.S. tax net operating loss carryforwards which assesses the utilization of a Company’s net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure. Net operating loss carryforwards expire in 20 years for federal income tax reporting purposes. For Federal income tax purposes, the net operating losses begin to expire in 2020, however, carryforward losses for years beginning in 2018 have no expiration. State net operating loss carryforwards through December 31, 2024 are approximately $23.9 million and have begun to expire in 2020. There is a full valuation allowance as of December 31, 2024 and 2023 which may be reversed in future periods at a point when the Company can make the determination that the recoverability will be probable. The valuation allowance for deferred tax assets increased and decreased by approximately $1,007,200 and $1,452,800 during the years ended December 31, 2024 and 2023, respectively.

The United States Federal and applicable state returns from 2018 forward are still subject to tax examination by the United States Internal Revenue Service; however, the Company does not currently have any ongoing tax examinations.

NOTE 12 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after December 31, 2023 through April 30, 2025, the issuance date of these financial statements. Except as set forth below, there have been no events or transactions during this time which would have a material effect on these financial statements.

Participation Agreement

On January 6, 2025, the Company entered into a participation agreement and an amended and restated statement of work No. 2. with Ahold Delhaize USA Services LLC, an affiliate of Giant of Maryland, LLC (“Giant Food”), the largest supermarket chain in the Washington, D.C. region. The participation agreement provides that the Company shall provide certain services as set forth in one or more statements of work. Pursuant to the amended and restated statement of work No. 2, the Company agreed to provide OneTest Standard and OneTest Premium testing to Giant Food customers at certain participating locations. The Company agreed to pay Giant Food $35 per individual participant. The participation agreement is for a term of three (3) months and will be reassessed for renewal for additional three (3) month terms on each anniversary of the effective date. Either party may terminate the participation agreement upon thirty (30) days’ written notice.

Private Placement of Convertible Notes

In January 2025, the Company commenced a private placement of convertible promissory notes. To date, the Company has issued notes in the aggregate principal amount of $70,000 for gross proceeds of $70,000. The notes bear interest at a rate of five percent (5%) per annum and are due and payable within thirty (30) days of written demand from the holder; provided that such written demand may not occur prior to the date that is thirty-six (36) months from the date of issuance. The notes are unsecured and contain customary events of default. The notes are convertible into Common Stock as follows:

●

If the Common Stock is listed on a national stock exchange, including, without limitation, through a firm underwritten initial public offering, all of the principal and accrued interest then outstanding under the notes shall be automatically converted, without any action by the holder, into shares of Common Stock at a conversion price equal to eighty percent (80%) of the price per share sold to the public by the underwriters at the closing of the initial public offering; provided, however, that in no event shall the number of shares be less than the number of shares issuable pursuant to a conversion upon a Qualified Financing (as defined below).

●

If the Company consummates a financing transaction whereby any equity or equity-linked securities are sold to investors in exchange for cash for gross proceeds of at least ten million dollars ($10,000,000) (a “Qualified Financing”), then effective upon the closing of the Qualified Financing, all of the principal and accrued interest then outstanding under the notes shall be automatically converted, without any action by the holder, into a number of shares or units, as applicable, that were sold in such Qualified Financing at a conversion price equal to eighty percent (80%) of the price per share or unit, as applicable, sold in such Qualified Financing; provided, however, that the conversion price per share or unit, as applicable, shall not exceed the quotient obtained by dividing $70,000,000 by the total number shares of Common Stock outstanding on a fully diluted basis (assuming conversion of all securities convertible into Common Stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities issuable upon the conversion of the notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity)).

●

If the Company consummates an equity financing pursuant to which it sells shares of equity or equity-linked securities in a transaction that does not constitute a Qualified Financing, then the holders of at least a majority in principal amount of the notes then outstanding shall have the option to treat such equity financing as a Qualified Financing.

License Agreement

On February 14, 2025, the Company entered into a license agreement with Connecting Health Innovations (“CHI”), pursuant to which the Company was granted an exclusive license in North America for the data, algorithms, programs, software and intellectual property rights developed by Dr. Hébert or others employed by or under contract with CHI for which CHI has intellectual property rights that calculates or displays, for individuals who inflammatory biomarker levels have been measured, (i) a numerical score associated with chronic inflammation that is calculated based on the biomarker levels, and (ii) specific dietary changes that can be made to lower inflammatory biomarker levels and associated risk for multiple chronic diseases. The license is limited to use in connection with clinical laboratory tests for the levels of biomarkers of inflammation and does not include stand-alone portals, websites, apps, or software that are not integrated or marketed with a clinical laboratory test. In exchange for the license, the Company agreed to pay CHI (i) a license fee of $30,000 payable within ten (10) business days of incorporation of the licensed subject matter into the Company’s laboratory information statement and (ii) royalties in the amount of ten percent (10%) of net sales of OneTest for Longevity. The term of the license is for three (3) years and may be terminated by the Company upon thirty (30) days’ notice; provided that either party may terminate the license immediately in the event of a material beach if such breach is not cured within thirty (30) days of written notice thereof.

Merger Agreement

On April 11, 2025, the Company entered into an agreement and plan of merger with Longevity Health Holdings, Inc., a Delaware corporation (“Longevity”), and Longevity Health Biomarkers, Inc., a Delaware corporation and a wholly owned subsidiary of Longevity (“Merger Sub”), and Jonathan Cohen, as the stockholder representative (the “Stockholder Representative”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the agreement and plan of merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as a wholly owned subsidiary of Longevity and the surviving company of the Merger.

Subject to the terms and conditions of the agreement and plan of merger, at the effective time of the Merger, each then-outstanding share of the Company’s Common Stock and each then-outstanding share of each series of the Company’s Preferred Stock will be converted into, and become exchangeable for, the right to receive (a) a number of shares of Longevity’s common stock, par value $0.0001 per share (the “Longevity Common Stock”), based on a ratio calculated in accordance with the agreement and plan of merger and (b) the contingent right value right to be issued by Longevity, representing the contractual right to receive a pro rata portion of up to 402,744 additional shares of Longevity Common Stock upon the achievement of the earnout milestones to be agreed upon by the parties on or before May 26, 2025, in accordance with the agreement and plan of merger and a contingent value rights agreement to be entered into at the closing of the transactions completed by the agreement and plan of merger among Longevity, an exchange agent to be mutually agreed upon by the Company, Longevity, and the Stockholder Representative.

The closing is subject to the satisfaction or, to the extent permitted by law, the waiver of certain conditions including, among other things, (i) the Registration Statement (as defined below) having become effective in accordance with the provisions of the Securities Act and not being subject to any stop order or proceeding seeking a stop order or having been withdrawn, (ii) no law or order preventing the Merger and the other transactions contemplated by the agreement and plan of merger, (iii) the required approvals by each respective party’s stockholders, (iv) the executed Lock-Up Agreements (as defined in the agreement and plan of merger) having been delivered to the Company and Longevity, respectively, (v) the shares of Longevity Common Stock to be issued in the Merger being approved for listing (subject to official notice of issuance) on the Nasdaq Stock Market, (vi) the completion of the Concurrent Financing (as defined below), (vii) each party’s satisfaction of the Due Diligence Contingency (as defined in the agreement and plan of merger) and (viii) the parties’ mutual agreement on the post-closing management and board composition and compensation.

Pursuant to the agreement and plan of merger, prior to or concurrently with the closing, Longevity will consummate a financing through the sale of its securities (the “Concurrent Financing”) to raise minimum gross proceeds of $4,000,000 (including only up to $2,000,000 of debt) on such terms as mutually agreed to by the Company and Longevity. The proceeds from the Concurrent Financing shall be used, among other things, for working capital and general corporate purposes.

The agreement and plan of merger contains customary representations, warranties and covenants made by the Company and Longevity, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Longevity, indemnification of directors and officers, and the Company’s and Longevity’s conduct of their respective businesses between the date of signing the agreement and plan of merger and the date of the closing.

In connection with the Merger, Longevity will prepare and file with the Securities and Exchange Commission a combined registration statement on Form S-4 registering the Longevity Common Stock to be issued to the Company’s stockholders in the Merger (the “Registration Statement”), and a proxy statement with respect to the meeting of Longevity’s stockholders.

The agreement and plan of merger contains certain termination rights, including, among others, (i) the mutual written consent of the parties, (ii) the right of either party to terminate the agreement and plan of merger if the Merger shall not have been consummated by September 30, 2025 (the “End Date”), (iii) the right of either party to terminate the agreement and plan of merger if a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and the other transactions contemplated by the agreement and plan of merger, (iv) the right of Longevity to terminate the agreement and plan of merger if approval of the Company’s stockholder is not obtained within two business days of the Registration Statement becoming effective, (v) the right of either party to terminate the agreement and plan of merger if Longevity’s stockholders fail to approve the issuance of Longevity Common Stock to the Company’s stockholders, (vi) the right of

Longevity to terminate the agreement and plan of merger, at any time prior to obtaining stockholder approval, upon the occurrence of a Company Triggering Event (as defined in the agreement and plan of merger) (vii) the right of the Company to terminate the agreement and plan of merger, at any time prior to obtaining stockholder approval, upon the occurrence of a Parent Triggering Event (as defined in the agreement and plan of merger), (viii) the right of either party to terminate the agreement and plan of merger due to a breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, (ix) the right of the Company to terminate the agreement and plan of merger if Longevity fails to satisfy any of the Company Special Conditions (as defined in the agreement and plan of merger) on or before May 26, 2025, and (x) the right of either party to terminate the agreement and plan of merger if on or before May 26, 2025, such party determines that the Due Diligence Contingency will not be satisfied. The agreement and plan of merger further provides that, upon termination of the agreement and plan of merger under certain circumstances, Longevity may be obligated to pay the Company a termination fee of $2 million, including (i) upon termination by the Company if either (a) the Merger has not been consummated by the End Date or (b) Longevity’s stockholders fail to approve the issuance of Longevity Common Stock to the Company’s stockholders (but, in each such case, only if the Company would have had the right to terminate for a Parent Triggering Event), (ii) upon termination by the Company for a Parent Triggering Event, and (iii) upon termination by Longevity if it determines that the Due Diligence Contingency will not be satisfied on or before May 26, 2025 in the absence of a Company Material Adverse Event (as defined in the agreement and plan of merger).

Additional Closing of Series D Preferred Stock Offering

During period January 1 through March 7, 2025, the Company issued 39,124 shares of Series D Preferred Stock for gross proceeds of $208,835 including $28,734 of subscription receivable at December 31, 2024.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

LONGEVITY HEALTH HOLDINGS, INC., LONGEVITY HEALTH BIOMARKERS, INC., 20/20 BIOLABS, INC.,

and

JONATHAN COHEN, AS THE STOCKHOLDER REPRESENTATIVE

Dated as of APRIL 11, 2025

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., a Delaware corporation (“Parent”), Longevity Health Biomarkers, Inc., a Delaware corporation (“Merger Sub”), 20/20 Biolabs, Inc., a Delaware corporation (the “Company”), and Jonathan Cohen, as the Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders,

(ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, the Company Board has approved this Agreement and the Merger, with the Company continuing as the Surviving Company (as defined below), after the Effective Time (as defined below), pursuant to which each share of Company Capital Stock shall be converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”) equal to the Exchange Ratio, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Merger Sub is a newly incorporated Delaware corporation that is wholly owned by Parent, and has been formed for the sole purpose of effecting the Merger;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”);

WHEREAS, the board of directors of Merger Sub has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, at the Closing, certain officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter will execute lock-up agreements in a form that is mutually agreed upon by Parent and the Company (the “Lock-Up Agreement”);

WHEREAS, at the Closing, certain officers, directors and stockholders of Parent listed on Section A of the Parent Disclosure Letter are executing Lock-Up Agreements; and

WHEREAS, it is expected that prior to the Effective Time, the Company shall duly convene a meeting of its stockholders for the purpose of approving and adopting this Agreement and approving the Merger (collectively, the “Company Stockholder Approval”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a)
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

(b)
“Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal, other than the Concurrent Financing.

(c)
“Acquisition Proposal” means, with respect to either Parent or the Company, any proposal or offer from any Person (other than Parent or the Company, as applicable, or their respective Representatives) providing for an Acquisition Transaction.

(d)
“Acquisition Transaction” means any transaction or series of related transactions (other than the Concurrent Financing) involving:

a.
any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (iii) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

b.
any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

(e)
“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(f)
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(g)
“Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

(h)
“Company Common Stock” means the outstanding shares of common stock of the Company with a par value per share of $0.01.

(i)
“Company Convertible Notes” means, collectively, the Convertible Promissory Note, dated January

6, 2025, issued by the Company to David Freiman, the Convertible Promissory Note, dated January 13, 2025, issued by the Company to Kayle Watson, and the Convertible Promissory Note, dated January 21, 2025, issued by the Company to Brenda Delong.

(j)
“Company Equity Plan” means the Company’s 2022 Stock Incentive Plan.

(k)
“Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Capital Stock), Section 4.3 (Subsidiaries), Section 4.4 (Authority), Section 4.5(a) (No Conflict), Section 4.20 (State Takeover Statutes) and Section 4.24 (Brokers).

(l)
“Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise),or results of operations of the Company and its Subsidiaries, taken as a whole; or (ii) the ability of the Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for purposes of clause (i), Company Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent or required by or expressly permitted by the terms of this Agreement, or (6) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to the Company, as compared to other participants in the industries in which the Company operates.

(m)
“Company Option” means a compensatory option to purchase shares of Company

Common Stock.

(n)
“Company Preferred Stock” means the outstanding shares of preferred stock of the Company with a par value per share of $0.01, including, for the avoidance of doubt, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

(o)
“Company Series A Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A Preferred Stock.

(p)
“Company Series A-1 Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A-1 Preferred Stock.

(q)
“Company Series A-2 Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A-2 Preferred Stock.

(r)
“Company Series B Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series B Preferred Stock.

(s)
“Company Series C Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series C Preferred Stock.

(t)
“Company Series D Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series D Preferred Stock.

(u)
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (b) the Company Board shall have made a Company Board Adverse Recommendation Change, or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(v)
“Company Warrant” means each warrant to purchase Company Capital Stock.

(w)
“Confidentiality Agreement” means that certain non-disclosure agreement, dated as of March 5, 2025, by and between the Company and Parent.

(x)
“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(y)
“CVR” means the contingent value rights to be issued by Parent at the Effective Time to each holder of Company Capital Stock in accordance with Section 3.6, representing the contractual right to receive a pro rata portion of the Earnout Shares upon the achievement of the earnout milestones described in Section 3.6, subject to the terms of this Agreement and the CVR Agreement.

(z)
“CVR Agreement” means the Contingent Value Rights Agreement, in a form that will be mutually agreed upon by Parent and Company, to be entered into at the Closing by Parent, the Exchange Agent, and the Stockholder Representative, governing the terms of the CVRs.

(aa) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(bb) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party having primary responsibility for the relevant matter or any employee, independent contractor or interim officer serving similar roles and (ii) any fact or matter which any such Person could be expected to discover or otherwise become aware of after reasonable inquiry, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter.

(cc) “Nasdaq” means the Nasdaq Stock Market, LLC.

(dd) “Parent Fundamental Representations” means each of the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a) (Organization, Power and Standing), Section 5.2 (Capital Stock), Section 5.3(Subsidiaries), Section 5.4 (Authority), Section 5.5(a) (No Conflict), Section 5.21 (Brokers) and Section 5.22 (State Takeover Statutes).

(ee) “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise),or results of operations of Parent and its Subsidiaries, taken as a whole; or (ii) the ability of Parent to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that, for purposes of clause (i), Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general,

(2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company or required by or expressly permitted by the terms of this Agreement, (6) a change in the stock price or trading volume of Parent Common Stock or the suspension of trading in or delisting of Parent’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent, as compared to other participants in the industries in which Parent operates.

(ff) “Parent Owned IP” means all Intellectual Property owned by Parent in whole or in part.

(gg) “Parent Triggering Event” shall be deemed to have occurred if: (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(hh) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(ii) “Qualified Financing” means the sale, in one or more transactions, of Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock in an aggregate amount not to exceed 2,500,000 shares.

(jj) “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(kk) “SEC” means the U.S. Securities and Exchange Commission.

(ll) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(mm)“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement and (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the transactions contemplated hereby.

(nn) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to (or as directed by) any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(oo) “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a Tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

Section 1.2 Further Definitions. The following terms have the meanings set forth in the Sections identified below:

Definition	Location
Action	4.9
Adjusted Warrant	3.2(e)
Agreement	Preamble
Allocation Certificate	7.12
Book-Entry Shares	3.3(b)
Certificate of Merger	2.4
CLIA	4.11(a)
Closing	2.3
Closing Date	2.3
COBRA	4.12(c)(iv)
Code	Recitals
Company	Preamble
Company Audited Financial Statements	Section 7.1(g)
Company Board	Recitals
Company Board Adverse Recommendation Change	7.2(c)
Company Board Recommendation	7.2(c)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company Financial Statements	4.6(a)
Company Interim Financial Statements	4.6(a)
Company Intervening Event	7.2(d)
Company Material Contract	4.16(a)
Company Notice Period	7.2(d)
Company Outstanding Shares	3.1(a)(i)(A)
Company Plans	4.12(a)
Company Privacy Laws	4.19(h)
Company Products	4.1
Company Special Conditions	8.2(f)
Company Stock Awards	4.2(b)
Company Stockholder Meeting	7.2(a)
Company Stockholder Approval	Recitals
Company Unaudited Interim Financial Statements	Section 7.1(g)
Company Valuation	3.1(a)(i)(B)
Company Value Per Share	3.1(a)(i)(C)
Concurrent Financing	7.13
Contract	4.5(a)
Controlled Group	4.12(b)
D&O Indemnified Parties	7.5(a)
Delaware Secretary of State	2.4

DGCL	Recitals
Diligence Expiration Date	9.1(j)
Dissenting Shares	3.5
Due Diligence Contingency	8.1(g)
Due Diligence Contingency Deadline	9.1(l)
Earnout Shares	3.6(a)
Effective Time	2.4
End Date	9.1(b)
Environmental Law	4.14(b)
ERISA	4.12(a)
Exchange Act	4.5(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(a)(i)
Excluded Shares	3.1(a)(ii)
FDA	4.11(d)
FDA Ethics Policy	4.11(i)
FDCA	4.11(a)
Form S-4	7.1(a)
GAAP	4.6(a)
Governmental Entity	4.5(b)
Hazardous Substance	4.14(c)
Health Care Laws	4.11(a)
Intended Tax Treatment	Recitals
IRS	4.12(a)
Law	4.5(a)
Liens	4.5(a)
Lock-Up Agreement	Recitals
Material Company Registered IP	4.19(a)
Material Parent Registered IP	5.18(a)
Merger	Recitals
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Nasdaq Approval Date	7.8
Nasdaq Issuance Proposal	Recitals
Nasdaq Listing Application	7.8
Ordinary Course Agreement	4.15(g)
Parent	Preamble
Parent Board	Recitals
Parent Board Adverse Recommendation Change	7.3(b)
Parent Board Recommendation	7.3(b)
Parent Common Stock	Recitals
Parent Common Stock Issuance	5.4(a)

Parent Disclosure Letter	Article V
Parent Intervening Event	7.3(c)
Parent Material Contracts	5.15(a)
Parent Measurement Date	5.2(a)
Parent Notice Period	7.3(c)
Parent Options	5.2(a)
Parent Outstanding Shares	3.1(a)(i)(D)
Parent Plans	5.11(a)
Parent Privacy Laws	5.18(h)
Parent SEC Documents	5.6(a)
Parent Stockholder Approval	5.4(a)
Parent Stockholder Meeting	7.3(a)
Parent Stockholder Proposals	7.3(a)
Parent Valuation	3.1(a)(i)(E)
Parent Value Per Share	3.1(a)(i)(F)
PBGC	4.12(c)(iv)
Pension Plan	4.12(b)
Permits	4.1
Permitted Liens	4.18(a)
Personal Information	4.19(h)
Pre-Closing Period	6.1(a)
Proxy Statement	7.1(a)
Registration Statement	7.1(a)
Safety Notices	4.11(g)
Sarbanes-Oxley Act	5.6(a)
Securities Act	4.5(b)
Surviving Company	2.2
Takeover Laws	4.2
Tax Action	4.15(d)
Termination Fee	9.4(a)
Transaction Litigation	7.4(c)
Transfer Taxes	7.9(c)
WARN Act	4.13(e)
Withholding Agent	3.4

Section 1.3 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.4 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

ARTICLE II THE MERGER

Section 2.1 Formation of Merger Sub. Parent has caused Merger Sub to be organized under the laws of the State of Delaware.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly owned subsidiary of Parent.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.6 Parent Governance.

(a)
Parent Certificate of Incorporation. The certificate of incorporation of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)
Parent Bylaws. The Bylaws of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.
(c)
Board of Directors. The parties shall take all action necessary so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be six (6) (or such number of directors as Parent and the Company may mutually agree), with three (3) directors being designated by the Company and three of the directors being designated by Parent, and such Board of Directors shall upon the Effective Time initially consist of the Persons set forth in Section 2.6(c) of the Parent Disclosure Letter, with each such Person appointed to the particular class set forth in such Section.
(d)
Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, the Parent officers shall initially consist of the mutually selected Persons set forth in Section 2.6(d) of the Parent Disclosure Letter.

Section 2.7 Surviving Company Governance.

(a)
Surviving Company Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as determined by the board of directors of Merger Sub and the Company at any time prior to the Effective Time, which amended and restated certificate of incorporation shall be set forth in an exhibit to the Certificate of Merger, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.
(b)
Surviving Company Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Company), and, as so amended and restated, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable Law.
(c)
Surviving Company Directors. The directors of Parent immediately following the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.
(d)
Surviving Company Officers. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock.

1.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Merger Sub or the Company:

1.1.
Subject to Section 3.3(f), (A) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares but including any shares of Company Common Stock resulting from the conversion of Company Convertible Notes prior to the Effective Time) shall be converted into, and become exchangeable for the right to receive, (I) a number of shares of Parent Common Stock equal to the Exchange Ratio and (II) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.6, and which shall be issued pursuant to the CVR Agreement, and (B) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and Dissenting Shares) shall be converted into, and become exchangeable for the right to receive, (I) a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock issuable upon conversion of each share of Company Preferred Stock pursuant to the Company Charter and as set forth in Section 3.1(a)(i) of the Company Disclosure Letter multiplied by the Exchange Ratio and (II) one CVR representing the right to receive such holder’s pro rata portion of the Earnout Shares, if, as and when payable in accordance with the provisions of Section 3.6, and which shall be issued pursuant to the CVR Agreement (collectively, the “Merger Consideration”). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and shall thereafter only represent the right to receive the Merger Consideration. For purposes of this Agreement, the “Exchange Ratio” shall mean the ratio (rounded to four decimal places) equal to (a) the Company Value Per Share divided by (b) the Parent Value Per Share, in which:
1.1.1.
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the conversion of each share of Company Preferred Stock pursuant to the Company Charter and the exercise, conversion and exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Company Capital Stock which exist immediately prior to the Effective Time.
1.1.2.
“Company Valuation” means $50,000,000.
1.1.3.
“Company Value Per Share” equals the Company Valuation divided by the number of Company Outstanding Shares.
1.1.4.
“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time, assuming the exercise, conversion or exchange of all options, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock which exist immediately prior to the Effective Time. For clarity, all outstanding Parent Options shall be included in the total number of shares of Parent Common Stock for purposes of determining the Parent Outstanding Shares, to the extent not terminated prior to the Closing, and no shares issued in connection with the Concurrent Financing shall be included in the Parent Outstanding Shares.
1.1.5.
“Parent Valuation” means$49,800,000.
1.1.6.
“Parent Value Per Share” equals the Parent Valuation divided by the number of Parent Outstanding Shares.

For the avoidance of doubt and for illustrative purposes only, sample “Exchange Ratio” and “Parent Valuation” calculations are set forth on Section 3.1(a)(i)(F) of the Parent Disclosure Letter.

1.2.
Each share of Company Capital Stock held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

1.3.
Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Company.

Section 3.2 Treatment of Company Options and Warrants.

(a)
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Option or any other Person, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested, shall, as of the Effective Time, automatically vest and be converted into and become an option to purchase Parent Common Stock, and Parent shall assume such Company Option on the terms (as in effect as of the date of this Agreement) of the Company Equity Plan (if applicable) and the terms of the stock option agreement by which such Company Option is evidenced (but with changes to such documents as Parent and the Company mutually agree are appropriate to reflect the assumption of the Company Options by Parent). All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing (A) the per share exercise price of such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that the Parent Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 3.2(a), the conversion of each Company Option shall be made in a manner such that it shall not constitute a “modification” of such Company Option for purposes of Section 409A of the Code.

(b)
Parent shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 (or any successor form), if available for use by Parent, relating to the shares of Parent Common Stock issuable with respect to Company Options assumed by Parent in accordance with Section 3.2(a)(i).

(c)
Effective as of the Effective Time, Parent shall assume the sponsorship of the Company Equity Plan (provided that references to the Company therein shall thereupon be deemed references to Parent and references to Company Common Stock therein shall be deemed references to Parent Common Stock with appropriate equitable adjustments to reflect the transaction contemplated by this Agreement.

(d)
Prior to the Effective Time, the Company Board shall adopt resolutions providing for the treatment of the Company Options as contemplated by this Section 3.2.

(e)
At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time (that shall not terminate per its own terms upon the Effective Time) shall be automatically assumed by Parent and shall become a warrant to acquire, on the same terms and conditions as were applicable under such Company Warrant, such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share number), at an exercise price per share equal to the exercise price per share of such Company Warrant immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (each, as so adjusted, an “Adjusted Warrant”). The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Warrants contemplated by this Section 3.2(c). Parent shall take all corporate actions necessary to reserve for issuance of shares of Parent Common Stock that will be subject to the Adjusted Warrants.

Section 3.3 Exchange and Payment.

(a)
Parent shall issue and deposit (or cause to be deposited) with a bank or trust company mutually agreed upon by the Parent and the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Capital Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), the number of shares of Parent Common Stock sufficient to deliver the aggregate Merger Consideration payable as of the Effective Time pursuant to this Agreement (such shares of Parent Common Stock and any dividends or distributions with respect thereto, the “Exchange Fund”).

(b)
As soon as reasonably practicable after the date hereof, and in any event no more than ten (10) Business Days prior to the anticipated Closing Date, the parties shall cause the Exchange Agent to mail to each holder of record of uncertificated shares of Company Capital Stock represented by book entry (“Book-Entry Shares”) that were converted into the right to receive the Merger Consideration, instructions for use in identifying such Book-Entry Shares in exchange for the Merger Consideration. Upon identification of the Book-Entry Shares to the Exchange Agent, together with such other documents as the Exchange Agent may reasonably require, the holder of such Book-Entry Shares shall be entitled to receive in exchange for the shares of Company Capital Stock formerly represented by such Book-Entry Shares (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder under all Book-Entry Shares so identified) to which such holder of Company Capital Stock shall have become entitled pursuant to Section 3.1(a)(i), and (B) one CVR for each share of Company Capital Stock held by such holder as of immediately prior to the Effective Time, representing the right to receive such holder’s pro rata portion of the Earnout Shares in accordance with Section 3.6 and the CVR Agreement. Any Book-Entry Shares shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.3, each Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof.

(c)
If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, it shall be a condition of payment that such Book- Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Book-Entry Share or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d)
Holders of Book-Entry Shares who are entitled to receive shares of Parent Common Stock under this Article III shall be paid (A) at the time of payment of such Parent Common Stock by the Exchange Agent under Section 3.3(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the time of such payment by the Exchange Agent under Section 3.3(b) and a payment date subsequent to the time of such payment by the Exchange Agent under Section 3.3(b) payable with respect to such whole shares of Parent Common Stock.

(e)
The Merger Consideration, including the CVRs payable in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock formerly represented by such Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, transfer is sought for Book-Entry Shares, such Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f)
No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(g)
Any portion of the Exchange Fund that remains undistributed to the holders of Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.3(d)) (subject to abandoned property, escheat or other similar laws), without interest.

(h)
None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration (and all dividends or other distributions with respect to the shares of Parent Common Stock) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and such dividends and distributions) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.4 Withholding Rights. Parent, the Surviving Company and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Except in connection with either a failure of the Company to comply with Section 8.3(e) or with respect to any amounts treated as compensation, the Withholding Agent shall use commercially reasonable efforts to (i) notify each holder of Company Capital Stock at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct and withhold and (ii) cooperate with such holder to minimize any such deductions and withholding.

Section 3.5 Dissenters Rights.Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost such holder’s rights to such appraisal under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but shall be cancelled and cease to exist and shall be entitled only to such rights as are granted by Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 3.6 Earnout.

(a)
Earnout Shares and CVRs. Each CVR shall entitle the holder to receive a pro rata portion of up to 402,744 shares of Parent Common Stock, as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”), if and when such Earnout Shares become issuable in accordance with the achievement of the milestones set forth in this Section 3.6 and the CVR Agreement.

(b)
Release Procedures. If any of the milestones described below are achieved, Parent shall promptly notify the Exchange Agent and Stockholder Representative in writing describing the milestone and the number of Earnout Shares to be distributed by Parent to the Exchange Agent for further distribution to the holders on a pro rata basis to CVR holders in accordance with Section 3.6(g) and the CVR Agreement.

(c)
Milestones. Earnout Shares shall be issued by Parent based on terms as are mutually agreed to by Parent and the Company on or before the Due Diligence Contingency Deadline. The number of Earnout Shares to be released shall be determined in accordance with Section 3.6(c) of the Company Disclosure Letter.

(d)
Timing of Payment. Earnout Shares payable relating to the milestones set forth in Section 3.6(c) of the Company Disclosure Letter shall be issued as soon as reasonably practicable following the completion of Parent’s audit of the Surviving Company for the relevant period and shall be distributed to the CVR holders on a pro rata basis in accordance with the CVR Agreement.

(e)
No Rights Until Issuance. CVRs do not entitle their holders to vote, receive dividends, or exercise any rights as holders of Parent Common Stock unless and until Earnout Shares are actually issued.

(f)
Tax Treatment. The parties agree to treat the Earnout Shares, if and when issued, as additional Merger Consideration for U.S. federal and applicable state and local income tax purposes, unless otherwise required by applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a)
The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)
The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

Section 4.2 Capital Stock.

(a)
The authorized capital stock of the Company consists of 70,000,000 shares of Company Capital Stock. As of the close of business on April 10, 2025 (the “Company Measurement Date”), (i) 4,823,127 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 846,368 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 651,465 shares of Company Series A-1 Preferred Stock were issued and outstanding, (iv) 442,402 shares of Company Series A-2 Preferred Stock were issued and outstanding, (v) 1,471,487 shares of Company Series B Preferred Stock were issued and outstanding, (vi) 1,204,040 shares of Company Series C Preferred Stock were issued and outstanding, (vii) 101,565 shares of Company Series D Preferred Stock were issued and outstanding, (viii) 2,979,860 Company Options were issued and outstanding, (ix) no shares of Company Capital Stock were held by the Company in its treasury, and (x) 15,096 shares of Company Common Stock were subject to outstanding Company Warrants.

All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights, except for such preemptive rights as shall be waived in connection with the Company Stockholder Approval. Except as set forth above in this Section 4.2(a) and pursuant to the Company Convertible Notes, the Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a) and pursuant to the Company Convertible Notes, as of the Company Measurement Date, the Company does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b)
Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the date hereof, of outstanding Company Options and other similar rights to purchase or receive shares of Company Capital Stock under the Company Equity Plan, or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each such Company Stock Award, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the date of grant, per share exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, the vesting status, whether the Company Stock Award is a non-statutory stock option or qualifies as an “incentive stock option” as defined in Section 422 of the Code, whether an election under Section 83(b) of the Code was timely filed, and whether (and to what extent) such Company Stock Award will be accelerated or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of all the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any equity-based or equity-linked compensatory arrangement other than as set forth in Section 4.2(b) of the Company Disclosure Letter. The Company is not under any obligation to issue shares of Company Capital Stock pursuant to any equity-based or equity-linked compensatory plan or arrangement other than as set forth in Section 4.2(b)of the Company Disclosure Letter. Each grant of a Company Stock Award was made in all respects in accordance with (A) the terms of the applicable compensation plan or arrangement of the Company; (B) all requirements set forth in applicable Contracts and (C) all applicable Laws. The per share exercise price of each currently outstanding Company Option was equal to the fair market value of a share of Company Common Stock on the applicable grant date. The Company does not have any liability in respect of any Company Option that was awarded with a per share exercise price that was less than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has the requisite authority under the terms of the applicable Company Stock Award to take the actions contemplated by Section 3.2 of this Agreement.

(c)
Section 4.2(c) of the Company Disclosure Letter sets forth, as of the Company Measurement Date, the following information with respect to each Company Warrant outstanding: (i) the name of the holder of such Company Warrant; (ii) the number of shares of the Company Common Stock subject to such Company Warrant; (iii) the exercise price of such Company Warrant; (iv) the date on which such Company Warrant was granted; and (v) the date on which such Company Warrant expires. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved 15,096 shares of Company Common Stock for future issuance pursuant to the Company Warrants.

(d)
Section 4.2(d) of the Company Disclosure Letter sets forth, as of the date of the Company Measurement Date, the following information with respect to the Company Convertible Notes: (i) the name of each holder of any of the Company Convertible Notes; (ii) the aggregate amount of principal and interest outstanding under each of the Company Convertible Notes as of the Company Measurement Date; (iii) the interest rate applicable to each of the Company

Convertible Notes; and (iv) the maturity date of each of the Company Convertible Notes. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent accurate and complete copies of the Company Convertible Notes. All shares of Company Common Stock subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. The Company has reserved 12,695 shares of Company Common Stock for future issuance pursuant to the Company Convertible Notes. Each of the Company Convertible Notes shall be converted in full into shares of Company Common Stock prior to the Closing.

Section 4.3 Subsidiaries. The Company does not have, nor has it ever had, any Subsidiaries. The Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a)
The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, the receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)
The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c)
The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a)
Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)
No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self- regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Regulation A (including Form 1-U) or, as applicable, under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Financial Statements.

(a)
True and complete copies of the unaudited balance sheet of the Company as at December 31, 2024, the audited balance sheet of the Company as at December 31, 2023, and the related unaudited and audited, as applicable, statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and the unaudited balance sheet of the Company as at March 31, 2025 (the “Company Balance Sheet”), and the related statements of income, retained earnings, stockholders’ equity and changes in financial position of the Company, together with all related notes and schedules thereto (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. Each of the Company Financial Statements and the Company Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.
(b)
The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(c)
Since January 1, 2025, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. Except as set forth in Section 4.7 of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since the date of the Company Balance Sheet that are not individually or in the aggregate material to the Company, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter, since March 31, 2025 until the date hereof: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and (iii) the Company has not:

(a)
(i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to award agreements underlying Company Stock Awards granted under the Company Equity Plan in connection with a Company service provider’s termination of service, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than issuances of Company Stock Awards granted to Company service providers under the Company Equity Plan;

(b)
amended or otherwise changed, or authorized or proposed to amend or otherwise change, the Company Charter or the Company Bylaws);

(c)
adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)
changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its properties or assets, or any present or former officer, independent contractor, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Law. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to the Company’s business, operations, properties, assets or the clinical laboratory tests marketed or performed by the Company and the software associated with such clinical laboratory tests (collectively, the “Company Products”). The Company has in effect all material permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted (collectively, “Permits”), except where such failure would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.11 Health Care Regulatory Matters. Except as set forth in Section 4.11 of the Company Disclosure Letter:

(a)
The Company, and to the knowledge of the Company, each of its directors, officers, management employees, agents (while acting in such capacity for the Company), contract manufacturers, suppliers, and distributors (only to the extent each such contract manufacturer, supplier, or distributor is acting for the Company) are, and at all times prior hereto were, in material compliance with all health care laws to the extent applicable to the Company or any of its Company Products or activities, including, but not limited to the following: the Federal Food, Drug & Cosmetic Act (“FDCA”); the Clinical Laboratory Improvement Amendments of 1988 (42 U.S.C. § 263a) (“CLIA”); the Public Health Service Act (42 U.S.C. § 201 et seq.), the Federal Trade Commission Act (15 U.S.C. § 41 et seq.); the Eliminating Kickbacks in Recovery Act (18 U.S.C. § 220); the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil monetary penalties law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. § 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a- 7b(a)); the Stark law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.); the exclusion laws (42 U.S.C. § 1320a-7); Medicare (Title XVIII of the Social Security Act); Medicaid (Title XIX of the Social Security Act); and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 18001 et seq.); any regulations promulgated pursuant to such laws; and any other state, federal or ex-U.S. laws, or regulations governing the manufacturing, development, testing, labeling, advertising, marketing or distribution of device products and clinical laboratory testing services, kickbacks, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, or any other aspect of providing health care, products or services, to the extent applicable to the Company, but in each case excluding Company Privacy Laws (“Health Care Laws”). To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)
The Company is not a party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)
All applications, notifications, submissions, reports and statistical analyses, validations, and other data and conclusions derived therefrom, that are or were held for inspection by a Governmental Entity or utilized as the basis for or submitted in connection with any and all requests for a Permit from any Governmental Entity relating to any Company Product, when submitted to, or held for inspection by, such a Governmental Entity were true, complete and correct in all material respects as of the date of submission or inspection and any necessary or required updates, changes, corrections or modification to such applications, submissions, or reports have been submitted to the applicable Governmental Entity. The Company does not have knowledge of any facts or circumstances that would be reasonably likely to lead the revocation, suspension, limitation, or cancellation of a Permit required under applicable Health Care Laws.

(d)
All preclinical studies and clinical trials conducted by or, to the knowledge of the Company, on behalf of the Company in respect of a Company Product for submission to, or held for inspection by, the U.S. Food and Drug Administration (the “FDA”) or other Governmental Entity have been, and if still pending are being, conducted in material compliance with applicable research protocols and all applicable Health Care Laws. No clinical trial conducted by or on behalf of the Company has been conducted using any clinical investigators who have been disqualified by FDA or similar Governmental Entities. No clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion due to a safety concern or non- compliance with applicable Health Care Law, and no clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has placed a clinical hold order on, or otherwise terminated, delayed or suspended, such a clinical trial at a clinical research site based on an actual or alleged lack of safety or efficacy of any Company Product or a failure to conduct such clinical trial in compliance with applicable Health Care Laws.

(e)
To the extent applicable, all operations related to the Company Products conducted by or for the benefit of the Company have been and are being conducted in material compliance with all Permits under applicable Health Care Laws and all applicable provisions of the FDA’s Quality System (QS) regulations at 21

C.F.R. Part 820 and all comparable foreign regulatory requirements of any Governmental Entity.

(f)
The Company has not received any written communication that alleges violation or non- compliance with any Health Care Laws, including any notification of any pending or threatened claim, suit, proceeding, hearing, enforcement, investigation, arbitration, import detention or refusal, FDA Warning Letter, Untitled Letter, “It Has Come to Our Attention” letter, or any adverse action by a Governmental Entity relating to any Health Care Laws.

(g)
There have been no seizures, corrections, removals, withdrawals, recalls, detentions, or suspensions of manufacturing, testing, or distribution relating to the Company Products required or requested by a Governmental Entity, or other notice of adverse action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Company Products or any serious adverse events relating to the Company Products that have been reported to FDA or other Governmental Entity (“Safety Notices”).

(h)
There are no unresolved Safety Notices, and to the knowledge the Company, there are no facts or circumstances that would be reasonably likely to result in a Safety Notice with respect to the Company Products or a termination or suspension of the performance, marketing, or distribution any of the Company Products.

(i)
Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent or misleading statement of material fact to a Governmental Entity, failed to disclose a material fact required to be disclosed to a Governmental Entity, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (the “FDA Ethics Policy”). None of the aforementioned is or has been under investigation resulting from any allegedly untrue, fraudulent, misleading, or false statement or omission of a material fact, including data fraud, or had any action pending or threatened relating to the FDA Ethics Policy.

(j)
All reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any Governmental Entity by the Company have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, Permits or notices have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such reports, documents, claims, Permits and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(k)
Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has committed any act, made any statement or failed to make any statement that violates the Federal Anti-Kickback Statute, 28 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. § 3729, other Health Care Laws, or any other similar federal, state, or ex-U.S. law applicable in the jurisdictions in which the Company Products are sold or intended to be sold.

(l)
Neither the Company nor, to the knowledge of the Company, any officer, employee, agent, or distributor of the Company has been convicted of any crime or engaged in any prohibited conduct that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, without limitation, 21 U.S.C. § 335a, or exclusion under 42 U.S.C. § 1320a-7, or any other statutory provision or similar Law applicable in other jurisdictions in which the Company Products are marketed or intended to be marketed. Neither the Company nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law or program.

Section 4.12 Benefit Plans.

(a)
“Company Plans” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee and individual service provider benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, (x) sponsored, maintained, or contributed to (or required to be contributed to), by the Company for the benefit of any current or former employee or other individual service provider of the Company (or such employee or other individual service provider’s dependents) or (y) with respect to which the Company has any present or future liability or obligation (contingent or otherwise) or (z) with respect to which it is otherwise bound. Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. The Company has provided or made available, on or before the Due Diligence Contingency Deadline, to Parent a current, accurate and complete copy of each material Company Plan, or if such material Company Plan is not in written form, a written summary of all of the material terms of such material Company Plan. With respect to each Company Plan, the Company has furnished or made available, on or before the Due Diligence Contingency Deadline, to Parent a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Company Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the service providers of the Company concerning the extent of the benefits provided under a Company Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the most recent completed plan year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b)
Neither the Company nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) or other arrangement that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)
With respect to the Company Plans:

a.
each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable Laws;

b.
each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

c.
there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

d.
none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA; each Company Plan is subject exclusively to United States Law; and

e.
the execution and delivery of this Agreement, the Company Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or independent contractor of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of funding, payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or independent contractor.

(d)
The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any Person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)
Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f)
No Company Plan provides medical health or long-term disability benefits that are not fully insured through an insurance contract.

(g)
All contributions or other amounts payable by the Company or its Subsidiaries as of the Effective Time pursuant to each Company Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP.

Section 4.13 Labor and Employment Matters.

(a)
The Company is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor relations, fair employment practices, affirmative action, terms and conditions of employment, collective bargaining, disability rights or benefits, immigration (including E-Verify or state equivalents and work authorizations and work visas and employment authorization), health and safety, wages, hours, overtime compensation, benefits, pay transparency and pay equity, workers’ compensation, child labor, hiring, promotion and separation of employees, working conditions, meal or break periods, privacy, recordkeeping, layoff and closing notification, paid sick time, leaves of absence, the collection and payment of withholding, social security, and/or payroll Taxes and similar Taxes, unemployment insurance and compensation, equal employment opportunity, discrimination, harassment, retaliation, reasonable accommodation, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b)
All Persons who are, or in the last three (3) year have been, characterized and treated as independent contractors of the Company, are (or were) properly classified and treated as independent contractors under all applicable Laws, including wage Laws and Laws applicable to employee benefits. No current or former independent contractor of the Company has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as, an employee of the Company. All current and former employees of the Company in the last three (3) years have been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws. No current or former employees of the Company classified as exempt has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as non-exempt under applicable wage Laws. The Company has maintained adequate and legally compliant records regarding the service of its current and former personnel, including records of working time for non-exempt employees. All current and former non-exempt employees of the Company have been properly paid an overtime premium for all overtime hours worked.

(c)
No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union or organization, or work rules or practices agreed to with any labor union or organization or employee association applicable to the Company’s employees. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. Except as would not be material, there are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement. To the knowledge of the Company, there is no, and in the last three (3) years the Company has not experienced any, labor strike, dispute, slowdown, picketing, stoppage, or lockout, and no such event is actually pending or threatened in writing or, to the knowledge of the Company, threatened orally against or directly affecting the Company.

(d)
To the knowledge of the Company, no current officer of the Company intends, or is expected, to terminate such individual’s employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(e)
During the three (3) years immediately preceding the date hereof, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(f)
Except as set forth on Section 4.13(f) of the Company Disclosure Letter, with respect to any current or former employee, applicant, independent contractor, or officer of the Company, there are, and during the last three (3) years, were, no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed (including with or by any Governmental Entity and including internal allegations raised to the Company), in connection with the employment or engagement of any current employee, independent contractor, or officer of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability. The Company is not, and has not been during the last three (3) years, a party to, or otherwise bound by, any consent decree, settlement or conciliation agreement with any Governmental Entity relating to prospective, current or former employees or employment practices or independent contractors.

(g)
The execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(h)
For the three (3) years immediately preceding the date hereof, (i) other than non-material concerns raised in the ordinary course of business, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement for which outstanding obligations remain related to allegations of sexual harassment, discrimination or other misconduct by any of its directors or officers described in clause (i) hereof.

Section 4.14 Environmental Matters.

a.
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company has conducted its business in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) neither the Company nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

b.
As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

c.
As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.15 Taxes.

(a)
The Company has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

(b)
All material Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(c)
The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d)
No material audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e)
Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f)
The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g)
The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like, the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) is not and has never been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement) or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

(h)
No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company which rulings remain in effect.

(i)
The Company will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet or received in the ordinary course of business since the date of the Company Balance Sheet (v)

to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) or (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j)
There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Liens.

(k)
The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)
No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company is or may be subject to taxation by such jurisdiction of such type.

(m)
There are no outstanding shares of Company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

(n)
To the Company’s knowledge, the Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o)
The Company is treated as a corporation for U.S. federal income tax purposes and applicable state Tax purposes.

(p)
The Company has not taken, or failed to take, any action nor knows of any fact or circumstance that would reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any Subsidiary of the Company or any other Person for whose Taxes the Company is liable under applicable Law.

Section 4.16 Contracts.

(a)
Section 4.16(a) of the Company Disclosure Letter sets forth each contract that, as of the date of this Agreement, that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company were subject to the requirements of the Exchange Act) (all such contracts, in addition to those set forth in Section 4.16(b) of the Company Disclosure Letter, but excluding any Company Plans, “Company Material Contracts”).

(b)
Section 4.16(b) of the Company Disclosure Letter lists the following contracts, in effect as of the date of this Agreement, which for the purposes of this Agreement shall be considered Company Material Contracts:

a.
each Contract relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

b.
each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to the Company, in the case of the foregoing clause (D), which are material to the Company, taken as a whole;

c.
each Contract relating to capital expenditures and requiring payments after the date of this Agreement pursuant to its express terms and not cancelable without penalty;

d.
each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

e.
each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

f.
(A) any Contract involving supply or distribution (identifying any that contain exclusivity provisions), (B) any Contract involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Contracts entered into in the ordinary course of business;

g.
each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the transactions contemplated hereby;

h.
each Contract relating to leases of real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company; and

i.
any other Contract that is not terminable at will (with no penalty or payment) by the Company, and that is material to the business or operations of the Company.

(c)
(i) Each Company Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; and (ii) as of the date of this Agreement, the Company has not receive any written notice of any material default under any Company Material Contract by the Company or of any event or condition that has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company. The Company has made available, on or before the Due Diligence Contingency Deadline, to Parent true and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form.

Section 4.17 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. The Company has made available, on or before the Due Diligence Contingency Deadline, true and complete copies of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence- based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, the Company has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties.

(a)
The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct its business as currently conducted, free and clear of all Liens other than (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted (“Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted).

(b)
The Company is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)
Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d)
This Section 4.18 does not relate to intellectual property, which is the subject of Section

4.19.

Section 4.19 Intellectual Property.

(a)
Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to the Company: (i) material patents and patent applications; (ii) material trademark registrations and applications; (iii) material copyright registrations and applications, ((i)-(iii), collectively, “Material Company Registered IP”) and (iv) a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (A) all of the Material Company Registered IP owned by the Company, and with respect to Material Company Registered IP not owned by the Company, to the knowledge of the Company, is subsisting, (B) any Material Company Registered IP that is registered or issued is, to the knowledge of the Company, valid and enforceable, (C) as of the date of this Agreement, Company has not received written notice that (x) any such Material Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Company Registered IP, or (y) any such action is threatened with respect to any of the Material Company Registered IP and (D) all Material Company Registered IP owned by the Company is owned exclusively by the Company, free and clear of any and all Liens (other than Permitted Liens), and any Material Company Registered IP not owned by the Company is, to the knowledge of the Company, free and clear of any and all Liens (other than Permitted Liens).

(b)
Section 4.19(b) of the Company Disclosure Letter accurately identifies (i) all Contracts pursuant to which any material Intellectual Property is licensed to the Company (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to the Company, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof).

(c)
Section 4.19(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Material Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Company Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit) that is exercisable by such Person after the Closing Date.

(d)
To the knowledge of Company, the Material Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property.

(e)
The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g)
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in the three (3) years immediately preceding the date hereof:

(i) the Company has taken commercially reasonable steps, including by drafting and implementing written policies and procedures providing for reasonable administrative, technical, and physical controls, designed to protect the confidentiality, integrity, availability, and security of the computer and information technology systems used by the Company and the information stored or contained therein or transmitted thereby, and (ii) to the knowledge of the Company, there has been no unauthorized or improper use, loss, access, or transmittal, of such information in the possession or control of the Company.

(h)
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, in the three (3) years immediately preceding the date hereof:

(i) to the knowledge of the Company, the Company has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) by the Company (collectively, “Company Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of the Company, have been threatened in writing against the Company alleging a violation of any applicable Company Privacy Laws, and (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any applicable Company Privacy Laws; and (iv) the Company has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company against unauthorized or improper use, loss, access, or transmittal.

(i)
To the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Company Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to the Material Company Registered IP.

(j)
Except as set forth on Section 4.19(j) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of the Company under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company, including any of the agreements listed in Section 4.19(b) or Section 4.19(c) of the Company Disclosure Letter.

Section 4.20 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.22 Related Party Transactions. Since January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the

Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company were subject to the requirements of the Exchange Act).

Section 4.23 Certain Payments. Neither the Company nor, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended,

(d)
has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.24 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, or following the Effective Time, Parent is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.24 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V and reliance on such other information or any representation or warranty is hereby expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least one (1) Business Day prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward- Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power.

(a)
Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub (x) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)
Parent has made available, on or before the Due Diligence Contingency Deadline, to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent and Merger Sub, in each case, as in effect on the date of the Agreement. None of Parent or Merger Sub is in violation of any provision of their respective Certificate of Incorporation or Bylaws.

Section 5.2 Capital Stock.

(a)
The authorized capital stock of Parent consists of 250,000,000 shares of Parent Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). As of the close of business on April 10, 2025 (the “Parent Measurement Date”), (i) 1,003,995 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were free of preemptive rights, (ii) no shares of Parent Common Stock were held in treasury, (iii) an aggregate of 104,216 shares of Parent Common Stock were subject to the exercise of outstanding options to purchase shares of Parent Common Stock (the “Parent Options”), (iv) no shares of Parent Preferred Stock were issued and outstanding or held in treasury, and (v) warrants to purchase 442,078 shares of Parent Common Stock were issued and outstanding. Except as set forth above in this Section 5.2(a), Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Parent Measurement Date resulting from the exercise of any Parent Options, as of the Parent Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b)
The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(c)
The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3 Subsidiaries. Section 5.3 of the Parent Disclosure Letter sets forth a complete and accurate list of each Subsidiary of Parent and Merger Sub. Except as set forth in Section 5.3 of the Parent Disclosure Letter, neither Parent nor Merger Sub owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor are they under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 5.4 Authority.

(a)
Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock to the holders of Company Capital Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to adopt and approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject to (i) obtaining the approval of the Agreement and the transactions contemplated hereby, including the Merger and the Nasdaq Issuance Proposal, by the holders of a majority of the votes cast for such proposals (collectively, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)
The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Parent Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, (iii) determining to submit the Parent Board Recommendation to the stockholders of Parent, and

(iv) determining to approve and recommend the Parent Stockholder Proposals to the stockholders of Parent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The board of directors of Merger Sub (by unanimous written consent) has: (x) determined that the transactions contemplated hereby are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the transactions contemplated hereby and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby the transactions contemplated hereby, which consent has not been subsequently rescinded, modified or withdrawn in any way.

(c)
The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Common Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a)
The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any Law or any rule or regulation of Nasdaq applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)
No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 SEC Reports; Financial Statements.

(a)
Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the

Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)
The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2025, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)
Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)
Parent has established and maintains a system of internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e)
Since January 1, 2025, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f)
Parent is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

(g)
Except as set forth in Section 5.6(g) of the Parent Disclosure Letter, Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

Section 5.7 No Undisclosed Liabilities. Parent does not have any liabilities or obligations of any nature,

whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited balance sheet of Parent as at December 31, 2024 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 31, 2025, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since December 31, 2024 that are not individually or in the aggregate material to Parent, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Letter, since December 31, 2024, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and (iii) Parent has not:

(a)
(i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to the terms of a Parent Plan, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than pursuant to the terms of a Parent Plan;

(b)
amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c)
adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d)
changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its properties or assets, or any present or former officer, director or employee of Parent in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $100,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Law. Parent is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Parent has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or products. Parent has in effect all material Permits of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except where such failure would not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Benefit Plans.

(a)
“Parent Plans” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by the Parent for the benefit of any current or former employee, or other individual service provider of Parent (or such employee or other individual service provider’s dependents) or with respect to which the Parent has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 5.11of the Parent Disclosure Letter contains a true and complete list of each material Parent Plan. Parent has provided or made available, on or before the Due Diligence Contingency Deadline, to the Company a current, accurate and complete copy of each material Parent Plan, or if such material Parent Plan is not in written form, a written summary of all of the material terms of such material Parent Plan. With respect to each Parent Plan, Parent has furnished or made available, on or before the Due Diligence Contingency Deadline, to the Company a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Parent Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent concerning the extent of the benefits provided under a Parent Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the most recent completed plan year and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b)
Neither Parent nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to:

(i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c)
With respect to the Parent Plans:

a.
each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

b.
each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

c.
there is no material Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

d.
none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any Person for any reason, except as may be required by COBRA, and none of Parent nor any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any Person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other Person that such employee(s) or other Person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such Person may pay in order to obtain health coverage under COBRA;

e.
each Parent Plan is subject exclusively to United States Law; and

f.
the execution and delivery of this Agreement, the Parent Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or independent contractor of Parent to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or independent contractor.

(d)
Parent is not a party to any agreement, contract, arrangement or plan (including any Parent Plan)

that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which Parent is a party or by which Parent is otherwise bound to compensate any Person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e)
Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law).

(f)
No Parent Plan provides major medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 5.12 Labor and Employment Matters.

(a)
Parent is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor relations, fair employment practices, affirmative action, terms and conditions of employment, collective bargaining, disability rights or benefits, immigration (including E-Verify or state equivalents and work authorizations and work visas and employment authorization, health and safety, wages, hours, overtime compensation, benefits, pay transparency and pay equity, workers’ compensation, child labor, hiring, promotion and separation of employees, working conditions, meal or break periods, privacy, recordkeeping, layoff and closing notification, paid sick time, leaves of absence, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment insurance and compensation, equal employment opportunity, discrimination, harassment, retaliation, reasonable accommodation, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent by employees.

(b)
All current and former employees of the Parent in the last three (3) years have been properly classified and treated as exempt or non-exempt under the Fair Labor Standards Act and state and local wage and hour Laws. No current or former employees of the Parent classified as exempt has made any claim, whether verbally or in writing, that they are (or were), or should be (or should have been) classified as non-exempt under applicable wage Laws. The Parent has maintained adequate and legally compliant records regarding the service of its current and former employees, including records of working time for non-exempt employees. All current and former non-exempt employees of the Parent have been properly paid an overtime premium for all overtime hours worked.

(c)
No employee of Parent is covered by an effective or pending collective bargaining agreement or similar labor agreement with any labor union or organization, or work rules or practices agreed to with any labor union or organization or employee association applicable to the Parent’s employees. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent. Except as would not be material, there are no (i) unfair labor practice charges or complaints against Parent pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent that arose out of or under any collective bargaining agreement. To the knowledge of the Parent, there is no, and in the last three (3) years the Parent has not experienced any, labor strike, dispute, slowdown, picketing, stoppage, or lockout, and no such event is actually pending or threatened in writing or, to the knowledge of the Parent, threatened orally against or directly affecting the Company.

(d)
To the knowledge of Parent, no current key employee or officer of Parent intends, or is expected, to terminate such individual’s employment relationship with Parent in connection with or as a result of the transactions contemplated hereby.

(e)
During the three (3) years immediately preceding the date hereof, (i) Parent has not effectuated a

“plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) Parent has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(f)
Except as set forth on Section 5.12(f) of the Parent Disclosure Letter, with respect to any current or former employee, applicant, officer, independent contractor or other service provider of Parent, there are and have been no Actions against Parent in the last three (3) years pending, or to Parent’s knowledge, threatened to be brought or filed (including with or by any Governmental Entity and including internal allegations raised to the Parent), in connection with the employment or engagement of any current or former employee, officer, independent contractor or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in Parent incurring a material liability. The Parent is not, and has not been during the last three (3) years, a party to, or otherwise bound by, any consent decree, settlement or conciliation agreement with any Governmental Entity relating to prospective, current or former employees or employment practices or independent contractors.

(g)
Except as set forth on Section 5.12(g) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.11 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent is a party.

(h)
For the three (3) years immediately preceding the date hereof, (i) other than non-material concerns raised in the ordinary course of business, no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its current or former directors, officers or senior level management employees, (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of its directors or officers or employees described in clause (i) hereof.

Section 5.13 Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent has conducted its businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent under applicable Environmental Laws; (iv) Parent has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that Parent is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or as a result of any operations or activities of Parent at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent under any Environmental Law; and (vi) neither Parent nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

Section 5.14 Taxes.

a.
Parent has (i) filed all material income and other material Tax Returns required to be filed by or on behalf of it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by or with respect to it, whether or not such Taxes were shown as due on such Tax Returns.

b.
All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

c.
Parent has not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

d.
No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

e.
Subject to exceptions as would not be material, Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

f.
Parent has not engaged in a “listed transaction” as set forth in Treasury Regulations §

1.6011-4(b)(2).

g.
Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is not or has never been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; (iii) has no liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law; or (iv) is not or has not been treated as a resident for any income Tax purpose, or as subject to Tax by virtue of having a permanent establishment, an office or fixed place of business, in any country other than the country in which it was or is organized.

h.
No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent which rulings remain in effect.

i.
Parent will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

j.
There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Liens.

k.
Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

l.
No material claim has been made in writing by any Governmental Entity in a jurisdiction where

Parent does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Parent is or may be subject to taxation by such jurisdiction of such type.

m.
There are no outstanding shares of Parent stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

n.
To Parent’s knowledge, Parent has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

o.
Each of Parent and Merger Sub is treated as a corporation for U.S. federal income tax purposes and applicable state Tax purposes.

p.
Neither Parent nor Merger Sub has taken, or failed to take, any action nor knows of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

For purposes of this Section 5.14, where the context permits, each reference to Parent shall include a reference to any Subsidiary of Parent or any Person for whose Taxes Parent is liable under applicable law.]

Section 5.15 Contracts.

(a)
Except for any Parent Plans (which are the subject of Section 5.11) and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such contracts, excluding Parent Plans, “Parent Material Contracts”).

(b)
Each Parent Material Contract is valid and binding on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent received any notice of any such material default, event or condition. Parent has made available, on or before the Due Diligence Contingency Deadline, to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 5.15(c) of the Parent Disclosure Letter, there are no Parent Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to the Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

Section 5.16 Insurance. Parent is covered by valid and currently effective insurance policies issued in favor of Parent that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Parent has made available, on or before the Due Diligence Contingency Deadline, true and complete copies of all material insurance policies issued in favor of Parent, or pursuant to which Parent is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement Parent has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of Parent, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 5.17 Properties.

(a)
Parent has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent to conduct its businesses as currently conducted, free and clear of all Liens, other than Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the tangible personal property currently used in the operation of the business of Parent is in good working order (reasonable wear and tear excepted).

(b)
Parent is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)
Section 5.17(c) of the Parent Disclosure Letter sets forth a true and complete list of (i) all real property owned by Parent and (ii) all real property leased for the benefit of Parent.

(d)
This Section 5.17 does not relate to intellectual property, which is the subject of Section

5.18.

Section 5.18 Intellectual Property.

(a)
Section 5.18(a) of the Parent Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to Parent: (i) material patents and patent applications; (ii) material trademark registrations and applications; and (iii) material copyright registrations and applications ((i)-(iii), collectively, “Material Parent Registered IP”) and a true and complete list of all domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Material Parent Registered IP owned by Parent, and with respect to Material Parent Registered IP not owned by Parent, to the knowledge of Parent, is subsisting, (B) any Material Parent Registered IP that is registered or issued is, to the knowledge of Parent, valid and enforceable, (C) as of the date of this Agreement, Parent has not received written notice that (x) any such Material Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Material Parent Registered IP, or (y) any such action is threatened with respect to any of the Material Parent Registered IP, and (D) all Material Parent Registered IP owned by Parent is owned exclusively by Parent, free and clear of any and all Liens (other than Permitted Liens), and any Material Parent Registered IP not owned by Parent is, to the knowledge of Parent, free and clear of any and all Liens (other than Permitted Liens).

(b)
Section 5.18(b) of the Parent Disclosure Letter accurately identifies (i) all Contracts pursuant to which any material Intellectual Property is licensed to Parent (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to Parent, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof).

(c)
Section 5.18(c) of the Parent Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Material Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Material Parent Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit), in each case that is exercisable by such Person after the Closing Date.

(d)
To the knowledge of Parent, the Parent Registered IP constitutes all Intellectual Property necessary for Parent to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non- infringement of Intellectual Property.

(e)
Parent has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f)
Except, individually or in the aggregate, as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) to the knowledge of Parent, the conduct of the businesses of Parent, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent, has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) Parent has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting in any material respect any Material Parent Registered IP.

(g)
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) Parent has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by Parent and the information stored or contained therein or transmitted thereby, and (ii) to the knowledge of Parent, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information in the possession or control of Parent.

(h)
Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof, (i) to the knowledge of Parent, Parent has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection and use by Parent of Personal Information (collectively, “Parent Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of Parent, have been threatened in writing against Parent alleging a violation of any applicable Parent Privacy Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Parent Privacy Laws and (iv) Parent has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by Parent against unauthorized or improper use, loss, access or transmittal.

(i)
To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Material Parent Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Material Parent Registered IP.

(j)
Except as set forth on Section 5.18(i) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of , or give rise to any right of any third party to terminate or modify any of Parent’s rights or obligations under any agreement under which Parent grants to any Person, or any Person grants to Parent, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent, including any of the agreements listed in Section 5.18(b) or Section 5.18(c) of the Parent Disclosure Letter.

Section 5.19 Related Party Transactions. Since January 1, 2022 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Affiliates of Parent, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.20 Certain Payments. Neither Parent nor, to the knowledge of Parent, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended,

(d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.21 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 5.21 of the Parent Disclosure Letter, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates. Parent has furnished to Company a true and complete copy of any Contract between Parent and any Person identified on Section 5.21 of the Parent Disclosure Letter pursuant to which such Person could be entitled to any payment from Parent relating to the transactions contemplated hereby.

Section 5.22 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby. The Parent Board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of the Company, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company.

Section 5.23 No Rights Plan. There is no stockholder rights plan, “poison pill” anti- takeover plan or other similar device in effect to which the Parent is a party or is otherwise bound.

Section 5.24 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Merger Sub or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV and reliance on such other information or any representation or warranty is hereby expressly disclaimed.

Section 5.25 Health Care Regulatory Matters. Except as set forth in Section 5.24 of the Parent Disclosure Letter:

(a)
Parent, and to the knowledge of Parent, each of its directors, officers, management employees, and agents (while acting in such capacity for Parent), are, and at all times prior hereto were, in material compliance with all applicable Health Care Laws to the extent applicable to Parent or its operations. To the knowledge of Parent, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Health Care Laws.

(b)
Parent is not a party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.

(c)
All applications, notifications, submissions, reports and other filings required to be filed with or maintained by any Governmental Entity under applicable Health Care Laws have been filed or maintained by Parent when required, and were true and complete in all material respects as of the date of submission or filing (or were timely corrected or supplemented). To the knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in the revocation, suspension, or limitation of any Permit held by Parent.

(d)
Parent is not subject to any current, pending, or, to the knowledge of Parent, threatened investigation, audit, or enforcement action by any Governmental Entity related to Health Care Laws, and Parent has not received any written communication from any Governmental Entity alleging material non-compliance with any Health Care Laws.

(e)
Neither Parent nor, to the knowledge of Parent, any of its officers, employees, or agents has (i) made any untrue or misleading statement of material fact, or (ii) omitted to state a material fact required to be disclosed, in any submission to a Governmental Entity, in each case in connection with compliance with Health Care Laws.

(f)
Parent and, to the knowledge of Parent, each of its officers, employees, and agents, is not, and has not been, excluded from participation in any federal or state health care program or otherwise debarred, suspended, or excluded from contracting with any Governmental Entity, including under 42 U.S.C. § 1320a-7 or 21 U.S.C. § 335a.

(g)
Neither Parent nor, to the knowledge of Parent, any officer, employee, agent, or affiliate of Parent has violated the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. § 3729 et seq.), or any other Health Care Laws applicable to managed care organizations, Medicare Advantage plans, Medicaid managed care plans, or similar state or federal programs.

ARTICLE VI COVENANTS

Section 6.1 Operation of Parent’s Business.

1.
Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts.

2.
Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

2.1.
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (A) shares of Parent Common Stock from terminated employees, directors or independent contractors of Parent in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Parent or any of its Subsidiaries or (B) in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Parent Plans in accordance with the terms of such award);

2.2.
except with respect to the Concurrent Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Parent Common Stock under the Parent Plans consistent with past practice), or (C) any instrument convertible into or exchangeable for any capital stock or other security;

2.3.
except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

2.4.
form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

2.5.
except with respect to the Concurrent Financing, (A) lend money to any Person (other than routine advances to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Parent Plans), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

2.6.
enter into any material transaction outside the ordinary course of business consistent with past practice;

2.7.
other than as required by applicable Law or the terms of any Parent Plan in effect as of the date of this Agreement: (A) grant any equity-based compensation not otherwise permitted pursuant to paragraph (ii) above, (B) cause or permit any Parent Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Plan disclosed to Company in Section 4.12(a)), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its executive officers or directors, (D) increase the severance or change of control benefits offered to any current or new employees, directors or independent contractors, or (E) hire any executive officer;

2.8.
acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;

2.9.
make (other than consistent with past practice), change or revoke any material Tax election; file any material Tax Return in a manner inconsistent with past practice; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); surrender any right to any refund, offset or other reduction in Tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; enter into any Tax sharing or similar agreement (other than an Ordinary Course Agreement): or adopt or change any material accounting method in respect of Taxes;

2.10.
waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries;

2.11.
delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

2.12.
forgive any loans to any Person, including its employees, officers, directors or

Affiliate;

2.13.
sell, assign, transfer, license, sublicense or otherwise dispose of any Material Parent Registered IP (other than in the ordinary course of business and consistent with past practice)

2.14.
terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

2.15.
enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

2.16.
enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Parent is a party as of the date hereof;

2.17.
(A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of its Subsidiaries;

2.18.
other than as required by Law or GAAP, take any action to change accounting policies or procedures;

2.19.
agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.2 Operation of Company’s Business.

1.
Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and consistent with past practice and in material compliance with the applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

2.
Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:

2.1.
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for (A) shares of Company Capital Stock from terminated employees, directors or independent contractors of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to the Company or (B) in connection with the payment of the exercise price and/or withholding Taxes incurred upon the exercise, settlement or vesting of any award granted under the Company Plans in accordance with the terms of such award);

2.2.
except for a Qualified Financing, sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or settlement of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for grants of options for Parent Common Stock under the Company Plans consistent with past practice) or (C) any instrument convertible into or exchangeable for any capital stock or other security;

2.3.
except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

2.4.
form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

2.5.
(A) except with respect to a Qualified Financing, lend money to any Person (other than routine advances to employees of the Company in the ordinary course of business and consistent with past practice, pursuant to Company Plans), (B) incur or guarantee any indebtedness for borrowed money in an amount that is greater than One Million Dollars ($1,000,000), (C) guarantee any debt securities of others or (D) make any material capital expenditure or commitment;

2.6.
enter into any material transaction outside the ordinary course of business consistent with past practice;

2.7.
other than as required by applicable Law or the terms of any Company Plan in effect as of the date of this Agreement: (A) grant any equity-based compensation not otherwise permitted pursuant to paragraph (ii) above, (B) cause or permit any Company Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Plan disclosed to Parent in Section 5.11(a)), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its current or former employees, directors or independent contractors, (D) increase the severance or change of control benefits offered to any former, current or new employees, directors or independent contractors, or (E) hire any officer, employee or independent contractor;

2.8.
acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties, in each case, in an amount not to exceed $500,000 individually;

2.9.
make (other than consistent with past practice), change or revoke any material Tax election; file any material Tax Return in a manner inconsistent with past practice; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); surrender any right to any refund, offset or other reduction in Tax liability; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; enter into any Tax sharing or similar agreement (other than an Ordinary Course Agreement): or adopt or change any material accounting method in respect of Taxes;

2.10.
waive, settle or compromise any pending or threatened Action against the

Company;

2.11.
delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

2.12.
forgive any loans to any Person, including its employees, officers, directors or

Affiliate;

2.13.
sell, assign, transfer, license, sublicense or otherwise dispose of any Material Company Registered IP (other than in the ordinary course of business and consistent with past practice);

2.14.
terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

2.15.
enter into, amend, terminate, or waive any material option or right under, any Company Material Contract;

2.16.
enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any lease agreement to which Company is a party as of the date hereof;

2.17.
other than in the ordinary course of business, (A) materially change pricing or royalties or other payments set or charged by the Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to the Company;

2.18.
other than as required by Law or GAAP, take any action to change accounting policies or procedures; or

2.19.
agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a)
Subject to the terms of the Confidentiality Agreement, which the parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such party’s Representatives to: (a) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (b) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (c) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary and (d) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the transactions contemplated hereby. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

(b)
Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provide to the other party without causing such violation or waiver, and (D) in the case of subsection (iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections.

Section 6.4 No Solicitation.

(a)
Each of Parent and the Company agrees that, at any time prior to the earlier of (i) (A) the receipt of approval of the Parent Stockholder Proposals by the Parent Stockholder Approval (solely with respect to Parent) or (B) the receipt of the Company Stockholder Approval (solely with respect to the Company) and (ii) the termination of this Agreement pursuant to Article IX, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, prior to the receipt of the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, in the case of the Parent and prior to the receipt of the Company Stockholder Approval, in the case of the Company, Parent or Company, as applicable, may furnish nonpublic information regarding Parent and its Subsidiaries or the Company, as applicable, to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board or Company Board, as applicable, determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither, in the case of Parent, Parent nor any Representative of Parent and, in the case of Company, Company or any Representative of Company, shall have breached this Section 6.4 in any material respect, (B) in the case of Parent, Parent Board and, in the case of Company, Company Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Parent Board’s fiduciary duties under applicable Law, in the case of Parent or Company Board’s fiduciary duties under applicable Law, in the case of Company (C) at least one (1) Business Day prior to initially furnishing any such nonpublic information to, or enter into discussions with, such Person, (D) Parent or Company, as applicable, receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least one (1) Business Day prior to furnishing any such nonpublic information to such Person, Parent or Company, as applicable, furnishes such nonpublic information to the Company or Parent, as applicable (to the extent such information has not been previously furnished by Parent to the Company or by Company to Parent, as applicable). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such party for purposes of this Agreement.

(b)
If any party or any Representative of such party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)
Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such person as soon as reasonably practicable after the date of this Agreement.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

Section 6.6 Support Agreements. Within thirty (30) days of the date of this Agreement, (a) the Company shall have received duly executed support agreements, in form and substance reasonably satisfactory to the Company, from each officer and director of Parent who owns Parent Common Stock and from each holder of 5% or more of the outstanding Parent Common Stock, and (b) Parent shall have received duly executed support agreements, in form and substance reasonably satisfactory to Parent, from each officer and director of Company who owns Company Common Stock and from each holder of 5% or more of the outstanding Company Common Stock.

ARTICLE VII ADDITIONAL AGREEMENTS

Section 7.1 Registration Statement; Proxy Statement.

(a)
As promptly as practicable after the Due Diligence Contingency Deadline, (i) Parent shall prepare and file with the SEC a proxy statement relating to the Parent Stockholders Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Merger. Parent shall use its reasonable best efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff relating to the Registration Statement. Parent shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of the parties shall reasonably cooperate with the other party and furnish all information concerning itself and their Affiliates, as applicable, to the other parties that is required by law to be include in the Registration Statement as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.

(b)
Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Registration Statement (including the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

(c)
Parent shall cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(d)
If at any time before the Effective Time (i) any party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Common Stock issuance in connection with the Merger for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(e)
The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement. Without limiting the Company’s obligations in Section 7.1(a), the Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(f)
The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(g)
As promptly as reasonably practicable following the date of this Agreement the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for each of its fiscal years required to be included in the Form S-4 (the “Company Audited Financial Statements”) and the Company will use commercially reasonable efforts to furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Unaudited Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto).

Section 7.2 Company Stockholder Approval.

(a)
As promptly as practicable after the Due Diligence Contingency Deadline, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval.

(b)
The Company shall use its commercially reasonable efforts to (i) solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby and (ii) take all other action necessary or advisable to secure the Company Stockholder Approval. Parent and its counsel shall be given reasonable opportunity to review and comment on all proxy materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 7.2(b).

(c)
The Company agrees that, subject to Section 7.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the transactions contemplated hereby and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company

Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in manner adverse to Parent or to adopt, approve or recommend (or publicly adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(d)
Notwithstanding anything to the contrary contained in Section 7.2(c), and subject to compliance with Section 6.4 and 7.2, at any time prior to the receipt of the Company Stockholder Approval, (i) the Company receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event” ), the Company Board may make a Company Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Parent desires to negotiate) and (3) if after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

Section 7.3 Parent Stockholders’ Meeting.

(a)
Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Parent Stockholder Approval, including the Nasdaq Issuance Proposal and such other proposals that Parent and the Company may mutually agree upon (the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Parent Stockholder Approvals, whether or not a quorum would be present or (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b)
Parent agrees that, subject to Section 7.3(c), (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposals and shall solicit such approval within the timeframe set forth in Section 7.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and

(iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c)
Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.4 and Section 7.3, at any time prior to the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, (i) Parent receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent the Company desires to negotiate) and (3) if after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d)
Parent’s obligation to call, give notice of and hold the Parent Stockholder meeting in accordance with Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation or any Parent Board Adverse Recommendation Change.

(e)
Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d- 9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a)
The parties shall use commercially reasonable efforts to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such party in connection with the transactions contemplated hereby or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated hereby and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummations of this Agreement.

(b)
Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Entity.

(c)
Without limiting the generality of the foregoing, Parent shall give Company prompt (but no later than within two (2) Business Days) written notice of any litigation threatened or in writing against Parent and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation, (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation, and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld or delayed).

Section 7.5 Indemnification, Exculpation and Insurance.

(a)
From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b)
The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)
From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s organizational documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s organizational documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)
From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six- year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby or in connection with Parent’s initial public offering of shares of Parent Common Stock).

(e)
From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f)
The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)
In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Disclosure. The parties shall mutually agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the transactions contemplated hereby unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or

(b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by the Company or Parent in compliance with this Section 7.7. Notwithstanding the foregoing, a party need not consult with any other parties pursuant to the specific terms of this Section 7.7 in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.2(d), Section 7.3(d) or with respect to any Acquisition Proposal, Company Board Adverse Recommendation Change, Parent Board Adverse Recommendation Change, or pursuant to Section 7.3(e).

Section 7.8 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby, and to cause such shares to be approved for listing (subject to official notice of issuance), and (b) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time (the date of such conditional approval, the “Nasdaq Approval Date”). Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its representatives. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The party not filing the Nasdaq Listing Application will cooperate with the other party as reasonably requested by such filing party with respect to the Nasdaq Listing Application and promptly furnish to such filing party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 7.8. The Company agrees to pay all Nasdaq fees associated with any action contemplated by this Section 7.8.

Section 7.9 Tax Matters.

(a)
Each of Parent, Merger Sub and the Company will (and will cause its respective Affiliates to) (i) use all reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action, or fail to take any action, that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment. Parent shall not file (or cause its Affiliates, including the Company, to file) any U.S. federal, state or local Tax Return after the Closing Date in a manner that is inconsistent with the treatment of the Merger as a transaction qualifying for the Intended Tax Treatment for U.S. federal, state income and other relevant Tax purposes, and shall not take any inconsistent position during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(b)
If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion to be prepared and submitted regarding the treatment of the Merger to the stockholders of the Company, Parent and the Company shall deliver to K&L Gates LLP (or other nationally recognized tax counsel) customary Tax representation letters reasonably satisfactory to K&L Gates LLP, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by K&L Gates LLP in connection with the preparation and filing of the Registration Statement.

(c)
All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be borne and paid equally by Parent and the Company. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

(d)
Notwithstanding anything to the contrary herein, Parent makes no representations or warranties to the Company, any holder of Company Capital Stock or any other security holders of the Company with respect to whether the Merger qualifies for the Intended Tax Treatment.

Section 7.10 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons listed on Sections 2.6(c) and 2.6(d)of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers and directors of Parent and the Surviving Company, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Sections 2.6(c)and 2.6(d) of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Company, as set forth therein, the party appointing such Person (as set forth on Sections 2.6(c)and 2.6(d) of the Parent Disclosure Letter) shall designate a successor but not less than five (5) days in advance of the Closing or such earlier period as may be required by disclosure requirements under applicable Law. The parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

Section 7.11 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.12 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by an officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of the Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of the Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

Section 7.13 Concurrent Financing. Prior to or concurrently with the Closing, Parent shall complete one or more private placements or public offerings of securities of Parent to raise minimum gross proceeds of

$4,000,000, on such terms as are mutually agreed to by Parent and the Company provided, however, that if debt securities are sold or a loan is obtained the amount of the debt portion of such gross proceeds shall not exceed

$2,000,000 (the “Concurrent Financing”).

Section 7.14 Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

Section 7.15 401(k) Plans. If so directed by Parent at least 5 Business Days prior to the Closing Date, the Company Board shall, at least one Business Day prior to the Effective Time, adopt resolutions terminating any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (a “401(k) Plan”), effective no later than the day immediately preceding the Effective Time. The form and substance of such resolutions shall be subject to the reasonable approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed) and the Company shall provide Parent evidence that such resolutions have been adopted by the Company. The Company shall take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request.

Section 7.16 Stockholder Representative.

(a)
Designation and Authority. Effective upon the adoption of this Agreement by the Company Stockholders, and without further act of any such Person, the Stockholder Representative shall be, and hereby is, appointed as the representative, agent, and attorney-in-fact of each former holder of Company Capital Stock for purposes of taking any and all actions and making any decisions required or permitted to be taken by the Stockholder Representative under this Agreement or the CVR Agreement, including, without limitation: (i) executing and delivering the CVR Agreement and any documents, certificates, or instruments ancillary thereto, (ii) enforcing rights and obligations of the holders of Company Capital Stock under this Agreement and the CVR Agreement, including with respect to the Earnout Shares, (iii) receiving notices or other communications pursuant to this Agreement or the CVR Agreement, (iv) waiving, amending or modifying any terms of this Agreement or the CVR Agreement (in each case, to the extent permitted by the respective agreement), and (v) taking any and all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.

(b)
Reliance. Parent and its Affiliates shall be entitled to rely exclusively upon any communication, notice, decision, direction, instruction or action taken by the Stockholder Representative as being binding on the holders of Company Capital Stock, and shall have no liability to any Person for relying on the Stockholder Representative. The Stockholder Representative shall not be liable to the holders of Company Capital Stock with respect to any action taken or omitted to be taken in good faith, and may act upon the advice of counsel or experts.

(c)
Replacement. If the Stockholder Representative resigns, dies, becomes incapacitated or declines to serve, the holders of a majority in interest of the CVRs may, by vote at a meeting or by written consent, appoint a replacement Stockholder Representative, and Parent shall be notified promptly of such replacement.

(d)
Reimbursement and Indemnification. The Stockholder Representative shall not receive compensation for its services but shall be entitled to reimbursement from the Parent for any out-of-pocket expenses, including legal fees, reasonably incurred in connection with the performance of its duties. The Stockholder Representative shall be indemnified and held harmless by the Parent, on a pro rata basis, for any losses, liabilities, damages, or expenses (including reasonable attorney’s fees) incurred in connection with the performance of its obligations hereunder, except to the extent arising out of the Stockholder Representative’s fraud or willful misconduct.

Section 7.17 CVR Agreement. Prior to the Closing, Parent and the Stockholder Representative shall negotiate in good faith and execute the CVR Agreement in a form to be mutually agreed upon, to govern the terms of the CVRs. The CVR Agreement shall provide for, among other things, (a) the right of holders of CVRs to receive their pro rata share of the Earnout Shares upon satisfaction of the earnout milestones set forth in Section 3.6(d), (b) administration and enforcement rights of the Stockholder Representative, and (c) customary provisions relating to non-transferability, notice, reporting, and dispute resolution.

Section 7.18 Disclosure Letters. Parent and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and agree that: (a) the Parent Disclosure Letter and the Company Disclosure Letter modify, supplement, qualify, or make exceptions to representations, warranties, covenants or conditions contained in this Agreement but shall not be deemed part of this Agreement for purposes of any provision of the DGCL but shall have the effects provided in this agreement; (b) the Parent Disclosure Letter and the Company Disclosure Letter are not final as of the date of this Agreement and will be negotiated and prepared by officers and agents of Parent and Merger Sub, on the one hand, and the Company, on the other hand, after the date of this Agreement; and (c) the final Parent Disclosure Letter and the final Company Disclosure Letter shall be as agreed by Rajiv Shukla (on behalf of Parent and Merger Sub) and Jonathan Cohen (on behalf of the Company) pursuant to a written instrument or acknowledgement signed by each of Rajiv Shukla and Jonathan Cohen.

ARTICLE VIII CLOSING CONDITIONS

Section 8.1 Conditions Precedent of each Party. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

1.
The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding seeking a stop order with respect to the Registration Statement and has not been withdrawn.

2.
No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the transactions contemplated hereby illegal.

3.
Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the Company Stockholder Approval.

4.
The Persons listed on Section A of each of the Company Disclosure Letter and Parent Disclosure Letter shall have executed and delivered to the Parent the Lock-Up Agreement.

5.
The approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

6.
Parent shall have completed the Concurrent Financing.

7.
Each of Parent and the Company shall have completed, to its satisfaction (in its sole discretion) its legal, financial, and operational due diligence with respect to the other party and its Subsidiaries on or before the filing of the Registration Statement, and such party shall not have identified any matter during the course of its investigation that would, in its judgment, render it inadvisable to proceed with the transactions contemplated by this Agreement (the “Due Diligence Contingency”).

7.1.
Management and Board Compensation. Parent and the Company shall have mutually agreed in writing on the post-Closing appointments and compensation of the officers and directors of Parent and the Surviving Company and shall have agreed on the organizational and reporting structure of such individuals.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

1.
Accuracy of Representations. The representations and warranties of Parent and Merger Sub made in this Agreement (other than the Parent Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (v) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such particular date).

2.
Performance of Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

3.
No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

4.
Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

4.1.
a certificate executed by an officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied; and

4.2.
written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 7.10.

5.
Maintenance of Nasdaq Listing. The Parent Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Nasdaq Approval Date.

6.
Special Conditions. During the period from the date of this Agreement to the Due Diligence Contingency Deadline, the following conditions (the “Company Special Conditions”) must be satisfied to the Company’s satisfaction, in its sole discretion. If, by the end of the Due Diligence Contingency Deadline, the Company has not delivered written notice to Parent confirming that all Special Conditions have been satisfied or waived, the Company shall have the right, but not the obligation, to terminate this Agreement by written notice to Parent, in which case this Agreement shall be of no further force or effect and no party shall have any further liability or obligation hereunder.

6.1.
Nasdaq Continued Listing and Plan. Parent shall have delivered to the Company a written, credible plan to maintain the continued listing of the shares of Parent Common Stock on the Nasdaq Capital Market following the Effective Time, in form and substance reasonably satisfactory to the Company.

6.2.
Liabilities and Litigation Plan. Parent shall have delivered to the Company a written plan to address any outstanding liabilities or pending or threatened litigation of Parent, in form and substance reasonably satisfactory to the Company and its outside counsel.

6.3.
Budget and Cash Flow Plan. Parent and the Company shall have mutually agreed in writing to a budget and cash flow plan for the Parent and Surviving Company, demonstrating that the Surviving Company will achieve net operating efficiencies and savings sufficient to reach break-even operations based solely on the proceeds received in the Concurrent Financing.

Section 8.3 Conditions Precedent of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a)
Accuracy of Representations. The representations and warranties of the Company made in this Agreement (other than the Company Fundamental Representations) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all respects, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects as of such particular date).

(b)
Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)
No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d)
Closing Certificate. Parent shall have received a certificate executed by an officer of the Company certifying (a) that the conditions set forth in Section 8.3(a), (b), and (c) have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section

7.12 is true and accurate in all respects as of the Closing Date.

(e)
Company Convertible Notes. The Company Convertible Notes shall have automatically converted into Company Common Stock prior to the Effective Time in accordance with their terms.

(f)
FIRPTA. Parent shall have received a certificate duly executed by an authorized officer of the Company (in form and substance reasonably satisfactory to Parent) conforming to the requirements of Treasury Regulations Sections 1.897-2(h)(2) and 1.1445-2(c)(3).

ARTICLE IX TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Proposals by Parent’s stockholders, unless otherwise specified below):

(a)
by mutual consent of Parent and the Company;

(b)
by either Parent or the Company if the Merger shall not have been consummated by September 30, 2025 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;

(c)
by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d)
by Parent if the Company Stockholder Approval shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e)
by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f)
by the Company (at any time prior to obtaining the Parent Stockholder Approval) if any Parent Triggering Event shall have occurred;

(g)
by Parent (at any time prior to obtaining the Company Stockholder Approval) if any Company Triggering Event shall have occurred;

(h)
by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(i)
by the Company if the Parent fails to satisfy any of the Company Special Conditions on or before the Due Diligence Contingency Deadline.

(j)
by the Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or

(k)
by either the Company or Parent if, on or before May 26, 2025, the 45th day following the date of this Agreement (the “Due Diligence Contingency Deadline”), such party determines that the Due Diligence Contingency will not be satisfied, including for the failure of the other party to deliver the Company Disclosure Letter or Parent Disclosure Letter, as applicable, by the Due Diligence Contingency Deadline, and delivers written notice to the other party or parties of termination on this ground on or before the Due Diligence Contingency Deadline.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, Section 9.4 and Article X (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 and Section 9.4 shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided however, that the Company shall pay the fees associated with the Nasdaq Listing Application and any filing fees pursuant to Section 7.4(a)and Section 7.4(b) and Parent shall pay, among other things, all other costs, fees, and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

Section 9.4 Termination Fee.

(a)
If this Agreement is terminated by (i) the Company either (A) pursuant to Section 9.1(b) or Section 9.1(e) (when in either such case at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)) or (B) pursuant to Section 9.1(f), or (ii) by Parent pursuant to Section 9.1(k) (unless at the time of such termination a Company Material Adverse Effect has occurred and is continuing), the Parent shall pay to the Company a termination fee in the amount of $2,000,000 (the “Termination Fee”) within 5 Business Days of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company.

(b)
The parties agree that, subject to Section 9.2, the payment of the Termination Fee as set forth in Section 9.4(a) shall be the sole and exclusive remedy of the Company following a termination of this Agreement under the circumstances described in Section 9.4(a), it being understood that in no event shall Parent or Merger Sub be required to pay the Termination Fee on more than one occasion. Subject to Section 9.2, following the payment of the Termination Fee, (i) neither Parent nor Merger Sub shall have any further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Parent or Merger Sub giving rise to such termination, or the failure of the transactions contemplated by this Agreement to be consummated, (ii) neither the Company nor any of its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Parent or Merger Sub or seek to obtain any recovery, judgment or damages of any kind against such Parent or Merger Sub (or any of its respective stockholders, directors, officers, employees, Subsidiaries, Affiliates, agents or other Representatives) in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated and (iii) the Company and its Affiliates shall be precluded from any other remedy against Parent, Merger Sub and their respective Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by Parent or Merger Sub giving rise to such termination or the failure of the transactions contemplated by this Agreement to be consummated. Each of the parties acknowledges that (x) the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, (y) without these agreements, the parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.4 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable; provided, however, that nothing in this Section 9.4(b) shall limit the rights of the parties under Section 10.10.

ARTICLE X GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next- day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)
if to Parent, Merger Sub or the Surviving Company (following the Closing), to: Longevity Health Holdings, Inc.

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer E-mail: bcassaday@healthxage.com with a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92614

Attention: Michael A. Hedge Email: michael.hedge@klgates.com if to Company, to: 20/20 Biolabs, Inc.

15810 Gaither Road, Suite 235

Gaithersburg, MD 20877 Attention: Jonathan Cohen Email: jcohen@2020gene.com with a copy (which shall not constitute notice) to:

Bevilacqua PLLC

1050 Connecticut Avenue, NW, Suite 500

Washington, DC 20036 Attention: Louis A. Bevilacqua E-mail:

lou@bevilacquapllc.com

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 10.6 No Third-Party Beneficiaries.

(a)
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.5.

(b)
The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason,

(b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action, suit or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10 Specific Performance. The parties agree that (i) irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions and (ii) monetary damages would be both incalculable and an insufficient remedy for such failure or breach.

Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action, suit or proceeding for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.15 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chairman and Chief Executive Officer

LONGEVITY HEALTH BIOMARKERS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chief Executive Officer and President

20/20 BIOLABS, INC.

By: /s/ Jonathan Cohen

Name: Jonathan Cohen

Title: Chief Executive Officer

SOLELY IN THE CAPACITY AS THE STOCKHOLDER REPRESENTATIVE,

By: /s/ Jonathan Cohen

Jonathan Cohen

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Longevity Certificate of Incorporation provides that no director of Longevity shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Longevity or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, the Longevity Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Longevity shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Longevity Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

The Longevity Bylaws provide that Longevity will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of Longevity) by reason of the fact that he or she is or was, or has agreed to become, Longevity’s director or officer, or is or was serving, or has agreed to serve, at Longevity’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to Longevity’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Longevity Bylaws also provide that Longevity will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

Longevity has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that Longevity will indemnify each of its directors and such officers to the fullest extent permitted by law and the Longevity Certificate of Incorporation and Longevity Bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Longevity’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Longevity has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Longevity will also maintain a general liability insurance policy, which will cover certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date of the Effective Time who was, as of April 11, 2025, the signing date of the Merger Agreement, or had been at any time prior, or who becomes prior to the Effective Time, a director or officer of Longevity or Biolabs, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses pertaining to claims arising out of the fact that such person was a director or officer of Longevity or Biolabs, at or prior to the Effective Time, to the fullest extent permitted under the DGCL.

Under the Merger Agreement, the certificate of incorporation and bylaws of the surviving corporation in the Merger with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Longevity that are set forth in the Longevity Certificate of Incorporation and Longevity Bylaws in effect as of April 11, 2025, the date of the Merger Agreement, shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights of such individuals who at the Effective Time were officers or directors of Longevity, unless required by applicable law.

The Merger Agreement also provides that Longevity shall purchase an insurance policy in effect for six years from the Effective Time, providing no less favorable terms, conditions, retentions and limits of liability as the current directors’ and officers’ liability insurance policies maintained by Longevity with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the current and former officers and directors of Longevity at or prior to the Effective Time.

Item 21. Exhibits and Financial Statement Schedules

a.
Exhibit Index

Exhibit Number	Description
2.1†

Agreement and Plan of Merger, by and among Carmell Corporation, Aztec Merger Sub, Inc. and Axolotl Biologix, Inc., dated July 26, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 1, 2023).

2.2†

First Amendment to Agreement and Plan of Merger, by and among Carmell Therapeutics Corporation, Aztec Merger Sub, Inc. and Axolotl Biologix, Inc., dated August 9, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2023).

2.3†

Business Combination Agreement, dated as of January 4, 2023, by and among Alpha Healthcare Acquisition Corp. III, Candy Merger Sub, Inc. and Carmell Therapeutics Corporation. (incorporated by reference to Annex A to the proxy statement/prospectus contained in the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

2.4†

Asset Purchase Agreement, dated December 31, 2024, by and among Carmell Corporation, Cutis Cura Corporation, PMGC Holdings Inc. and Elevai Skincare, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 3, 2025).

2.5†

Agreement and Plan of Merger, dated as of April 11, 2025, by and among Longevity Health Holdings, Inc., Longevity Health Biomarkers, Inc., 20/20 Biolabs, Inc. and Jonathan Cohen (incorporated by reference to Exhibit 2.1 of Longevity Health Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on April 14, 2025).

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 20, 2023).
3.2

Certificate of Amendment to Third Amended and Restated Certificate of Incorporation, effective August 1, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2023).

3.3

Certificate of Amendment to Third Amended and Restated Certificate of Incorporation, effective March 5, 2025 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2025).

3.4

Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 14, 2023).

3.5	Bylaws of Longevity Health Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on March 10, 2025).
3.6	Second Amended and Restated Articles of Incorporation of 20/20 GeneSystems, Inc. (incorporated by reference to Exhibit 2.1 to the Semiannual Report on Form 1-SA filed on November 15, 2018).
3.7

Certificate of Amendment to Second Amended and Restated Articles of Incorporation of 20/20 GeneSystems, Inc. (incorporated by reference to Exhibit 2.2 to the Semiannual Report on Form 1-SA filed on September 8, 2023).

3.8	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of 20/20 Biolabs, Inc.
3.9	Certificate of Designation of Series C Preferred Stock (incorporated by reference to Exhibit 2.2 to the Annual Report on Form 1-K filed on July 6, 2020.
3.10	Certificate of Designation of Series D Preferred Stock.
3.11	Amended and Restated Bylaws of 20/20 GeneSystems, Inc. (incorporated by reference to Exhibit 2.3 to the Annual Report on Form 1-K filed on July 6, 2020).
5.1**	Legal opinion of K&L Gates LLP*
10.1†

Investor Rights and Lock-up Agreement, dated July 14, 2023, by and among Carmell Therapeutics Corporation (f/k/a Alpha Healthcare Acquisition Corp. III), and the parties listed as Investors thereto (incorporated by reference to Exhibit 10.6 to Longevity Health Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2023).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 to Longevity Health Holdings, Inc.’s Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2023).
10.3#	2023 Equity Incentive Plan of Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.3 to Company’s Registration Statement on S-4/A filed with the SEC on June 23, 2023).
10.4#

Form of Grant Agreement under 2023 Equity Incentive Plan of Carmell Therapeutics Corporation (incorporated by reference Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2024.

10.5

License Agreement, dated January 30, 2008, by and between Carnegie Mellon University and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.6

Amendment #1 to License Agreement, dated July 19, 2011, by and between Carnegie Mellon University and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on S-4/A, filed with the SEC on June 21, 2023).

10.7

Amendment #2 to License Agreement, dated February 8, 2016, by and between Carnegie Mellon University and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on S-4/A, filed with the SEC on June 21, 2023).

10.8

Amendment #3 to License Agreement, dated February 27, 2020, by and between Carnegie Mellon University and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.9

Amendment #4 to License Agreement, dated November 23, 2021, by and between Carnegie Mellon University and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.10

Office Lease Agreement, dated March 27, 2017, by and between RJ Equities LP and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.11

First Amendment to Office Lease Agreement, dated March 21, 2019, by and between RJ Equities LP and Carmell Therapeutics Corporation (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.12

10% Original Issue Discount Senior Secured Convertible Note Due January 19, 2023, by and between Carmell Therapeutics Corporation and Puritan Partners LLC (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.13

10% Original Issue Discount Senior Secured Convertible Note Due January 19, 2023, by and between Carmell Therapeutics Corporation and Verition Multi-Strategy Master Fund Ltd. (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on S-4/A filed with the SEC on June 21, 2023).

10.14#

Amended and Restated Executive Employment Agreement between Carmell Corporation and Rajiv Shukla, dated August 10, 2024 (incorporated by referenced to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024).

10.15#*	Executive Employment Agreement between Carmell Corporation and Bryan Cassaday, dated June 7, 2023
10.16#

Employment Agreement, dated July 23, 2024, by and between Carmell Corporation and Kendra Bracken-Ferguson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2024).

10.17#

Separation and Release of Claims Agreement, dated January 24, 2025, by and between Carmell Corporation and Kendra Bracken-Ferguson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2025).

10.18

Form of Common Stock Purchase Agreement by and between Alpha Healthcare Acquisition Corp. III, Carmell Therapeutics Corporation and the investor named therein (incorporated by reference to Exhibit 10.33 to the Company’s Registration Statement on Form S-4/A filed with the SEC on June 8, 2023).

10.19	Forward Purchase Agreement, dated July 9, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2023).
10.20

Forward Purchase Agreement Confirmation Amendment, dated as of August 6, 2024, by and among Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Carmell Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2024).

10.21†

Membership Interest Purchase Agreement, effective March 20, 2024, by and among Carmell Corporation, Axolotl Biologix, LLC, Burns Ventures, LLC, H. Rodney Burns, AXO XP, LLC, and Protein Genomics, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 26, 2024).

10.22	Non-Redemption Agreement, dated July 9, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2023).
10.23	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 4, 2024).
10.24	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 31, 2024).

10.25

Sales Agreement, dated as of April 14, 2025, by and between Longevity Health Holdings, Inc. and Brookline Capital Markets, a division of Arcadia Securities, LLC (incorporated by reference to Exhibit 2.1 of Longevity Health Holdings, Inc.’s Current Report on Form 8-K, filed with the SEC on April 14, 2025).

10.26	Form of Convertible Promissory Note (incorporated by reference to Exhibit 6.2 to Biolabs’ Annual Report on Form 1-K filed on April 30, 2025).
10.27

License Agreement, dated February 14, 2025, between 20/20 Biolabs, Inc. and Connecting Health Innovations (incorporated by reference to Exhibit 6.3 to Biolabs’ Annual Report on Form 1-K filed on April 30, 2025).

10.28

Participation Agreement, dated January 6, 2025, between 20/20 Biolabs, Inc. and Ahold Delhaize USA Services LLC (incorporated by reference to Exhibit 6.4 to Biolabs’ Annual Report on Form 1-K filed on April 30, 2025).

10.29

Amended and Restated Statement of Work No. 2, dated January 6, 2025, between 20/20 Biolabs, Inc. and Ahold Delhaize USA Services LLC (incorporated by reference to Exhibit 6.5 to Biolabs’ Annual Report on Form 1-K filed on April 30, 2025).

10.30

Technology License and Access Agreement, dated August 10, 2022, between BioInfra Life Science, Inc. and 20/20 Biolabs, Inc. (incorporated by reference to Exhibit 6.4 to the Annual Report on Form 1-K filed on April 29, 2024).

10.31

Lab Services and Marketing Agreement, dated August 5, 2021, between Minomic International and 20/20 Biolabs, Inc. (incorporated by reference to Exhibit 6.5 to the Annual Report on Form 1-K filed on April 29, 2024)

10.32

Lease Agreement, dated March 18, 2021, between Shady Grove Development Park IX L.L.L.P. and 20/20 Biolabs, Inc. (incorporated by reference to Exhibit 6.11 to the Annual Report on Form 1-K filed on April 30, 2021).

10.33	Employment Agreement, dated May 5, 2019, between 20/20 Biolabs, Inc. and Jonathan Cohen (incorporated by reference to Exhibit 6.8 to the Offering Statement on Form 1-A filed on August 12, 2019).
10.34	20/20 Biolabs, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 6.3 to the Annual Report on Form 1-K filed on May 26, 2022).
10.35	Form of Stock Option Agreement (incorporated by reference to Exhibit 6.4 to the Annual Report on Form 1-K filed on May 26, 2022).
10.36	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 6.5 to the Annual Report on Form 1-K filed on May 26, 2022).
21.1*	List of Subsidiaries of Longevity Health Holdings, Inc.
23.1*	Consent of Adeptus Partners, LLC, Independent Registered Public Accounting Firm of Longevity Health Holdings, Inc.
23.2*	Consent of DBBMcKennon, Independent Registered Public Accounting Firm of 20/20 Biolabs, Inc.
23.3**	Consent of K&L Gates LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1**	Form of Longevity Health Holdings, Inc. proxy card.
99.2*	Consent of John Compton to serve as a director of Longevity Health Holdings, Inc.
99.3*	Consent of Prasanth Reddy to serve as a director of Longevity Health Holdings, Inc.
99.4*	Consent of Michael Ross to serve as a director of Longevity Health Holdings, Inc.

101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase.
101.LAB*	XBRL Taxonomy Extension Label Linkbase.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase.
107*	Filing fee table.

*	Filed herewith.
**	To be filed by amendment.
#	Indicates management contract or compensatory plan.
†

The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Longevity Health Holdings, Inc. hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

b.
Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22. Undertakings

(a)
The registrant hereby undertakes:
1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.
To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Filing Fee Table” table in the effective registration statement; and
iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.
For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
5.
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
6.
That every prospectus (i) that is filed pursuant to paragraph (a)(5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
7.
To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
8.
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
9.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(b)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, State of Pennsylvania, on May 8, 2025.

LONGEVITY HEALTH HOLDINGS, INC.

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rajiv Shukla and Bryan Cassaday, and each of them individually, as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rajiv Shukla Rajiv Shukla	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 8, 2025
/s/ Bryan Cassaday Bryan Cassaday	Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2025
/s/ Scott Frisch Scott Frisch	Director	May 8, 2025
/s/ Kathryn Gregory Kathryn Gregory	Director	May 8, 2025
/s/ Gilles Spenlehauer Gilles Spenlehauer	Director	May 8, 2025
/s/ Patrick Sturgeon Patrick Sturgeon	Director	May 8, 2025
/S/ Richard Upton Richard Upton	Director	May 8, 2025